UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a -12

IMS HEALTH HOLDINGS, INC.

(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Quintiles Transnational Holdings Inc. (“Quintiles”) and IMS Health Holdings, Inc. (“IMS Health”) have agreed to a “merger of equals” business combination (the “merger”) and have entered into an Agreement and Plan of Merger, dated as of May 3, 2016 (the “merger agreement”). Pursuant to the terms of the merger agreement, IMS Health will be merged with and into Quintiles. Upon completion of the merger, the separate corporate existence of IMS Health will cease, and Quintiles will continue as the surviving corporation (the “Surviving Corporation”) in the merger. Subject to the satisfaction of the closing conditions, immediately prior to the completion of the merger, Quintiles will reincorporate as a Delaware corporation.

At the effective time of the merger, each issued and outstanding share of IMS Health common stock, par value $0.01 per share (“IMS Health common stock”), will automatically be converted into the right to receive 0.3840 of a share of Surviving Corporation common stock, par value $0.01 per share (“Surviving Corporation common stock”) (the exchange ratio of one share of IMS Health common stock for 0.3840 of a share of Surviving Corporation common stock, the “exchange ratio”). The exchange ratio is fixed and will not be adjusted to reflect changes in stock prices or numbers of shares outstanding prior to the closing of the merger. No fractional shares of Surviving Corporation common stock will be issued in the merger, and holders of shares of IMS Health common stock will receive cash in lieu of any such fractional shares. IMS Health stock options and other equity awards will generally, upon completion of the merger, be converted into stock options and equity awards with respect to Surviving Corporation common stock based on the exchange ratio. Based on the closing price of Quintiles common stock, par value $0.01 per share (“Quintiles common stock”) on the New York Stock Exchange (the “NYSE”) on May 2, 2016, the last trading day before public announcement of the merger, the exchange ratio represented approximately $26.53 in value for each share of IMS Health common stock. Based on the closing price of Quintiles common stock on the NYSE on August 12, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $29.34 in value for each share of IMS Health common stock. Quintiles common stock is currently traded on the NYSE under the symbol “Q,” and IMS Health common stock is currently traded on the NYSE under the symbol “IMS.” The Surviving Corporation will operate under the name Quintiles IMS Holdings, Inc., and its stock, including shares to be issued in the merger, will trade on the NYSE under the symbol “Q.”

We urge you to obtain current market quotations for Quintiles and IMS Health common stock before you determine how to vote on the proposals set forth in this joint proxy statement/prospectus.

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Based on the number of shares of Quintiles and IMS Health common stock that were outstanding as of the close of business on August 12, 2016, on a fully diluted basis, Quintiles and IMS Health estimate that, upon the completion of the merger, former Quintiles shareholders will own approximately 48.8% of the Surviving Corporation on a fully diluted basis and former IMS Health stockholders will hold approximately 51.2% of the Surviving Corporation on a fully diluted basis.

Quintiles and IMS Health will each hold special meetings of their stockholders in connection with the merger. At the special meeting of Quintiles shareholders, Quintiles shareholders will be asked to vote on proposals (i) to approve the merger agreement, (ii) to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders, (iii) to reincorporate Quintiles in Delaware immediately prior to completion of the merger, (iv) to approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation, (v) to approve the elimination of supermajority voting to amend certain provisions of the Delaware certificate of incorporation, and (vi) to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger. At the special meeting of IMS Health stockholders, IMS Health stockholders will be asked to vote on proposals (i) to adopt the merger agreement, (ii) to approve the elimination of supermajority voting to amend certain provisions of the Delaware certificate of incorporation, (iii) to approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation, and (iv) to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger.

The merger cannot be completed unless the stockholders of each company approve or adopt the merger agreement and the transactions contemplated thereby, including the merger, the reincorporation of Quintiles as a Delaware corporation, and the applicable proposals regarding the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger and the Delaware certificate of incorporation. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Quintiles or the IMS Health special meeting, as applicable.

In connection with the merger, certain shareholders who beneficially own approximately 25% of Quintiles common stock and certain stockholders who beneficially own approximately 53.7% of IMS Health common stock have agreed to vote in favor of the merger agreement and the transactions contemplated thereby, unless the voting agreements terminate early in certain circumstances, including upon a change of recommendation of the board of directors of the applicable company. The vote of such IMS Health stockholders would be sufficient to approve the IMS Health proposals.

The Quintiles board of directors approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, the proposal to reincorporate Quintiles as a Delaware corporation immediately prior to the completion of the merger, the two proposals regarding the Delaware certificate of incorporation and specific compensatory arrangements between Quintiles and its named executive officers, are advisable and in the best interests of Quintiles and its shareholders. The Quintiles board of directors recommends that the Quintiles shareholders vote “FOR” each of the proposals being submitted to a vote of the Quintiles shareholders at the Quintiles special meeting. All of the members of the Quintiles board of directors approved such recommendations, other than one director who recused himself from the meeting relating to the vote with respect to the merger agreement and all other meetings at which matters related to the merger were considered.

The IMS Health board of directors approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the proposals regarding the Delaware certificate of incorporation and specific compensatory arrangements between IMS Health and its named executive officers, are advisable and in the best interests of IMS Health and its stockholders. The IMS Health board of directors unanimously recommends that the IMS Health stockholders vote “FOR” each of the proposals being submitted to a vote of the IMS Health stockholders at the IMS Health special meeting.

The obligations of Quintiles and IMS Health to complete the merger are subject to the satisfaction or waiver of several conditions, including approval and/or adoption by the stockholders of each company of the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, the reincorporation of Quintiles as a Delaware corporation, and the approval of the applicable proposals regarding the Delaware certificate of incorporation. This joint proxy statement/prospectus contains detailed information about Quintiles, IMS Health, the special meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 22.

We look forward to the successful combination of Quintiles and IMS Health.

Sincerely,

Thomas H. Pike Chief Executive Officer Quintiles Transnational Holdings Inc.	Ari Bousbib Chairman, Chief Executive Officer and President IMS Health Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of the securities to be issued under this joint proxy/statement/prospectus or determined if this joint proxy/statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated August 15, 2016 and is first being mailed to Quintiles and IMS Health stockholders on or about August 19, 2016.

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QUINTILES TRANSNATIONAL HOLDINGS INC.

4820 Emperor Blvd.

Durham, North Carolina 27703

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 22, 2016

To the shareholders of Quintiles Transnational Holdings Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Quintiles Transnational Holdings Inc. (“Quintiles”), a North Carolina corporation, which will be held at DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park, 4810 Page Creek Lane, Durham, North Carolina on September 22, 2016 at 2:00 p.m., local time, for the following purposes:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of May 3, 2016 by and between Quintiles and IMS Health Holdings, Inc. (“IMS Health”), a Delaware corporation (the “merger agreement”), a copy of which is included as Appendix A to the joint proxy statement/prospectus of which this notice is a part, which is conditioned on the approval of the issuance of shares of common stock of Quintiles as the surviving corporation in the merger (the “Surviving Corporation”), the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger and the proposals regarding the Delaware certificate of incorporation (“Quintiles Proposal No. 1”);

•	to consider and vote on the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, which is conditioned on the approval of the merger agreement, the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger and the proposals regarding the Delaware certificate of incorporation (“Quintiles Proposal No. 2”);

•	to consider and vote on the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger, as described in the joint proxy statement/prospectus of which this notice is a part, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, and the proposals regarding the Surviving Corporation’s Delaware certification of incorporation (“Quintiles Proposal No. 3”);

•	to consider and vote on the proposal to approve the authorized number of shares of common stock contained in the Delaware certificate of incorporation, a copy of which is included as Appendix D to the joint proxy statement/prospectus of which this notice is a part, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the reincorporation of Quintiles in Delaware immediately prior to completion of the merger, and the proposal regarding elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation (“Quintiles Proposal No. 4”);

•	to consider and vote on the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation, a copy of which is included as Appendix D to the joint proxy statement/prospectus of which this notice is a part, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the reincorporation of Quintiles in Delaware immediately prior to completion of the merger, and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“Quintiles Proposal No. 5”);

•	to consider and vote on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger with IMS Health, as described in the joint proxy statement/prospectus of which this notice is a part (“Quintiles Proposal No. 6”); and

•	to consider and vote on the proposal to adjourn the Quintiles special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve Quintiles Proposals Nos. 1-5 (“Quintiles Proposal No. 7”).

Quintiles will only transact business at the special meeting that is properly brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Quintiles special meeting.

The Quintiles board of directors has approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, the reincorporation of Quintiles in Delaware, the two proposals regarding the Delaware certificate of incorporation and specific compensatory arrangements between Quintiles and its named executive officers, are advisable and in the best interests of Quintiles and its shareholders. The Quintiles board of directors recommends that the Quintiles shareholders vote “FOR” each of the proposals being submitted to a vote of the Quintiles shareholders at the Quintiles special meeting. All of the members of the Quintiles board of directors approved such recommendations, other than one director who recused himself from the meeting relating to the vote with respect to the merger agreement and all other meetings at which matters related to the merger were considered.

The Quintiles board of directors has fixed the close of business on August 12, 2016 as the record date (the “Quintiles record date”) for determination of the Quintiles shareholders entitled to receive notice of, and to vote at, the Quintiles special meeting or any adjournments or postponements thereof. The presence, either in person or represented by proxy, of persons entitled to vote a majority of the shares of Quintiles common stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the special meeting.

Only holders of record of Quintiles common stock at the close of business on the Quintiles record date are entitled to receive notice of, and to vote at, the Quintiles special meeting.

The proposals to approve the merger agreement, the reincorporation of Quintiles in Delaware immediately prior to the completion of the merger, and certain provisions of Quintiles’ Delaware certificate of incorporation each require the affirmative vote of a majority of the outstanding shares of Quintiles common stock entitled to be cast on the proposal. The proposal to issue shares of Surviving Corporation common stock to IMS Health stockholders requires the affirmative vote of a majority of the votes cast with respect to such proposal. The proposal to approve specific compensatory arrangements between Quintiles and its named executive officers requires that the votes cast for approval exceed the votes cast against approval with respect to such proposal, although such vote will not be binding on Quintiles, or the Surviving Corporation, their boards of directors or any of their committees.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) logging onto www.voteproxy.com and following the prompts on your proxy card; (2) dialing 1-800-776-9437 and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Quintiles special meeting.

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This joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, the reincorporation of Quintiles as a Delaware corporation, the Delaware certificate of incorporation and relevant compensation arrangements between Quintiles and its named executive officers. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Appendices carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this document or need help voting your shares of Quintiles common stock, please contact Quintiles’ proxy solicitor:

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003 (973) 873-7700

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

James H. Erlinger III Executive Vice President, General Counsel and Secretary

Durham, North Carolina

August 15, 2016

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IMS HEALTH HOLDINGS, INC.

83 Wooster Heights Road

Danbury, CT 06810

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 22, 2016

To the stockholders of IMS Health Holdings, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of IMS Health Holdings, Inc. (“IMS Health”), a Delaware corporation, which will be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut, on September 22, 2016 at 9:00 a.m., local time, for the following purposes:

•	to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of May 3, 2016, by and between Quintiles Transnational Holdings Inc. (“Quintiles”), a North Carolina corporation, and IMS Health (the “merger agreement”), a copy of which is included as Appendix A to the joint proxy statement/prospectus of which this notice is a part, which is conditioned on the proposal regarding the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“IMS Health Proposal No. 1”);

•	to consider and vote on the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation of Quintiles as the surviving corporation in the merger, a copy of which is included as Appendix D to the joint proxy statement/prospectus of which this notice is a part, which is conditioned on the adoption of the merger agreement and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“IMS Health Proposal No. 2”);

•	to consider and vote on the proposal to approve the authorized number of shares of common stock contained in the Delaware certificate of incorporation, a copy of which is included as Appendix D to the joint proxy statement/prospectus of which this notice is a part, which is conditioned on the adoption of the merger agreement and the proposal regarding the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation (“IMS Health Proposal No. 3”)

•	to consider and vote on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger with Quintiles, as described in the joint proxy statement/prospectus of which this notice is a part (“IMS Health Proposal No. 4”); and

•	to consider and vote on the proposal to adjourn the IMS Health special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve IMS Health Proposals Nos. 1, 2 and 3 (“IMS Health Proposal No. 5”).

IMS Health will only transact business at the special meeting that is properly brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the IMS Health special meeting.

The IMS Health board of directors has approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the proposals regarding certain provisions of the Delaware certificate of incorporation, and specific compensatory arrangements between IMS Health and its named executive officers, are advisable and in the best interests of IMS Health and its stockholders. The IMS Health board of directors unanimously recommends that the IMS Health stockholders vote “FOR” each of the proposals being submitted to a vote of the IMS Health stockholders at the IMS Health special meeting.

The IMS Health board of directors has fixed the close of business on August 12, 2016 as the record date (the “IMS Health record date”) for determination of the IMS Health stockholders entitled to receive notice of, and to vote at, the IMS Health special meeting or any adjournments or postponements thereof. The presence, either in person or represented by proxy, of persons entitled to vote a majority of the shares of IMS Health common stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the special meeting.

Only holders of record of IMS Health common stock at the close of business on the IMS Health record date are entitled to receive notice of, and to vote at, the IMS Health special meeting.

The proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of the IMS Health common stock entitled to vote on the proposal. The approval of the two proposals regarding the Delaware certificate of incorporation require the affirmative vote of the majority of the votes cast on the proposal affirmatively or negatively. The proposal to approve specific compensatory arrangements between IMS Health and its named executive officers requires the affirmative vote of the majority of the votes cast on the proposal affirmatively or negatively, although such vote will not be binding on IMS Health or the IMS Health board of directors or any of its committees.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (i) logging onto www.proxyvote.com and following the prompts on your proxy card; (ii) dialing 1-800-690-6903 and listening for further directions; or (iii) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the IMS Health special meeting.

This joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the Delaware certificate of incorporation. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Appendices carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this document or need help voting your shares of IMS Health common stock, please contact IMS Health’s proxy solicitor:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Harvey A. Ashman Senior Vice President, General Counsel and Corporate Secretary

Danbury, Connecticut

August 15, 2016

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ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Quintiles and IMS Health from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information.” This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the United States Securities and Exchange Commission (“SEC”) website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address below.

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Alliance Advisors, Quintiles’s proxy solicitor, or Innisfree M&A Incorporated, IMS Health’s proxy solicitor, at the following addresses and telephone numbers:

Quintiles Shareholders: Quintiles’ Proxy Solicitor 200 Broadacres Drive, 3rd Fl. Bloomfield, NJ 07003 (973) 873-7700

IMS Health Stockholders:

IMS Health’s Proxy Solicitor

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

To receive timely delivery of the documents in advance of the meetings, you should make your request no later than five business days prior to the date of the meeting, or no later than September 15, 2016.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Quintiles, constitutes a prospectus of Quintiles under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Surviving Corporation common stock to be issued to IMS Health stockholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Quintiles and IMS Health under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Quintiles shareholders and a notice of meeting with respect to the special meeting of IMS Health stockholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus and neither Quintiles nor IMS Health takes any responsibility for, and cannot provide any assurances as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated August 15, 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Quintiles shareholders or IMS Health stockholders nor the issuance by the Surviving Corporation of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Quintiles has been provided by Quintiles and information contained in this joint proxy statement/prospectus regarding IMS Health has been provided by IMS Health.

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All references in this joint proxy statement/prospectus to “Quintiles” refer to Quintiles Transnational Holdings Inc., a North Carolina corporation; all references in this joint proxy statement/prospectus to “IMS Health” refer to IMS Health Holdings, Inc., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Quintiles and IMS Health collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of May 3, 2016, by and between Quintiles and IMS Health, a copy of which is included as Appendix A to this joint proxy statement/prospectus. When referring to equity holders of the two parties to the merger, this document generally uses “shareholders” with respect to Quintiles and “stockholders” with respect to IMS Health or the Surviving Corporation and “stockholders” with respect to both companies, unless the context otherwise requires.

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Page
Treatment of IMS Health Stock Options and Equity Awards	104
Dividend Policy	106
NYSE Listing of Surviving Corporation Common Stock; Delisting and Deregistration of IMS Health Common Stock	106
Financing in Connection with the Merger and Indebtedness Following the Merger	106
Litigation Relating to the Merger	107
THE MERGER AGREEMENT	108
Explanatory Note Regarding the Merger Agreement	108
Terms of the Merger; Merger Consideration	108
Completion of the Merger	109
Conversion	109
OpCo Merger	109
Representations and Warranties	110
Conduct of Business	112
No Solicitation of Alternative Proposals	113
Changes in Board Recommendations	114
Efforts to Obtain Required Stockholder Votes	115
Efforts to Complete the Merger	115
Governance Matters After the Merger	117
Employee Benefits Matters	118
Treatment of IMS Health Stock Options and Equity Awards	118
Other Covenants and Agreements	120
Conditions to Completion of the Merger	121
Termination of the Merger Agreement	122
Expenses and Termination Fees	124
Amendments, Extensions and Waivers	125
No Third Party Beneficiaries	126
Specific Performance	126
THE SHAREHOLDERS AGREEMENT	127
THE VOTING AGREEMENTS	129
THE LETTER AGREEMENTS	130
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	131
ACCOUNTING TREATMENT	134
QUINTILES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	135
COMPARATIVE STOCK PRICES AND DIVIDENDS	144
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF QUINTILES	147
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF IMS HEALTH	150
THE REINCORPORATION	154
DESCRIPTION OF CAPITAL STOCK	157
Authorized Capital Stock	157
Common Stock	157
Preferred Stock	157
Anti-Takeover Effects of Various Provisions of Delaware Law, the Delaware Certificate of Incorporation, the Delaware Bylaws and the Shareholders Agreement	158
Limitations on Liability, Indemnification of Officers and Directors, and Insurance	160
Exclusive Forum	160
Authorized but Unissued Shares	161
Listing	161
Transfer Agent and Registrar	161

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS

The following are brief answers to certain questions that you may have regarding the proposals being considered at the special meeting of Quintiles shareholders, which is referred to as the Quintiles special meeting, and the special meeting of IMS Health stockholders, which is referred to as the IMS Health special meeting. Quintiles and IMS Health urge you to read carefully this entire joint proxy statement/prospectus, including its Appendices, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference, because this section does not provide all the information that might be important to you. Also see “Where You Can Find Additional Information” beginning on page 213.

Q:	Why are Quintiles and IMS Health merging?

A:	Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. IMS Health is a leading global information and technology services company providing clients in the healthcare industry with end-to-end solutions to measure and improve their performance. The merger between Quintiles and IMS Health would combine the complementary capabilities and expertise of two recognized industry leaders and expand the scope of each company’s offerings by uniting complementary assets and capabilities. The companies have much in common—they solve complex problems with information and they share a passion for improving healthcare.

By combining Quintiles’ clinical research expertise with IMS Health’s data management, analytics and information technology capabilities, the Surviving Corporation would be better placed to serve healthcare clients across the entire lifecycle of their products by (i) improving clinical trial design, recruitment, and execution; (ii) creating “real-world evidence” solutions based on use of medicines by actual patients in normal situations; and (iii) increasing the efficiency of healthcare companies’ commercial organizations through enhanced analytics and outsourcing services.

The Surviving Corporation would be able to better support healthcare companies to improve their research and development activities, commercialize and measure sales of their products, and run their operations more efficiently. The Surviving Corporation would have distinct capabilities in clinical development to help clients improve clinical trial design and precision, and potentially accelerate patient recruitment, advance unique and powerful “real-world evidence” capabilities to demonstrate value and outcomes, and bring to market comprehensive commercial solutions that increase return on investment on commercial spend by 50,000 employees in more than 100 countries. The combined company will forge distinct capabilities in clinical development to help clients improve clinical trial design and execution.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Quintiles and IMS Health have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A.

In order to complete the merger, among other things:

•	Quintiles shareholders must approve (i) the merger agreement; (ii) the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger; (iii) the reincorporation of Quintiles as a Delaware corporation; (iv) the number of authorized shares of common stock contained in the Delaware certificate of incorporation; and (v) the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation; and

•	IMS Health stockholders must (i) adopt the merger agreement; (ii) approve the proposal to eliminate the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation; and (iii) approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation.

Quintiles and IMS Health will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Appendices, contains and incorporates by reference important information about Quintiles and IMS Health, the merger and the special meetings of Quintiles and IMS Health. You should read all the available information carefully and in its entirety.

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Q:	Why did one Quintiles director recuse himself from meetings relating to the merger?

A:	One of the directors of Quintiles decided to recuse himself from meetings relating to the merger because of his status as the Chief Investment Officer of TPG Global, LLC, the significant ownership by TPG Global, LLC and its affiliates (“TPG”) of both Quintiles and IMS Health and service by other TPG officers on the board of IMS Health.

Q:	When and where will the special stockholders meetings be held?

A:	Quintiles Shareholders: The special meeting of Quintiles shareholders will be held at DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park, 4810 Page Creek Lane, Durham, North Carolina, on September 22, 2016 at 2:00 p.m., local time.

IMS Health Stockholders: The special meeting of IMS Health stockholders will be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut, on September 22, 2016 at 9:00 a.m., local time.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	Quintiles Shareholders: The record date for the Quintiles special meeting is August 12, 2016 (the “Quintiles record date”). Only holders of record of outstanding shares of Quintiles common stock as of the close of business on the Quintiles record date are entitled to receive notice of, and to vote at, the Quintiles special meeting or any adjournment or postponement of the Quintiles special meeting.

IMS Health Stockholders: The record date for the IMS Health special meeting is August 12, 2016 (the “IMS Health record date”). Only holders of record of outstanding shares of IMS Health common stock as of the close of business on the IMS Health record date are entitled to receive notice of, and to vote at, the IMS Health special meeting or any adjournment or postponement of the IMS Health special meeting.

Q:	What constitutes a quorum at the special stockholders meetings?

A:	Quintiles Shareholders: A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Whether or not a quorum is present in person or represented by proxy at any meeting of the shareholders, the holders of a majority in number of the shares of stock of Quintiles present in person or represented by proxy and entitled to vote at such meeting may adjourn from time to time. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment and if a new record date is not fixed for the adjourned meeting; but if a new record date is fixed for the adjourned meeting (which must be done if the new date is more than 120 days after the date of the original meeting), or if the adjournment is for more than thirty days, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting. At the adjourned meeting the shareholders may transact any business which might have been transacted by them at the original meeting.

Shares for which a shareholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

IMS Health Stockholders: A quorum of shares is necessary for IMS Health to hold a valid stockholders’ meeting. IMS Health’s bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each IMS Health stockholder of record entitled to vote at the meeting, or

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if after the adjournment a new record date for IMS Health stockholders entitled to vote is fixed for the adjourned meeting the IMS Health board of directors will fix a new record date for notice of such adjourned meeting and such notice will be given to each IMS Health stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Shares for which an IMS Health stockholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

Q:	How do I vote if I am a stockholder of record?

A:	Quintiles Shareholders. If you are a shareholder of record of Quintiles as of the close of business on the Quintiles record date, you may vote in person by attending the Quintiles special meeting or, to ensure your shares are represented at the Quintiles special meeting, you may authorize a proxy to vote by:

•	logging onto www.voteproxy.com and following the prompts on your proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on September 21, 2016 and following the instructions provided on that site;

•	dialing 1-800-776-9437 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on September 21, 2016, and following the instructions provided in the recorded message; or

•	signing and returning your proxy card in the postage paid envelope provided.

If you hold Quintiles shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Quintiles special meeting.

IMS Health Stockholders. If you are a stockholder of record of IMS Health as of the close of business on the IMS Health record date, you may vote in person by attending the IMS Health special meeting or, to ensure your shares are represented at the IMS Health special meeting, you may authorize a proxy to vote by:

•	logging onto www.proxyvote.com and following the prompts on your proxy card to vote over the Internet anytime up to 11:59 p.m., eastern time, on September 21, 2016 and following the instructions provided on that site;

•	dialing 1-800-690-6903 and listening for further directions to vote by telephone anytime up to 11:59 p.m., eastern time, on September 21, 2016, and following the instructions provided in the recorded message; or

•	signing and returning your proxy card in the postage paid envelope provided.

If you hold IMS Health shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the IMS Health special meeting.

Q:	How is voting power determined?

A:	Quintiles Shareholders: Holders of Quintiles common stock are entitled to one vote for each share owned as of the close of business on the Quintiles record date. As of the close of business on the Quintiles record date, there were 119,041,639 shares of Quintiles common stock outstanding and entitled to vote at the Quintiles special meeting.

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IMS Health Stockholders: Holders of IMS Health common stock are entitled to one vote for each share owned as of the close of business on the IMS Health record date. As of the close of business on the IMS Health record date, there were 329,598,816 shares of IMS Health common stock outstanding and entitled to vote at the IMS Health special meeting.

Q:	What vote is required to approve each proposal and how are failures to vote and abstentions treated?

A:	Quintiles Shareholders:

The proposals to approve the merger agreement, the reincorporation of Quintiles in Delaware immediately prior to the completion of the merger and the proposals regarding certain provisions of the Delaware certificate of incorporation each require the affirmative vote of a majority of the outstanding shares of Quintiles common stock entitled to be cast on the proposal. The proposal to issue shares of Surviving Corporation common stock to IMS Health stockholders requires the affirmative vote of a majority of the votes cast with respect to such proposal. The proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger requires that the votes cast for approval exceed the votes cast against approval with respect to such proposal, although such vote will not be binding on Quintiles, or the Surviving Corporation, their boards of directors or any of their committees. Failures to vote and abstentions are treated as follows:

•	Failures to vote and abstentions, if any, will have the same effect as votes against the proposals to approve the merger agreement, to reincorporate in Delaware and to approve certain provisions of the Delaware certificate of incorporation.

•	Abstentions, if any, will have the same effect as votes against the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, but failures to vote will have no effect on such proposal.

•	Failures to vote and abstentions will have no effect on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger.

IMS Health Stockholders:

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of IMS Health common stock outstanding and entitled to vote on the proposal. The approval of the two proposals regarding the Delaware certificate of incorporation require the affirmative vote of the majority of the votes cast on the proposal affirmatively or negatively. The proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger requires the affirmative vote of the majority of the votes cast on the proposal affirmatively or negatively, although such vote will not be binding on IMS Health or its board of directors or any of its committees. Failures to vote and abstentions are treated as follows:

•	Failures to vote and abstentions, if any, will have the same effect as votes against the proposal to approve the merger agreement.

•	Failures to vote and abstentions, if any, will have no effect on the proposals regarding the Delaware certificate of incorporation and the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held in the name of a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by

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your bank, broker or other nominee. As the beneficial holder, unless your bank, broker or other nominee has discretionary authority over your shares, you generally have the right to direct your bank, broker, or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

Q:	How are broker non-votes treated?

In connection with the Quintiles special meeting:

•	Broker non-votes, if any, will have the same effect as votes against the proposal to approve the merger agreement, the proposal to approve the reincorporation of Quintiles in Delaware, and the two proposals to approve certain provisions of the Delaware certificate of incorporation.

•	Broker non-votes, if any, will have no effect on the proposal to issue shares of Surviving Corporation common stock to IMS Health stockholders, the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger, and the proposal to adjourn.

In connection with the IMS Health special meeting:

•	Broker non-votes, if any, will have the same effect as votes against the proposals to adopt the merger agreement.

•	Broker non-votes, if any, will have no effect on the proposals regarding the Delaware certificate of incorporation, the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger, and the proposal to adjourn.

You should therefore provide your bank, broker or other nominee with instructions as to how to vote your shares of Quintiles common stock or IMS Health common stock.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Quintiles or IMS Health or by voting in person at your special meeting unless you first obtain a proxy from your bank, broker or other nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Quintiles Shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of Quintiles common stock should be voted on a matter, the shares of Quintiles common stock represented by your proxy will be voted as the Quintiles board of directors recommends and, therefore, “FOR” each of the proposals being submitted to a vote of the Quintiles shareholders at the Quintiles special meeting.

IMS Health Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of IMS Health common stock should be voted on a matter, the shares of IMS Health common stock represented by your proxy will be voted as the IMS Health board of directors recommends and, therefore, “FOR” each of the proposals being submitted to a vote of the IMS Health stockholders at the IMS Health special meeting.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the holder of record of either Quintiles common stock or IMS Health common stock: If you are the holder of record of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can submit a new, valid proxy bearing a later date (including by telephone or through the Internet);

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•	you can send a signed notice of revocation; or

•	you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person. Simply attending the Quintiles special meeting or the IMS Health special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Quintiles or IMS Health, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above.

If you hold shares of either Quintiles or IMS Health in “street name”: If your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with its established procedures or otherwise contacting it.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	Quintiles shareholders: If you are a Quintiles shareholder, after the merger is completed, you are not required to take any action with respect to your shares of Quintiles common stock. At the effective time of the merger, each share of issued and outstanding Quintiles common stock will become one share of Surviving Corporation common stock. You do not need to take any action at this time with your shares of Quintiles common stock.

IMS Health Stockholders: If you are an IMS Health stockholder, each share of IMS Health common stock you hold will be converted automatically into the right to receive 0.3840 of a share of Surviving Corporation common stock. No fractional shares of Surviving Corporation common stock will be issued to former holders of IMS Health common stock in connection with the merger. Instead, the Surviving Corporation will pay to each former holder of IMS Health common stock who otherwise would be entitled to receive a fractional share of Surviving Corporation common stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Surviving Corporation common stock which such holder would otherwise be entitled to receive (taking into account all shares of IMS Health common stock held by such holder) by (ii) the volume weighted average closing price of one share of Quintiles common stock on the NYSE for the five trading days ending on the last trading day immediately prior to the closing date of the merger. You will receive instructions at that time regarding exchanging your shares for shares of Surviving Corporation common stock. You do not need to take any action at this time with your shares of IMS Health common stock. Please do not send your IMS Health stock certificates with your proxy card.

Q:	Are Quintiles shareholders entitled to dissenter or appraisal rights?

A:	No. Quintiles shareholders will not have any dissenter or appraisal rights in connection with the merger.

Q:	Are IMS Health stockholders entitled to dissenter’s or appraisal rights?

A:	No. IMS Health stockholders will not have any dissenter or appraisal rights in connection with the merger.

Q:	What happens if I sell my shares of IMS Health common stock before the IMS Health special meeting?

A:	The record date for the IMS Health special meeting is earlier than the date of the IMS Health special meeting and the date that the merger is expected to be completed. If you transfer your IMS Health shares after the IMS Health record date but before the IMS Health special meeting, you will retain your right to vote at the IMS Health special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

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Q:	What if I hold shares of common stock in both Quintiles and IMS Health?

A:	If you are a stockholder of both Quintiles and IMS Health, you will receive two separate packages of proxy materials. A vote cast as a Quintiles shareholder will not count as a vote cast as an IMS Health stockholder, and a vote cast as an IMS Health stockholder will not count as a vote cast as a Quintiles shareholder. Therefore, please separately submit a proxy for each of your Quintiles and IMS Health shares.

Q:	Who can help answer my questions?

A:	Quintiles shareholders or IMS Health stockholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Quintiles Shareholders:	IMS Health Stockholders:
Quintiles’ Proxy Solicitor	IMS Health’s Proxy Solicitor
200 Broadacres Drive, 3rd Fl. Bloomfield, NJ 07003 (973) 873-7700	501 Madison Avenue, 20th floor New York, New York 10022 Stockholders may call toll free: (888) 750-5834 Banks and Brokers may call collect: (212) 750-5833

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SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Quintiles and IMS Health urge you to carefully read this joint proxy statement/prospectus in its entirety, as well as all Appendices. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus; see the section entitled “Where You Can Find Additional Information” beginning on page 213.

When referring to equity holders of the two parties to the merger, this document generally uses “shareholders” with respect to Quintiles and “stockholders” with respect to IMS Health or the Surviving Corporation and “stockholders” with respect to both companies, unless the context otherwise requires.

The Companies

Quintiles

Quintiles, a North Carolina corporation, is headquartered in Durham, North Carolina. Quintiles is the world’s largest provider of biopharmaceutical development services and commercial outsourcing services. Quintiles is positioned at the intersection of business services and healthcare and generated $4.3 billion of service revenues in 2015, conducts business in approximately 100 countries and has approximately 36,100 employees. Quintiles uses the breadth and depth of its service offerings, its global footprint and its therapeutic, scientific and analytics expertise to help its biopharmaceutical clients, as well as other healthcare clients, to be more successful in an increasingly complex healthcare environment.

Quintiles’ principal executive offices are located at 4820 Emperor Blvd., Durham, North Carolina 27703 and its telephone number is (919) 998-2000. Shares of Quintiles common stock are listed on the NYSE and trade under the symbol “Q.”

This joint proxy statement/prospectus incorporates important business and financial information about Quintiles from other documents that are incorporated by reference; see the section entitled “Where You Can Find Additional Information” beginning on page 213.

IMS Health

IMS Health, a Delaware corporation, is headquartered in Danbury, Connecticut. IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. IMS Health uses its proprietary healthcare data management and projection methodologies on over 15 petabytes of complex healthcare data to deliver unique insights and a deeper understanding of real world treatments, costs and outcomes. IMS Health’s more than 15,000 employees blend global consistency and local market knowledge across more than 100 countries to help clients run their operations more efficiently. Clients include pharmaceutical, biotechnology, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

IMS Health’s principal executive offices are located at 83 Wooster Heights Road, Danbury, Connecticut 06810 and its telephone number is (203) 448-4600. Shares of IMS Health common stock are listed on the NYSE and trade under the symbol “IMS.”

This joint proxy statement/prospectus incorporates important business and financial information about IMS Health from other documents that are incorporated by reference; see the section entitled “Where You Can Find Additional Information” beginning on page 213.

The Merger

On May 2, 2016, the board of directors of IMS Health approved the merger agreement and the merger, and, later that evening, the board of directors of Quintiles approved the merger agreement and the merger.

At the effective time of the merger, each issued and outstanding share of IMS Health common stock, par value $0.01 per share (“IMS Health common stock”), will automatically be converted into the right to receive 0.3840 of a share of Surviving Corporation common stock, par value $0.01 per share (“Surviving Corporation common stock”) (the exchange ratio of one share of IMS Health common stock for 0.3840 of a share of Surviving Corporation common stock, the “exchange ratio”). The exchange ratio is fixed and will not be adjusted to reflect changes in stock prices or numbers of shares outstanding prior to the closing of the merger. No fractional shares of Surviving Corporation common stock will be issued in the merger, and holders of shares of IMS Health common stock will receive cash in lieu of any such fractional shares. IMS Health stock options and other equity awards will generally, upon completion of the merger, be converted into stock options and equity awards with respect to Surviving Corporation common stock based on the exchange ratio. The Surviving Corporation will operate under the name Quintiles IMS Holdings, Inc., and its stock, including shares to be issued in the merger, will trade on the NYSE under the symbol “Q.” It is expected that immediately prior to the completion of the merger, Quintiles will reincorporate as a Delaware corporation. For more information on the merger, see the section entitled “The Merger” beginning on page 49.

Material United States Federal Income Tax Consequences

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and it is a condition to the merger that both IMS Health and Quintiles receive legal opinions from their respective counsels to the effect that for United States federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A holder of IMS Health common stock that is a United States Holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 131) will not recognize gain or loss for United States federal income tax purposes as a result of such stockholder’s IMS Health common shares being exchanged in the merger for shares of Surviving Corporation common stock, except with respect to the receipt of cash in lieu of a fractional share of Surviving Corporation.

IMS Health stockholders are strongly urged to consult with their tax advisors regarding the tax consequences of the merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

For a more complete description of the material United States federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 131.

Recommendation of the Quintiles Board of Directors

After careful consideration, the Quintiles board of directors recommends that Quintiles shareholders vote “FOR” each proposal being submitted to a vote of the Quintiles shareholders at the Quintiles special meeting. All of the members of the Quintiles board of directors approved such recommendations, other than one director who recused himself from the meeting relating to the vote with respect to the merger agreement and all other meetings at which matters related to the merger were considered.

For a more complete description of Quintiles’ reasons for the merger and the recommendations of the Quintiles board of directors, see the section entitled “The Merger—Quintiles’ Reasons for the Merger; Recommendation of the Quintiles Board of Directors” beginning on page 75.

Recommendation of the IMS Health Board of Directors

After careful consideration, the IMS Health board of directors recommends that IMS Health stockholders vote “FOR” each proposal being submitted to a vote of the IMS Health stockholders at the IMS Health special meeting.

For a more complete description of IMS Health’s reasons for the merger and the recommendations of the IMS Health board of directors, see the section entitled “The Merger—IMS Health’s Reasons for the Merger; Recommendation of the IMS Health Board of Directors” beginning on page 61.

Opinions of the Financial Advisors

Quintiles’ Financial Advisor

At the meeting of the Quintiles board of directors at which the merger was approved, Barclays Capital Inc. (“Barclays”), Quintiles’ financial advisor in connection with the merger, rendered to the Quintiles board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated May 3, 2016, to the effect that, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, as of such date, from a financial point of view, the exchange ratio in the merger was fair to Quintiles.

The full text of Barclays’ written opinion, dated May 3, 2016, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The full text of the opinion contains a discussion of, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. The summary of the opinion of Barclays set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Quintiles shareholders are urged to read the opinion in its entirety. Barclays’ written opinion was addressed to the Quintiles board of directors, addressed only the fairness, from a financial point of view, of the exchange ratio to be paid by Quintiles in the merger and did not address any other aspect of the merger. The opinion does not constitute a recommendation to any shareholder of Quintiles as to how such shareholder should vote with respect to the merger or any other matter. Barclays was not requested to address, and its opinion does not in any manner address, Quintiles’ underlying business decision to proceed with or effect the merger or the likelihood of completion of the merger. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be paid in the merger or otherwise.

For a description of the opinion that the Quintiles board of directors received from Barclays, see “The Merger—Opinion of Quintiles’ Financial Advisor” beginning on page 81.

IMS Health’s Financial Advisor

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the IMS Health board of directors that, as of May 3, 2016 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Quintiles and its affiliates) of shares of IMS Health common stock.

The full text of the written opinion of Goldman Sachs, dated May 3, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the IMS Health board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the shares of IMS Health common stock should vote with respect to the merger or any other matter.

The summary of Goldman Sachs’ opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. For a description of the opinion that the IMS Health board of directors received from Goldman Sachs, see “The Merger—Opinion of IMS Health’s Financial Advisor” beginning on page 66.

Voting Agreements

In connection with the merger agreement, as of May 3, 2016, (i) Dr. Dennis B. Gillings, CBE, and certain affiliates of Bain Capital Investors, LLC (the “Bain Shareholders”) and TPG (the “TPG-Q Funds,” and each of the foregoing, a “Quintiles Sponsor Shareholder”), who beneficially owned approximately 10.7%, 8.3% and 6.0% of Quintiles common stock, respectively, each entered into a voting agreement with IMS Health pursuant to which, among other things, each Quintiles Sponsor Shareholder agreed to support the transactions contemplated by the merger agreement, including the merger, by voting the shares of Quintiles common stock over which they have the power to vote in favor of the merger agreement and the transactions contemplated thereby, and (ii) affiliates of TPG (the “TPG-I Funds”), CPP Investment Board Private Holdings Inc. (the “CPP Shareholder”) and Leonard Green & Partners, L.P. (the “LGP Shareholders” and each of the foregoing, an “IMS Health Sponsor Stockholder”), who beneficially own approximately 33.6%, 14.1% and 5.8% of IMS Health common stock, respectively, each entered into a voting agreement with Quintiles pursuant to which, among other things, each IMS Health Sponsor Stockholder agreed to support the merger agreement and transactions contemplated thereby, including the merger, by voting the shares of IMS Health common stock over which they have the power to vote in favor of the merger agreement and the transactions contemplated thereby. The voting agreements may terminate early in certain circumstances, including upon a change of recommendation of the applicable board of directors.

The Shareholders Agreement

On May 3, 2016, Quintiles, as the Surviving Corporation, entered into a Shareholders Agreement (the “Shareholders Agreement”) with Dr. Gillings and certain of his affiliates (the “DG Shareholders”), the TPG-Q Funds, the Bain Shareholders, the TPG-I Funds, the CPP Shareholder and the LGP Shareholders which, effective at the effective time of the merger, will supersede and replace (i) Quintiles’ existing Amended and Restated Shareholders Agreement dated February 5, 2015 and Second Amended and Restated Registration Rights Agreement, dated May 14, 2013, as amended (together, the “Original Quintiles Shareholders Agreement”) and (ii) the IMS Health existing Amended and Restated Shareholders Agreement dated as of April 9, 2014 (the “Original IMS Health Shareholders Agreement”). The Shareholders Agreement addresses certain board designation rights, registration rights and transfer restrictions. Contemporaneously with entering into the Shareholders Agreement, the DG Shareholders entered into a letter agreement with Quintiles pursuant to which they have agreed to the same transfer restrictions. For more information regarding the Shareholders Agreement and the related letter agreement, see the section entitled “The Shareholders Agreement” beginning on page 127.

Interests of Quintiles Directors and Executive Officers in the Merger

Executive officers and members of the Quintiles board of directors have interests in the merger that may be different from, or in addition to, the interests of Quintiles shareholders generally.

Each of the executive officers of Quintiles—Thomas H. Pike, Kevin K. Gordon, Michael R. McDonnell, and James H. Erlinger III—participates in Quintiles’ Change in Control Severance Plan (the “CIC Plan”) that provides for certain severance benefits and accelerated vesting of outstanding equity awards if the executive officer’s employment is terminated without “cause” or if the executive officer resigns for “good reason” within three months prior to or within two years following the merger (which constitutes a “Sale of the Company,” all as defined under the CIC Plan). The CIC Plan only applies to Mr. Pike to the extent that contradictory terms do not appear in his employment agreement, as amended.

In connection with the merger, Mr. Pike and Quintiles entered into an amendment to his existing executive employment agreement (the “Amendment”). Under the Amendment, upon completion of the merger, Mr. Pike will become Vice Chairman of the Surviving Corporation. The Amendment sets forth, among other things, the terms and conditions of Mr. Pike’s employment with the Surviving Corporation following the merger and pursuant to which he is entitled to certain payments and benefits, including payments related to the merger and severance for termination in certain circumstances. Under the Amendment, Mr. Pike will (i) receive an annual base salary of $1.2 million, (ii) participate in Quintiles’ annual performance incentive plan, or successor plans, at a target level of 150% of his then annual base salary, prorated for any partial year of participation (except that for the year 2016 the target level will be $1,616,667), (iii) be eligible to participate in any company equity incentive plans available to Quintiles’ executive officers (provided that in lieu of an equity award under such plans for the calendar year 2017, immediately prior to the effective time of the merger, Mr. Pike will be provided with an equity award in the form of restricted stock units with a target fair market value of $7 million, which award will vest, subject to acceleration in certain circumstances, in three equal quarterly installments on June 30, September 30, and December 31, 2017), and (iv) if the merger has been completed and Mr. Pike is employed by Quintiles or the Surviving Corporation on any of the following dates, he will receive a cash payment of $600,000 on each such date: December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017 (each, a “Merger Award”). In addition, if the merger has been completed and Mr. Pike is employed by Quintiles or the Surviving Corporation on March 31, 2017, Mr. Pike will receive a cash award of $1,875,000 (the “Retention Award” and, together with the Merger Awards, the “Cash Awards”) and an additional cash retention payment equal to $4,609,000 (the “Additional Payment”). Further information about Mr. Pike’s employment agreement is disclosed under “The Merger—Interests of Quintiles Directors and Executive Officers in the Merger—Amendment to Employment Agreement with Mr. Pike.”

The amounts the executive officers would be entitled to in the event of a termination of employment without “cause” or if the executive officer resigns for “good reason” following the merger (as of July 31, 2016) are fully disclosed under “The Merger—Interests of Quintiles Directors and Executive Officers in the Merger” and “—Summary of Potential Payments to Quintiles’ Named Executive Officers—Golden Parachute Compensation.”

In connection with the merger, Quintiles entered into a shareholders agreement with certain of its largest post-merger shareholders, including the DG Shareholders, as further described under “The Shareholders Agreement” beginning on page 127, pursuant to which Quintiles has agreed to use its best efforts to elect Dr. Gillings as a director of the Surviving Corporation until the day after the 2021 annual meeting of stockholders of the Surviving Corporation, as well as to elect him as the Lead Director through the 2018 annual meeting of stockholders of the Surviving Corporation.

Jonathan J. Coslet, a current director of Quintiles, and Fred E. Cohen, M.D., D.Phil., F.A.C.P., a former director of Quintiles, are officers or partners of TPG. Affiliates of TPG are beneficial owners of approximately 6.0% of the common stock of Quintiles, although Mr. Coslet and Dr. Cohen disclaim beneficial ownership (except to the extent of their pecuniary interest therein). Affiliates of TPG are also beneficial owners of approximately 33.6% of the common stock of IMS Health. Mr. Coslet recused himself from Quintiles board deliberations regarding the potential transaction with IMS Health.

Finally, as described in further detail below under the heading “The Merger—Board of Directors and Executive Officers Following the Merger,” some of Quintiles’ executive officers and members of the Quintiles board of directors will continue to serve as executive officers or directors of the Surviving Corporation upon completion of the merger. The rights of Quintiles’ directors and executive officers to indemnification and directors’ and officers’ liability insurance will survive completion of the merger.

The Quintiles board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote to approve the proposals being submitted to the Quintiles shareholders at the Quintiles special meeting.

For a more complete discussion of the interests of the directors and executive officers of Quintiles in the merger, see the section entitled “The Merger—Interests of Quintiles Directors and Executive Officers in the Merger” beginning on page 92.

Interests of IMS Health Directors and Executive Officers in the Merger

Executive officers and members of the IMS Health board of directors have interests in the merger that may be different from, or in addition to, the interests of IMS Health stockholders generally.

IMS Health’s equity awards will be assumed and converted into awards covering shares of the Surviving Corporation; provided that any awards subject to performance-based vesting criteria will be converted into Surviving Corporation awards that vest based upon continued service only.

Ari Bousbib, the Chairman, Chief Executive Officer and President of IMS Health, is party to an employment agreement that provides for severance payments upon a termination by IMS Health without “cause,” non-renewal of his employment agreement by IMS Health, or resignation for “good reason” (each, as defined in the employment agreement), which will be payable in a lump sum if such termination occurs within two years of a “change in control” of IMS Health. Upon the completion of the merger, Mr. Bousbib, will become the Chairman and Chief Executive Officer of the Surviving Corporation and the Surviving Corporation will assume and continue Mr. Bousbib’s employment agreement.

Executive officers, other than Mr. Bousbib and José Luis Fernández, are eligible to participate in the IMS Health Employee Protection Plan, which provides for severance payments and benefits continuation based on salary and years of service in the event of an involuntary termination of employment without “cause.” Mr. Fernández is eligible for severance benefits pursuant to statutory requirements and IMS Health’s severance practice in Spain.

Certain executive officers are eligible to participate in a non-qualified cash-balance pension plan sponsored by IMS Health that provide for enhanced benefits upon a qualifying termination following a “change in control,” as defined by such plan. The completion of the merger will constitute a “change in control” under such plan.

The amounts the executive officers would be entitled to in the event of a termination of employment without “cause” or if the executive officer resigns for “good reason” following the merger (as of July 31, 2016) are fully disclosed under “The Merger—Interests of IMS Health Directors and Executive Officers in the Merger” and “—Summary of Potential Payments to IMS Health’s Named Executive Officers—Golden Parachute Compensation.”

Todd B. Sisitsky and Bryan M. Taylor, current directors of IMS Health, are Managing Director of TPG Capital North America and a partner in TPG’s Technology Group, respectively. Affiliates of TPG are beneficial owners of approximately 33.6% of the common stock of IMS Health, although Messrs. Sisitsky and Taylor disclaim beneficial ownership (except to the extent of their pecuniary interest therein). Affiliates of TPG are also beneficial owners of approximately 6.0% of the common stock of Quintiles. The board of directors of IMS Health formed an independent committee to address aspects of the potential transaction with Quintiles that might implicate the interest of the IMS Health Sponsor Stockholders, including TPG, differently from the interests of IMS Health stockholders generally.

Finally, as described in further detail below under the heading “—Board of Directors and Executive Officers Following the Merger,” some of IMS Health’s executive officers and members of IMS Health’s board of directors will continue to serve as officers or directors of the Surviving Corporation upon completion of the merger.

The IMS Health board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote to approve the proposals being submitted to the IMS Health stockholders at the IMS Health special meeting.

For a more complete discussion of the interests of the directors and executive officers of IMS Health in the merger, see the section entitled “The Merger—Interests of IMS Health Directors and Executive Officers in the Merger” beginning on page 98.

Board of Directors and Executive Officers Following the Merger

Chairman; Vice Chairman. Upon completion of the merger, Ari Bousbib, IMS Health’s current Chairman, Chief Executive Officer and President, will serve as Chief Executive Officer and Chairman of the board of directors of the Surviving Corporation and Thomas H. Pike, Quintiles’ current Chief Executive Officer, will serve as Vice Chairman of the Surviving Corporation. During Mr. Pike’s service as Vice Chairman, the Vice Chairman will have executive responsibilities. Through the second annual meeting of stockholders of the Surviving Corporation following the completion of the merger, in the event of termination of Mr. Pike’s appointment as Vice Chairman for any reason and the Surviving Corporation board of directors determines that it is in the best interests of the Surviving Corporation to have a Vice Chairman, the Vice Chairman will be a director selected by a majority of the Continuing Quintiles Directors (as such term is defined in the bylaws of the Surviving Corporation).

Board of Directors and Committees. Following the completion of the merger, the Surviving Corporation’s board of directors will be comprised of twelve individuals who will have served as directors of either Quintiles or IMS Health. Under Delaware law, the board of directors of the Surviving Corporation has fiduciary duties to all of the stockholders of the Surviving Corporation.

Until the second annual meeting of stockholders of the Surviving Corporation following completion of the merger (the “transition period”), the board of directors of the Surviving Corporation will be comprised of 12 members—six individuals designated by the IMS Health board of directors (or whose appointment or election is endorsed by at least a majority of the Continuing IMS Health Directors (as such term is defined in the bylaws of the Surviving Corporation)), of whom one will initially be Mr. Bousbib, and six individuals designated by the Quintiles board of directors (or whose appointment or election is endorsed by at least a majority of the Continuing Quintiles Directors), of whom one will initially be Mr. Pike and one of whom will be Dr. Gillings, who will serve as Lead Director. During the transition period, any vacancy in the position of Lead Director will be filled by a director selected by a majority of the Continuing Quintiles Directors. In addition, each of the committees of the Surviving Corporation (i.e., the Audit Committee, the Nominating and Governance Committee and the Leadership Development and Compensation Committee) will be comprised of two Continuing IMS Health Directors and two Continuing Quintiles Directors. The Surviving Corporation’s bylaws provide that during the transition period:

•	the Continuing IMS Health Directors will designate a Continuing IMS Health Director as the Chair of the Leadership Development and Compensation Committee;

•	the Continuing Quintiles Directors will designate a Continuing Quintiles Director as Chair of the Nominating and Governance Committee;

•	the Continuing Quintiles Directors and the Continuing IMS Health Directors will jointly designate the Chair of the Audit Committee; and

•	the Audit Committee will include a Continuing IMS Health Director and a Continuing Quintiles Director who each qualify as an “audit committee financial expert” for purposes of the Exchange Act.

During the transition period, the provisions of the Delaware bylaws setting forth the foregoing governance arrangements may be amended only by an affirmative vote of at least two-thirds of the board of directors of the Surviving Corporation.

Other Executive Officers. Upon completion of the merger, certain current executive officers of IMS Health and Quintiles will become executive officers of the Surviving Corporation. The parties will announce these other executive officers of the Surviving Corporation after they are determined, which announcement we expect to occur prior to the completion of the merger.

For a more complete discussion of the directors and executive officers of the Surviving Corporation, see the section entitled “The Merger Agreement—Governance Matters After the Merger” beginning on page 117.

Treatment of Stock Options and Other Share-Based Awards

Quintiles

Upon completion of the merger, all outstanding equity-based awards under Quintiles’ equity plans will remain outstanding and subject to the terms of such plans and the applicable individual award agreements; provided, that prior to the effective time of the merger, Quintiles may convert any outstanding Quintiles restricted stock units subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger into Quintiles restricted stock units that vest based upon continued service only determined based on the higher of (i) the actual performance achieved for the applicable performance period as of the effective time of the merger or (ii) the target performance level for the applicable performance period. See “The Merger—Interests of Quintiles Directors and Executive Officers in the Merger—Treatment of Outstanding Performance Units” beginning on page 94.

For a more complete discussion of the treatment of Quintiles equity awards, see the section entitled “The Merger—Treatment of Quintiles Equity-Based Awards” beginning on page 104.

IMS Health

At the effective time of the merger:

•	each option to purchase shares of IMS Health common stock, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into an option to acquire shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement); provided, that any IMS Health options subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger will be converted into Surviving Corporation options that vest based upon continued service only. The number of shares of Surviving Corporation common stock subject to each converted option will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health option by the exchange ratio (rounded down, if necessary, to the nearest whole share). The exercise price per share of each Surviving Corporation option will be determined by dividing the per share exercise price of such IMS Health option by the exchange ratio (rounded up, if necessary, to the nearest whole cent);

•

each time-based or performance-based restricted stock unit award of IMS Health, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a restricted stock unit denominated in shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement); provided, that the number of shares of Surviving Corporation common stock subject to each converted restricted stock unit will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health restricted stock unit by the exchange ratio (rounded down, if necessary, to the nearest whole share); provided, further, that any outstanding IMS Health restricted stock units subject to performance-based vesting criteria for a performance period that ended prior to or coincident with the effective time of the merger will vest based on the actual performance achieved for the applicable performance period and any outstanding IMS Health restricted stock units subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger will be converted into Surviving Corporation restricted stock units that vest based upon continued service only, with respect to a number of shares of Surviving Corporation common stock determined based on the higher of (x) the actual performance achieved for the applicable performance period as of the effective time of the merger or (y) the target performance level for the applicable performance period, in each case, multiplied by the exchange ratio (rounded down, if necessary, to the nearest whole share);

•	each award of IMS Health common stock subject to time-based vesting restrictions that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a restricted stock award denominated in shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement); provided, that the number of shares of Surviving Corporation common stock subject to each converted restricted stock award will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health restricted stock award immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share);

•	each stock-settled stock appreciation right of IMS Health, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a stock-settled stock appreciation right corresponding to shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement); provided, that the number of shares of Surviving Corporation common stock subject to each converted stock-settled stock appreciation right will be determined by multiplying the number of shares of IMS Health common stock corresponding to each IMS Health stock-settled stock appreciation right by the exchange ratio (rounded down, if necessary, to the nearest whole share). The exercise price per share of each Surviving Corporation stock-settled stock appreciation right will be determined by dividing the per share exercise price of such IMS Health stock-settled stock appreciation right by the exchange ratio (rounded up, if necessary, to the nearest whole cent); and

•

each unit that corresponds to a share of IMS Health common stock under the IMS Health Defined Contribution Executive Retirement Plan that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a unit that corresponds to a share of Surviving Corporation common stock on substantially the same terms and conditions; provided, that the number of shares of Surviving Corporation common stock subject to each converted unit under the IMS Health Defined Contribution Executive Retirement Plan will be determined by multiplying the number of shares of IMS Health common stock corresponding to each such unit immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share).

For a more complete discussion of the treatment of IMS Health equity awards, see the section entitled “The Merger Agreement—Treatment of IMS Health Stock Options and Equity Awards” beginning on page 104.

Regulatory Clearances Required for the Merger

Quintiles and IMS Health have each agreed to use their reasonable best efforts to obtain all necessary waivers, consents, approvals, orders and authorizations from governmental entities with respect to the merger agreement required under applicable law. These approvals include notifications to various competition authorities prior to completing the merger. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Quintiles and IMS Health were required to file notifications with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) and observe a mandatory premerger waiting period before completing the merger. In addition, Quintiles and IMS Health were required to submit notifications with competition authorities in the European Union and several other foreign jurisdictions.

On May 24, 2016, each of Quintiles and IMS Health filed its required notification and report forms under the HSR Act with respect to the merger, commencing the initial 30-calendar-day waiting period. The 30-calendar-day waiting period expired at 11:59 p.m. (U.S. Eastern Time) on June 23, 2016. Quintiles and IMS Health have submitted all mandatory pre-closing notifications to foreign competition authorities, and certain reviews are currently ongoing until expiration of applicable waiting periods or the receipt of approvals from antitrust or other governmental authorities. Although Quintiles and IMS Health believe that the transactions do not raise substantial regulatory concerns and that all requisite regulatory approvals will be obtained on a timely basis, Quintiles and IMS Health cannot be certain when or if these approvals will be obtained.

For a more complete discussion of regulatory matters relating to the merger, see the section entitled “The Merger—Regulatory Clearances Required for the Merger” on beginning on page 103.

Certificate of Incorporation of the Surviving Corporation

The Quintiles board of directors and the IMS Health board of directors have approved, in connection with and subject to the completion of the merger, the certificate of incorporation for the Surviving Corporation. The form of certificate of incorporation is included in this joint proxy statement/prospectus as Appendix D.

For more information regarding the certificate of incorporation of the Surviving Corporation, see the section entitled “The Merger—Certificate of Incorporation of the Surviving Corporation” beginning on page 91.

Bylaws of the Surviving Corporation

The Quintiles board of directors and the IMS Health board of directors have approved, in connection with the merger and subject to the completion of the merger, the bylaws for the Surviving Corporation. The form of bylaws is included in this joint proxy statement/prospectus as Appendix E. For more information regarding the bylaws of the Surviving Corporation, see the section entitled “The Merger—Bylaws of the Surviving Corporation” beginning on page 92.

Transaction Structure

Immediately prior to the effective time of the merger, Quintiles will convert from a North Carolina corporation into a Delaware corporation. At the effective time of the merger, IMS Health will be merged with and into Quintiles, with Quintiles as the Surviving Corporation. In addition, the merger agreement provides that, unless the parties mutually agree otherwise, immediately following the effective time of the merger, Quintiles Transnational Corp. (“Quintiles OpCo”), a North Carolina corporation and direct subsidiary of Quintiles, will merge (the “OpCo merger”) with and into IMS Health Incorporated (“IMS Health OpCo”), a Delaware corporation and indirect subsidiary of IMS Health. Following the OpCo merger, IMS Health OpCo will be the direct subsidiary of the Surviving Corporation.

At the effective time of the merger, shares of IMS Health common stock will automatically be converted, at the exchange ratio, into the right to receive shares of Surviving Corporation common stock, which stock will trade on the NYSE under the symbol “Q.” Based on the number of shares of Quintiles and IMS Health common stock that were outstanding as of the close of business on August 12, 2016, on a fully diluted basis, Quintiles and IMS Health estimate that, upon completion of the merger, (i) former Quintiles shareholders will own approximately 48.8% of the Surviving Corporation on a fully diluted basis, (ii) former IMS Health stockholders will hold approximately 51.2% of the Surviving Corporation on a fully diluted basis, and (iii) parties to the Shareholders Agreement that will supersede and replace the Original Quintiles Shareholders Agreement and the Original IMS Health Shareholders Agreement, will own 37.5% of the Surviving Corporation, with TPG as the largest stockholder owning approximately 19.5%.

For more information on beneficial ownership of Quintiles common stock and IMS Health common stock, prior to the merger, see the section entitled “Share Ownership of Certain Beneficial Owners, Management and Directors of Quintiles” and “Share Ownership of Certain Beneficial Owners, Management and Directors of IMS Health,” beginning on page 147 and 150, respectively.

Expected Timing of the Merger

Quintiles and IMS Health currently expect the closing of the merger to occur early in the fourth quarter of 2016. However, the merger is subject to the satisfaction or waiver of certain conditions as described in the merger agreement, and it is possible that factors outside the control of Quintiles and IMS Health could result in the merger being completed at a later time or not at all.

Conditions to Completion of the Merger

A number of conditions must be satisfied or waived, before the merger can be completed. These include, among others:

•	receipt of the requisite Quintiles shareholder approval;

•	receipt of the requisite IMS Health stockholder approval;

•	the termination or expiration of any applicable waiting period under the HSR Act, and any required waiting periods, clearances, consents or approvals under certain foreign antitrust laws having expired or been obtained;

•	absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint that prohibits or makes illegal the completion of the merger;

•	approval for the listing on the NYSE of the shares of Surviving Corporation common stock to be issued pursuant to the merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of a stop order or proceedings threatened or initiated by the Securities and Exchange Commission (“SEC”) for that purpose;

•	effectiveness of the Shareholders Agreement and the letter agreements with Dr. Gillings and Mr. Bousbib;

•	effectiveness of the conversion of Quintiles from a North Carolina corporation to a Delaware corporation;

•	the accuracy of the representations and warranties made in the merger agreement by Quintiles or IMS Health, as applicable, subject to certain materiality thresholds;

•	each party having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	the non-occurrence of any fact, circumstance, development, event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on either party; and

•	receipt, by each party, of a tax opinion from such party’s tax counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

For more information regarding conditions to completion of the merger and a complete list of such conditions, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 121.

Termination of the Merger Agreement

Quintiles and IMS Health may mutually agree to terminate the merger agreement at any time. In addition, either Quintiles or IMS Health may terminate the merger agreement:

•	if the merger is not completed on or before March 31, 2017;

•	if any court or other governmental entity issues a final and non-appealable order prohibiting any of the transactions contemplated by the merger agreement;

•	if the requisite Quintiles or IMS Health stockholder approvals are not obtained;

•	if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, such that the conditions to such party’s obligations to complete the merger would not then be satisfied, subject to the other party’s ability to cure such breach within a prescribed time period;

•	at any time prior to the other party’s receipt of its requisite stockholder approval, if (i) the other party’s board of directors withdraws or modifies its recommendation of the merger or recommends a competing transaction, (ii) the other party fails to publicly recommend against a tender or exchange offer, (iii) the other party fails to publicly reaffirm its recommendation with respect to the merger agreement or (iv) the other party breaches or fails to perform in any material respect any of its obligations regarding non-solicitation of acquisition proposals or convening a meeting to obtain stockholder approval. Under any such circumstance, the other party will be required to pay to a $250 million termination fee; or

•

at any time prior to such party’s receipt of its requisite stockholder approval, if such party’s board of directors (i) withdraws or modifies its recommendation of the merger in an adverse manner or recommends any superior proposal, (ii) enters into a definitive agreement with respect to such superior proposal and (iii) pays a $250 million termination fee. Under certain circumstances, the Quintiles or

IMS Health may be required to pay the other party’s out-of-pocket expenses up to a maximum amount of $15 million in connection with the termination of the merger agreement.

For more information regarding the rights of each of Quintiles and IMS Health to terminate the merger agreement, see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 122.

Accounting Treatment of the Merger

Quintiles and IMS Health each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. The merger will be accounted for using the acquisition method of accounting. Quintiles will be treated as the acquirer for accounting purposes.

For more information regarding the accounting treatment of the transaction see the section entitled “Accounting Treatment” beginning on page 134.

Financing in Connection with the Merger and Indebtedness Following the Merger

Concurrently with the execution of the merger agreement, IMS Health entered into a commitment letter in which the lenders party thereto committed to provide IMS Health with senior secured incremental credit facilities in an aggregate principal amount of up to $1,250 million (as amended and restated, the “Commitment Letter”). Some or all of the commitments of the lenders to provide the incremental credit facilities may be reduced on a dollar-for-dollar basis as provided in the Commitment Letter, prior to the completion of the merger, by the proceeds of a private placement or public offering of senior secured and/or unsecured notes by IMS Health and/or its subsidiaries. If such commitment is utilized, IMS Health plans to use the proceeds of such incremental credit facilities and/or such senior secured and/or unsecured notes to (i) immediately prior to the effective time of the merger, repay in full the indebtedness outstanding under that certain credit agreement dated as of May 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Quintiles Credit Agreement”) by and among, among others, Quintiles OpCo, the lenders party thereto and J.P. Morgan Chase Bank, N.A. as Administrative Agent (such transaction, the “Refinancing”) and (ii) to pay certain premiums, fees and expenses.

For more information on the Refinancing, see section entitled “The Merger—Financing in Connection with the Merger and Indebtedness Following the Merger.”

Comparison of Rights of Stockholders

Quintiles is currently incorporated under the laws of the State of North Carolina, and the rights of the shareholders of Quintiles are currently governed by the North Carolina Business Corporation Act (the “NCBCA”) and Quintiles’ articles of incorporation and bylaws (the “North Carolina articles of incorporation” and “North Carolina bylaws,” respectively). If Quintiles Proposal No. 3 is approved by Quintiles shareholders, immediately before the completion of the merger, Quintiles will be reincorporated in the State of Delaware and, accordingly, the rights of the stockholders of Quintiles, as the Surviving Corporation, following the reincorporation (“Quintiles Delaware”) will be governed by the Delaware General Corporation Law (the “DGCL”) and by a new certificate of incorporation (the “Delaware certificate of incorporation”), attached to this joint proxy statement/prospectus as Appendix D, and new bylaws (the “Delaware bylaws”), attached to this joint proxy statement/prospectus as Appendix E. The rights of current Quintiles shareholders will differ from the rights of Quintiles Delaware stockholders following the reincorporation and the merger. For more information regarding the comparison of stockholder rights see the section entitled “Comparison of Rights of Stockholders—Comparison of Quintiles Shareholders’ Rights Before and After the Reincorporation” beginning on page 162.

IMS Health is currently incorporated under the laws of the State of Delaware. The rights of IMS Health stockholders are currently governed by the DGCL and IMS Health’s certificate of incorporation and bylaws. If the merger is completed, IMS Health stockholders will receive shares of Surviving Corporation common stock in exchange for their shares of IMS Health, and their rights as stockholders of the Surviving Corporation will also be governed by the Delaware certificate of incorporation and the Delaware bylaws. The rights of current IMS Health stockholders will differ from their rights as Quintiles Delaware stockholders following the reincorporation and the merger, due to differences between the governing corporate documents of IMS Health and the proposed governing corporate documents of the Surviving Corporation. For more information regarding the comparison of stockholder rights see the section entitled “Comparison of Rights of Stockholders—Comparison of Rights of Holders of Quintiles Delaware’s Stock and IMS Health’s Stock” beginning on page 177.

Listing of Shares of Surviving Corporation Common Stock; Delisting and Deregistration of Shares of IMS Health Common Stock

It is a condition to the completion of the merger that the shares of Surviving Corporation common stock to be issued to IMS Health stockholders pursuant to the merger be authorized for listing on the NYSE at the effective time of the merger. Upon completion of the merger, shares of IMS Health common stock currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act. For more information regarding the listing of shares of Surviving Corporation common stock and the delisting and deregistration of shares of IMS Health common stock see the section entitled “The Merger—NYSE Listing of Surviving Corporation Common Stock; Delisting and Deregistration of IMS Health Common Stock” beginning on page 106.

The Quintiles Special Meeting

The special meeting of Quintiles shareholders will be held at the DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park, 4810 Page Creek Lane, Durham, North Carolina on September 22, at 2:00 p.m., local time. The special meeting of Quintiles shareholders is being held for the following purposes:

•	to consider and vote on the proposal to approve the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, which is conditioned on the approval of the issuance of shares of Surviving Corporation common stock in the merger, the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger and the proposals regarding the Delaware certificate of incorporation (“Quintiles Proposal No. 1”);

•	to consider and vote on the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, which is conditioned on the approval of the merger agreement, the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger and the proposals regarding the Delaware certificate of incorporation (“Quintiles Proposal No. 2”);

•	to consider and vote on the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger, as described in this joint proxy statement/prospectus, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, and the proposals regarding the Delaware certificate of incorporation (“Quintiles Proposal No. 3”);

•	to consider and vote on the proposal to approve the authorized number of shares of common stock contained in the Delaware certificate of incorporation, a copy of which is included as Appendix D to this joint proxy statement/prospectus, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the reincorporation of Quintiles in Delaware immediately prior to completion of the merger, and the proposal regarding elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation (“Quintiles Proposal No. 4”);

•	to consider and vote on the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation, a copy of which is included as Appendix D to this joint proxy statement/prospectus, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the reincorporation of Quintiles in Delaware immediately prior to completion of the merger, and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“Quintiles Proposal No. 5”);

•	to consider and vote on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger (“Quintiles Proposal No. 6”); and

•	to consider and vote on the proposal to adjourn the Quintiles special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve Quintiles Proposals Nos. 1-5 (“Quintiles Proposal No. 7”).

Only holders of record of Quintiles common stock at the close of business on August 12, 2016, the record date for the Quintiles special meeting, are entitled to receive notice of, and to vote at, the Quintiles special meeting or any adjournments or postponements thereof. At the close of business on the Quintiles record date, 119,041,639 shares of Quintiles common stock were issued and outstanding. Directors and executive officers of Quintiles and their affiliates were entitled to vote 13,410,412 shares of Quintiles common stock, approximately 11.3% of the shares of Quintiles common stock outstanding on that date.

For information regarding voting agreements with IMS Health, see the section entitled “The Voting Agreements” beginning on page 129.

Quintiles currently expects that its directors and executive officers will vote their shares in favor of each of the proposals, although none of them has entered into any agreement obligating them to do so, except for Dr. Gillings, as indicated above.

A Quintiles shareholder may cast one vote for each share of Quintiles common stock he or she owns. A description of the voting threshold for each of Quintiles Proposals Nos. 1-5 can be found in the section entitled “Quintiles Special Meeting—Required Vote” beginning on page 41. If necessary or appropriate to solicit additional proxies for any proposal if there are not sufficient votes to approve Quintiles Proposals Nos. 1-5, the holders of a majority of the shares entitled to vote and present in person or represented by proxy, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting.

The IMS Health Special Meeting

The special meeting of IMS Health stockholders is scheduled to be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut, on September 22, 2016 at 9:00 a.m., local time. The special meeting of IMS Health stockholders is being held for the following purposes:

•	to consider and vote on the proposal to adopt the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, which is conditioned on the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“IMS Health Proposal No. 1”);

•	to consider and vote on the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation, a copy of which is included as Appendix D to this joint proxy statement/prospectus, which is conditioned on the adoption of the merger agreement and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“IMS Health Proposal No. 2”);

•	to consider and vote on the proposal to approve the authorized number of shares of common stock contained in the Delaware certificate of incorporation, a copy of which is included as Appendix D to the joint proxy statement/prospectus, which is conditioned on the adoption of the merger agreement and the proposal regarding the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation (“IMS Health Proposal No. 3”)

•	to consider and vote on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger (“IMS Health Proposal No. 4”); and

•	to consider and vote on the proposal to adjourn the IMS Health special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve IMS Health Proposals Nos. 1, 2 and 3 (“IMS Health Proposal No. 5”).

Only holders of record of IMS Health common stock at the close of business on August 12, 2016, the record date for the IMS Health special meeting, are entitled to receive notice of, and to vote at, the IMS Health special meeting or any adjournments or postponements thereof. At the close of business on the IMS Health record date, 329,598,816 shares of IMS Health common stock were issued and outstanding, approximately 0.88% of which were owned and entitled to be voted by IMS Health directors and executive officers and their affiliates.

For information regarding the voting agreements with Quintiles, see the section entitled “The Voting Agreements” beginning on page 129.

IMS Health currently expects that its directors and executive officers will vote the shares in favor of the proposals, although none of them has entered into any agreement obligating them to do so.

An IMS Health stockholder may cast one vote for each share of IMS Health common stock he or she owns. A description of the voting threshold for each of IMS Health Proposals Nos. 1, 2 and 3 can be found in the section entitled “IMS Health Special Meeting—Required Vote” beginning on page 46. If necessary or appropriate to solicit additional proxies for any proposal if there are not sufficient votes to approve IMS Health Proposals Nos. 1, 2 and 3, the IMS Health Chairman or the IMS Health stockholders present in person or represented by proxy, by a majority of the votes cast affirmatively or negatively, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice other than by announcement, until a quorum will attend; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each IMS Health stockholder of record entitled to vote at the meeting, or, if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the IMS Health board of directors will fix a new record date for notice of such adjourned meeting and such notice will be given to each IMS Health stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Comparative Per Share Market Price Information

The following table sets forth the closing price per share of Quintiles common stock and of IMS Health common stock as of May 2, 2016, the last trading day prior to the public announcement of the merger, and August 12, 2016, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration for each share of IMS Health common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Quintiles common stock on the relevant date by the exchange ratio of 0.3840.

	Quintiles Common Stock	IMS Health Common Stock	Implied Per Share Value of Merger Consideration
May 2, 2016	$69.10	$26.87	$26.53
August 12, 2016	$76.40	$29.54	$29.34

The market prices of shares of Quintiles common stock and IMS Health common stock have fluctuated since the date of the announcement of the merger and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Quintiles special meeting, the IMS Health special meeting and the date the merger is completed, and the market price of shares of Surviving Corporation common stock will continue to fluctuate after the completion of the merger. No assurance can be given concerning the market prices of Quintiles common stock or IMS Health common stock before the completion of the merger or the Surviving Corporation common stock after the completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Quintiles common stock (and therefore the value of the merger consideration) when received by IMS Health stockholders after the completion of the merger could be greater than, less than or the same as shown in the table above. Accordingly, Quintiles shareholders and IMS Health stockholders are advised to obtain current market quotations for Quintiles common stock and IMS Health common stock when considering whether to vote for adoption of the merger agreement.

Summary Historical Consolidated Financial Data

Summary Consolidated Financial Data of Quintiles

The following consolidated statement of income data for the years ended December 31, 2015, 2014 and 2013 and the consolidated balance sheet data as of December 31, 2015 and 2014 have been derived from the audited consolidated financial statements of Quintiles contained in its Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated into this document by reference. The following consolidated statement of income data for the years ended December 31, 2012 and 2011 and consolidated balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from Quintiles’ audited consolidated financial statements not included in this document.

The consolidated historical financial data for the six months ended June 30, 2016 and 2015 and as of June 30, 2016 have been derived from the unaudited interim consolidated financial statements of Quintiles contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, which are incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Quintiles’ management, contain all adjustments necessary to present fairly Quintiles’ financial position and results of operations for the periods indicated.

Historical results are not necessarily indicative of the results that may be expected for any future period. This selected consolidated financial data should be read in conjunction with Quintiles’ Annual Report on Form 10-K for the year ended December 31, 2015 and Quintiles’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016. See the section entitled “Where You Can Find Additional Information” beginning on page 213.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in millions, except per share data)
Statement of Income Data:
Service revenues	$2,275	$2,104	$4,326	$4,166	$3,808	$3,692	$3,295
Reimbursed expenses	768	687	1,412	1,294	1,291	1,173	1,033

Total revenues	3,043	2,791	5,738	5,460	5,099	4,865	4,328
Costs of revenue, service costs	1,441	1,346	2,725	2,684	2,471	2,459	2,153
Costs of revenue, reimbursed expenses	768	687	1,412	1,294	1,291	1,173	1,033
Selling, general and administrative	476	445	921	883	861	818	763
Restructuring costs	28	11	31	9	14	19	22
Impairment charges (1)	—	—	2	—	—	—	12

Income from operations	330	302	647	590	462	396	345
Interest expense, net	47	48	98	97	119	132	105
Loss on extinguishment of debt	—	8	8	—	20	1	46
Other expense (income), net	2	9	2	(9)	—	(4)	9

Income before income taxes and equity in (losses) earnings of unconsolidated affiliates	281	237	539	502	323	267	185
Income tax expense	80	68	159	150	96	93	15

Income before equity in (losses) earnings of unconsolidated affiliates	201	169	380	352	227	174	170
Equity in (losses) earnings of unconsolidated affiliates (2)	(1)	2	8	4	(1)	3	70

Net income	200	171	388	356	226	177	240
Net (income) loss attributable to non-controlling interests	(7)	—	(1)	—	1	1	2

Net income attributable to Quintiles Transnational Holdings Inc.	$193	$171	$387	$356	$227	$178	$242

Earnings per share attributable to common shareholders:
Basic	$1.62	$1.38	$3.15	$2.78	$1.83	$1.53	$2.08
Diluted	$1.59	$1.35	$3.08	$2.72	$1.77	$1.51	$2.05
Cash dividends declared per common share	$—	$—	$—	$—	$—	$4.91	$2.48
Weighted average common shares outstanding:
Basic	119	124	123	128	124	116	116
Diluted	121	127	126	131	128	118	118

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in millions)
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$153	$(14)	$476	$432	$393	$336	$161
Investing activities	(60)	(45)	(67)	(173)	(236)	(132)	(225)
Financing activities	(103)	16	(249)	(130)	71	(147)	(59)
Other Financial Data:
Capital expenditures	$(57)	$(32)	$(78)	$(83)	$(88)	$(71)	$(76)
Cash dividend paid to common shareholders	—	—	—	—	—	(568)	(288)
Net new business (unaudited) (3)	2,671	2,668	5,319	5,602	4,899	4,501	4,044

	As of June 30, 2016	As of December 31,
		2015	2014	2013	2012	2011
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$956	$977	$867	$778	$568	$516
Investments in debt, equity and other securities, current and long-term	46	33	35	40	36	22
Trade accounts receivable and unbilled services, net	1,257	1,166	975	924	745	691
Property and equipment, net	190	188	190	200	194	186
Total assets	3,963	3,926	3,296	3,054	2,476	2,304
Total long-term liabilities	2,592	2,668	2,528	2,239	2,526	2,091
Total debt and capital leases (4)	2,477	2,501	2,306	2,061	2,445	1,990
Total shareholders’ deficit	(229)	(336)	(704)	(667)	(1,359)	(970)
Other Financial Data:
Backlog (unaudited) (3)	$12,538	$12,038	$11,244	$9,855	$8,705	$7,973

(1)	In 2015 and 2011, Quintiles wrote down $2 million and $12 million, respectively, related to long-lived assets.
(2)	In November 2011, Quintiles sold its investment in Invida Pharmaceutical Holdings Pte. Ltd. for approximately $104 million of net proceeds resulting in a gain of approximately $75 million.
(3)	Net new business is the value of services awarded during the period from projects under signed contracts, letters of intent and, in some cases, pre-contract commitments that are supported by written communications, adjusted for contracts that were modified or canceled during the period. Consistent with Quintiles’ methodology for calculating net new business during a particular period, backlog represents, at a particular point in time, future service revenues from work not yet completed or performed under signed contracts, letters of intent and, in some cases, pre-contract commitments that are supported by written communications. Historically, net new business and backlog denominated in foreign currencies were valued each month throughout the year using foreign exchange rates that were in effect at the beginning of each fiscal year. Beginning with the first quarter of 2015, net new business and backlog denominated in foreign currencies are valued each month using the actual average foreign exchange rates in effect during the month. The application of this new approach to value foreign currency denominated net new business and backlog would not have had a significant impact to any prior period’s reported amounts, therefore historical amounts have not been restated to reflect this change in methodology.
(4)	Excludes $30 million, $33 million, $22 million, $28 million, $47 million and $37 million of unamortized discounts and debt issuance costs as of June 30, 2016, December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

Summary Consolidated Financial Data of IMS Health

The following selected historical consolidated financial data for the years ended December 31, 2015, 2014 and 2013, and as of December 31, 2015 and 2014 have been derived from the audited consolidated financial statements of IMS Health contained in its Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this document by reference. IMS Health derived the following historical consolidated financial data for the years ended December 31, 2012 and 2011, and as of December 31, 2013, 2012 and 2011 from its financial statements for the years ended December 31, 2013, 2012 and 2011 not included in this document.

The selected historical consolidated financial data for the six months ended June 30, 2016 and 2015 and as of June 30, 2016 have been derived from the unaudited interim consolidated financial statements of IMS Health contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, which is incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of IMS Health’s management, contain all adjustments necessary to present fairly IMS Health’s financial position and results of operations for the periods indicated.

Historical results are not necessarily indicative of the results that may be expected for any future period. This selected consolidated financial data should be read in conjunction with IMS Health’s Annual Report on Form 10-K for the year ended December 31, 2015 and IMS Health’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016. See the section entitled “Where You Can Find Additional Information” beginning on page 213.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015(2)	2014	2013	2012	2011
	(Dollars in millions, except per share amounts)
Results of Operations:
Revenue	$1,576	$1,374	$2,921	$2,641	$2,544	$2,443	$2,364
Operating income (1)	192	187	364	208	354	239	219
Net Income (loss)	67	345	417	(189)	82	(42)	111
Per Share Information:
Earnings (loss) per share attributable to common stockholders:
Basic	$0.20	$1.03	$1.26	$(0.59)	$0.29	$(0.15)	$0.40
Diluted	0.20	1.01	1.23	(0.59)	0.29	(0.15)	0.40
Dividends declared per common stock	—	—	—	—	2.60	4.20	—
Balance Sheet Data:
Total assets	$7,939		$7,459	$7,096	$7,908	$8,118	$8,296
Total long-term liabilities	5,169		4,854	4,769	6,093	5,592	4,532
Stockholders’ equity	1,746		1,572	1,542	883	1,683	2,971

(1)	Operating income for the six months ended June 30, 2016 and 2015 included severance, impairment and other charges of $67 million and $34 million, respectively. Operating income for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 included severance, impairment and other charges of $88 million, $33 million, $16 million, $48 million and $31 million, respectively, and merger costs of $-, $-, $-, $2 million and $23 million, respectively. Additionally, Operating income for 2014 included a fee to terminate IMS Health’s management services agreement of $72 million and non-executive phantom stock appreciation rights compensation expense of $30 million, both of which related to IMS Health’s initial public offering. Refer to the Notes to IMS Health’s Consolidated Financial Statements in the IMS Health Annual Report on Form 10-K for the year ended December 31, 2015 for additional information regarding significant items impacting the IMS Health Consolidated Statements of Comprehensive Income (Loss) during the three years ended December 31, 2015.
(2)	Net income and related per share information for the year ended December 31, 2015 reflected a reversal of a previously established deferred tax liability of $256 million. Refer to Note 11 to the Consolidated Financial Statements in the IMS Health Annual Report on Form 10-K for the year ended December 31, 2015 for additional information.

Unaudited Comparative Per Share Data

Presented below are Quintiles’ and IMS Health’s historical per share data for the six months ended June 30, 2016 and the year ended December 31, 2015 and unaudited pro forma combined per share data for the six months ended June 30, 2016 and the year ended December 31, 2015. This information should be read together with the consolidated financial statements and related notes of Quintiles and IMS Health that are incorporated by reference in this document and with the unaudited pro forma condensed combined financial data included under “Quintiles Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 135. The pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the Surviving Corporation. The historical book value per share is computed by dividing total stockholders’ equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the Surviving Corporation is computed by dividing the pro forma net income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the Surviving Corporation is computed by dividing total pro forma total stockholders’ equity (deficit) by the pro forma number of shares of common stock outstanding at the end of the period.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Quintiles—Historical
Earnings per share attributable to Quintiles:
Basic	$1.62	$3.15
Diluted	1.59	3.08
Book value per share of common stock (1)	(1.93)	(2.81)
Cash dividends declared per common share	—	—

IMS Health—Historical
Earnings per share:
Basic	$0.20	$1.26
Diluted	0.20	1.23
Book value per share of common stock (1)	5.31	4.78
Cash dividends declared per common share	—	—

Surviving Corporation Unaudited Pro Forma Combined Amounts
Earnings per share attributable to Surviving Corporation:
Basic	$0.51	$2.41
Diluted	0.50	2.36
Book value per share of common stock (1)	39.52

IMS Health Unaudited Pro Forma Equivalent Per Share Data (2)
Earnings per share:
Basic	$0.20	$0.93
Diluted	0.19	0.91
Book value per share of common stock (1)	15.18

(1)	Amount is calculated by dividing total stockholders’ equity (deficit) by the number of common shares outstanding, net of treasury shares.
(2)	The IMS Health unaudited pro forma equivalent per share financial information is computed by multiplying the Surviving Corporation unaudited pro forma combined amounts by the exchange ratio (0.3840 of a share of Surviving Corporation common stock for each share of IMS Health common stock) so that the per share amounts are equated to the respective values for one share of IMS Health common stock.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 36, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of IMS Health and Quintiles because these risks will also affect the Surviving Corporation. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and any amendments thereto, for each of IMS Health and Quintiles, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find Additional Information” beginning on page 213.

Risks Relating to the Merger

Quintiles and IMS Health will be subject to business uncertainties and contractual restrictions while the merger is pending that may cause disruption from the transaction and may make it more difficult to maintain relationships with employees, suppliers or clients.

Uncertainties about the effect of the merger on employees, clients, suppliers, business partners and other persons with whom Quintiles or IMS Health has a business relationship may have an adverse effect on Quintiles or IMS Health prior to the merger and on the Surviving Corporation following the merger. In connection with the pendency of the merger, as well as during times of significant change and uncertainty such as the period following the merger, clients, suppliers, business partners and other persons with whom Quintiles or IMS Health has a business relationship may delay or defer business decisions, decide to terminate, modify or renegotiate their relationships with Quintiles or IMS Health, or take other actions as a result of the merger that could negatively affect the Surviving Corporation’s and/or Quintiles’ or IMS Health’s respective revenues, earnings and cash flows, as well as the market price of their respective securities. The ability of the Surviving Corporation, Quintiles or IMS Health to raise additional capital through the debt markets, and the associated borrowing costs, may also be negatively impacted. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Quintiles or IMS Health, including an adverse effect on the Surviving Corporation’s ability to realize the expected cost savings and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Employee execution of retention agreements and recruitment of additional employees may be particularly challenging prior to the completion of the merger, as employees and prospective employees may experience uncertainty about their future roles with the Surviving Corporation. If, despite Quintiles’ and IMS Health’s retention and recruiting efforts, key employees depart or prospective key employees fail to accept employment with either company because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Surviving Corporation, Quintiles’ and IMS Health’s financial results could be adversely affected. Furthermore, the Surviving Corporation’s operational and financial performance following the merger could be adversely affected if it is unable to retain key employees and skilled workers of Quintiles or IMS Health. The loss of the services of key employees and skilled workers and their experience and knowledge regarding Quintiles’ or IMS Health’s businesses could adversely affect the Surviving Corporation’s future operating results and its successful ongoing operation of the business.

In addition, the merger agreement restricts each company, without the other’s consent, from making certain acquisitions and taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Quintiles or IMS Health from pursuing otherwise attractive business opportunities and making other changes to their respective businesses prior to completion of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business” beginning on page 112.

The Surviving Corporation may be unable to fully realize the competitive and operating synergies that are projected to be achieved through the combination of Quintiles’ services and IMS Health’s offerings.

Part of the strategic rationale for the merger is the opportunity for the Surviving Corporation to potentially drive additional revenue and earnings through the utilization by Quintiles of IMS Health’s data assets and capabilities in accelerating clinical trials. However, the utilization of data in the two companies’ markets is still evolving and subject to a number of risks and uncertainties, including the following:

•	government regulatory agencies and legislative bodies, including agencies and legislatures regulating the use of personal data, may impose new conditions or restrictions which affect the Surviving Corporation’s use of IMS Health data;

•	clients of the Surviving Corporation may decide that they will not award additional business to the Surviving Corporation based on its data capabilities;

•	implementation of any operational plans to create new data products and solutions for clients of the Surviving Corporation will likely be complex and technically challenging to implement, and may be subject to delays and cost overruns and there is no assurance that the implementation can be carried out effectively;

•	clinical research is a complex and evolving area, and creating effective approaches involving the use of third party data to drive more effective and efficient research outcomes is difficult and challenging; and

•	third parties outside of the control of Quintiles and IMS Health (including suppliers, regulators, and clients) may impose restrictions or conditions which affect the projected data synergies arising from the transaction.

The Surviving Corporation is unable to predict the extent to which these factors will inhibit its business plans and any one of them could result in decreased or delays in post-closing performance by the Surviving Corporation.

Quintiles and IMS Health may fail to realize all of the anticipated benefits of the merger or those benefits may take longer to realize than expected. The Surviving Corporation may also encounter significant difficulties in integrating the two businesses.

The ability of Quintiles and IMS Health to realize the anticipated benefits of the transaction will depend, to a large extent, on the Surviving Corporation’s ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Quintiles and IMS Health will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full-expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of or a loss of momentum in, the activities of the Surviving Corporation and could adversely affect the results of operations of the Surviving Corporation.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of client relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of the companies’ businesses;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in attracting and retaining key personnel; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

Many of these factors will be outside of the control of the Surviving Corporation and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the Surviving Corporation. In addition, even if the operations of the businesses of Quintiles and IMS Health are integrated successfully, the full benefits of the transaction may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Quintiles and IMS Health. All of these factors could negatively impact the earnings per share of the Surviving Corporation, decrease or delay the expected accretive effect of the transaction and negatively impact the price of the Surviving Corporation’s shares. As a result, there is no assurance that the combination of Quintiles and IMS Health will result in the realization of the full benefits anticipated from the merger.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Quintiles and IMS Health.

If the merger is not completed for any reason, including as a result of Quintiles or IMS Health stockholders failing to approve the applicable proposals, the ongoing businesses of Quintiles and IMS Health may be materially adversely affected and, without realizing any of the benefits of having completed the merger, Quintiles and IMS Health would be subject to a number of risks, including the following:

•	Quintiles and IMS Health may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	Quintiles and IMS Health and their respective subsidiaries may experience negative reactions from their respective clients, suppliers, regulators, vendors and employees;

•	Quintiles and IMS Health will still be required to pay certain significant costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•	Quintiles or IMS Health may be required to pay one or more cash termination fees as required by the merger agreement;

•	the merger agreement places certain restrictions on the conduct of the respective businesses, which may have delayed or prevented the respective companies from undertaking business opportunities that, absent the merger agreement, may have been pursued;

•	matters relating to the merger (including integration planning) require substantial commitments of time and resources by each company’s management, which could have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the applicable company; and

•	litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Quintiles or IMS Health to perform their respective obligations under the merger agreement.

If the merger is not completed, the risks described above may materialize and they may have a material adverse effect on Quintiles’ or IMS Health’s results of operations, cash flows, financial position and stock prices.

The pro forma financial statements included in this joint proxy statement/prospectus are presented for informational purposes only and may not be an indication of the Surviving Corporation’s financial condition or results of operations following the merger.

The Quintiles unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus are presented for informational purposes only and are not necessarily indicative of what Quintiles’ actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The Quintiles unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the IMS Health identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of IMS Health as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the section entitled “Quintiles Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 135.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Quintiles’ or IMS Health’s stock price or number of shares outstanding.

Upon closing of the merger, each share of IMS Health common stock will be converted into 0.3840 of a share of Surviving Corporation common stock. This exchange ratio will not be adjusted for changes in the market price or number of shares outstanding of either Quintiles common stock or IMS Health common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Quintiles common stock prior to the merger will affect the value of Surviving Corporation common stock that IMS Health stockholders will receive on the date of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other similar event with respect to the shares of either Quintiles common stock or IMS Health common stock prior to the closing of the merger.

The prices of Quintiles common stock and IMS Health common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Quintiles common stock during the period from May 2, 2016, the last trading day before public announcement of the merger, through August 12, 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $30.19 to a low of $23.55 for each share of IMS Health common stock.

These variations could result from changes in the business, operations or prospects of Quintiles or IMS Health prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Quintiles or IMS Health. The merger may be completed a considerable period after the date of both the Quintiles special meeting and the IMS Health special meeting. Therefore, at the time of the special meetings, neither Quintiles shareholders or IMS Health stockholders will know with certainty the value of the shares of Surviving Corporation common stock that will be issued upon completion of the merger, and the value of the shares of the Surviving Corporation held by them may be less than they anticipated.

The market price for Quintiles common stock following the closing may be affected by factors different from those that historically have affected IMS Health common stock and Quintiles common stock.

Upon completion of the merger, holders of shares of IMS Health common stock (other than shares of IMS Health common stock held in treasury or owned by Quintiles or subsidiaries of either company (the “Excluded

Shares”)) and Quintiles common stock will become holders of Surviving Corporation common stock. Quintiles’ businesses differ from those of IMS Health, and accordingly the results of operations of the Surviving Corporation will be affected by some factors that are different from those currently affecting the results of operations of IMS Health. The results of operation of the Surviving Corporation may also be affected by factors different from those currently affecting Quintiles. For a discussion of the businesses of Quintiles and IMS Health and of important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find Additional Information” beginning on page 213.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

The merger is subject to a number of conditions beyond Quintiles’ and IMS Health’s control that may prevent, delay or otherwise materially adversely affect its completion. Quintiles and IMS Health cannot predict whether and when these conditions will be satisfied. Any delay in completing the merger could cause the Surviving Corporation not to realize some or all of the operational and revenue synergies and other benefits that Quintiles and IMS Health expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 121.

Quintiles’ and IMS Health’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Quintiles and IMS Health stockholders generally.

Quintiles’ and IMS Health’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Quintiles and IMS Health stockholders generally. Quintiles’ executive officers and IMS Health’s executive officers were involved in the negotiation of the merger agreement. The executive officers of Quintiles and IMS Health have arrangements with Quintiles or IMS Health, as applicable, which provide for severance benefits if their employment is terminated under certain circumstances following the completion of the merger. In addition, certain of Quintiles’ and IMS Health’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

See “The Merger—Interests of Quintiles Directors and Executive Officers in the Merger” and “—Interests of IMS Health Directors and Executive Officers in the Merger” beginning on pages 92 and 98, respectively.

Completion of the merger is subject to a number of conditions, which, if not satisfied or waived, may result in termination of the merger agreement.

The merger agreement contains a number of conditions to completion of the merger, including, among others:

•	receipt of the requisite Quintiles shareholder approval;

•	receipt of the requisite IMS Health stockholder approval;

•	the termination or expiration of any applicable waiting period under the HSR Act, and any required waiting periods, clearances, consents or approvals under certain foreign antitrust laws having expired or been obtained;

•	absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint that prohibits or makes illegal the completion of the merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	the accuracy of the representations and warranties made in the merger agreement by Quintiles or IMS Health, as applicable, subject to certain materiality thresholds, and each party having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger; and

•	the non-occurrence of any fact, circumstance, development, event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on either party.

Many of the conditions to completion of the merger are not within either Quintiles’ or IMS Health’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to March 31, 2017, it is possible that the merger agreement may be terminated. Although Quintiles and IMS Health have agreed in the merger agreement to use reasonable best efforts, subject to certain limitations, to complete the merger in the most expeditious manner practicable, these and other conditions to completion of the merger may fail to be satisfied.

The merger is subject to the receipt of consents and clearances from domestic and foreign regulatory authorities that may impose conditions that could have an adverse effect on Quintiles, IMS Health or the Surviving Corporation or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the Surviving Corporation’s business. The merger agreement may require Quintiles and/or IMS Health to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger, imposing additional material costs on or materially limiting the revenues of the Surviving Corporation following the merger or result in abandonment of the merger.

The merger agreement contains provisions that could discourage a potential competing acquirer of either Quintiles or IMS Health.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Quintiles’ and IMS Health’s ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of their company’s stock or assets. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, including termination by Quintiles or IMS Health to enter into a definitive agreement for a proposal that constitutes a superior proposal, Quintiles or IMS Health, as applicable, will be required to pay the other a cash termination fee equal to $250 million. In addition, if the merger agreement is terminated by either party due to failure to obtain the applicable necessary stockholder approval or the other party’s breach of the merger agreement, then Quintiles or IMS Health, as applicable, will be required to pay the terminating party any and all out-of-pocket fees and expenses actually incurred by such other party in connection with the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement and the transactions contemplated thereby, up to a maximum amount of $15 million. See “The Merger Agreement—No Solicitation of Alternative Proposals,” “—Termination of the Merger Agreement,” and “—Expenses and Termination Fees” beginning on pages 113, 122 and 124, respectively.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Quintiles or IMS Health from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or a potential third-party acquirer could propose to pay a lower per share price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee and other fees and expenses that may become payable in certain circumstances.

If the merger agreement is terminated and either Quintiles or IMS Health determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

Quintiles and IMS Health may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by March 31, 2017. In addition, if the merger agreement is terminated under certain circumstances, Quintiles or IMS Health may be required to pay the other party a termination fee of $250 million. In addition, under certain circumstances, Quintiles or IMS Health may also be required to pay the expenses of the other party up to a maximum of $15 million in connection with the termination of the merger agreement. See “The Merger Agreement—Expenses and Termination Fees” beginning on page 124 for a more complete discussion of the circumstances under which the merger agreement could be terminated and the termination fees that may be payable by Quintiles or IMS Health.

In addition, although the Quintiles Sponsor Shareholders and IMS Health Sponsor Stockholders have agreed to vote their shares in favor of the approval or adoption of the merger agreement, as applicable, pursuant to voting agreements, this obligation and the other obligations of the Quintiles Sponsor Shareholders and IMS Health Sponsor Stockholders under the voting agreements will terminate if the Quintiles board of directors or IMS Health board of directors, respectively, effects a change of recommendation with respect to the merger or if the merger agreement is terminated. See “The Voting Agreements” beginning on page 129 for additional information regarding such agreements.

Quintiles and IMS Health may incur substantial transaction fees and merger-related costs in connection with the merger.

Quintiles and IMS Health expect to incur a number of substantial expenses, totaling approximately $38.5 million, associated with completing the merger, including the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, and combining the operations of the two companies. While Quintiles and IMS Health have assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Quintiles’ and IMS Health’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. Additional unanticipated costs may be incurred in the integration of the businesses of Quintiles and IMS Health, and such costs could become substantial. Although it is expected that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. Further, if the merger is not completed, Quintiles and IMS Health would have to recognize these expenses without realizing the expected benefits of the merger. These costs could adversely affect the financial condition and results of operation of Quintiles and IMS Health prior to the merger and of the Surviving Corporation following the merger.

If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, IMS Health and the IMS Health stockholders may be required to pay substantial United States federal income taxes.

It is a condition to the completion of the merger that each of Bryan Cave LLP, tax counsel to Quintiles, and Weil, Gotshal & Manges, LLP, tax counsel to IMS Health, will have delivered an opinion to Quintiles and IMS Health, respectively, dated as of the closing date of the merger, to the effect that the merger will be treated for

United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on certain assumptions and representations as to factual matters from Quintiles and IMS Health, as well as certain covenants and undertakings by Quintiles and IMS Health. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. Additionally, an opinion of counsel is not binding on the Internal Revenue Service (“IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of IMS Health common stock that is a United States Holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 131) would generally recognize gain or loss upon the exchange of IMS Health common stock for Surviving Corporation common stock pursuant to the merger. In addition, if the merger is not treated as a “reorganization,” IMS Health would recognize gain or loss, measured generally by the difference between the fair market value of IMS Health’s assets and IMS Health’s adjusted tax basis in such assets. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 131.

The future results of the Surviving Corporation will suffer if the Surviving Corporation does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the business of the Surviving Corporation will increase significantly beyond the current size of either Quintiles’ or IMS Health’s business. The Surviving Corporation’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. If the Surviving Corporation is unsuccessful in managing its integrated operations, or if it does not realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger, the operations and financial condition of the Surviving Corporation could be adversely affected and the Surviving Corporation may not be able to take advantage of business development opportunities.

Financial forecasts regarding Quintiles and IMS Health may not prove accurate.

In connection with the merger, internal, stand-alone, pre-transaction financial forecasts were prepared for Quintiles and IMS Health. These forecasts are based on numerous variables and assumptions that are inherently uncertain and are beyond the control of each company’s management team, including assumptions with respect to macro-economic trends, interest rates and anticipated growth rates, and is not necessarily indicative of what each company’s actual results of operations, cash flows or financial position would be on the dates indicated. The assumptions used in preparing these forecasts may not prove to be accurate and other factors may affect the Surviving Corporation’s actual results and financial condition after the completion of the merger, which may cause the Surviving Corporation’s actual results and financial condition to differ materially from the estimates contained in the unaudited prospective financial information prepared for Quintiles and IMS Health. These forecasts were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all, or within projected timeframes. The failure of IMS Health’s or Quintiles’ businesses to achieve projected results could have a material adverse effect on the price of Surviving Corporation common stock, the Surviving Corporation’s financial position, and the Surviving Corporation’s operating results and cash flows.

The merger may not be accretive and may cause dilution to the Surviving Corporation’s earnings per share, which may negatively affect the market price of common stock of the Surviving Corporation.

Quintiles and IMS Health currently anticipate that the merger will be accretive to adjusted diluted earnings per share for the Surviving Corporation stockholders during 2017 using the respective calculation methods for each of Quintiles and IMS Health described in “The Merger—Forward-Looking Financial Information” beginning on page 88 and assuming the achievement of revenue growth, cost savings and utilization of IMS

Health tax assets, as described in “The Merger—Forward–Looking Financial Information—Estimated Synergies” beginning on page 91. However, this expectation is based on preliminary estimates, which may change materially. The Surviving Corporation could also fail to realize all of the benefits anticipated in the merger or experience material delays or inefficiencies in realizing such benefits, which could cause dilution to the Surviving Corporation’s adjusted diluted earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market value of the Surviving Corporation’s common stock.

In connection with the completion of the merger, and as described and based on the assumptions in the section of this joint proxy statement/prospectus entitled “The Merger—Effects of the Merger,” beginning on page 49, Quintiles expects to issue approximately 127 million shares of Quintiles common stock. The issuance of these new shares of Quintiles common stock could have the effect of depressing the market price of common stock of the Surviving Corporation.

Any of these factors could negatively impact Quintiles earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of common stock of the Surviving Corporation.

Legal proceedings in connection with the merger, the outcomes of which are uncertain, could delay or prevent the completion of the merger.

Since the announcement of the merger agreement on May 3, 2016, a putative class action law suit (Chiu v. Bousbib et al., C.A. No. 12340-CB) was filed in the Court of the Chancery for the State of Delaware, against the IMS Health board of directors, challenging the proposed merger. An amended complaint in the Chiu action was filed on June 29, 2016. The complaint alleges that the IMS Health board of directors breached their fiduciary duties to the IMS Health stockholders by, among other things, approving the proposed transaction for inadequate consideration and pursuant to an unfair and conflicted process. The amended complaint further alleges that the Registration Statement on Form S-4 filed on June 3, 2016 in connection with the proposed transaction is materially misleading. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the transaction, rescissionary damages in the event the proposed transaction is consummated, and an award of attorneys’ fees and expenses. On July 1, 2016, the plaintiff filed a motion for a preliminary injunction seeking to enjoin the defendants from consummating the proposed transaction. On August 8, 2016, the defendants filed a motion to dismiss the amended complaint. Additional lawsuits may be filed against Quintiles, IMS Health or the directors and officers of either company in connection with the proposed transaction. Defending such additional lawsuits could require either or both companies to incur significant costs and draw the attention of both management teams away from the proposed transaction. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the transactions are consummated may adversely affect the Surviving Corporation’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the merger from becoming effective within the agreed upon timeframe. See “The Merger—Litigation Relating to the Merger.”

The companies may not be able to obtain financing to complete the Refinancing.

The companies plan to fund the Refinancing of the indebtedness outstanding under the Existing Quintiles Credit Agreement from a combination of cash on hand, senior secured incremental credit facilities and/or a private placement or public offering of senior secured and/or unsecured notes, as described in the section entitled “The Merger—Financing in Connection with the Merger and Indebtedness Following the Merger” beginning on page 106. The availability of any such debt financing is subject to certain conditions precedent and, in the case of the senior secured and/or unsecured notes, conditions in the credit markets. Therefore, the companies cannot assure you that such debt financing described above will be available on commercially reasonable terms or that such debt financing will be completed.

Risks Relating to Ownership of the Common Stock of the Surviving Corporation

The parties to the Shareholders Agreement will continue to have significant influence over the Surviving Corporation after the merger, including control over decisions that require the approval of stockholders, which could limit the ability of other stockholders to influence the outcome of matters submitted to stockholders for a vote.

Upon the completion of the merger, certain of the largest post-merger stockholders will own approximately 39.6% of the outstanding shares of common stock of the Surviving Corporation (or 37.5% on a fully diluted basis). These stockholders are parties to a Shareholders Agreement that will supersede and replace the Original Quintiles Shareholders Agreement and the Original IMS Health Shareholders Agreement.

The parties to the Shareholders Agreement, other than the DG Shareholders (who have agreed separately to vote in favor of the merger and the transactions contemplated thereby), have agreed to vote for individuals designated to the Surviving Corporation board of directors upon completion of the merger as follows:

•	Ari Bousbib (as Chief Executive Officer of the Surviving Corporation);

•	Thomas Pike (as Vice Chairman of the Surviving Corporation);

•	one individual designated by the TPG-Q Funds and the TPG-I Funds (collectively, the “TPG Shareholders”) (until the time at which the TPG Shareholders beneficially own, as a group, less than 5% of the outstanding common stock of the Surviving Corporation);

•	another individual designated by the TPG Shareholders (until the earlier of (i) the seven year anniversary of completion of the merger and (ii) time at which the TPG Shareholders beneficially own, as a group, 5% or more but less than 12% of the outstanding common stock of the Surviving Corporation);

•	one individual designated by each of the Bain Shareholders, the LGP Shareholders and the CPP Shareholder (each until the earlier of (i) the day after the Surviving Corporation’s 2018 annual meeting of stockholders or (ii) the time at which such shareholder group beneficially owns less than 2.5% of the outstanding common stock of the Surviving Corporation); and

•	four individuals who are non-shareholder, independent directors.

The Shareholders Agreement provides that the Surviving Corporation will use its best efforts to cause Dr. Gillings to be elected as the Lead Director through the 2018 annual meeting of stockholders of the Surviving Corporation and to be elected as a director of the Surviving Corporation so that he may serve as a director until the day after the 2021 annual meeting of stockholders of the Surviving Corporation (provided that the DG Shareholders, as a group, continue to beneficially own at least 2.5% of the outstanding common stock of the Surviving Corporation), including using its best efforts to support his nomination for the slate of director nominees for a three-year term at the 2017 and 2020 annual meetings of stockholders of the Surviving Corporation.

As a result, the parties to the Shareholders Agreement potentially have the ability to influence decisions of the Surviving Corporation to enter into any corporate transaction (and the terms thereof), any change in the composition of its board of directors and any transaction that requires shareholder approval regardless of whether others believe that such change or transaction is in the best interests of the Surviving Corporation. Additionally, the parties to the Shareholders Agreement are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the Surviving Corporation. One or more of the parties to the Shareholders Agreement may also pursue acquisition opportunities that may be complementary to the business of the Surviving Corporation and, as a result, those acquisition opportunities may not be available to the Surviving Corporation. So long as the parties to the Shareholders Agreement continue to own a significant amount of equity of the Surviving Corporation, if they exercise their stockholder rights collectively, they will be able to significantly influence its decisions.

Holders of Quintiles common stock and IMS Health common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Quintiles and IMS Health common stock currently have the right to vote in the election of the board of directors and on other matters affecting Quintiles and IMS Health, respectively. Upon the completion of the merger, each IMS Health stockholder who receives shares of Surviving Corporation common stock will become a stockholder of the Surviving Corporation with a percentage ownership of the Surviving Corporation that is smaller than the stockholder’s percentage ownership of IMS Health. Based on the assumptions described in “The Merger—Effects of the Merger,” it is currently expected that the IMS Health stockholders as a group will receive shares in the merger constituting approximately 51.2% of the shares of Surviving Corporation common stock on a fully diluted basis immediately after the merger. As a result, current stockholders of Quintiles as a group will own approximately 48.8% of the shares of Surviving Corporation common stock on a fully diluted basis immediately after the merger. Because of this, Quintiles and IMS Health stockholders will have less influence on the management and policies of the Surviving Corporation than they now have on the management and policies of Quintiles and IMS Health, respectively.

The Delaware certificate of incorporation contains a provision renouncing any interest and expectancy in certain corporate opportunities identified by certain of the Surviving Corporation’s affiliates, even if such corporate opportunities are ones that the Surviving Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue.

The Delaware certificate of incorporation provides that the Surviving Corporation renounces any interest or expectancy in the business opportunities of the TPG Shareholders, the Bain Shareholders, the CPP Shareholder, and the LGP Shareholders and their affiliates (other than the Surviving Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees, and each such person will have no obligation to offer the Surviving Corporation such opportunities. This provision applies to these stockholders (and associated parties) only for so long as a nominee designated by the stockholder under the Shareholders Agreement continues to serve on the board. Stockholders will be deemed to have notice of and have consented to this provision of the Delaware certificate of incorporation.

Therefore, a director or officer of the Surviving Corporation who also serves as a director, officer, member, manager, or employee of such stockholders may pursue certain business opportunities, including acquisitions, that may be complementary to its business and, as a result, such opportunities may not be available to the Surviving Corporation. These potential conflicts of interest could have a material adverse effect on the business, financial condition, results of operations, or prospects of the Surviving Corporation if attractive corporate opportunities are allocated by such stockholders to themselves or their other affiliates instead of to the Surviving Corporation.

Provisions of the corporate governance documents of the Surviving Corporation could make an acquisition of the Surviving Corporation difficult and may prevent attempts by its stockholders to replace or remove its management, even if beneficial to its stockholders.

In addition to the beneficial ownership of a controlling percentage of Surviving Corporation common stock by the parties to the Shareholders Agreement, the Delaware certificate of incorporation and Delaware bylaws and the DGCL contain provisions that could make it difficult for a third party to acquire the Surviving Corporation even if doing so might be beneficial to its stockholders, including:

•	the division of the board of directors into three classes and the election of each class for three-year terms;

•	subject to the Shareholders Agreement, the sole ability of the board of directors to fill a vacancy created by the death or resignation of a director or the expansion of the board of directors;·

•	advance notice requirements for stockholder proposals and director nominations;

•	limitations on the ability of stockholders to call special meetings and to take action by written consent;

•	the approval of holders of at least seventy-five percent (75%) of the outstanding shares of the Surviving Corporation entitled to vote on any amendment, alteration, change, addition or repeal of the Delaware bylaws is required to amend, alter, change, add to or repeal the Delaware bylaws;

•	the required approval of holders of at least seventy-five percent (75%) of the outstanding shares of the Surviving Corporation to remove directors, which removal may only be for cause, subject to different requirements in the case of directors elected by a voting group of stockholders and the terms of the Shareholders Agreement; and

•	the ability of the board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by the board of directors.

In addition, the Surviving Corporation will be subject to Section 203 of the DGCL regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. These provisions may frustrate or prevent any attempts by stockholders to replace members of the board of directors. Because the Surviving Corporation’s board is responsible for appointing the members of management, these provisions could in turn affect any attempt to replace current members of management. As a result, stockholders of the Surviving Corporation may lose their ability to sell their stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Surviving Corporation may be unsuccessful.

The shares of Surviving Corporation common stock will have different rights from the shares of Quintiles and IMS Health common stock.

Upon completion of the merger, holders of shares of Quintiles and IMS Health common stock will become holders of shares of Surviving Corporation common stock and their rights as stockholders will be governed by Delaware law and the Delaware certificate of incorporation and the Delaware bylaws. The shares of Surviving

Corporation common stock differ from those of Quintiles and IMS Health in important respects and, accordingly, the results of operations of the Surviving Corporation and the market price of its shares of common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Quintiles and IMS Health. See the section entitled “Comparison of Rights of Stockholders” beginning on page 162.

There may be sales of a substantial amount of common stock of the Surviving Corporation by principal stockholders, and these sales could cause the price of its common stock to fall.

Based on the assumptions described in “The Merger—Effects of the Merger,” beginning on page 49, it is expected that there will be approximately 246 million shares of common stock of the Surviving Corporation outstanding following the merger. Approximately 39.6% of such common stock would be held by parties to the Shareholders Agreement.

Each of the parties to the Shareholders Agreement, other than the DG Shareholders (who are covered by the letter agreement described below), have agreed that (i) for 90 days following the completion of the merger, neither it nor its affiliates will transfer any common stock of the Surviving Corporation and (ii) after such period has ended, neither it nor its affiliates will, except for certain pledges, transfers to permitted transferees and certain transfers in connection with underwritten public offerings, (x) transfer more than 1% of the outstanding common stock of the Surviving Corporation in any calendar quarter or (y) transfer any shares of the outstanding common stock of the Surviving Corporation to a third party such that, to such stockholder’s knowledge, as a result of such transfer, such third party would, together with its affiliates if applicable, own 10% or more of the total voting power of the voting stock of the Surviving Corporation.

The DG Shareholders have entered into a letter agreement with Quintiles pursuant to which they have agreed that (i) for 90 days following the completion of the merger, the DG Shareholders will not transfer any common stock of the Surviving Corporation; and (ii) following such period, until the earlier of (x) the day after the Surviving Corporation’s 2021 annual meeting of stockholders (y) the date that the DG Shareholders, together with their affiliates, cease to own at least 2.5% of the outstanding common stock of the Surviving Corporation or (z) the date on which the DG Shareholders have withdrawn from the Shareholders Agreement in accordance with its terms, neither the DG Shareholders nor their affiliates will transfer more than 1% of the outstanding common stock of the Surviving Corporation in any calendar quarter or transfer any shares of the outstanding common stock of the Surviving Corporation to a third party that, to such stockholder’s knowledge, as a result of such transfer would own 10% or more of the outstanding common stock of the Surviving Corporation, in each case except for certain pledges, transfers to permitted transferees and certain transfers in connection with underwritten public offerings.

Sales of substantial amounts of common stock of the Surviving Corporation in the public market, or the perception that such sales will occur, could adversely affect the market price of such common stock and make it difficult for the Surviving Corporation to raise funds through offerings of common stock in the future. For example, as restrictions on resale end, the market price of Surviving Corporation common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Stockholders that are a party to the Shareholders Agreement may require the Surviving Corporation to register their shares for resale under the federal securities laws, subject to certain requirements. Under the Shareholders Agreement, the Surviving Corporation is required to pay the registration expenses associated with the registration of such shares, not including the underwriting discounts, commissions and transfer taxes. Registration of those shares would allow those stockholders to immediately resell their shares in the public market. Any such sales or the anticipation of such sales may cause the market price of common stock of the Surviving Corporation to decline.

Neither Quintiles nor IMS Health has current plans to pay regular cash dividends on common stock, and stockholders of the Surviving Corporation may not receive any return on investment unless they sell their common stock for a price greater than that which they paid for it.

Neither Quintiles nor IMS Health currently anticipates paying any regular cash dividends on their common stock. Any decision to declare and pay dividends by the Surviving Corporation in the future will be made at the discretion of its board of directors and will depend on, among other things, its results of operations, financial condition, cash requirements, contractual restrictions and other factors that its board of directors may deem relevant. In addition, its ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness it or its subsidiaries incur, including under its credit facilities. Therefore, any return on investment in common stock of the Surviving Corporation may be solely dependent upon the appreciation of the price of its common stock on the open market, which may not occur.

The operating results and share price of the Surviving Corporation may be volatile, which could cause the value of its stockholders’ investments to decline.

The quarterly and annual operating results of the Surviving Corporation may fluctuate in the future, and such fluctuations may be significant. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of the Surviving Corporation’s shares to wide price fluctuations regardless of its operating performance. Its operating results and the trading price of its shares may fluctuate in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in its quarterly and annual financial and operating results;

•	introduction of new products or services by the Surviving Corporation or its competitors;

•	the progress and success of the integration process or the perception of such progress or success;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of stock of the Surviving Corporation;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations;

•	changing economic conditions; and

•	exchange rate fluctuations.

These and other factors, many of which are beyond its control, may cause the Surviving Corporation’s operating results and the market price for its shares to fluctuate substantially. While operating results for any particular quarter may not necessarily be a meaningful indication of future results, fluctuations in quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of shares of Surviving Corporation common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of stockholders brought a lawsuit against the Surviving Corporation, it could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of its management from its business, which could significantly harm its profitability and reputation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “budget,” “should,” “continue,” “could,” “forecast,” “may,” “might,” “potential,” “strategy,” “will,” “would,” “seek,” “estimate,” or variations of such words and similar expressions, although the absence of any such words or expressions does not mean that a particular statement is not a forward-looking statement. It is important to note that Quintiles’ and IMS Health’s goals and expectations are not predictions of actual performance. Any statements regarding the benefits of the merger, or Quintiles’ or IMS Health’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections entitled “The Merger—IMS Health’s Reasons for the Merger; Recommendation of the IMS Health Board of Directors,” “—Background of the Merger,” “—Quintiles’ Reasons for the Merger; Recommendation of the Quintiles Board of Directors,” “—Opinion of Quintiles’ Financial Advisor,” “—Opinion of IMS Health’s Financial Advisor” and “—Forward-Looking Financial Information” may constitute forward-looking statements.

These forward-looking statements represent Quintiles’ and IMS Health’s intentions, plans, expectations, assumptions and beliefs about future events, including the completion of the merger, and are subject to risks, uncertainties and other factors. Many of these factors are outside the control of Quintiles and IMS Health and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described in the section entitled “Risk Factors” beginning on page 22, these factors include:

•	those identified and disclosed in public filings with the SEC made by Quintiles and IMS Health;

•	failing to obtain Quintiles and IMS Health stockholder approval of the merger;

•	satisfying the conditions to the closing of the merger;

•	the length of time necessary to complete the merger;

•	successfully integrating the Quintiles and IMS Health businesses, and avoiding problems which may result in the Surviving Corporation not operating as effectively and efficiently as expected;

•	the possibility that the expected benefits of the merger will not be realized within the expected timeframe or at all;

•	the restrictions on Quintiles’ and IMS Health’s ability to pursue alternative transactions to the merger and the possibility that, in specified circumstances, Quintiles or IMS Health could be required to pay a fee to the other party;

•	the direct and indirect costs incurred and that will be incurred by each of Quintiles and IMS Health in connection with the merger;

•	the diversion of management time on merger-related issues;

•	prevailing economic, market and business conditions;

•	the cost and availability of capital and any restrictions imposed by lenders or creditors;

•	changes in the industries in which Quintiles, IMS Health, or the Surviving Corporation operate;

•	the failure to renew, or the revocation of, any license or other required permits;

•	unexpected charges or unexpected liabilities arising from a change in accounting policies, or the effects of acquisition accounting varying from the companies’ expectations;

•	the risk that the credit ratings of the Surviving Corporation or its subsidiaries may be different from what the companies expect, which may increase borrowing costs and/or make it more difficult for the Surviving Corporation to pay or refinance the Surviving Corporation’s debts and require it to borrow or divert cash flow from operations in order to service debt payments;

•	fluctuations in interest rates;

•	the effects on the businesses of the companies resulting from uncertainty surrounding the merger, including with respect to clients, employees or suppliers or the diversion of management’s time and attention;

•	adverse outcomes of pending or threatened litigation or governmental investigations, if any, unrelated to the merger;

•	the effects on the companies of future regulatory or legislative actions, including changes in healthcare, environmental and other laws and regulations to which Quintiles, IMS Health or their subsidiaries and facilities are subject;

•	conduct of and changing circumstances related to third-party relationships on which Quintiles and IMS Health rely, including the level of credit worthiness of counterparties;

•	the volatility and unpredictability of the stock market and credit market conditions;

•	conditions beyond Quintiles’ or IMS Health’s control, such as disaster, acts of war or terrorism;

•	variations between the stated assumptions on which forward-looking statements are based and Quintiles’ and IMS Health’s actual experience; and

•	other economic, business, and/or competitive factors.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Quintiles and IMS Health claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus and should be read in conjunction with the risk factors and other disclosures contained or incorporated by reference into this joint proxy statement/prospectus. The areas of risk and uncertainty described above, which are not exclusive, should be considered in connection with any written or oral forward-looking statements that may be made in this joint proxy statement/prospectus or on, before or after the date of this joint proxy statement/prospectus by Quintiles or IMS Health or anyone acting for any or both of them. Except as required by applicable law or regulation, neither Quintiles nor IMS Health undertakes any obligation to release publicly or otherwise make any revisions to any forward-looking statements, to report events or circumstances after the date of this joint proxy statement/prospectus or to report the occurrence of unanticipated events. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Quintiles, IMS Health or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Quintiles and IMS Health. For a list of the documents incorporated by reference, see the section entitled “Where You Can Find Additional Information” beginning on page 213.

THE COMPANIES

Quintiles

Quintiles, a North Carolina corporation, is headquartered in Durham, North Carolina. Quintiles is the world’s largest provider of biopharmaceutical development services and commercial outsourcing services. Quintiles is positioned at the intersection of business services and healthcare and generated $4.3 billion of service revenues in 2015, conducts business in approximately 100 countries and has approximately 36,100 employees. Quintiles uses the breadth and depth of its service offerings, its global footprint and its therapeutic, scientific and analytics expertise to help its biopharmaceutical clients, as well as other healthcare clients, to be more successful in an increasingly complex healthcare environment.

Quintiles’ principal executive offices are located at 4820 Emperor Blvd., Durham, North Carolina 27703 and its telephone number is (919) 998-2000. Shares of Quintiles common stock are listed on the NYSE and trade under the symbol “Q.”

This joint proxy statement/prospectus incorporates important business and financial information about Quintiles from other documents that are incorporated by reference; see the section entitled “Where You Can Find Additional Information” beginning on page 213.

IMS Health

IMS Health, a Delaware corporation, is headquartered in Danbury, Connecticut. IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. IMS Health uses its proprietary healthcare data management and projection methodologies on over 15 petabytes of complex healthcare data to deliver unique insights and a deeper understanding of real world treatments, costs and outcomes. IMS Health’s more than 15,000 employees blend global consistency and local market knowledge across more than 100 countries to help clients run their operations more efficiently. Clients include pharmaceutical, biotechnology, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

IMS Health’s principal executive offices are located at 83 Wooster Heights Road, Danbury, Connecticut 06810 and its telephone number is (203) 448-4600. Shares of IMS Health common stock are listed on the NYSE and trade under the symbol “IMS.”

This joint proxy statement/prospectus incorporates important business and financial information about IMS Health from other documents that are incorporated by reference; see the section entitled “Where You Can Find Additional Information” beginning on page 213.

QUINTILES SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the shareholders of Quintiles as part of a solicitation of proxies by the Quintiles board of directors for use at the Quintiles special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides shareholders of Quintiles with the information they need to know to be able to vote or instruct their vote to be cast at the Quintiles special meeting.

Date, Time and Place

The special meeting of Quintiles shareholders will be held at DoubleTree by Hilton Hotel Raleigh-Durham Airport at Research Triangle Park, 4810 Page Creek Lane, Durham, North Carolina on September 22, 2016, at 2:00 p.m., local time.

Purpose of the Quintiles Special Meeting

At the Quintiles special meeting, Quintiles shareholders will be asked:

•	to consider and vote on the proposal to approve the merger agreement a copy of which is included as Appendix A to this joint proxy statement/prospectus, which is conditioned on the approval of the issuance of shares of Surviving Corporation common stock in the merger, the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger and the proposals regarding the Delaware certificate of incorporation (“Quintiles Proposal No. 1”);

•	to consider and vote on the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, which is conditioned on the approval of the merger agreement, the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger and the proposals regarding the Delaware certificate of incorporation (“Quintiles Proposal No. 2”);

•	to consider and vote on the proposal to reincorporate Quintiles in Delaware immediately prior to the completion of the merger, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, and the proposals regarding the Surviving Corporation’s Delaware certificate of incorporation (“Quintiles Proposal No. 3”);

•	to consider and vote on the proposal to approve the authorized number of shares of common stock contained in the Delaware certificate of incorporation, a copy of which is included as Appendix D to this joint proxy statement/prospectus, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the reincorporation of Quintiles in Delaware immediately prior to completion of the merger, and the proposal regarding elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation (“Quintiles Proposal No. 4”);

•	to consider and vote on the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation, a copy of which is included as Appendix D to this joint proxy statement/prospectus, which is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the reincorporation of Quintiles in Delaware immediately prior to completion of the merger, and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“Quintiles Proposal No. 5”);

•	to consider and vote on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger (“Quintiles Proposal No. 6”); and

•	to consider and vote on the proposal to adjourn the Quintiles special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve Quintiles Proposals Nos. 1-5 (“Quintiles Proposal No. 7”).

Recommendation of the Board of Directors of Quintiles

The Quintiles board of directors has approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, the reincorporation of Quintiles in Delaware, the two proposals regarding the Delaware certificate of incorporation and the proposal for approval, on an advisory (non-binding) basis, of specific compensatory arrangements between Quintiles and its named executive officers related to the merger, are advisable and in the best interests of Quintiles and its shareholders. The Quintiles board of directors recommends that the Quintiles shareholders vote “FOR” each of the proposals being submitted to a vote of the Quintiles shareholders at the Quintiles special meeting. All of the members of the Quintiles board of directors approved such recommendations, other than one director who recused himself from the meeting relating to the vote with respect to the merger agreement and all other meetings at which matters related to the merger were considered.

The Quintiles board of directors recommends that Quintiles shareholders vote “FOR” each proposal being submitted to a vote of the Quintiles shareholders at the Quintiles special meeting.

Quintiles Record Date; Shareholders Entitled to Vote

Only Quintiles shareholders of record at the close of business on August 12, 2016, the Quintiles record date for the Quintiles special meeting, are entitled to notice of, and to vote at, the Quintiles special meeting or any adjournments or postponements thereof. At the close of business on the Quintiles record date, there were 119,041,639 shares of Quintiles common stock issued and outstanding.

Holders of record of Quintiles common stock on the Quintiles record date are entitled to one vote per share at the Quintiles special meeting on each proposal.

Voting by Quintiles’ Directors and Executive Officers

At the close of business on the Quintiles record date, directors and executive officers of Quintiles and their affiliates were entitled to vote 13,410,412 shares of Quintiles common stock, or approximately 11.3% of the shares of Quintiles common stock outstanding on that date. Quintiles currently expects that Quintiles’ directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the Quintiles shareholders at the Quintiles special meeting, although none of them has entered into any agreement obligating them to do so, except for Dr. Gillings, as described below under “—Quintiles Voting Agreements.”

Quintiles Voting Agreements

In connection with the merger agreement, the DG Shareholders, including Dr. Gillings, who is a director of Quintiles, the Bain Shareholders, and the TPG-Q Shareholders, who beneficially own approximately 10.7%, 8.3% and 6.0% of Quintiles common stock outstanding, respectively, each entered into a voting agreement with IMS Health pursuant to which, among other things, each Quintiles Sponsor Shareholder agreed to support the transactions contemplated by the merger agreement, including the merger, by voting the shares of Quintiles common stock over which such Quintiles Sponsor Shareholder has the power to vote in favor of the merger agreement and the transactions contemplated thereby. The voting agreements may terminate early in certain circumstances, including upon a change of recommendation of the Quintiles board of directors. For more information regarding the voting agreements with IMS Health, see the section entitled “The Voting Agreements” beginning on page 129.

Quorum; Adjournment

A quorum must be present at the Quintiles special meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Whether or not a quorum is present in person or represented at the meeting, the holders of a majority in number of the shares of stock of Quintiles present in person or represented by proxy and entitled to vote may adjourn the meeting. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment and if a new record date is not fixed for the adjourned meeting; but if a new record date is fixed for the adjourned meeting (which must be done if the new date is more than 120 days after the date of the original meeting), or if the adjournment is for more than thirty days, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting. At the adjourned meeting the shareholders may transact any business which might have been transacted by them at the original meeting.

Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares of Quintiles common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, failures to vote will not be included in the calculation of the number of shares of Quintiles common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

If a quorum is not present at the Quintiles special meeting, or if a quorum is present at the Quintiles special meeting but there are not sufficient votes at the time of the Quintiles special meeting to approve Quintiles Proposals Nos. 1-5, then Quintiles shareholders may be asked to vote on a proposal to adjourn the Quintiles special meeting so as to permit the further solicitation of proxies for any proposal.

Required Vote

The proposals to approve the merger agreement, reincorporate Quintiles in Delaware immediately prior to the completion of the merger, and to approve certain provisions of the Delaware certificate of incorporation each require the affirmative vote of a majority of the outstanding shares of Quintiles common stock entitled to be cast on the proposal. The proposal to issue shares of Surviving Corporation common stock to IMS Health stockholders requires the affirmative vote of a majority of the votes cast with respect to such proposal. The proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers requires that the votes cast for approval exceed the votes cast against approval, although such vote will not be binding on Quintiles, or the Surviving Corporation, their boards of directors or any of their committees.

The adjournment of the Quintiles special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires that the votes cast for approval exceed the votes cast against approval with respect to such proposal.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the NYSE, banks, brokers or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Quintiles common stock in “street name” for their clients, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to any of its proposals. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to such proposals.

Failures to vote, abstentions and broker non-votes are treated as follows:

•	Failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes against the proposal to approve the merger agreement, to reincorporate in Delaware and to approve certain provisions of the Delaware certificate of incorporation.

•	Abstentions, if any, will have the same effect as votes against the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, but failures to vote and broker non-votes, if any, will have no effect on such proposal.

•	Failures to vote, abstentions and broker non-votes, if any, will have no effect on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between Quintiles and its named executive officers relating to the merger and the adjournment proposal.

Voting at the Quintiles Special Meeting

Whether or not you plan to attend the Quintiles special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company, LLC, Quintiles’ transfer agent and registrar, you may vote in person at the Quintiles special meeting or be represented by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote.

Voting in Person

If you plan to attend the Quintiles special meeting and wish to vote in person, you will be given a ballot at the Quintiles special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the Quintiles special meeting, you must bring to the Quintiles special meeting a proxy executed in your favor from the record holder (your bank, broker or other nominee) of the shares authorizing you to vote at the Quintiles special meeting.

In addition, if you are a registered shareholder, please be prepared to provide proper identification, such as a valid driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. Quintiles requests that you submit a proxy via Internet by logging onto www.voteproxy.com and following the instructions on your proxy card or by telephone by dialing 1-800-776-9437 and listening for further directions or by signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend the Quintiles special meeting. You can always change your vote at the Quintiles special meeting. To be valid, a returned proxy card must be signed and dated. If you hold your shares of Quintiles common stock in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., eastern time, on September 21, 2016.

How Proxies Are Counted

All shares represented by properly executed proxies received in time for the Quintiles special meeting will be voted at the meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

For purposes of determining the outcome of any matter as to which a bank, broker or other nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. See “—Failure to Vote, Broker Non-Votes and Abstentions” above.

Revocation of Proxies

Any shareholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of Quintiles, by voting again via mail, telephone or the internet, or by attending the Quintiles special meeting and casting his or her vote in person. A shareholder’s last timely vote will be the vote that is counted.

Please note that if your shares are held in “street name” through a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with its established procedures. If your shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending the Quintiles special meeting and voting in person, your vote in person at the Quintiles special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your bank, broker or other nominee).

Solicitation of Proxies

Quintiles is soliciting proxies for its special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by Quintiles, including the cost of mailing this proxy statement. Quintiles may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of Quintiles, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

Quintiles has retained the services of Alliance Advisors to assist in the solicitation of proxies for an estimated fee not to exceed $25,000, plus reimbursement of out-of-pocket expenses. Quintiles will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them.

IMS HEALTH SPECIAL MEETING

This proxy statement/prospectus is being provided to IMS Health stockholders as part of a solicitation of proxies by the IMS Health board of directors for use at the IMS Health special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides stockholders of IMS Health with the information they need to know to be able to vote or instruct their vote to be cast at the IMS Health special meeting.

Date, Time and Place

The IMS Health special meeting is scheduled to be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut, on September 22, 2016 at 9:00 a.m., local time.

Purpose of the IMS Health Special Meeting

At the IMS Health special meeting, IMS Health stockholders will be asked:

•	to consider and vote on the proposal to adopt the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, which is conditioned on the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“IMS Health Proposal No. 1”);

•	to consider and vote on the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation, a copy of which is included as Appendix D to this joint proxy statement/prospectus, which is conditioned on the adoption of the merger agreement and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (“IMS Health Proposal No. 2”);

•	to consider and vote on the proposal to approve the authorized number of shares of common stock contained in the Delaware certificate of incorporation, a copy of which is included as Appendix D to the joint proxy statement/prospectus, which is conditioned on the adoption of the merger agreement and the proposal regarding the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation (“IMS Health Proposal No. 3”)

•	to consider and vote on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger with Quintiles (“IMS Health Proposal No. 4”); and

•	to consider and vote on the proposal to adjourn the IMS Health special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve IMS Health Proposals Nos. 1, 2 and 3 (“IMS Health Proposal No. 5”).

Recommendation of the Board of Directors of IMS Health

The IMS Health board of directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the approval of the two proposals regarding the Delaware certificate of incorporation require the affirmative vote of the majority of the votes cast on the proposal affirmatively or negatively, and specific compensatory arrangements between IMS Health and its named executive officers relating to the merger with Quintiles, are advisable and in the best interests of IMS Health and its stockholders.

The IMS Health board of directors unanimously recommends that IMS Health stockholders vote “FOR” each proposal being submitted to a vote of IMS Health stockholders at the IMS Health special meeting.

IMS Health Record Date; Stockholders Entitled to Vote

Only holders of record of IMS Health common stock at the close of business on August 12, 2016, the record date for the IMS Health special meeting, will be entitled to notice of, and to vote at, the IMS Health special meeting or any adjournments or postponements thereof. At the close of business on the IMS Health record date, 329,598,816 shares of IMS Health common stock were issued and outstanding and held by holders of record.

Holders of record of IMS Health common stock on the IMS Health record date are entitled to one vote per share at the IMS Health special meeting on each proposal.

Voting by IMS Health’s Directors and Executive Officers

At the close of business on the IMS Health record date, directors and executive officers of IMS Health and their affiliates were entitled to vote 2,910,981 shares of IMS Health common stock, or approximately 0.88% of the shares of IMS Health common stock outstanding on that date. IMS Health currently expects that IMS Health’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of the IMS Health stockholders at the IMS Health special meeting, although none of them has entered into any agreement obligating them to do so.

IMS Health Voting Agreements

In connection with the merger agreement, the TPG-I Funds, the CPP Shareholder and the LGP Shareholders, who beneficially own approximately 33.6%, 14.1% and 5.8% of IMS Health common stock outstanding, respectively, each entered into a voting agreement with Quintiles pursuant to which, among other things, each of the IMS Health Sponsor Stockholders agreed to support the transactions contemplated by the merger agreement, including the merger, by voting the shares of IMS Health common stock over which it has the power to vote in favor of the merger agreement and the transactions contemplated thereby. The voting agreements may terminate early in certain circumstances, including upon a change of recommendation of the IMS Health board of directors. The vote of the IMS Health Sponsor Stockholders would be sufficient to approve the IMS Health proposals. For more information regarding the voting agreements see the section entitled “The Voting Agreements” beginning on page 129.

Quorum; Adjournment

No business may be transacted at the IMS Health special meeting unless a quorum is present. Stockholders entitled to cast a majority of all the votes entitled to be cast at the IMS Health special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the IMS Health special meeting. If a quorum is not present, or if fewer shares of IMS Health common stock are voted in favor of each proposal than the number required for its adoption, the IMS Health special meeting may be adjourned (by the IMS Health Chairman or the IMS Health stockholders, by the affirmative vote of a majority of the votes cast on such proposal affirmatively or negatively, whether or not a quorum is present) to allow additional time for obtaining additional proxies or votes.

At any subsequent reconvening of the IMS Health special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each IMS Health stockholder of record entitled to vote at the meeting, or, if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the IMS Health board of directors will fix a new record date for notice of such adjourned meeting and such notice will be given to each IMS Health stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares of IMS Health common stock represented at the IMS Health special meeting for purposes of determining whether a quorum has been achieved. However, failures to vote, if any, will not be included in the calculation of the number of shares of IMS Health common stock represented at the IMS Health special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of IMS Health common stock outstanding and entitled to vote on the proposal.

The approval of the two proposals regarding the Delaware certificate of incorporation require the affirmative vote of the majority of the votes cast on the proposal affirmatively or negatively.

The approval of, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, although such vote will not be binding on IMS Health or its board of directors or any of its committees.

If necessary or appropriate to solicit additional proxies for any proposal if there are not sufficient votes to adopt IMS Proposals Nos. 1, 2 and 3, the IMS Health Chairman or the IMS Health stockholders, by the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, whether or not a quorum is present, may adjourn the meeting to another time or place without further notice other than by announcement, until a quorum will attend.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the NYSE, banks, brokers, or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of IMS Health common stock in “street name” for their clients, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to any of the proposals. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to such proposals.

Failures to vote, abstentions and broker non-votes are treated as follows:

•	Failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes against the proposal to adopt the merger agreement.

•	Failures to vote, abstentions and broker non-votes, if any, will have no effect on the proposals regarding the Delaware certificate of incorporation, the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements relating to the merger between IMS Health and its named executive officers relating to the merger and the proposal to adjourn the IMS Health special meeting.

Voting at the Special Meeting

Whether or not you plan to attend the IMS Health special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer and Trust Company, IMS Health’s transfer agent and registrar, you may vote in person at the IMS Health special meeting or be represented by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote.

Voting in Person

If you plan to attend the IMS Health special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder (your bank, broker or other nominee ) of the shares authorizing you to vote at the special meeting.

In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting by Proxy

If you are a holder of record, a proxy card is enclosed for your use. IMS Health requests that you submit a proxy via Internet or by telephone by following the instructions on the enclosed proxy card, or by signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. You should vote your proxy in advance of the meeting even if you plan to attend the IMS Health special meeting. You can always change your vote at the IMS Health special meeting. To be valid, a returned proxy card must be signed and dated. If you hold your shares of IMS Health common stock in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., eastern time, on September 21, 2016.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the IMS Health special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. See “Failure to Vote, Broker Non-Votes and Abstentions” above.

Revocation of Proxies

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to the IMS Health Corporate Secretary, which must be filed with the IMS Health Corporate Secretary by the time the IMS Health special meeting begins, or by attending the IMS Health special meeting and voting in person. A stockholder’s last timely vote will be the vote that is counted.

Please note that if your shares are held in “street name” through a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Solicitation of Proxies

IMS Health is soliciting proxies for its special meeting and, in accordance with the merger agreement, the cost of proxy solicitation will be borne by IMS Health, including expenses in connection with preparing, assembling and mailing the notice of internet availability of proxy materials. IMS Health may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of IMS Health, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

IMS Health has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee not to exceed $15,000, plus reimbursement of out-of-pocket expenses. IMS Health will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. IMS Health will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

THE MERGER

Effects of the Merger

At the effective time of the merger, IMS Health will merge with and into Quintiles. Quintiles will survive the merger. Upon completion of the merger, the name of the Surviving Corporation will be changed to “Quintiles IMS Holdings, Inc.”

At the effective time of the merger, each share of IMS Health common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and become exchangeable for 0.3840 of a share of common stock of the Surviving Corporation, and IMS Health stock options and other equity awards granted under an IMS Health Equity Plan will be converted, as appropriate, into the option to acquire or right to receive the appropriate number of shares of Surviving Corporation common stock as determined by the exchange ratio. This exchange ratio is fixed and will not be adjusted to reflect changes in stock prices or numbers of shares outstanding prior to the closing of the merger. Based on the number of shares of Quintiles and IMS Health common stock that were outstanding as of the close of business on July 31, 2016, on a fully diluted basis, Quintiles and IMS Health estimate that, upon the completion of the merger, former Quintiles shareholders will own approximately 48.8% of the Surviving Corporation on a fully diluted basis and former IMS Health stockholders will hold approximately 51.2% of the Surviving Corporation on a fully diluted basis. The foregoing expected ownership percentages were calculated based on what holders of shares and equity awards of Quintiles and IMS Health would be expected to own immediately following the completion of the merger on a fully diluted basis. It is currently estimated that, if the merger is completed, the Surviving Corporation will issue approximately 126,566,000 additional shares of common stock and reserve for issuance approximately 5,766,000 additional shares to cover shares underlying IMS Health outstanding equity awards.

No fractional shares of Surviving Corporation common stock will be issued to former holders of IMS Health common stock in connection with the merger. Instead, the Surviving Corporation will pay to each former holder of IMS Health common stock who otherwise would be entitled to receive a fractional share of Surviving Corporation common stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Surviving Corporation common stock which such holder would otherwise be entitled to receive (taking into account all shares of IMS Health common stock held by such holder) by (ii) the volume weighted average closing price of one share of Quintiles common stock on the NYSE for the five trading days ending on the last trading day immediately prior to the closing date of the merger.

Background of the Merger

As part of its strategic planning over many years, Quintiles’ senior management and board of directors recognized that the increased ability to access and use information about the distribution, day-to-day use and impact of medicines around the world would enable it to better serve its biopharmaceutical clients, particularly in site selection and patient recruitment for clinical trials. This view regarding the access to, and use of, healthcare information was periodically discussed by the Quintiles board of directors and was considered in certain of Quintiles’ corporate development efforts over the last few years. In the context of these discussions, IMS Health was acknowledged to be a leading information services and technology services company that acquires, analyzes and reports on information about the distribution, day-to-day use and impact of medicines around the world and leverages data management, analytics and information technology capabilities (“IMS Health capabilities”) as a core part of its business.

As part of its regular strategic planning process, IMS Health looks at strategic growth markets where it can leverage IMS Health capabilities to create incremental value. Over the past five years, IMS Health’s core capabilities in data management, analytics and information technology were leveraged to enter larger, faster growing markets for value-added services to life science companies. IMS Health successfully implemented this strategy in the creation of a substantial global services business serving the needs of sales, marketing and other functions within life sciences companies that are involved in bringing medicines to market, today representing approximately half of the company’s revenues and generating most of its growth. In recent years, IMS Health has been exploring how it might pursue similar opportunities in larger, adjacent markets with significant growth potential. For example, IMS Health has been exploring how it might leverage its data management, analytics and technology capabilities to provide analytics and other value-added services to payers and providers. IMS Health has also been exploring how it might leverage its data management, analytics and technology capabilities to participate in the delivery of clinical trial and other value-added services to development organizations in life sciences. IMS Health management believes it has identified significant opportunities in life sciences research and development to address inefficiencies by leveraging its data management, analytics and technology capabilities. Further, expanding into the clinical research and development area of the life sciences business is a logical extension of the commercialization of medicines, as it enables the company to play a role as a full-fledged partner to life science companies for the entire life cycle of medicines (i.e. from development through commercialization). As part of its strategic planning process, IMS Health senior management and the IMS Health board of directors discussed the possibility of entering the development side of the pharmaceutical business with a strategic transaction involving a contract research organization (“CRO”). IMS Health examined various options over the years, and ultimately concluded it would be best to acquire or merge with a CRO. IMS Health senior management discussed the idea of a potential IMS Health / Quintiles transaction, and other strategic alternatives, with the IMS Health board of directors in July 2014 and in subsequent board meetings.

Since 2011, Dr. Gillings, former Executive Chairman of Quintiles, and Mr. Bousbib, Chairman, Chief Executive Officer and President of IMS Health, had periodic discussions about the possibility of IMS Health and Quintiles working together in connection with the use of anonymous patient data sets to improve how they could address the needs of life science clients and create greater value for their respective stockholders.

In parallel with the activities described above, over the past two years, the demand for real-world evidence services has increased as life science companies increasingly need to demonstrate the effectiveness of medicines in the marketplace, support pricing and reimbursement with payers, demonstrate safety of medicines, and enable measurement of treatment outcomes. In this context, clients occasionally requested that the two companies work together to combine IMS Health’s information, technology services and analytics with Quintiles primary research capabilities.

In October 2015, Quintiles and IMS Health formed a global strategic alliance to address a specific type of clinical research that takes place after a drug’s approval. The alliance combines IMS Health’s technology-enabled real-world evidence capabilities, understanding of global health systems and advanced clinical and commercial analytics with Quintiles’ global breadth of operational expertise, experience in prospective studies and scientific knowledge to support all aspects of real-world and late-phase research. The focus of the alliance is to shape client opportunities, define joint delivery models for and deliver against three specific solutions: drug utilization studies, enriched prospective studies and real-world evidence platforms. The parties’ experience in the alliance in part supported the decision to consider a more significant strategic transaction in that the ability to deliver against the three offerings highlighted the need, opportunity and value of combined operational synergies; and integrated data and processes. For example, combining IMS Health’s data management, analytics and technological capabilities to improve design, recruitment and execution of the alliance-related real-world evidence solutions are directly applicable to improving clinical trial designs within Quintiles’ product development business.

IMS Health believed that the alliance was an important step in identifying potential benefits that the combined offerings of IMS Health and Quintiles could offer to their clients and potential value creation for stockholders. Following the formation of the alliance, Quintiles and IMS Health began to consider a possible more significant strategic transaction.

On December 4, 2015, Gilles Pajot, a former senior executive of IMS Health, met with Dr. Gillings and discussed the potential benefits of a merger of equals between Quintiles and IMS Health. Following that meeting, Dr. Gillings discussed with management Quintiles’ interest in initially exploring the concept of a business combination. Subsequently, Quintiles and IMS Health agreed that senior management teams of each company should conduct an initial meeting to investigate the feasibility of a potential business combination.

In late December 2015, following the execution of a non-disclosure agreement on December 18, 2015 between Quintiles and IMS Health, senior management of the companies exchanged overviews of their respective businesses and began to explore potential synergies that could result from the combination. The companies formed working teams to study these synergies in greater detail.

On January 10, 2016, Dr. Gillings and Mr. Bousbib met and discussed the potential benefits of a merger of equals. On January 11, 2016, Mr. Bousbib met with Todd B. Sisitsky, lead director for the IMS Health board of directors, and Bryan M. Taylor, another member of the IMS Health board of directors, to report on the progress of discussions between IMS Health and Quintiles.

Subsequently, Mr. Pike, Chief Executive Officer of Quintiles, Dr. Gillings and Jack M. Greenberg, Chairman of the Quintiles board of directors, discussed these initial meetings and decided to call a special meeting of the Quintiles board of directors for January 21, 2016 to provide the board with an update, and to discuss a process for considering a potential merger of equals should the board decide to continue exploring the possibility of such a transaction. In the interim, Mr. Erlinger, Executive Vice President, General Counsel and Secretary of Quintiles, contacted counsel for TPG, to discuss the fact that Mr. Coslet, the Chief Investment Officer of TPG, was a Quintiles director and that TPG had a significant ownership position in IMS Health and a position in Quintiles, as well as the fact that other TPG officers served on the board of directors of IMS Health. The representative of TPG confirmed that Mr. Coslet would recuse himself from Quintiles board deliberations regarding a potential transaction with IMS Health and would not receive related materials.

At the Quintiles board of directors meeting on January 21, 2016, with members of Quintiles management present, Mr. Coslet discussed the potential conflict of interest in a potential transaction between Quintiles and IMS Health given TPG’s share ownership in each of Quintiles and IMS Health, Mr. Coslet’s status as Chief Investment Officer of TPG and service by other TPG officers on the board of directors of IMS Health. Mr. Coslet informed the board that he had no direct involvement with IMS Health and disclosed the specific ownership of TPG in each company, as well as other board relationships between TPG and IMS Health. Mr. Coslet advised the Quintiles board of directors that he would recuse himself from all board deliberations, he would not receive information regarding a potential transaction with IMS Health, and, consistent with his duties as a director of Quintiles, he would not communicate confidential information regarding Quintiles with IMS Health or TPG. In addition, Mr. Coslet advised that he would recuse himself from any other board deliberations and not receive any other information in instances where the Quintiles general counsel deemed it appropriate to do so. Mr. Coslet then excused himself from the meeting. Except as noted below, Mr. Coslet thereafter did not attend meetings of the Quintiles board of directors where the potential transaction was discussed. With Mr. Coslet having left the meeting, the Quintiles board of directors discussed the initial meeting between senior management of Quintiles and IMS Health and management’s recommendation to explore a potential business combination. The Quintiles board of directors authorized management to continue preliminary discussions to better understand the business of IMS Health and potential benefits of a combined company.

On February 2, 2016, the IMS Health board of directors met, with members of IMS Health management attending for a portion of the meeting. At the meeting, among other matters, the IMS Health board of directors discussed a potential transaction with Quintiles. Mr. Bousbib provided an update on discussions with Quintiles regarding a potential business combination. Harvey A. Ashman, Senior Vice President, General Counsel, External Affairs and Corporate Secretary of IMS Health, reported on a recent discussion he had with counsel for TPG regarding reasonable steps TPG would take to protect confidential information received from IMS Health relating to a possible transaction. Mr. Sisitsky reported that Jonathan Coslet had recused himself from future Quintiles board deliberations regarding a potential transaction with IMS Health and would be restricted from receiving certain information regarding a potential transaction.

On February 4, 2016, the Quintiles board of directors met. Also present for a portion of the meeting were members of Quintiles management, and, at the request of the Quintiles board of directors, representatives of Barclays, who Quintiles had previously contacted to serve as its financial advisor, and representatives from Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP (“Smith Anderson”) and Simpson Thacher & Bartlett LLP (“Simpson Thacher”). At the meeting, the Quintiles board of directors was advised as to the legal duties of directors under North Carolina law in connection with the potential business combination, as well as the process by which the Quintiles board of directors would evaluate a potential transaction with IMS Health. The Quintiles board of directors heard and discussed management’s evaluation of a proposed business combination. At the meeting, representatives of Barclays presented its preliminary financial analysis of a potential business combination. Representatives of Barclays also disclosed Barclays’ relationships with the parties to the proposed transaction and their significant investors. The Quintiles board of directors further discussed the potential for a business combination structured as a merger of equals. Following the discussion, the Quintiles board of directors decided to form a transaction committee comprised of Mr. Greenberg (Chairman), Michael J. Evanisko and John P. Connaughton (i) to act on behalf of the Quintiles board of directors in facilitating review, monitoring developments and providing supervision and input to management with respect to a proposed business combination with IMS Health, including the day-to-day authority to direct the negotiations and process, in between meetings of the Quintiles board of directors, (ii) to monitor potential conflicts of interest with respect to a proposed business combination and make arrangements to address any that may arise and (iii) at the discretion of the Chairman of the transaction committee, to keep the Quintiles board of directors informed in between meetings of the Quintiles board of directors. The Quintiles transaction committee was not authorized to approve a business combination with IMS Health or to propose to the Quintiles board of directors or shareholders any action regarding a business combination with IMS Health. Mr. Greenberg asked members of the Quintiles board of directors to disclose to the board anything they thought the board should consider for purposes of evaluating any potential conflicts of interest in a transaction between Quintiles and IMS Health. The members discussed certain personal interests in various investment vehicles that could have small ownership interest in shares of IMS Health, and Mr. Schaeffer noted certain prior relationships that he had with TPG as an unpaid senior advisor and as a member of the board of a TPG portfolio company. The Quintiles board of directors considered each of these relationships and concluded that none presented a conflict of interest in a potential transaction between Quintiles and IMS Health. The Quintiles board of directors also approved retaining Simpson Thacher as legal counsel to the independent directors to work with company counsel Bryan Cave LLP (“Bryan Cave”) and Smith Anderson.

On February 11, 2016, Messrs. Greenberg and Connaughton spoke via telephone conference to Messrs. Sisitsky and Danhakl. During the call they discussed that any transaction would be a merger of equals without either party receiving a premium. In addition, they identified, without discussion, a list of key governance and social issues, including which company would be the surviving company of the merger, the board structure of the combined company and senior leadership of the combined company that would need to be discussed in the context of a proposed merger of equals.

On February 12, 2016, a meeting of the Quintiles transaction committee was convened, with members of management present for a portion of the meeting, during which Mr. Greenberg reported on the telephone conference the previous day among himself, Mr. Connaughton, and Messrs. Danhakl and Sisitsky from IMS Health. The Quintiles transaction committee discussed the issues that had been identified during the call and instructed management to further evaluate a potential business combination, the business prospects of IMS Health, and the prospects of a potential combined entity. The Quintiles transaction committee also decided that it would ask the Quintiles board members who are affiliated with principal shareholders of Quintiles to communicate with their IMS Health counterparts since it would be futile to explore a potential business combination transaction without interest from principal shareholders.

Also in mid-February, Messrs. Connaughton, Coslet, Danhakl and Sisitsky and Dr. Gillings discussed their interest in pursuing a proposed business combination between IMS Health and Quintiles. During that discussion, Messrs. Coslet, Danhakl and Sisitsky indicated that as part of exploring a proposed business combination, they had a strong interest in having Mr. Bousbib serve as the Chief Executive Officer of the surviving corporation should the proposed business combination move forward.

The Quintiles transaction committee met again on February 26, 2016, with members of Quintiles management present for a portion of the meeting. At the meeting, the Quintiles transaction committee received reports from management and provided instruction for additional evaluation. In executive session without management present, the Quintiles transaction committee also discussed the governance and social issues that had been identified with the representatives of the IMS Health board of directors. The Quintiles transaction committee discussed that the resolution of the governance and social issues being discussed, taken as a whole, should be consistent with a merger of equals. The Quintiles transaction committee also discussed a process for addressing these governance and social issues with representatives of IMS Health.

The Quintiles transaction committee held a meeting on March 4, 2016, with members of Quintiles management present for a portion of the meeting. The Quintiles transaction committee discussed and instructed management regarding ongoing evaluation of a potential business combination.

On March 10, 2016, Messrs. Pike and Bousbib, along with Dr. Gillings and Mr. Connaughton on behalf of Quintiles and Messrs. Sisitsky and Danhakl on behalf of IMS Health, met in Boston, Massachusetts and via telephone conference. During the meeting, board representatives of Quintiles and IMS Health met jointly with Messrs. Pike and Bousbib, and then Quintiles representatives met with Mr. Bousbib and IMS Health representatives met with Mr. Pike. Board representatives of each of Quintiles and IMS Health then met without the Chief Executive Officers present to begin discussing governance and social issues, focusing at this meeting on the senior leadership of the combined company. After thorough discussion between the board representatives of Quintiles and IMS Health, including a discussion that each Chief Executive Officer was successfully leading his respective company and each was capable of leading the combined company, the representatives of the IMS Health board of directors informed the Quintiles board representatives that IMS Health had flexibility with respect to governance and social issues in general, but specified that the IMS Health Chief Executive Officer remain as the Chief Executive Officer of the combined company. The Quintiles board representatives indicated they would discuss the matter with the Quintiles board of directors.

At the Quintiles board of directors meeting on the afternoon of March 10, 2016, Dr. Gillings and Mr. Connaughton updated the board of directors on the discussions during the joint meeting, including IMS Health’s position regarding the combined company Chief Executive Officer. After considerable discussion, the consensus among board members was that the potential business strategy of leveraging the IMS Health capabilities could be compelling and, in light of the potential for significant value creation, that it should continue discussions. The Quintiles board of directors also decided that ensuring that Mr. Pike would have a senior executive position and that he would be likely to stay at the combined company for a significant period of time was an important factor to the Quintiles board of directors to mitigate the risks inherent in the proposed integration of the two companies. Accordingly, the Quintiles board of directors asked the Quintiles transaction committee to pursue a senior position for Mr. Pike with the combined company and discuss the same with Mr. Pike.

Following the March 10, 2016 Quintiles board meeting, representatives of the Quintiles board of directors informed the representatives of the IMS Health board of directors that Quintiles would be willing to continue to evaluate the proposed business combination with the IMS Health Chief Executive Officer as the combined company Chief Executive Officer, so long as IMS Health would agree to a senior position for Mr. Pike in the combined company and satisfactory resolution of other governance and social issues. The board representatives of Quintiles and IMS Health agreed that their respective management teams should continue the process of business due diligence and evaluation of the potential operations and prospects of a combined company.

On March 28, 2016, the IMS Health board of directors held a special meeting. Members of IMS Health management, as well as representatives of Goldman Sachs and legal counsel to IMS Health, also were present for a portion of the meeting. IMS Health’s lead director provided the IMS Health board of directors with an update of his discussions with Mr. Connaughton regarding the potential business combination with Quintiles, including the fact that any transaction would be a merger of equals without either party receiving a premium. In addition, Mr. Bousbib provided an update on his discussions with Quintiles representatives regarding a potential transaction. Also during the meeting, the IMS Health board of directors was advised as to the legal duties of directors under Delaware law in connection with the potential business combination, as well as the process by which the IMS Health board of directors would evaluate a potential business combination with Quintiles. The IMS Health board of directors also discussed whether IMS Health should be the surviving company in the transaction and issuer of shares, and concluded this decision should be made based on various factors, including which approach would result in the least amount of costs to be incurred by the companies. Following the discussion, the IMS Health board of directors decided to form an independent committee comprised of Ronald Rittenmeyer, as chairman, and Karen Katen to act on behalf of the IMS Health board of directors with respect to any issues that may arise during the discussions of the proposed business combination that might implicate the interests of the IMS Health Sponsor Stockholders differently from the interests of IMS Health stockholders generally, and such committee’s duty to represent the interests of the IMS Health stockholders other than the IMS Health Sponsor Stockholders with respect to such issues. The IMS Health board of directors authorized the independent committee to negotiate any agreements that relate to or affect only the IMS Health Sponsor Stockholders in connection with the proposed transaction.

The Quintiles board of directors held a special meeting on March 28, 2016 to further update the board on due diligence regarding IMS Health and the potential for combined operations. Members of Quintiles management were present for a portion of the meeting. During the meeting, particular focus was given to the ability to leverage IMS Health capabilities in the Quintiles clinical trials process and the financial condition and prospects of the IMS Health core business. The Quintiles board of directors further discussed open governance and social issues for the combined company should the transaction proceed, including having the IMS Health Chief Executive Officer as the combined company Chief Executive Officer and the process for assuring a senior management team best positioned to manage the combined operations. The Quintiles board of directors also asked the Quintiles transaction committee and compensation committee to pursue a retention arrangement with Mr. Pike, because the Quintiles board of directors believed that his continued participation in the combined company at a senior executive level was desirable.

On April 5, 2016, the IMS Health independent committee met to discuss the scope of its authority and the potential issues that may need independent committee involvement, including the negotiation of a new shareholders’ agreement for the combined company and a review of confidentiality procedures implemented by TPG to ensure certain confidential information regarding IMS Health was not shared within TPG with persons involved in monitoring its investment in Quintiles or with any member of the board of directors of Quintiles. The independent committee also discussed certain advisors that IMS Health was considering retaining in connection with the proposed business combination, including Morris Nichols Arsht & Tunnell, LLP (“Morris Nichols”), as special Delaware counsel to the IMS Health independent committee, Weil, Gotshal & Manges LLP (“Weil”), as transaction counsel, and Goldman Sachs, as financial advisor. Following the discussion, the IMS Health independent committee approved retaining Morris Nichols as its special Delaware legal counsel.

The Quintiles transaction committee met on the morning of April 6, 2016 in Boston, Massachusetts. The transaction committee had arranged to meet individually with Mr. Erlinger and Mr. Kevin K. Gordon, Quintiles’ Chief Operating Officer, so that the transaction committee could get their insight regarding the potential transaction and interaction with IMS Health. The Quintiles transaction committee discussed various risks of the proposed transaction, including IMS Health’s growth potential, the ability to leverage IMS Health capabilities for the benefit of the CRO business and the culture of IMS Health. The Quintiles transaction committee previewed a list of items to negotiate with representatives of IMS Health later in the day.

On the afternoon of April 6, 2016, Messrs. Greenberg and Connaughton met by video conference with Messrs. Sisitsky and Danhakl. At the meeting, Messrs. Greenberg and Connaughton outlined Quintiles’ proposal with respect to the open governance and social issues. The Quintiles representatives requested that Mr. Pike serve in the role of vice chairman with retention incentives at least through December 2017. The Quintiles and IMS Health representatives also discussed the size and composition of the board for a combined company, selection of the chairperson for each committee, the location of the combined company’s headquarters, the name of the combined company and the NYSE ticker symbol. They also discussed whether to separate the chairman and Chief Executive Officer roles and the selection and role of a lead director. Each company proposed various options regarding these issues, and, after considerable discussion, agreed to put forth their respective positions on these issues and discuss with their respective boards.

A special meeting of the Quintiles board of directors was held on April 7, 2016. Quintiles management discussed alternatives to the proposed transaction, including pursuing other methods and sources of data which could be used to augment Quintiles’ business, as well as execution risks to the combined company should the proposed transaction proceed. The Quintiles board of directors discussed that it was not aware of another company with information about medicines and related capabilities as extensive or global as IMS Health’s so that there was not an alternative comparable transaction. The Quintiles board of directors further discussed that aggregating data from multiple sources would likely take more time and involve higher risks and uncertainties.

At the request of the Quintiles board of directors, McKinsey & Company reported on various aspects of the IMS Health business. Also at the request of the Quintiles board of directors, representatives of Barclays also gave a presentation to the Quintiles board of directors, which supplemented its presentation to the Quintiles board of directors on February 4, 2016 with respect to the strategic rationale for and financial analysis of the proposed transaction. At the request of the Quintiles board of directors, representatives of Barclays also reported on how an “at market” exchange ratio might be determined. The presentation by representatives of Barclays included, among other things, a detailed review of the rationale for such a transaction, potential terms for the transaction, potential synergies and risks and next steps. The Quintiles board of directors also discussed with representatives of Barclays potential alternatives to the proposed transaction that may be available to IMS Health.

At the April 7 Quintiles special board meeting, and at the request of the Quintiles transaction committee, Mr. Bousbib reported to the board on IMS Health’s standalone business and future prospects and presented the business case for the combined company and its future prospects. He also addressed the ability of IMS Health to use its data management, analytics and technology capabilities for the Quintiles’ business. Mr. Bousbib discussed his vision of the combined company and addressed risks of the proposed business combination and how to mitigate those risks. He explained that the combined company would: (i) be a leading partner to life science companies; (ii) have world class talent serving world class clients; (iii) have multiple value creation levers; and (iv) present a compelling financial profile. Mr. Bousbib was present only for the portion of the meeting at which he presented. Two representatives from the IMS Health board, Messrs. Sisitsky and Danhakl, as well as Mr. Coslet, joined the meeting only for the duration of Mr. Bousbib’s presentation.

Following the April 7 Quintiles special board meeting, the Quintiles transaction committee met on April 9, 2016. Mr. Connaughton reported on discussions he had had with Mr. Sisitsky regarding the open governance and social issues, including size and composition of the board of directors for a combined company, selection of the chairperson for each committee, selection of a lead director, and location of the combined company headquarters. He and Mr. Sisitsky discussed that neither party should receive a premium to their respective trading price because the transaction would be structured as a merger of equals and not an acquisition of one party by the other party. Accordingly, they agreed that the exchange ratio should be established by considering trading prices rather than any other method. The Quintiles transaction committee discussed the proposal and its proposed response. The Quintiles transaction committee also discussed (i) deal protection provisions in the draft merger agreement, and (ii) a shareholders agreement among the combined company, the IMS Health Sponsor Stockholders and the Quintiles Sponsor Shareholders.

On April 10, 2016, counsel for Quintiles delivered a draft of the merger agreement to counsel for IMS Health. Thereafter through May 3, 2016, Quintiles and IMS Health, through their respective counsel, exchanged drafts of all relevant transaction documents, including a merger agreement, a form of voting agreement, a shareholders agreement among the combined company, the IMS Health Sponsor Stockholders and the Quintiles Sponsor Shareholders, and other ancillary agreements. At the direction of the Quintiles transaction committee and the IMS Health board of directors, terms of these agreements were negotiated, including with respect to deal protection, including the no-shop/non-solicitation provision and the related “fiduciary out” permitting the boards of the respective companies to change their recommendation of the transaction in the event of superior proposals or certain intervening events, termination rights, termination fees, the terms proposed to principal shareholders in connection with the potential transaction, including support of the transaction and post-closing trading restrictions, shareholder transfer restrictions, shareholder board designation rights, and shareholder registration rights, among others.

On April 12, 2016, Messrs. Connaughton and Sisitsky discussed the open governance and social issues, including the size and composition of the board of directors for the combined company, selection of the chairperson for each committee, selection of a lead director, and which company would be the surviving entity in the merger of equals.

On April 13, 2016, the IMS Health board of directors held a special meeting, with representatives from Weil, legal counsel to IMS Health, in attendance for a portion of the meeting. Mr. Bousbib also provided the IMS Health board of directors with an update of the discussions regarding the potential transaction. The IMS Health board of directors also discussed the status of the open transaction issues, including the governance and social issues. Among other things, the IMS Health board of directors discussed which company should be the surviving company in the business combination. Although it was the preference of the IMS Health board of directors that IMS Health should be the surviving company, the IMS Health board of directors acknowledged that this decision should be made based on various factors, including which approach would result in the least amount of costs to be incurred by the companies. At this meeting, the representatives from Weil also discussed with the IMS Health board of directors the terms of the draft merger agreement proposal from Quintiles.

The Quintiles transaction committee met on April 15, 2016 and discussed the current status of the proposals around governance and social issues. The Quintiles transaction committee particularly discussed the importance of ensuring that the combined company’s senior management team would have sufficient experience and expertise to mitigate operational risks regarding the legacy Quintiles business and integration aspects of the combined businesses.

At a Quintiles transaction committee meeting on April 18, 2016, Mr. Erlinger reported on the progress towards resolving issues in the merger agreement. He reported that there was substantial agreement on the terms of deal protective provisions, which resulted in both parties having a “fiduciary out” if a superior proposal is received. Mr. Erlinger also reported that IMS Health had included a provision in the draft merger agreement regarding the process for the initial selection of officers of the combined company.

On April 19, 2016, the IMS Health independent committee met with representatives of Morris Nichols present. At this meeting, the IMS Health independent committee discussed, among other things, a proposed term sheet received from counsel to Quintiles for a shareholders agreement and information about previous financial advisory and financing engagements that Goldman Sachs had with Quintiles and TPG.

On April 20, 2016, each of IMS Health and Quintiles gave counsel to the other access to a virtual data room for purposes of providing documents responsive to the legal due diligence request list agreed among the parties. Each party and its advisors conducted extensive due diligence until the execution of the merger agreement on May 3, 2016.

The Quintiles transaction committee met on April 21, 2016. Mr. Connaughton reported on a recent conversation with Mr. Sisitsky during which they discussed the status of open governance and social issues, including the surviving entity in the merger of equals and its state of incorporation. The parties also discussed a mechanism to ensure balanced combined company board representation through the 2018 annual meeting of stockholders of the combined company, including combined company board designation rights for shareholders who currently have such rights with respect to Quintiles and IMS Health. Such combined company board designation rights would terminate after the 2018 annual meeting of stockholders of the combined company, except with respect to TPG, because of the size of its shareholdings, and Dr. Gillings, because of his significant knowledge and experience as Quintiles’ founder.

On April 21, 2016, Mr. Erlinger spoke with Mr. Ashman about the open governance and social issues, including a process for selecting the senior management team of the combined company.

The Quintiles transaction committee met on April 25, 2016. Mr. Connaughton reported on a conversation with Mr. Sisitsky earlier in the day, during which Messrs. Connaughton and Sisitsky had discussed open governance and social issues with no resolution. Messrs. Sisitsky and Connaughton also discussed a mechanism for evaluating the exchange ratio.

On April 25, 2016, the IMS Health independent committee met with representatives of Morris Nichols present. At this meeting, the IMS Health independent committee discussed the proposed terms of the shareholders agreement.

On April 26, 2016, Mr. Bousbib had a discussion with Mr. Connaughton regarding the combined company senior management arrangements. This conversation was followed by a discussion between Dr. Gillings and Mr. Bousbib on the same topic.

Also on April 26, 2016, the IMS Health board of directors held a meeting. Members of IMS Health senior management, as well as representatives of Weil, also were present for the meeting. At the meeting, representatives of Weil reviewed with the IMS Health directors their fiduciary duties under Delaware law in connection with the evaluation of the proposed business combination and other alternatives. Mr. Sisitsky reported on his discussions with Mr. Connaughton on open transaction issues. Also at the meeting, Mr. Bousbib provided the IMS Health board with an update of his discussions with Quintiles representatives regarding the potential transaction. The IMS Health board of directors discussed which company should be the surviving company in connection with the transaction, and concluded it was beneficial for Quintiles to be the surviving company for reasons related to the debt structure of each company. This conclusion was based on the determination that if IMS Health was the surviving company certain “change of control” provisions would be triggered, depending upon how the transaction was structured, under either the indenture governing the outstanding Quintiles bonds or the IMS Health credit facility. If triggered, such provisions would result in certain negative consequences to the surviving company, such as the acceleration of amounts outstanding, increased annual interest expense and/or significant fees and transaction costs. On the other hand, it was determined that if Quintiles was the surviving company, IMS Health’s and Quintiles’ existing indebtedness (other than Quintiles’ revolving credit facility and term loan facility, given the contemplated transaction structure) could remain in place without such negative consequences to the surviving company. In addition, it was noted that the exchange ratio was still an open issue, but that, subject to negotiations with Quintiles, the expectation was that the current stockholders of IMS Health would own approximately 51.5% of the common shares of the combined company and that current shareholders of Quintiles would own approximately 48.5% of the common shares of the combined company following the proposed business combination. Representatives of Weil also discussed the key terms of the merger agreement, including the no-shop/non-solicitation provision and the related “fiduciary out” permitting the boards of the respective companies to change their recommendation of the transaction in the event of superior proposals or certain intervening events, termination rights, termination fees and terms related to the proposed corporate governance of the combined company.

Also at the meeting, representatives of Weil and IMS Health management discussed the retention of Goldman Sachs as IMS Health’s financial advisor in connection with the proposed transaction. Representatives of Weil explained that IMS Health and Goldman Sachs were currently negotiating Goldman Sachs’ financial advisory fee and that Goldman Sachs would likely receive a financial advisory fee of between $6 million and $10 million that would be all or partly contingent on the consummation of the proposed transaction. The representatives of Weil further described Goldman Sachs’ other potential interests in the proposed transaction, including that IMS Health and Quintiles might enter into a commitment with an affiliate of Goldman Sachs to provide backstop financing for the refinancing of existing debt of Quintiles in connection with the consummation of the proposed transaction, for which the affiliate of Goldman Sachs would receive a fee that was also contingent on the consummation of the proposed transaction. The fee for the backstop financing commitment could be in the range of up to $9 – $10 million (assuming no syndication nor participation by any other financial institution in the backstop financing commitment although the actual fees paid would be reduced by 50% or more with the participation of other financial institutions in the financing commitment and the successful syndication of such incremental financing, which IMS Heath expected to occur). The representatives of Weil further explained that Goldman Sachs also could be engaged as an underwriter in a notes offering or involved in credit facilities or new term loan facilities relating to the proposed transaction where it could earn additional fees (which fees would be in addition to the fees earned by Goldman Sachs for the backstop financing commitment). In addition, the representatives of Weil noted that Goldman Sachs has had advisory and/or banking relationships with Quintiles and TPG.

The IMS Health board of directors, with representatives of Weil and management, considered the impact of the possible financial advisory and financing roles that Goldman Sachs could have in connection with the proposed transaction and whether Goldman Sachs’ financing role could compromise the integrity of Goldman Sachs’ financial advisory role and its fairness opinion and as to whether it would be reasonable for the IMS Health board of directors to rely on Goldman Sachs’ financial advice and fairness opinion. After discussion, the IMS Health board of directors determined that, based on, among other things, the fact that the amount of the commitment fees and potential financing fees that could be received by Goldman Sachs were insignificant relative to Goldman Sachs’ aggregate revenue, the importance to Goldman Sachs of its reputation in the marketplace and the rigorous internal process Goldman Sachs undertakes in connection with rendering fairness opinions, the opportunity for Goldman Sachs to earn the commitment fees and potential additional financing fees would not compromise the integrity of Goldman Sachs’ fairness opinion to the IMS Health board. Further, the IMS Health board of directors determined that given, among other things, Goldman Sachs’ knowledge of IMS Health and its industry, it was in the best interest of IMS Health and its stockholders for Goldman Sachs to act as IMS Health’s financial advisor in connection with the proposed transaction and to provide the financing commitment. The IMS Health board of directors subsequently approved the retention of Goldman Sachs as IMS Health’s financial advisor in connection with the proposed transaction and thereafter entered into an engagement letter dated April 29, 2016.

On April 27, 2016, legal counsel for Quintiles spoke with legal counsel for IMS Health. Counsel for IMS Health was in agreement with the combined company board designation process. Legal counsel also discussed open governance and social issues.

On April 28, 2016, the IMS Health board of directors met, with members of IMS Health senior management, and representatives of Goldman Sachs and Weil also present for a portion of the meeting. Before the meeting was convened, the IMS Health directors were provided with various materials relating to their review of the proposed transaction, including a presentation from Weil summarizing open issues in connection with the transaction and its legal due diligence review, and materials from Goldman Sachs. Representatives of Weil provided an update on all pending issues in the proposed transaction. Mr. Bousbib and Ronald E. Bruehlman, IMS Health SVP and Chief Financial Officer, also apprised the IMS Health board of directors of Quintiles’ financial performance over the first fiscal quarter of 2016, including Quintiles’ revenue and book-to-bill ratio. In the view of IMS Health senior management, the first quarter information did not detract from the long-term benefits to IMS Health stockholders of the proposed transaction. The IMS Health board of directors concurred with this assessment. At this meeting, representatives from Goldman Sachs reviewed its preliminary financial analysis of Quintiles, IMS Health and the proposed transaction.

Also on April 28, 2016, at the direction of Mr. Greenberg, representatives of Barclays discussed the proposed exchange ratio with representatives of Goldman Sachs and proposed relative ownership percentages in the combined company. Also on April 28, legal counsel to Quintiles and IMS Health again discussed open governance and social issues, including a process for selecting senior management of the combined company.

Later in the day on April 28, 2016, the Quintiles board of directors met. They received an update on all open issues from the Quintiles transaction committee and legal counsel. At the meeting, Mr. Connaughton also reported on a discussion he and Mr. Sisitsky had earlier in the day regarding the exchange ratio. Mr. Connaughton reported that, based on the 30 to 10 trading day volume weighted average prices (“VWAP”) of Quintiles and IMS Health common stock, the implied ownership for Quintiles’ shareholders in the combined company was in a range from 48.3% to 48.8%, on a fully diluted basis.

On April 29, 2016, Messrs. Connaughton and Sisitsky spoke again regarding the exchange ratio. Mr. Sisitsky proposed 48.4% ownership in the combined company for Quintiles’ shareholders on a fully diluted basis, and Mr. Connaughton proposed 48.9% ownership in the combined company for Quintiles’ shareholders on a fully diluted basis. While the parties had previously discussed that trading prices would be used for calculating the exchange ratio, this was the first time the parties exchanged actual proposed ratios. The discussion ended without agreement.

The Quintiles board of directors met on April 30, 2016, with members of Quintiles management and, at the request of the Quintiles board of directors, legal counsel present for a portion of the meeting. Before the meeting was convened, the directors were provided various materials relating to their review of the proposed transaction, including drafts of the various transaction agreements, materials prepared by Barclays, proposed resolutions, and bylaws and articles of incorporation of the combined entity. The purposes of the meeting were to obtain an update on the current status of issues, engage in a full discussion of the positive considerations and potential risks regarding the proposed transaction, and to examine Quintiles’ stand-alone business strategy as a leader in the industry. The Quintiles board of directors also discussed that Quintiles and IMS Health remained apart on the exchange ratio and also discussed open governance and social issues.

On the morning of May 1, 2016, Dr. Gillings and Mr. Bousbib spoke again regarding the senior management selection process.

Also on May 1, 2016, the IMS Health board of directors met, with members of senior management and representatives of Weil present for the meeting. At the meeting, the IMS Health board of directors received a status update regarding the open issues in the proposed transaction, including the exchange ratio and certain arrangements among the IMS Health Sponsor Stockholders and Quintiles Sponsor Shareholders.

The IMS Health independent committee met on May 1, 2016 with representatives of Morris Nichols present. At this meeting, the IMS Health independent committee reviewed the terms of the proposed shareholders agreement. The IMS Health independent committee determined that the terms of the proposed shareholders agreement were satisfactory in light of both the terms of the current shareholders agreement between the IMS Health Sponsor Stockholders and IMS Health and the terms previously requested by Quintiles and the belief that the proposed transaction was in the best interests of the IMS Health stockholders (other than the IMS Health Sponsor Stockholders).

Later in the day on May 1, 2016, the Quintiles board of directors met to discuss positive considerations and potential risks regarding the proposed transaction, including with respect to management arrangements for the combined company.

The Quintiles board of directors met on May 2, 2016. Before the Quintiles board meeting was convened, the directors were provided various materials relating to their review of the proposed transaction, including drafts of the various transaction agreements, materials prepared by Barclays, proposed resolutions, and bylaws and articles of incorporation of the surviving entity. The Quintiles board of directors reviewed remaining open issues, noting that most of the terms were substantially agreed. At the request of the Quintiles board of directors, representatives of Barclays reported on a conversation with representatives of Goldman Sachs. At the instruction of the Quintiles transaction committee, representatives of Barclays had proposed to representatives of Goldman Sachs an exchange ratio of 0.383 of a share of Quintiles common stock for each share of IMS Health common stock, which equated to approximately 48.6% ownership in the combined company for Quintiles shareholders on a fully diluted basis. Representatives of Goldman Sachs had countered, on behalf of IMS Health, with a proposed exchange ratio of the higher of (i) 0.386 of a share of Quintiles common stock for each share of IMS Health common stock or (ii) the exchange ratio implied by the closing prices of Quintiles and IMS Health common stock on May 2, 2016, on a fully diluted basis. As instructed by the Quintiles transaction committee, representatives of Barclays countered with an exchange ratio of 0.384 representing both the five and ten trading day VWAP of Quintiles and IMS Health common stock, which equated to Quintiles shareholders owning approximately 48.6% of the combined company on a fully diluted basis. During the meeting, at the direction of IMS Health, representatives of Goldman Sachs contacted representatives of Barclays and indicated that IMS Health would agree to the exchange ratio of 0.384 of a share of Quintiles common stock for each share of IMS Health common stock, or approximately 48.6% ownership in the combined company for Quintiles shareholders on a fully diluted basis.

At the Quintiles board meeting on May 2, 2016, the Quintiles board of directors reviewed the proposed process for the selection of the combined company senior management and found the process to be satisfactory. At the request of the Quintiles board of directors, representatives of Barclays, Simpson Thacher, Smith

Anderson, and Bryan Cave attended all or portions of the meeting. Representatives of Simpson Thacher and Smith Anderson reviewed director fiduciary duties in considering the proposed transaction, and representatives of Bryan Cave, Smith Anderson, and Mr. Erlinger reviewed the draft transaction documents, and provided an overview of each. Also at this meeting, the Quintiles board of directors received an update from Quintiles management, as well as an explanation of recommended retention measures.

After Mr. Pike recused himself, the Quintiles board of directors received an update from the Quintiles transaction committee and the compensation committee of the Quintiles board of directors on the amendment to Mr. Pike’s employment agreement that had been negotiated with Mr. Pike to ensure his retention after the closing of the proposed transaction, and approved the terms of that amendment.

Later in the evening, Mr. Pike rejoined and the Quintiles board of directors received a report from representatives of Barclays with respect to the financial analysis of the exchange ratio. Representatives of Barclays then delivered to the Quintiles board of directors an oral opinion and a written opinion, dated May 3, 2016, that, based upon and subject to the qualifications, limitations and assumptions set forth in the written opinion, as of the date of the opinion, from a financial point of view, the exchange ratio to be paid by Quintiles in the transaction with IMS Health was fair to Quintiles. The full text of the written opinion of Barclays, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion, is attached to this joint proxy statement/prospectus as Appendix B. A discussion ensued regarding the proposed transaction. In the course of its deliberations at this and prior meetings, the Quintiles board of directors considered a number of factors, including those described more fully below, under “—Quintiles’ Reasons for the Merger; Recommendation of the Quintiles Board of Directors.”

Following these presentations and discussions, the Quintiles board of directors took two votes on the proposed transaction. On the first vote, Mr. Pike abstained in light of his interest in his amended employment agreement. Upon motion duly made and seconded, all of the remaining Quintiles directors in attendance (which did not include Mr. Coslet) unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the plan of conversion and the conversion, are fair to and in the best interests of Quintiles shareholders, (ii) approved and declared advisable the merger agreement and the plan of conversion and the transactions contemplated thereby, including the merger and the conversion, (iii) directed that the merger agreement and the plan of conversion be submitted to Quintiles shareholders for approval and (iv) recommended that Quintiles shareholders vote in favor of approval of the merger agreement and the plan of conversion and the transactions contemplated thereby, including the merger and the conversion. The Quintiles board of directors then decided to take a second vote in which all Quintiles directors present, including Mr. Pike, would participate so that Mr. Pike would have the opportunity to express his decision. Thereafter, upon motion duly made and seconded, all Quintiles directors in attendance (which did not include Mr. Coslet), including Mr. Pike, unanimously took the actions referenced in (i) through (iv) above.

On May 2, 2016, representatives of Morris Nichols met with each of the members of the IMS Health independent committee and reviewed the terms of the proposed shareholders agreement. The IMS Health independent committee determined that the terms of the proposed shareholders agreement and the proposed transaction were in the best interests of the IMS Health stockholders (other than the IMS Health Sponsor Stockholders).

The IMS Health board of directors also met on May 2, 2016, with members of senior management and representatives from Goldman Sachs and Weil present for a portion of the meeting. Prior to the meeting, the directors were provided with materials relating to their review of the proposed transaction, including drafts of the transaction documents, a presentation from Weil providing an overview of the IMS Health board’s fiduciary duties, the transaction documents and legal due diligence, proposed resolutions in connection with the potential transaction and material prepared by Goldman Sachs. It was confirmed that Quintiles and IMS Health had agreed upon an exchange ratio of 0.384 of a share of Quintiles common stock for each share of IMS Health common stock. The representatives of Weil then reviewed the IMS Health board of directors’ fiduciary duties in connection with the proposed transaction and summarized the key terms of the draft transaction documents. The IMS Health board of directors also discussed the fact that an affiliate of Goldman Sachs and JPMorgan Chase Bank would enter into a commitment to provide backstop financing for the refinancing of existing debt of Quintiles in connection with the consummation of the proposed transaction, with an expectation that there would be an immediate sell down of a portion of the commitment to an additional five banks following the announcement of the proposed transaction; among other things, these actions would substantially reduce the amount of fees Goldman Sachs would realize in connection with the commitment.

Also at the May 2, 2016 IMS Health board meeting, the IMS Health board of directors received a presentation from representatives of Goldman Sachs with respect to its financial analysis of the merger. Representatives of Goldman Sachs rendered its oral opinion to the IMS Health board of directors, subsequently confirmed in writing by delivery of a written opinion dated as of May 3, 2016, that as of the date of the opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Quintiles and its affiliates) of IMS Health common stock. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix C.

A discussion ensued regarding the proposed transaction. In the course of its deliberations at this and prior meetings, the IMS Health board of directors considered a number of factors, including those described more fully below, under “—IMS Health’s Reasons for the Merger; Recommendation of the IMS Health Board of Directors.” Following these presentations and discussions, the IMS Health board of directors took a vote on the proposed transaction. Upon motion duly made and seconded, the IMS Health board of directors unanimously (of those present at the meeting) (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of IMS Health stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to IMS Health stockholders for adoption, and (iv) recommended that IMS Health stockholders vote in favor of adoption of the merger agreement and the transactions contemplated thereby, including the merger. All of the members of the IMS Health board of directors have confirmed their support for the IMS Health board resolutions described above.

Subsequently, on May 3, 2016, Quintiles and IMS Health executed the merger agreement and other transaction documents. Quintiles and IMS Health then issued a joint press release before the opening of the financial markets in New York City on May 3, 2016, announcing the execution of the merger agreement.

IMS Health’s Reasons for the Merger; Recommendation of the IMS Health Board of Directors

The IMS Health board of directors unanimously recommends that IMS Health stockholders vote “FOR” each of the proposals being submitted to a vote of the IMS Health stockholders at the IMS Health special meeting.

IMS Health is primarily active in acquiring, analyzing and reporting on information about the distribution, day-to-day use and impact of medicines and leveraging data management, analytics and information technology capabilities, while Quintiles is primarily active in designing and managing clinical trials and providing commercial solutions services, including pharmaceutical sales services and healthcare business services for the broader healthcare sector, such as real-world research. By combining Quintiles’ clinical research expertise with IMS Health’s capabilities, the Surviving Corporation would be better placed to serve healthcare clients across the entire lifecycle of their products by:

•	Using IMS Health data on healthcare providers and patients to improve clinical trial design and recruitment, and operate clinical trials more efficiently;

•	Better supporting the efficiency of healthcare companies’ commercial organizations through enhanced analytics and outsourcing services; and

•	Creating “real-world evidence” solutions that combine IMS Health’s data and technology enabled data collection capabilities with Quintiles’ observational research expertise.

The Surviving Corporation would be able to better support healthcare companies to improve their research and development activities, commercialize and measure sales of their products, and run their operations more efficiently.

The IMS Health board of directors considered many reasons in making its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated thereby. In arriving at its decision, the IMS Health board of directors consulted with IMS Health’s senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, considered a number of reasons and concluded in its business judgment that the merger is likely to result in significant strategic and financial benefits to IMS Health and its stockholders, including a number of positive reasons (not in any relative order of importance):

•	that merging IMS Health and Quintiles will create a leading integrated, global information and technology services company and enable the Surviving Corporation to take advantage of strategic and innovative opportunities to provide differentiated and diversified solutions to address life-science companies’ needs;

•	that the Surviving Corporation will enable greater efficiencies in biopharmaceutical research and development which will lead to improved commercial execution, bring new medicines to market faster, and drive better outcomes for patients;

•	that the Surviving Corporation will be able to improve clinical trial design, recruitment and execution in the biopharmaceutical research and development market by leveraging IMS Health’s data management, analytics and information technology capabilities with Quintiles’ industry-leading scientific, domain and operational skills;

•	that the Surviving Corporation will create a distinctive global Real-World Evidence solutions platform by combining a leading portfolio of anonymous patient records, technology-enabled data collection and observational research experts to address critical healthcare issues of cost, value and patient outcomes;

•	the current and prospective climate in the biopharmaceutical industry, including the fact that the current method of compensating sales representatives in the biopharmaceutical industry will likely continue and drive the demand for data and value-added services;

•	that the merger will provide IMS Health with a new and unique opportunity for expansion;

•	the expectation that the combination will enable stockholders to participate in the value creation potential of the Surviving Corporation resulting from:

•	significant incremental revenue opportunities expected to be realized progressively over the next few years;

•	highly achievable cost synergies of $100 million, expected to be fully realized by the end of the third year following closing; and

•	accelerated utilization of IMS Health tax assets, expected to contribute annual savings of approximately $35 million into 2020;

•	the expectation that combining IMS Health and Quintiles will promote adjusted diluted earnings per share accretion for IMS Health stockholders following completion of the merger;

•	that at the time the IMS Health board of directors approved the merger, the transaction was anticipated to result in a combined company with revenue of approximately $7.2 billion, adjusted EBITDA of more than $1.7 billion, on a combined basis for the last twelve months ended December 31, 2015, and significant free cash flow;

•	the expectation that the Surviving Corporation will have improved access to capital over the long term with a potentially lower cost of capital, including equity and debt, based on the anticipated capital structure of the Surviving Corporation;

•	that the merger of IMS Health and Quintiles will enable the Surviving Corporation to integrate the skill sets and capabilities of each of the companies’ management teams and to take advantage of strategic opportunities with an enhanced platform;

•	the benefits of a larger market capitalization and greater trading volume and liquidity for the shares of common stock of the Surviving Corporation than for IMS Health on a stand-alone basis;

•	the prospects for the Surviving Corporation given the IMS Health board of directors’ knowledge of IMS Health’s business, operations, financial condition, earnings and prospects and the IMS Health board of directors’ knowledge of Quintiles’ business, operations, financial condition, earnings and prospects, taking into account Quintiles’ publicly-filed information and the results of IMS Health’s due diligence review of Quintiles;

•	the Surviving Corporation’s ability to keep IMS Health’s and Quintiles’ existing indebtedness (other than Quintiles’ revolving credit facility and term loan facility) outstanding and to operate under the covenants of such indebtedness and/or the Surviving Corporation’s ability to refinance such indebtedness on reasonable terms and the Surviving Corporation’s ability to increase its bank lines of credit;

•	that the IMS Health board of directors established procedures to ensure that negotiations with respect to the merger were conducted at arm’s-length, including (i) a review of the potential conflicts of interest of the members of the IMS Health board of directors and IMS Health’s financial advisor and legal counsel with respect to the merger, (ii) obtaining assurances from TPG that confidentiality procedures were implemented to ensure certain confidential information regarding IMS Health was not shared within TPG with persons involved in monitoring TPG’s investment in Quintiles or with any member of the board of directors of Quintiles, and (iii) the formation of an independent committee of the IMS Health board of directors to represent the interests of IMS Health stockholders other than the IMS Health Sponsor Stockholders with respect to issues that implicated the interests of the IMS Health Sponsor Stockholders differently than the interests of IMS Health stockholders generally;

•	that the benefits of the transaction could be realized in a “merger of equals,” without a sale of control, which the IMS Health board of directors did not believe was in the best interests of IMS Health or its stockholders;

•	the structure of the transaction as a “merger of equals,” including the governance terms providing that:

•	the board of directors of the Surviving Corporation will include equal representation from each of IMS Health and Quintiles, with the 12-member board of directors comprised of six members appointed by IMS Health and six members appointed by Quintiles;

•	the committees of the board of directors of the Surviving Corporation will consist of an Audit Committee (the chair of which will be designated by IMS Health and Quintiles), a Nominating and Corporate Governance Committee (chaired by a Quintiles-designated director) and a Leadership Development and Compensation Committee (chaired by a IMS Health-designated director), each of which will consist of two independent IMS Health-designated directors and two independent Quintiles-designated directors;

•	Mr. Bousbib, the current Chairman, Chief Executive Officer and President of IMS Health, will serve as Chairman and Chief Executive Officer of the Surviving Corporation;

•	Mr. Pike, the current Chief Executive Officer of Quintiles, will serve as Vice Chairman of the Surviving Corporation; and

•	Dr. Gillings, founder of Quintiles, will serve as lead director of the Surviving Corporation;

•	the fact that shareholders of Quintiles, including Dr. Gillings, the Bain Shareholders and the TPG-Q Funds, who beneficially own approximately 10.7%, 8.3% and 6.0% of Quintiles common stock, respectively, each agreed to enter into a voting agreement with IMS Health pursuant to which, among other things, they agreed to support the transactions contemplated by the merger agreement;

•	the fact that the Surviving Corporation will have dual global headquarters located in Durham, North Carolina and Danbury, Connecticut;

•	the fact that the terms and conditions of the merger agreement are generally reciprocal, which is consistent with the principles underlying the “merger of equals” structure for the transaction;

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of IMS Health common stock or Quintiles common stock between the date of the merger agreement and the date of the completion of the merger;

•	that the merger will provide both immediate and long-term value to IMS Health stockholders and that the all-stock merger consideration provides IMS Health stockholders with an opportunity to participate in the equity value of the Surviving Corporation, including future growth and the expected synergies resulting from the merger;

•	the review by the IMS Health board of directors of the financial terms of the merger, including the value of the merger consideration based on the exchange ratio relative to the then-current market prices and historical trading prices of IMS Health common stock and Quintiles common stock and the relative contribution of each of IMS Health and Quintiles’ market capitalization and other financial metrics to the Surviving Corporation;

•	the financial analyses presented to the IMS Health board of directors by Goldman Sachs and the oral opinion of Goldman Sachs rendered on May 3, 2016, subsequently confirmed in writing by delivery of a written opinion dated as of May 3, 2016, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than Quintiles and its affiliates) of shares of IMS Health Common Stock. A copy of such written opinion is included as Appendix C to this joint proxy statement/prospectus and described under “—Opinion of IMS Health’s Financial Advisor,” beginning on page 66;

•	the expectation that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	the fact that, as of April 27, 2016, IMS Health stockholders will own approximately 51.4% of the Surviving Corporation on a fully diluted basis immediately following the effective time of the merger and will continue to participate in potential appreciation in the equity value of the Surviving Corporation;

•	the terms and conditions of the merger agreement, including the commitments by both IMS Health and Quintiles to complete the merger and the ability of IMS Health and Quintiles to match the terms of any potentially superior offer that the other may receive, supporting the likelihood of completing the merger;

•	the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with IMS Health or Quintiles, that under certain circumstances, IMS Health or Quintiles, as applicable, may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the IMS Health or Quintiles boards of directors, as applicable, may withdraw or modify its recommendation to IMS Health or Quintiles stockholders regarding the merger, subject to the changing party paying the other party a termination fee (of $250 million payable by IMS Health if its board of directors changes its recommendation) if the other party elects to terminate the merger agreement as a result;

•	the fact that up to $15 million of IMS Health’s transaction expenses will be reimbursed by Quintiles in the event that Quintiles shareholders do not adopt the merger agreement; and

•	the likelihood of completing the merger on the anticipated schedule.

Uncertainties, Risks and Potentially Negative Reasons

In the course of its deliberations, the IMS Health board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including the following:

•	the restrictions on the conduct of IMS Health’s business during the period between the execution of the merger agreement and the completion of the merger;

•	the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

•	the challenges inherent in the merger of two businesses of the size and complexity of IMS Health and Quintiles, including the possible diversion of management attention for an extended period of time;

•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on IMS Health’s and the Surviving Corporation’s business;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between IMS Health and Quintiles and the risk that other anticipated benefits might not be realized;

•	the difficulties of combining the businesses and workforces of IMS Health and Quintiles based on, among other things, differences in the cultures of the two companies;

•	Quintiles’ right, subject to certain conditions, to respond to and negotiate with respect to certain alternative takeover proposals made prior to the time Quintiles shareholders adopt the merger agreement, and the right of the Quintiles board of directors to withdraw or modify in a manner adverse to IMS Health its recommendation to Quintiles shareholders regarding the merger, subject to Quintiles paying IMS Health a termination fee of $250 million in the event that IMS Health elects to terminate the merger agreement as a result;

•	the risk that IMS Health stockholders or Quintiles shareholders may object to and challenge the merger and take actions that may prevent or delay the completion of the merger, including to vote down the proposals at the IMS Health or Quintiles special meetings;

•	the likelihood, given trends in public merger transactions, of potential stockholder litigation, and the attendant costs, delays and diversion of management;

•	the fact that the merger agreement includes restrictions on the ability of IMS Health to solicit proposals for alternative transactions or engage in discussion regarding such proposals, subject to certain exceptions, and on the IMS Health board of directors to withdraw or modify in a manner adverse to Quintiles its recommendation to IMS Health stockholders regarding the merger, subject to IMS Health paying Quintiles a termination fee of $250 million in the event that Quintiles elects to terminate the merger agreement as a result, each of which could have the effect of discouraging such proposals from being made or pursued;

•	the risk that IMS Health could be required to reimburse up to $15 million of Quintiles’ transaction expenses in the event that IMS Health stockholders do not adopt the merger agreement;

•	the potential that the fixed Exchange Ratio under the merger agreement could result in Quintiles delivering less value to the IMS Health stockholders than had been anticipated by IMS Health should the value of the shares of Quintiles common stock decrease from the date of the execution of the merger agreement; and

•	risks of the type and nature described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” beginning on pages 22 and 36, respectively.

Further, the IMS Health board of directors considered that some members of the IMS Health board of directors and certain IMS Health executive officers have interests in the merger as individuals that are in addition to, and that may be different from, the interest of the IMS Health stockholders generally, as described under “—Interests of IMS Health Directors and Executive Officers in the Merger” beginning on page 98.

After considering the foregoing potentially negative and potentially positive reasons, the IMS Health board of directors unanimously concluded, in its business judgment, that the potentially positive reasons relating to the merger agreement and the transactions contemplated thereby (including the merger) outweighed the potentially negative reasons.

The foregoing discussion of the information and reasons considered by the IMS Health board of directors is not exhaustive but is intended to reflect the material reasons considered by the IMS Health board of directors in its consideration of the merger. In view of the complexity, and the large number, of the reasons considered, the IMS Health board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various reasons. Rather, the IMS Health board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the IMS Health board of directors may have given different weight to different reasons.

The IMS Health board of directors has approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, the proposal regarding the Delaware certificate of incorporation and specific compensatory arrangements between IMS Health and its named executive officers, are advisable and in the best interests of IMS Health and its stockholders. The IMS Health board of directors unanimously recommends that the IMS Health stockholders vote “FOR” each of the proposals being submitted to a vote of the IMS Health stockholders at the IMS Health special meeting.

The foregoing discussion of the information and reasons considered by the IMS Health board of directors is forward-looking in nature. This information should be read in light of the risks described under “Special Note Regarding Forward-Looking Statements” beginning on page 36.

Opinion of IMS Health’s Financial Advisor

Goldman Sachs rendered its opinion to the IMS Health board of directors that, as of May 3, 2016 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Quintiles and its affiliates) of shares of IMS Health common stock.

The full text of the written opinion of Goldman Sachs, dated May 3, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the IMS Health board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the shares of IMS Health common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of IMS Health for the two years ended December 31, 2015;

•	the Registration Statement on Form S-1, including the prospectus contained therein dated March 24, 2014 relating to the initial public offering of the shares of IMS Health common stock;

•	annual reports to shareholders and Annual Reports on Form 10-K of Quintiles for the three years ended December 31, 2015;

•	the Registration Statement on Form S-1, including the prospectus contained therein dated May 5, 2013 relating to the initial public offering of shares of Quintiles common stock;

•	certain other communications from IMS Health to its stockholders and Quintiles to its shareholders;

•	certain publicly available research analyst reports for IMS Health and Quintiles;

•	certain Institutional Brokers’ Estimate System consensus estimates for IMS Health for the fiscal years ending December 31, 2016, 2017 and 2018 (the “I/B/E/S Estimates”);

•	certain internal financial analyses and forecasts for IMS Health for the fiscal years ending December 31, 2016 through 2021 that were prepared by IMS Health based upon, or by extrapolating from, the I/B/E/S Estimates and certain internal financial analyses and forecasts for Quintiles, as prepared by its management, in each case, as approved for Goldman Sachs’ use by IMS Health (the “Forecasts”); and

•	certain synergies projections for the combined company following consummation of the merger that were prepared and approved for Goldman Sachs’ use by IMS Health (the “Synergies”).

Goldman Sachs also held discussions with members of the senior managements of IMS Health and Quintiles regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of Quintiles and with members of the senior management of IMS Health regarding their assessment of the past and current business operations, financial condition, and future prospects of IMS Health; reviewed the reported price and trading activity for IMS Health common stock and Quintiles common stock; compared certain financial and stock market information for IMS Health and Quintiles with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the consent of IMS Health, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of IMS Health, that the Forecasts and the Synergies had been reasonably prepared and reflected the best currently available estimates and judgments of IMS Health. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of IMS Health or Quintiles or any of their respective subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on IMS Health or Quintiles or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of IMS Health to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to IMS Health; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Quintiles and its affiliates) of shares of IMS Health common stock, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of IMS Health; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of IMS Health or Quintiles, or class of such persons, in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Quintiles common stock will trade at any time or as to the impact of the merger on the solvency or viability of IMS Health or Quintiles or the ability of IMS Health or Quintiles to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the IMS Health board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 2, 2016 and is not necessarily indicative of current market conditions.

Summary of Merger Consideration. Goldman Sachs used the exchange ratio of 0.3840 of a share of Surviving Corporation common stock for each share of IMS Health common stock and the closing price per share of Quintiles common stock on May 2, 2016 to calculate the implied value per share of IMS Health common stock. Goldman Sachs then calculated (i) the premia represented by such implied value per share as compared to the closing price per share of IMS Health common stock as of May 2, 2016 and the average closing price per share of IMS Health common stock for the 10-day, 20-day and 30-day periods ended May 2, 2016, (ii) the premia represented by the closing price per share of Quintiles common stock as of May 2, 2016 as compared to the average closing price per share of Quintiles common stock for the 10-day, 20-day and 30-day periods ended May 2, 2016, and (iii) the total market capitalization and enterprise value implied by such implied value per share (in the case of IMS Health) and such closing price per share as of May 2, 2016 (in the case of Quintiles). The following table presents the results of this analysis:

	IMS Health	Quintiles
Exchange Ratio	0.3840 x
Implied Value per share of IMS Health common stock / Closing Price per share of Quintiles common stock as of May 2, 2016	$26.53	$69.10
Premium/(Discount) to May 2, 2016	(1.2)%	0.0%
Premium/(Discount) to 10-Day Average (as of May 2, 2016)	(0.8)%	(0.9)%
Premium/(Discount) to 20-Day Average (as of May 2, 2016)	0.1%	(1.0)%
Premium/(Discount) to 30-Day Average (as of May 2, 2016)	0.6%	1.2%
Implied Total Market Capitalization	$9.012 billion	$8.510 billion
Implied Enterprise Value	$13.171 billion	$10.142 billion

Historical Exchange Ratio Analysis. Goldman Sachs calculated the exchange ratio on May 2, 2016 and historical average exchange ratios over the 5-day, 10-day, 15-day, 20-day, 30-day and 60-day periods ended May 2, 2016, by first dividing the closing price per share of IMS Health common stock on each trading day during each such period by the closing price per share of Quintiles common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods. Goldman Sachs then used such exchange ratios to calculate the implied value per share of IMS Health common stock and the premia implied by each such historical average exchange ratio as compared to the closing price per share of IMS Health common stock on May 2, 2016. The following table presents the results of this analysis:

	Exchange Ratio	Implied Value per share of IMS Health common stock	Implied Premium / (Discount) to Closing Price per share of IMS Health common stock on May 2, 2016
May 2, 2016	0.3889 x	$26.87
5-Day Average	0.3840 x	$26.54	(1.2)%
10-Day Average	0.3835 x	$26.50	(1.4)%
15-Day Average	0.3811 x	$26.33	(2.0%)
20-Day Average	0.3798 x	$26.24	(2.3%)
30-Day Average	0.3865 x	$26.71	(0.6%)
60-Day Average	0.3952 x	$27.31	1.6%

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for IMS Health and Quintiles to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the large capitalization information services and contract research organization industries:

Large Capitalization Information Services Companies (“Info Services Companies”)

•	Equifax Inc.

•	FactSet Research Systems Inc.

•	Gartner, Inc.

•	Nielsen Holdings plc

•	S&P Global Inc.

•	Thomson Reuters Corporation

•	Verisk Analytics, Inc.

Contract Research Organizations (“CROs”)

•	ICON plc

•	INC Research Holdings, Inc.

•	Laboratory Corporation of America Holdings

•	PRA Health Sciences, Inc.

•	PAREXEL International Corporation

Although none of the selected companies is directly comparable to IMS Health or Quintiles, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of IMS Health and Quintiles.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information from publicly available historical data and I/B/E/S estimates. The multiples and ratios were calculated using the applicable closing market prices as of April 29, 2016, except for IMS Health and Quintiles, which used the applicable closing market prices as of May 2, 2016. The multiples and ratios of IMS Health, Quintiles and for each of the selected companies were based on I/B/E/S estimates.

Goldman Sachs calculated enterprise value (“EV”) as a multiple of estimated earnings before interest, tax, depreciation and amortization (“EBITDA”) for calendar year 2016 (“2016E EV / EBITDA”). The following table presents the results of this analysis:

	IMS Health	Quintiles	Info Services Companies		CROs
			Median	Range	Median	Range
2016E EV / EBITDA	13.9x	11.3x	14.9x	12.4x – 17.1x	10.7x	9.6x – 13.8x

Goldman Sachs calculated the price to earnings per share ratio for these selected companies, IMS Health and Quintiles based on projected earnings for 2017 (“2017E P / E”). The following table presents the results of this analysis:

	IMS Health	Quintiles	Info Services Companies		CROs
			Median	Range	Median	Range
2017E P / E	15.2x	16.5x	20.6x	16.3x – 28.1x	14.2x	13.0x – 17.4x

Illustrative Financial Contribution Analysis. Goldman Sachs analyzed the implied equity contribution of IMS Health and Quintiles based on specific estimated future financial metrics, including revenue, EBITDA and net income for estimated years 2016 and 2021 reflected in the Forecasts. The analysis was conducted on a pro forma basis applying a blended multiple to IMS Health’s and Quintiles’ respective revenue and EBITDA metrics to arrive at an implied enterprise value and subtracting each company’s respective net debt (including non-controlling interest) as of March 31, 2016 to arrive at an implied equity value. These implied equity values and the respective net income metrics were used to measure relative equity contribution on the basis of each metric.

Without taking into account the Synergies, the analysis resulted in the following implied equity contributions of IMS Health and Quintiles, respectively, to the combined company and the implied exchange ratio for a share of IMS Health common stock into shares of the Surviving Corporation common stock, in each case using each financial metric for IMS Health and Quintiles for the estimated years 2016 and 2021:

	IMS Health	Quintiles	Implied Exchange Ratio
Revenue
2016E	30.7%	69.3%	0.1604x
2021E	28.1%	71.9%	0.1419x
EBITDA
2016E	44.0%	56.0%	0.2849x
2021E	39.8%	60.2%	0.2400x
Net Income
2016E	50.5%	49.5%	0.3706x
2021E	48.4%	51.6%	0.3402x

Goldman Sachs also analyzed the implied equity contribution based on a discounted cash flow analysis, which is described below.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on IMS Health on a standalone basis using the Forecasts and on the pro forma combined company using the Forecasts and the Synergies.

IMS Health Standalone. Utilizing illustrative discount rates ranging from 6.0% to 7.0% (derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally), reflecting estimates of IMS Health’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2016 (i) certain projected cash flows for IMS Health for the nine months ending December 31, 2016 and for the fiscal years ending December 31, 2017 through December 31, 2021, such projected cash flows as approved for Goldman Sachs’ use by IMS Health management after being calculated by Goldman Sachs using information set forth in the Forecasts, and (ii) a range of illustrative terminal values for IMS Health as of December 31, 2021 derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to a terminal year estimate of the projected cash flows to be generated by IMS Health, such estimate as approved for Goldman Sachs’ use by IMS Health management after being calculated by Goldman Sachs using information set forth in the Forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 12.0x to 20.0x). The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then derived ranges of illustrative enterprise values for IMS Health by adding the ranges of present values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of IMS Health’s net debt as of March 31, 2016, as provided by IMS Health, to derive a range of illustrative equity values for IMS Health. Goldman Sachs then divided the implied equity values by the amount of fully diluted shares of

IMS Health common stock outstanding as of May 2, 2016 as provided by IMS Health (using equity awards outstanding as of April 27, 2016 and the price per share of IMS Health common stock implied by the discounted cash flow analysis), to derive a range of implied present values per fully diluted outstanding share of IMS Health common stock ranging from $27.83 to $52.41.

Pro Forma Combined Company. Using illustrative discount rates ranging from 6.0% to 7.0%, reflecting estimates of the pro forma combined company’s weighted average cost of capital (derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally), Goldman Sachs discounted to present value as of March 31, 2016 (i) certain projected cash flows for the pro forma combined company for the nine months ending December 31, 2016 and for the fiscal years ending December 31, 2017 through December 31, 2021, such projected cash flows as approved for Goldman Sachs’ use by IMS Health management after being calculated by Goldman Sachs using information set forth in the Forecasts, and (ii) a range of illustrative terminal values for the pro forma combined company as of December 31, 2021 derived by applying perpetuity growth rates ranging from 2.0% to 3.0% to a terminal year estimate of the projected cash flows to be generated by the pro forma combined company, such estimates as approved for Goldman Sachs’ use by IMS Health management after being calculated by Goldman Sachs using information set forth in the Forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 11.5x to 19.3x). The range of perpetuity growth rates was estimated by Goldman Sachs using its professional judgment and experience, taking into account the Forecasts and the Synergies and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of the pro forma combined company’s net debt (including non-controlling interest) as of March 31, 2016, as reflected in the Forecasts, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the implied equity values by the amount of fully diluted shares of the pro forma Surviving Corporation common stock outstanding as of May 2, 2016, as provided by IMS Health (using equity awards outstanding as of April 27, 2016, the price per share of IMS Health common stock implied by the exchange ratio and the closing price per share of Quintiles common stock as of May 2, 2016), to derive a range of implied present values per fully diluted outstanding share of pro forma Surviving Corporation common stock. Applying the exchange ratio of 0.3840x, Goldman Sachs derived a range of illustrative present values per share of IMS Health common stock from $37.94 to $66.88.

Implied Equity Contribution. Goldman Sachs calculated the relative equity contribution of IMS Health and Quintiles to the pro forma combined company and the implied exchange ratio, excluding the Synergies, using the discounted cash flow analysis described above. The midpoint of the results of each company’s discounted cash flow analysis resulted in an illustrative equity contribution for IMS Health of 40% and an illustrative implied exchange ratio of 0.2450x.

Synergies. Goldman Sachs performed an illustrative discounted cash flow analysis to calculate the implied equity value of the Synergies for the pro forma combined company using the discounted cash flow analysis described above. The midpoint of the results of this discounted cash flow analysis resulted in an illustrative equity contribution for the Synergies of 10.2%, and an illustrative implied equity value of the Synergies of $3.599 billion.

Illustrative Public Market Present Value of Future Stock Price Analysis. Goldman Sachs performed an illustrative public market present value of future stock price analysis on IMS Health on a standalone basis and on the pro forma combined company.

IMS Health Standalone. Goldman Sachs performed an illustrative analysis of the implied present value of the potential future value per share of IMS Health common stock at the year-end of each of the calendar years 2016 through 2020 using one-year EBITDA estimates per the Forecasts for the calendar years 2017 through

2021, respectively. Goldman Sachs first calculated illustrative enterprise values of IMS Health at the year-end of each of the calendar years 2016 through 2020 by multiplying the respective one-year forward EBITDA estimates for the calendar years 2017 through 2021 by one-year forward EV to EBITDA multiples ranging from 11.0x to 13.0x (derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical trading data and the current EV to EBITDA multiples for IMS Health and Quintiles and the publicly traded corporations discussed in the Selected Companies Analysis above). Goldman Sachs then subtracted the book value of debt and added the assumed amount of cash and cash equivalents in each case as of the relevant year-end per the Forecasts from the illustrative enterprise values in order to calculate the implied future equity values. The implied future equity values in turn were divided by the projected year-end fully diluted shares of IMS Health common stock outstanding, as provided by IMS Health. In addition, Goldman Sachs performed an illustrative analysis of the implied present value of the potential future value per share of IMS Health common stock at the year-end of each of the calendar years 2016 through 2020 using one-year earnings estimates per the Forecasts for the calendar years 2017 through 2021, respectively. Goldman Sachs multiplied the estimated earnings per share for IMS Health per the Forecasts by forward price to earnings per share multiples ranging from 15.0x to 19.0x (derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical trading data and the current price to earnings per share multiples for IMS Health and Quintiles and the publicly traded corporations discussed in the Selected Companies Analysis above). Goldman Sachs then discounted both sets of values for fiscal years 2016 through 2020 back to March 31, 2016 using a discount rate of 7.7% (derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally), reflecting an estimate of the cost of equity for IMS Health. The following table presents the results of Goldman Sachs’ analysis:

	Implied Present Value per share of IMS Health common stock using illustrative EV to EBITDA multiples of 11.0x to 13.0x	Implied Present Value per share of IMS Health common stock using illustrative Price to Earnings Per Share multiples of 15.0x to 19.0x
FY 2016E	$21.55 – $27.42	$24.80 – $31.41
FY 2017E	$22.87 – $28.74	$25.46 – $32.26
FY 2018E	$24.34 – $30.24	$26.14 – $33.12
FY 2019E	$25.82 – $31.76	$26.71 – $33.83
FY 2020E	$27.31 – $33.29	$27.98 – $35.45

Pro Forma Combined Company. Goldman Sachs performed an illustrative analysis of the implied present value of the potential future value per share of the pro forma Surviving Corporation common stock at the year-end of each of the calendar years 2016 through 2020 using one-year EBITDA estimates per the Forecasts and the Synergies for the calendar years 2017 through 2021, respectively. Goldman Sachs first calculated illustrative enterprise values of the pro forma combined company at the year-end of each of the calendar years 2016 through 2020 by multiplying the respective one-year forward EBITDA estimates for the calendar years 2017 through 2021 by one-year forward EV to EBITDA multiples ranging from 11.0x to 13.0x (derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical trading data and the current EV to EBITDA multiples for IMS Health and Quintiles and the publicly traded corporations discussed in the Selected Companies Analysis above). Goldman Sachs then subtracted the book value of net debt (including non-controlling interest) as of the relevant year-end per the Forecasts and the Synergies from the illustrative enterprise values in order to calculate the implied future equity values. The implied future equity values in turn were divided by the projected year-end fully diluted shares of pro forma Surviving Corporation common stock outstanding, as reflected in the Forecasts. In addition, Goldman Sachs performed an illustrative analysis of the implied present value of the potential future value per share of the pro forma Surviving Corporation common stock at the year-end of each of the calendar years 2016 through 2020 using one-year earnings estimates per the Forecasts and the Synergies for the calendar years 2017 through 2021, respectively. Goldman Sachs multiplied the estimated earnings per share for the pro forma combined company per the Forecasts and the Synergies by forward price to earnings per share multiples ranging from 15.0x to 19.0x (derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical trading data and the current price to earnings per share multiples for IMS Health and Quintiles and the publicly traded corporations discussed in the Selected Companies Analysis above). Goldman Sachs then discounted both sets of values for fiscal years 2016 through 2020 back to March 31, 2016 using a discount rate of 7.3% (derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally), reflecting an estimate of the cost of equity for the pro forma combined company. The following table presents the results of Goldman Sachs’ analysis:

	Implied Present Value per share of pro forma Surviving Corporation common stock using illustrative EV to EBITDA multiples of 11.0x to 13.0x	Implied Present Value per share of pro forma Surviving Corporation common stock using illustrative Price to Earnings Per Share multiples of 15.0x to 19.0x
FY 2016E	$25.44 – $31.53	$26.21 – $33.19
FY 2017E	$28.32 – $34.69	$28.31 – $35.86
FY 2018E	$31.92 – $38.68	$31.06 – $39.34
FY 2019E	$34.97 – $41.99	$31.33 – $39.68
FY 2020E	$37.98 – $45.28	$32.38 – $41.01

Illustrative Pro Forma Accretion / Dilution Analysis. Goldman Sachs performed illustrative pro forma analyses of the potential future impact of the merger on earnings per share for IMS Health and Quintiles using the Forecasts and Synergies. For each of the years 2017, 2018 and 2019, Goldman Sachs compared the projected earnings per share of IMS Health common stock on a standalone basis to the projected earnings per share of the pro forma combined company, both with and without the Synergies. This analysis indicated that the merger would be accretive to the holders of IMS Health common stock in each of the years 2017 through 2019, whether or not the Synergies are realized.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to IMS Health or Quintiles or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the IMS Health board of directors as to the fairness from a financial point of view to the holders (other than Quintiles and its affiliates) of shares of IMS Health common stock of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of IMS Health, Quintiles, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between IMS Health and Quintiles and was approved by the IMS Health board of directors. Goldman Sachs provided advice to IMS Health during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to IMS Health or the IMS Health board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, Goldman Sachs’ opinion to the IMS Health board of directors was one of many factors taken into consideration by the IMS Health board of directors in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached to this joint proxy statement/prospectus as Appendix C.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of IMS Health, Quintiles, any of their respective affiliates and third parties, including TPG, an affiliate of significant stockholders of IMS Health and of a shareholder of Quintiles, and the Canada Pension Plan Investment Board (“CPPIB”), an affiliate of a significant stockholder of IMS Health, and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to IMS Health in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. IMS Health and an affiliate of Goldman Sachs have entered into a commitment for such affiliate to provide backstop financing for the refinancing of existing debt of Quintiles in connection with the consummation of the merger, pursuant to which one or more affiliates of Goldman Sachs will receive customary fees, as described in more detail below. IMS Health may, at its option, replace some or all of the credit facilities under the backstop financing commitment prior to the effective time of the merger with financing comprised of the proceeds of a private placement or public offering of senior secured and/or unsecured notes. Goldman Sachs has provided certain financial advisory and/or underwriting services to IMS Health and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering by IMS Health Incorporated, a subsidiary of IMS Health, of its 4.125% Senior Notes due 2023 (aggregate principal amount €275,000,000) in March 2015; and as lead bookrunner with respect to a public offering of 51,100,000 shares of IMS Health common stock in May 2015. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Quintiles and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering by Quintiles Transnational Corp., a wholly-owned subsidiary of Quintiles, of its 4.875% Senior Notes due 2023 (aggregate principal amount $800,000,000) in May 2015. Goldman Sachs also has provided certain financial advisory and/or underwriting services to TPG and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint lead manager with respect to a public offering of 1,073,900,000 shares of common stock of Healthscope Limited, a portfolio company of TPG, in July 2014; as financial advisor to TPG Capital Management, LP, an affiliate of TPG, in connection with its acquisition of Life Time Fitness, Inc. in June 2015; as joint bookrunner with respect to a private placement by LTF Merger Sub, Inc., an affiliate of TPG, of its 8.500% Senior Notes due 2023 (aggregate principal amount $450,000,000) in June 2015; as financial advisor to Sabre Corporation, a portfolio company of TPG, in connection with its acquisition of an interest in Abacus International Pte Ltd in July 2015; and as financial advisor to Petco Animal Supplies, Inc., a portfolio company of TPG, in connection with its sale to CVC Capital Partners Ltd. and CPPIB in February 2016. Goldman Sachs also has provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to CPPIB in connection with its acquisition of Wilton Re Holdings Ltd in June 2014; as financial advisor to CPPIB in connection with the sale of Gates Global Inc., a former portfolio company of CPPIB, in July 2014; as joint bookrunner with respect to the private offering by Halcon Resources Corporation, a portfolio company of CPPIB, of its 8.625% Senior Secured Notes due 2020 (aggregate principal amount $700,000,000) in April 2015; as joint bookrunner with respect to the public offering of 25,746,604 shares of common stock of Markit Limited, a portfolio company of CPPIB, in June 2015; as joint bookrunner with respect to the offering by Italics Merger Sub Inc., an affiliate of CPPIB, of its 7.125% Senior Notes due 2023 (aggregate principal amount $650,000,000) in August 2015; and as joint bookrunner with respect to the offering by Altice US Finance I Corporation, a portfolio company of CPPIB, of its 5.5% Senior Secured Notes due 2026 (aggregate principal amount $1,500,000,000) in April 2016. During the two-year period ended May 3, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to IMS Health and/or its affiliates of approximately $8.5 million, and to Quintiles and/or its affiliates of approximately $1.0 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to IMS Health, Quintiles, TPG, CPPIB and their respective affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with TPG, CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of TPG from time to time and may do so in the future.

The IMS Health board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and its knowledge of IMS Health and the industry in which it operates. Pursuant to a letter agreement dated April 29, 2016, IMS Health engaged Goldman Sachs to act as its financial advisor in connection with IMS Health’s proposed merger or business combination with Quintiles. Pursuant to the terms of this engagement letter, IMS Health has agreed to pay Goldman Sachs a transaction fee of $5 million, all of which is payable upon consummation of the merger. IMS Health has agreed to consider, in its sole discretion, the payment of an additional fee to Goldman Sachs of up to $3 million. In addition, IMS Health has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. IMS Health and an affiliate of Goldman Sachs have entered into a commitment for such affiliate to provide backstop financing for the refinancing of existing debt of Quintiles in connection with the consummation of the merger. Pursuant to the terms of such commitment, and as compensation for providing such financing, such affiliate of Goldman Sachs would receive customary compensation in an amount that is not currently expected to exceed $9-10 million, which amount is consistent with the estimate previously discussed with the IMS Health board of directors (as described on page 57), but which amount has not been determined as of the date of this document and will depend on the specific terms of the financing.

Quintiles’ Reasons for the Merger; Recommendation of the Quintiles Board of Directors

The Quintiles board of directors recommends that Quintiles shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the reincorporation proposal, “FOR” the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, “FOR” the proposal to approve the number of authorized shares of common stock in the Delaware certificate of incorporation, “FOR” the proposal to eliminate supermajority voting to amend certain provisions of the Delaware certificate of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the specific compensatory arrangements between Quintiles and its named executive officers related to the merger and “FOR” the proposal to approve any motion to adjourn the Quintiles special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve the first five proposals.

Quintiles is primarily active in designing and managing clinical trials and providing commercial solutions services, while IMS Health is primarily active in acquiring, analyzing and reporting on information about the distribution, day-to-day use and impact of medicines and leveraging data management, analytics and information technology capabilities. By combining Quintiles’ clinical research expertise with IMS Health’s capabilities, the Surviving Corporation would be better placed to serve healthcare clients across the entire lifecycle of their products by:

•	Improving clinical trial design, recruitment, and execution in product development by using IMS Health data on healthcare providers and patients to help Quintiles design and operate clinical trials more efficiently;

•	Better supporting the efficiency of healthcare companies’ commercial organizations through enhanced analytics and outsourcing services; and

•	Creating “real-world evidence” solutions that combine IMS Health’s data and technology enabled data collection capabilities with Quintiles’ observational research expertise.

The Surviving Corporation would be able to better support healthcare companies to improve their research and development activities, commercialize and measure sales of their products, and run their operations more efficiently.

In evaluating the merger, the Quintiles board of directors consulted with Quintiles management and legal and financial advisors, and in reaching its decision to approve the merger agreement and recommend its adoption by Quintiles shareholders, the Quintiles board of directors considered a substantial amount of information and a number of factors, including, but not limited to, the following:

•	each of Quintiles’, IMS Health’s and the Surviving Corporation’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Quintiles board of directors considered its view that IMS Health’s business and operations complement those of Quintiles and that the merger would result in a Surviving Corporation with diversified revenue sources, a well-balanced, technology driven, product and service offering;

•	that the Surviving Corporation will create a larger, more globally diversified company than either Quintiles or IMS Health on its own, with the ability to leverage the data management, analytics and information technology capabilities of IMS Health with the scientific and domain expertise and services offered by Quintiles to clients in the life science industry;

•	that the transaction has been structured as a “merger of equals” and the exchange ratio was intended to reflect no premium paid to IMS Health stockholders as of the announcement date and is based on volume-weighted average prices prior to the date of the merger agreement;

•	the long-term and recent historical trading prices with respect to shares of Quintiles common stock and IMS Health common stock and the amount of the merger consideration;

•	that at the time the Quintiles board of directors approved the merger, the transaction was estimated to achieve $100 million or more in annual pre-tax synergies by the third year following completion of the merger, in part from operational cost savings and in part from an acceleration of revenue opportunities;

•	the expectation that combining the two companies would likely promote adjusted diluted earnings per share accretion for the Surviving Corporation stockholders during 2017, using the respective calculation methods for each of Quintiles and IMS Health described in “—Forward-Looking Financial Information” beginning on page 88 and assuming the achievement of revenue growth, cost savings and utilization of IMS Health tax assets as described in “—Forward–Looking Financial Information—Estimated Synergies” beginning on page 91;

•	that at the time the Quintiles board of directors approved the merger, the transaction was anticipated to result in a combined company with revenue of approximately $7.2 billion, adjusted EBITDA of more than $1.7 billion, on a combined basis for the last twelve months ended December 31, 2015, and significant free cash flow;

•	the Surviving Corporation’s ability to keep Quintiles’ and IMS Health’s existing indebtedness (other than a securitization facility for which lender consent would be required) outstanding and to operate under the covenants of such indebtedness and/or the Surviving Corporation’s ability to refinance such indebtedness on reasonable terms;

•	that the Quintiles board of directors established procedures to ensure that negotiations with respect to the merger were conducted at arm’s-length, including (i) a review of the potential conflicts of interest of the members of the Quintiles board of directors and Quintiles’ financial advisor and legal counsel with respect to the merger, (ii) the recusal of Mr. Coslet from Quintiles board deliberations regarding the merger and the fact that he was restricted from receiving certain information regarding the merger and (iii) the formation of a transaction committee of the Quintiles board of directors to, among other things, monitor potential conflicts of interest with respect to the merger and make arrangements to address conflicts of interest that arose;

•	that Quintiles expects the Surviving Corporation to have an increased market capitalization, improved access to capital and a strengthened balance sheet;

•	the oral and written opinion of Barclays, dated May 3, 2016, addressed to the Quintiles board of directors that, based upon and subject to the qualifications, limitations and assumptions stated therein, as of the date of such opinion, from a financial point of view, the exchange ratio to be paid by Quintiles in the merger was fair to Quintiles, and related financial analysis by Barclays, as more fully described below under the section “—Opinion of Quintiles’ Financial Advisor” beginning on page 81;

•	the expectation that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	accelerated utilization of IMS Health tax assets, expected to contribute annual savings of approximately $35 million into 2020;

•	the fact that stockholders of IMS Health, including the TPG-I Funds, the CPP Shareholder and the LGP Shareholders, who beneficially own approximately 33.6%, 14.1% and 5.8% of IMS Health common stock, respectively, each entered into a voting agreement with Quintiles pursuant to which they agreed to support the transactions contemplated by the merger agreement; and

•	the Quintiles board of directors’ consideration of both the standalone Quintiles business plan and potential alternatives and that the merger agreement provided sufficient flexibility for the Quintiles board of directors to change its recommendation and for shareholders to turn down the merger in the case of a superior proposal.

In addition to considering the factors described above, the Quintiles board of directors also considered the following factors:

•	its knowledge of Quintiles’ business, operations, financial condition, earnings and prospects, as well as its assessment, of IMS Health’s business, operations, financial condition, earnings and prospects, taking into account the results of Quintiles’ due diligence review of IMS Health;

•	the fact that the exchange ratio of 0.3840 of a share of Quintiles common stock for each share of IMS Health common stock is fixed and will not fluctuate based upon changes in the market price or numbers of shares outstanding of Quintiles common stock or IMS Health common stock between the date of the merger agreement and the date of completion of the merger;

•	the current and prospective climate in the biopharmaceutical industry, including the fact that the current method of compensating medical representatives in the biopharmaceutical industry will likely continue and drive the demand for data and value-added services;

•	the fact that, as of April 27, 2016, Quintiles shareholders will hold approximately 48.6% of the common stock of the Surviving Corporation upon completion of the merger, on a fully diluted basis, and will, therefore, have the opportunity to participate in the further performance of the Surviving Corporation;

•	the fact that as a “merger of equals,” the transaction includes governance terms providing:

•	the initial board of directors of the Surviving Corporation will be comprised of twelve directors, including six representatives designated by Quintiles’ board of directors and six representatives designated by IMS Health’s board of directors, and should any of the representatives from Quintiles’ board of directors vacate their seat as a result of cessation of service on the board of the Surviving Corporation before the second annual meeting of stockholders of the Surviving Corporation, a majority of the remaining representatives from Quintiles’ board of directors will have the right to appoint a replacement;

•	the Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee of the board of directors of the Surviving Corporation will be comprised of an equal number of designees by Quintiles’ board of directors and IMS Health’s board of directors, and the chair of the Nominating and Governance Committee will be a representative from Quintiles’ board of directors;

•	Mr. Bousbib, the Chairman, Chief Executive Officer and President of IMS Health, will serve as Chairman and Chief Executive Officer of the Surviving Corporation;

•	Mr. Pike, the current Chief Executive Officer of Quintiles, will serve as Vice Chairman of the Surviving Corporation;

•	management of the Surviving Corporation will be selected prior to effective time of the merger by a selection process involving Mr. Bousbib and representatives from both companies; and

•	Dr. Gillings, founder of Quintiles, will serve as the lead director of the Surviving Corporation during the transition period, and should his appointment be terminated for any reason (whether resignation, death or removal) during that time, a majority of the representatives from Quintiles’ board of directors will have the right to select a replacement lead director;

•	the fact that the Surviving Corporation will have dual global headquarters located in Durham, North Carolina and Danbury, Connecticut;

•	the fact that directors and senior executives of Quintiles and IMS Health who have an in-depth knowledge of their respective entity and its businesses will have substantial representation on the board of directors and on the senior management team, respectively, of the Surviving Corporation;

•	the fact that Quintiles will be the Surviving Corporation in the merger and shares of its common stock will continue to trade under Quintiles’ current stock symbol, ensuring continuity of Quintiles’ well-established brand identity; and

•	the terms and conditions of the merger agreement, including the degree of mutuality and symmetry of representations, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligation to complete the merger, the circumstances in which each party is permitted to terminate the merger agreement and the related termination fees payable by each party in the event of termination of the merger agreement under specified circumstances and the likelihood of completing the merger on the anticipated schedule.

The Quintiles board of directors weighed the foregoing against a number of risks and potentially negative factors, including, but not limited to, the following:

•	the restrictions on the conduct of Quintiles’ business during the period between execution of the merger agreement and the completion of the merger;

•	the potential effect of the merger and subsequent integration on Quintiles’ historical business, including its relationships with clients, employees and suppliers;

•	the challenges inherent in combining the businesses, operations and workforces of two businesses of the size, geographic diversity and complexity of Quintiles and IMS Health, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management attention for an extended period of time and (iii) difficulties in assimilating employees;

•	the risk of not being able to realize all of the anticipated operational and revenue synergies between Quintiles and IMS Health and the risk that other anticipated benefits to the Surviving Corporation might not be realized;

•	the risk that changes in the regulatory, competitive or technological landscape may adversely affect the business benefits anticipated to result from the merger;

•	the risk that integration of IMS Health data management, analytics and technology capabilities into the products and services offered by Quintiles will not occur as anticipated or that the technology infrastructure required to do so will take longer to build or be more expensive than anticipated, resulting in anticipated operational synergies not being realized in the amounts contemplated or not at all;

•	the risk that the transaction, and subsequent integration of the two businesses, may preclude other business development opportunities;

•	the risk that the historical business of Quintiles and/or IMS Health will suffer as a result of market factors or disruptions caused by integration of the two businesses;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of Quintiles and IMS Health and the transaction expenses arising from the merger;

•	the risk that regulatory agencies may oppose or refuse to approve the merger or impose conditions on Quintiles and/or IMS Health prior to approving the merger that may adversely impact the ability of the Surviving Corporation to realize synergies that are projected to occur in connection with the merger;

•	the risk that management of the Surviving Corporation, who have an in-depth knowledge of their respective businesses, might not be successful in managing the Surviving Corporation;

•	the risk that, despite the combined efforts of Quintiles and IMS Health prior to the completion of the merger, the Surviving Corporation may lose key personnel;

•	the risk that the merger may not be completed despite the combined efforts of Quintiles and IMS Health or that completion may be unduly delayed, even if the requisite approval is obtained from Quintiles shareholders and IMS Health stockholders;

•	the likelihood, given trends in public merger transactions, of potential shareholder litigation and the attendant costs, delays and diversion of management attention and resources;

•	the fact that Quintiles is obligated to pay IMS Health a termination fee of $250 million in certain circumstances as summarized under “The Merger Agreement—Expenses and Termination Fees” beginning on page 124;

•	the fact that Quintiles is obligated to reimburse IMS Health for any and all out-of-pocket fees and expenses under certain circumstances up to a maximum amount of $15 million, as summarized under “The Merger Agreement—Expenses and Termination Fees” beginning on page 124;

•	the risk that the terms of the merger agreement, although reciprocal, including provisions relating to the payment of a termination fee under specified circumstances, may have the effect of discouraging other parties that would otherwise be interested in a transaction with Quintiles from proposing such a transaction;

•	the risk of changes in circumstances between the date of the signing of the merger agreement and the completion of the merger transactions that will not be reflected in the fairness opinion obtained by the Quintiles board of directors; and

•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements,” beginning on pages 22 and 36, respectively.

The Quintiles board of directors also was apprised of certain interests in the merger of Quintiles directors and executive officers that may be different from, or in addition to, the interests of Quintiles shareholders generally as discussed in “—Interests of Quintiles Directors and Executive Officers in the Merger” beginning on page 92.

This discussion of the information and factors considered by the Quintiles board of directors in reaching its conclusions and recommendation summarizes the material factors considered by the board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Quintiles board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination and to recommend that Quintiles shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the reincorporation proposal, “FOR” the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, “FOR” the proposal to approve the number of authorized shares of common stock in the Delaware certificate of incorporation, “FOR” the proposal to eliminate supermajority voting to amend certain provisions of the Delaware certificate of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the specific compensatory arrangements between Quintiles and its named executive officers related to the merger and “FOR” the proposal to approve any motion to adjourn the Quintiles special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve the first five proposals.

The Quintiles board of directors conducted an overall review of the factors described above, including through discussions with, and questioning of, Quintiles management and legal and financial advisors, and considered the factors overall to be favorable to and to support its determination. In considering the factors described above, individual members of the Quintiles board of directors may have assigned different weights to different factors.

The Quintiles board of directors has approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger and the Reincorporation, are advisable, fair to and in the best interests of Quintiles and its shareholders. The Quintiles board of directors recommends that Quintiles shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the reincorporation proposal, “FOR” the proposal to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, “FOR” the proposal to approve the number of authorized shares of common stock in the Delaware certificate of incorporation, “FOR” the proposal to eliminate supermajority voting to amend certain provisions of the Delaware certificate of incorporation, “FOR” the proposal to approve, on an advisory (non-binding) basis, the specific compensatory arrangements between Quintiles and its named executive officers related to the merger and “FOR” the proposal to approve any motion to adjourn the Quintiles special meeting, if necessary or appropriate, to solicit additional proxies for any proposal if there are not sufficient votes to approve the first five proposals.

The foregoing discussion of the information and reasons considered by the Quintiles board of directors is forward-looking in nature. This information should be read in light of the risks described under “Special Note Regarding Forward-Looking Statements” beginning on page 36.

Opinion of Quintiles’ Financial Advisor

Quintiles engaged Barclays to act as its financial advisor in connection with the merger. On May 3, 2016, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Quintiles’ board of directors that, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, as of such date, from a financial point of view, the exchange ratio to be paid by Quintiles in the merger was fair to Quintiles.

The full text of Barclays’ written opinion, dated as of May 3, 2016, is attached as Appendix B to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of Quintiles, addresses only the fairness, from a financial point of view, of the exchange ratio to be paid by Quintiles in the merger and does not constitute a recommendation to any shareholder of Quintiles as to how such shareholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Quintiles and IMS Health and were approved by Quintiles’ board of directors. Barclays was not requested to address, and its opinion does not in any manner address, Quintiles’ underlying business decision to proceed with or effect the merger or the likelihood of completion of the merger. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be paid in the merger or otherwise. No limitations were imposed by Quintiles’ board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of May 3, 2016, and the specific terms of the merger;

•	reviewed and analyzed publicly available information concerning Quintiles and IMS Health that Barclays believed to be relevant to its analysis, including Quintiles’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and IMS Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Quintiles furnished to Barclays by Quintiles, including financial projections of Quintiles prepared by management of Quintiles (the “Quintiles Projections”);

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of IMS Health prepared by management of IMS Health, furnished to Barclays by Quintiles, including financial projections of IMS Health prepared by management of IMS Health (the “IMS Health Projections”), furnished to Barclays by management of Quintiles;

•	reviewed and analyzed the pro forma impact of the merger on the future financial performance of the Surviving Corporation, including cost savings and operating synergies expected by management of Quintiles to result from the combination of the businesses of IMS Health and Quintiles (collectively, the “Expected Synergies”), and the anticipated impact of the merger on Quintiles’ pro forma adjusted earnings per share;

•	reviewed and analyzed a trading history of each of Quintiles common stock and IMS Health common stock from May 1, 2015 to May 2, 2016 and a comparison of those trading histories with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical and projected financial results and present financial condition of Quintiles and IMS Health with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed the relative contributions of Quintiles and IMS Health to the historical and future financial condition and performance of the Surviving Corporation on a pro forma basis;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance of Quintiles and IMS Health, and price targets of Quintiles common stock and IMS Health common stock;

•	had discussions with the management of Quintiles concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Quintiles that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Quintiles Projections, upon the advice of Quintiles, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Quintiles as to the future financial performance of Quintiles and that Quintiles will perform substantially in accordance with such projections. With respect to the IMS Health Projections, upon the advice of Quintiles, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IMS Health as to the future financial performance of IMS Health and that IMS Health will perform substantially in accordance with such projections. Furthermore, upon the advice of Quintiles, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. Barclays assumed no responsibility for and Barclays expressed no view as to any such projections or estimates (including the Expected Synergies) or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Quintiles or IMS Health and did not make or obtain any evaluations or appraisals of the assets or liabilities of Quintiles or IMS Health. In addition, Barclays was not authorized by Quintiles to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Quintiles’ business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 3, 2016. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after May 3, 2016. Barclays expressed no opinion as to the prices at which shares of Quintiles common stock would trade following the announcement of the merger or following the completion of the merger.

Barclays assumed that the executed merger agreement would conform, in all material respects relevant to its opinion, to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Quintiles, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger will be completed in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Quintiles obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Quintiles common stock but rather made its determination as to fairness, from a financial point of view, to Quintiles of the exchange ratio to be paid by Quintiles in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to Quintiles’ board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Quintiles or any other parties to the merger. None of Quintiles, IMS Health, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

Barclays reviewed, for informational purposes, the daily average share prices and the volume weighted average prices (VWAP) of Quintiles common stock and IMS Health common stock for the one-year, 180-trading-day, 90-trading-day, 30-trading-day, 20-trading-day, and 10-trading-day periods ended May 2, 2016, and derived the historical exchange ratio reference range over such periods. The following table presents the implied exchange ratios during the periods covered and as of May 2, 2016, as compared to the exchange ratio in the merger of 0.3840x:

Historical Period	Daily Average Ratios	VWAP Ratios
May 2, 2016	0.389x	0.383x
10-Trading Days	0.383x	0.384x
20-Trading Days	0.380x	0.380x
30-Trading Days	0.386x	0.386x
90-Trading Days	0.388x	0.388x
180-Trading Days	0.400x	0.402x
Last Twelve Months	0.407x	0.407x

Based on the daily prices of Quintiles common stock and IMS Health common stock for the 52-week period ended on May 2, 2016, Barclays also derived the implied exchange ratio for each trading day over such period. The following table presents the implied exchange ratio range for such period, as compared to the exchange ratio in the merger of 0.3840x:

52-Week Range
Implied Exchange Ratio	0.364x – 0.469x

Equity Research Price Targets Analysis

Barclays considered publicly available price targets for shares of Quintiles common stock and IMS Health common stock prepared and published by select equity research firms and calculated the implied exchange ratio range by dividing the lowest price target for IMS Health common stock by the highest price target for Quintiles common stock for the low end of the range and dividing the highest price target for IMS Health common stock by the lowest price target for Quintiles common stock for the high end of the range. The price targets published by the equity research firms do not necessarily reflect current market trading prices for IMS Health common stock and Quintiles common stock and these estimates are subject to uncertainties, including the future financial performance of IMS Health and Quintiles and future financial market conditions. The following table reflects the results of the analysis, as compared to the exchange ratio in the merger of 0.3840x:

Research Estimates
Implied Exchange Ratio	0.284x – 0.552x

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Quintiles common stock and per share of IMS Health common stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to Quintiles with selected companies that Barclays deemed comparable to Quintiles, and specific financial and operating data relating to IMS Health with selected companies that Barclays deemed comparable to IMS Health. The selected comparable companies with respect to Quintiles were:

•	INC Research Holdings, Inc.

•	PRA Health Sciences, Inc.

•	IMS Health

•	PAREXEL International Corporation

•	ICON plc

The selected comparable companies with respect to IMS Health were:

•	Gartner, Inc.

•	Inovalon Holdings, Inc.

•	Verisk Analytics, Inc.

•	FactSet Research Systems Inc.

•	Experian plc

•	The Advisory Board Company

•	Nielsen Holdings plc

Barclays calculated and compared various financial multiples and ratios of Quintiles and IMS Health and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E). In the case of Quintiles, P/E was adjusted by adding back expenses relating to share-based compensation and amortization of acquired intangibles. Barclays also calculated and analyzed each company’s enterprise value to, in the case of the selected comparable companies, projected earnings before interest, taxes, depreciation and amortization, or EBITDA; in the case of Quintiles, to projected

EBITDA, which was based on certain Institutional Brokers’ Estimate System (“I/B/E/S”) consensus estimates for Quintiles and adjusted by adding back expenses relating to share-based compensation; and in the case of IMS Health, to projected EBITDA, which was based on certain I/B/E/S consensus estimates for IMS Health. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any non-controlling interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and closing prices, as of May 2, 2016, the last trading date prior to the delivery of Barclays’ opinion.

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Quintiles and IMS Health, as applicable. However, because of the inherent differences between the business, operations and prospects of Quintiles and IMS Health, as applicable, and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Quintiles and IMS Health, as applicable, and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects and degree of operational risk between Quintiles and IMS Health, as applicable, and the companies included in the selected company analysis.

Based upon these judgments, Barclays applied the ratios derived from the comparable public companies to corresponding financial data as provided in certain I/B/E/S consensus estimates for each of Quintiles and IMS Health. Barclays calculated a range of implied equity values per share of Quintiles common stock and per share of IMS Health common stock, which were then used to calculate a range of implied exchange ratios. The following table reflects the results of this analysis as compared to the exchange ratio in the merger of 0.3840x:

	Firm Value to EBITDA		Share Price P/E
	2016E	2017E	2016E	2017E
Quintiles: Selected Range	10.0x – 14.0x	9.0x – 12.0x	16.0x – 20.0x	14.0x – 17.0x
IMS Health: Selected Range	12.0x – 16.0x	11.0x – 15.0x	18.0x – 23.0x	16.0x – 21.0x

	Firm Value to EBITDA		Share Price P/E
Implied Exchange Ratio	0.255x – 0.633x		0.342x – 0.580x

Discounted Cash Flow Analysis

In order to estimate the present value of Quintiles common stock and IMS Health common stock, Barclays performed a discounted cash flow analysis of Quintiles and IMS Health. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Quintiles using the discounted cash flow method, Barclays added (i) Quintiles’ projected cash flows for fiscal years 2016 through 2020 based on the Quintiles Projections to (ii) the “terminal value” of Quintiles as of December 31, 2020, and discounted such amount to its present value using a range of selected discount rates. The projected cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of acquired intangibles), which were adjusted to treat expenses relating to share-based compensation as a cash expense, adding back depreciation, and subtracting capital expenditures, adjusting for changes in working capital, deferred taxes and other operating cash flows not reflected on the income statement. The residual value of Quintiles at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on 2016E EBITDA of 10.0x to 12.0x, which was derived by analyzing the results from the selected comparable company analysis and applying such range to the Quintiles Projections. The range of after-tax discount rates of 7.75% to 8.25% was selected based on an analysis of the weighted average cost of capital of Quintiles and the comparable companies. Barclays then calculated a range of implied prices per share of Quintiles by subtracting estimated net debt as of December 31, 2015 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Quintiles common stock.

To calculate the estimated enterprise value of IMS Health using the discounted cash flow method, Barclays added (i) IMS Health’s projected cash flows for fiscal years 2016 through 2020 based on the IMS Health Projections to (ii) the “terminal value” of IMS Health as of December 31, 2020, and discounted such amount to its present value using a range of selected discount rates. The after-tax projected cash flows were calculated by taking the tax-affected earnings before interest, tax expense and amortization (excluding amortization of acquired intangibles), which were adjusted to treat expenses relating to share-based compensation as a cash expense, adding back depreciation, and subtracting capital expenditures, adjusting for changes in working capital, deferred taxes and other operating cash flows not reflected on the income statement. The residual value of IMS Health at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on 2016E EBITDA of 13.0x to 15.0x, which was derived by analyzing the results from the selected comparable company analysis and applying such range to the IMS Health Projections. The range of after-tax discount rates of 7.75% to 8.25% was selected based on an analysis of the weighted average cost of capital of IMS Health and the comparable companies. Barclays then calculated a range of implied prices per share of IMS Health by subtracting estimated net debt as of December 31, 2015 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of IMS Health common stock.

Based on the range of implied equity values per share calculated in the Quintiles discounted cash flow analysis and IMS Health discounted cash flow analysis, Barclays calculated a range of implied exchange ratios for shares of IMS Health common stock to shares of Quintiles common stock. The following table reflects the results of this analysis, as compared to the exchange ratio in the merger of 0.3840x:

Discounted Cash Flow Analysis
Implied Exchange Ratio	0.266x – 0.394x

Contribution Analysis

Barclays reviewed selected estimated future financial information for Quintiles and IMS Health to determine Quintiles’ and IMS Health’s relative contribution to the Surviving Corporation after the merger. Barclays analyzed Quintiles’ and IMS Health’s relative contribution to estimated leverage adjusted EBITDA (which in the case of Quintiles and IMS Health was calculated as Quintiles EBITDA (adjusted by adding back expenses relating to share-based compensation) and IMS Health EBITDA, respectively) and net income from operations (which in the case of Quintiles was adjusted by adding back expenses relating to share-based compensation and amortization of acquired intangibles) for each of the years 2016 and 2017 based on certain I/B/E/S consensus estimates for each of Quintiles and IMS Health. Leverage adjusted EBITDA (which in the case of Quintiles and IMS Health was calculated as Quintiles EBITDA (adjusted by adding back expenses relating to share-based compensation) and IMS Health EBITDA, respectively) for each year reviewed was calculated by applying the EBITDA contribution percentage of one company to the sum of each company’s total enterprise value and then subtracting out that company’s projected net debt amount for that year.

Based on the relative contributions of Quintiles and IMS Health to the Surviving Corporation calculated in the contribution analysis, Barclays determined a range of implied exchange ratios for shares of IMS Health common stock to shares of Quintiles common stock. The following table reflects the results of the analysis, as compared to the exchange ratio in the merger of 0.3840x:

Implied Exchange Ratio Based on Contributions to the Surviving Corporation
2016E EBITDA	0.342x
2017E EBITDA	0.336x
2016E Net Income	0.380x
2017E Net Income	0.387x
Low—High Range	0.336x – 0.387x

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Quintiles’ board of directors selected Barclays because of its familiarity with Quintiles and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to Quintiles in connection with the merger. As compensation for its services in connection with the merger, Quintiles paid Barclays $5 million upon the delivery of Barclays’ opinion. Additional compensation of $15 million will be payable on completion of the merger. In addition, Quintiles has agreed to reimburse Barclays for expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Quintiles and the rendering of Barclays’ opinion. At the request and with the consent of Quintiles and the Quintiles board of directors, subsequent to the announcement of the merger, an affiliate of Barclays entered into the Commitment Letter, providing for such affiliate to provide a portion of the committed financing for the refinancing of existing debt of Quintiles in connection with the consummation of the merger, pursuant to which one or more affiliates of Barclays will receive customary fees. Barclays has performed various investment banking services for Quintiles and IMS Health in the past, and is likely to perform such services in the future, and has received, and is likely to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (A) for Quintiles (i) in May 2015, as lead left bookrunner for Quintiles’ $770.6 million Registered Block Trade; (ii) in May 2015, as lead left bookrunner for Quintiles’ $800 million Senior Secured Notes Offering; (iii) in May 2015, as joint bookrunner and joint lead arranger on Quintiles’ $1,950 million Senior Secured Credit Facilities; (iv) in March 2014, as active bookrunner on Quintiles’ $897 million Follow-On Offering; and (v) as lender under Quintiles’ existing credit facilities; and (B) for IMS Health (i) in May 2015, as joint bookrunner on IMS Health’s $1,590 million Follow-On Offering; (ii) in March 2015, as joint bookrunner on IMS Health’s €275 million Senior Notes Offering; (iii) in April 2014, as joint bookrunner on IMS Health’s $1,495 million Initial Public Offering; (iv) in February 2014, as joint bookrunner on IMS Health’s $1,000 million Senior Secured Credit Facilities; (v) engaged in various foreign exchange risk management activities; and (vi) as lender under IMS Health’s existing credit facilities. In the past two years, Barclays has performed various investment banking and financial services for Quintiles, for which services Barclays and its affiliates have received fees in the aggregate amount equal to approximately $10 million, excluding fees earned in connection with the merger. Additionally, in the past two years, Barclays has performed various investment banking and financial services for IMS Health, for which services Barclays and its affiliates have received fees in the aggregate amount equal to approximately $5.9 million.

In addition, Barclays and its affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TPG Capital Management, L.P. (“TPG Capital Management”), an

affiliate of significant shareholders of Quintiles and of significant shareholders of IMS Health, Bain Capital, LLC (“Bain Capital”), an affiliate of significant shareholders of Quintiles, Leonard Green & Partners, L.P., CPPIB and GIC Private Limited, each an affiliate of significant stockholders of IMS Health (together with TPG Capital Management and Bain Capital, the “Sponsors”), and certain of their respective affiliates and portfolio companies and has received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to certain of such Sponsors and certain of their respective portfolio companies and affiliates in connection with certain merger and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for certain of such Sponsors and certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by certain of such Sponsors and certain of their respective portfolio companies and affiliates. In the past two years, Barclays has performed various investment banking and financial services for TPG Capital Management and its affiliates and portfolio companies, for which services Barclays and its affiliates have received fees in the aggregate amount equal to approximately $37.7 million, excluding fees earned in connection with the merger.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Quintiles and IMS Health for its own account and for the accounts of its clients and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Forward-Looking Financial Information

Prior to approval by the IMS Health board of directors and the Quintiles board of directors of the merger, the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement, certain forward-looking financial information in connection with the merger and related transactions was prepared on a stand-alone, pre-transaction basis for each of IMS Health and Quintiles. The forward-looking financial information prepared for and approved by each of the companies is on a standalone basis and is not intended to be added together, and adding together the forward-looking financial information for the two companies would not represent the results the Surviving Corporation will achieve if the merger is completed.

The forward-looking financial information was prepared solely for use in assessing the merger, and not with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to the preparation or presentation of the forward-looking financial information. Neither IMS Health’ nor Quintiles’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information. The PricewaterhouseCoopers LLP reports incorporated by reference in this offering document relates to Quintiles’ and IMS Health’s historical financial information. Such reports do not extend to the prospective financial information and should not be read to do so.

The forward-looking financial information reflects assumptions as to certain business decisions that are subject to change. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of IMS Health, Quintiles or the Surviving Corporation or that actual results will not differ materially from those presented. Inclusion of the forward-looking financial information in this joint proxy statement/prospectus should not be regarded as a representation by IMS Health, Quintiles, their respective financial advisors or any other person that the results contained in the forward-looking financial information will be achieved. Readers of this joint proxy statement/prospectus are cautioned that the forward-looking financial information should not be construed as financial guidance and should not be relied on as such or for any other reason. The forward-looking financial information is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of any matter or to purchase securities of any person.

The forward-looking financial information has not been updated. IMS Health and Quintiles do not intend, nor do they assume any obligation, to update or otherwise revise the forward-looking financial information as a result of circumstances existing since their preparation, to reflect the occurrence of unanticipated events or otherwise, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, IMS Health and Quintiles do not intend to update or revise the forward-looking financial information in this joint proxy statement/prospectus to reflect changes in general economic or industry conditions.

IMS Health Forward-Looking Information

IMS Health does not, as a matter of course, utilize long-term projections regarding its expectations of future financial performance given, among other things, the uncertainty of the underlying assumptions and estimates. However, in connection with the process leading to the merger agreement, certain unaudited internal financial forecasts were prepared on a stand-alone, pre-transaction basis, for IMS Health for the fiscal years ending December 31, 2016 through 2021 based upon, or by extrapolating from, the Institutional Brokers’ Estimate System consensus estimates for IMS Health. These unaudited projections, which are referred to in this section as the “2016-2021 forecasts for IMS Health,” are included in this joint proxy statement/prospectus because IMS Health provided the 2016-2021 forecasts for IMS Health to the IMS Health board of directors and Goldman Sachs, in connection with the merger. In addition, the 2016-2021 forecasts for IMS Health were provided by IMS Health to Quintiles and were utilized by the Quintiles board of directors and Barclays, in connection with their review of the merger.

The following tables present a summary of the 2016-2021 forecasts for IMS Health:

2016-2021 Forecasts for IMS Health

($ in millions, except for per share information)

	Fiscal Year Ending December 31,
	2016E	2017E	2018E	2019E	2020E	2021E
Revenue	$3,217	$3,393	$3,585	$3,794	$4,022	$4,270
Adjusted EBITDA (1)	$974	$1,038	$1,111	$1,190	$1,277	$1,373
Adjusted Diluted EPS (2)(3)	$1.60	$1.75	$1.93	$2.14	$2.35	$2.66

(1)	Adjusted EBITDA has been calculated as net income minus provision for income taxes, plus interest expense, minus interest income, plus depreciation and amortization and further excludes primarily non-cash items and other items that IMS Health does not consider to be useful in assessing its operating performance (e.g., deferred revenue purchase accounting adjustments, share-based compensation related charges, restructuring and related charges and acquisition-related charges).
(2)	Adjusted Diluted EPS has been calculated as net income minus provision for income taxes, plus depreciation and amortization from purchase accounting, plus cash tax payments, net of refunds, and further excludes primarily non-cash items and other items that IMS Health does not consider to be useful in assessing its operating performance (e.g., deferred revenue purchase accounting adjustments, share-based compensation related charges, restructuring and related charges and acquisition-related charges) divided by the number of shares outstanding on a fully diluted basis.
(3)	The Adjusted Diluted EPS provided to Quintiles and utilized by the Quintiles board of directors and Barclays was $1.60 for 2016E, $1.74 for 2017E, $1.92 for 2018E, $2.13 for 2019E, $2.37 for 2020E and $2.71 for 2021E.

In connection with Goldman Sachs’ preparation of its fairness opinion, it performed an illustrative discounted cash flow analysis utilizing certain projected cash flows, calculated as tax effected earnings before interest and taxes plus operating amortization and depreciation and deferred taxes, less tax effected stock-based compensation, capital expenditures, changes in net working capital, tax effected restructuring expenses, tax effected acquisition-related charges, and acquisitions (“projected cash flows”). IMS Health management approved the line item estimates used by Goldman Sachs, which were derived from the information set forth in the 2016-2021 forecasts for IMS Health. Such estimates were not shared with Quintiles or its financial advisor. The projected cash flows used by Goldman Sachs for the final three quarters of fiscal year 2016 and for each fiscal year thereafter through December 31, 2021 were $274 million, $497 million, $551 million, $598 million, $648 million and $704 million, respectively.

The estimates and assumptions underlying the 2016-2021 forecasts for IMS Health are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained therein, including, the matters described in the sections entitled “Risk Factors” beginning on page 22 and “Special Note Regarding Forward-Looking Statements” beginning on page 36, and Part I, Item 1A in IMS Health’s Annual Report on Form 10-K for the year ended December 31, 2015.

Quintiles Forward-Looking Information

Quintiles does not, as a matter of course, utilize long-term projections regarding its expectations of future financial performance given, among other things, the uncertainty of the underlying assumptions and estimates. However, in connection with the process leading to the merger agreement, certain unaudited internal financial forecasts were prepared on a stand-alone, pre-transaction basis for Quintiles for the fiscal years ending December 31, 2016 through 2021. These unaudited projections, which are referred to in this section as the “2016-2021 forecasts for Quintiles,” are included in this joint proxy statement/prospectus because Quintiles provided the 2016-2021 forecasts for Quintiles to the Quintiles board of directors and Barclays, in connection with the merger. In addition, the 2016-2021 forecasts for Quintiles were provided by Quintiles to IMS Health and were utilized by the IMS Health board of directors and Goldman Sachs, in connection with their review of the merger.

The following tables present a summary of the 2016-2021 forecasts for Quintiles:

2016-2021 Forecasts for Quintiles

($ in millions, except for per share information)

Fiscal Year Ending December 31,

	2016E	2017E	2018E	2019E	2020E	2021E
Revenue	$4,651	$5,000	$5,376	$5,780	$6,216	$6,684
Adjusted EBITDA (1)	$940	$1,034	$1,136	$1,248	$1,369	$1,501
Adjusted Diluted EPS (2)	$4.28	$4.96	$5.60	$6.28	$7.04	$7.85

(1)	Adjusted EBITDA has been calculated as net income attributable to Quintiles Transnational Holdings Inc. plus income tax expense, other (income) loss, interest expense, net, depreciation and amortization, share-based compensation charges and restructuring costs. For purposes of its analyses, Barclays, with Quintiles’ consent and utilizing the 2016-2021 forecasts for Quintiles, calculated Adjusted EBITDA as total revenue less adjusted cost of goods sold less adjusted selling, general and administrative expenses (excluding depreciation and amortization, acquisition related charges and share-based compensation charges), which resulted in the following: $959 for 2016E, $1,054 for 2017E, $1,158 for 2018E, $1,272 for 2019E, $1,395 for 2020E and $1,529 for 2021E.
(2)	Adjusted Diluted EPS has been calculated as net income attributable to Quintiles Transnational Holdings Inc. plus amortization associated with purchase accounting, share-based compensation charges and restructuring costs less portion of after-tax adjustments attributable to non-controlling interests and tax effect of adjustments divided by the number of shares outstanding on a fully diluted basis. Quintiles has historically reported adjusted diluted EPS in its earnings releases using this calculation method except that Quintiles has historically included share-based compensation charges and amortization associated with purchase accounting as expenses in adjusted diluted EPS. Using that calculation method, adjusted diluted EPS would be $3.84 in 2016E, $4.51 in 2017E, $5.14 in 2018E, $5.83 in 2019E, $6.59 in 2020E and $7.41 in 2021E; however, that method was not used for purposes of analyzing potential accretion from the merger.

In connection with Barclays’ preparation of its fairness opinion, it performed an illustrative discounted cash flow analysis utilizing certain projected cash flows for each of Quintiles and IMS Health, calculated as tax-affected earnings before interest, tax expense and amortization (excluding amortization of acquired intangibles), which were adjusted to treat expenses relating to share-based compensation as a cash expense, adding back depreciation, and subtracting capital expenditures, adjusting for changes in working capital, deferred taxes and other operating cash flows not reflected on the income statement (“projected cash flows”). Quintiles management approved the line item projected cash flows used by Barclays, which were the same as those set forth in the 2016-2021 forecasts for Quintiles and provided to IMS Health and the 2016-2021 forecasts for IMS Health and provided to Quintiles. The projected cash flows used by Barclays for Quintiles for fiscal year 2016 and for each fiscal year thereafter through December 31, 2020 were $493 million, $581 million, $643 million, $711 million and $785 million, respectively. The projected cash flows used by Barclays for IMS Health for fiscal year 2016 and for each fiscal year thereafter through December 31, 2020 were $157 million, $469 million, $525 million, $572 million and $623 million, respectively.

The estimates and assumptions underlying the 2016-2021 forecasts for Quintiles are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained therein, including, the matters described in the sections entitled “Risk Factors” beginning on page 22, “Special Note Regarding Forward-Looking Statements” beginning on page 36, and Part I, Item 1A in Quintiles’ Annual Report on Form 10-K for the year ended December 31, 2015.

Estimated Synergies

IMS Health and Quintiles jointly prepared and approved for their respective boards of directors and for their respective financial advisors’ use and reliance in their evaluation of the merger certain estimates of annual cost synergies expected to be realized following the closing of the merger, which are referred to in this section as the “Estimated Synergies.” The Estimated Synergies are not reflected in the 2016-2021 forecasts for IMS Health or the 2016-2021 forecasts for Quintiles. These Estimated Synergies include the following: (i) 100–200 basis points of incremental revenue growth to the combined annual growth rate by the end of the third year following the closing of the merger resulting in over $400 million of incremental revenue, which represents the midpoint of the range, in the fourth year following the closing of the merger; (ii) annual run-rate cost savings of $100 million by the end of the third year following the closing of the merger and (iii) utilization of IMS Health tax assets, expected to contribute annual cash tax savings of approximately $35 million through 2020. This information should be read in light of the risks described under “Risk Factors” beginning on page 22, “Special Note Regarding Forward-Looking Statements” beginning on page 36 and Part I, Item 1A in IMS Health’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Quintiles’ Annual Report on Form 10-K for the year ended December 31, 2015.

Certificate of Incorporation of the Surviving Corporation

Upon the effectiveness of the merger, the Delaware certificate of incorporation, which will be the certificate of incorporation of the Surviving Corporation, will read in its entirety as set forth in Appendix D to the joint proxy statement/prospectus.

The Delaware certificate of incorporation will be substantially similar to Quintiles’ existing North Carolina articles of incorporation, except, among other things, the Delaware certificate of incorporation will:

•	reference applicable provisions of the DGCL (instead of the NCBCA);

•	authorize more shares of common stock;

•	authorize a larger board of directors;

•	rely on the Delaware statutory business combination statute instead of similar provisions regarding business combinations with interested stockholders contained in the existing North Carolina articles of incorporation;

•	include detailed indemnification provisions in the certificate of incorporation instead of the North Carolina bylaws;

•	eliminate supermajority voting to amend certain provisions; and

•	renounce certain corporate opportunities identified by the CPP Shareholder and LG Shareholders and their respective affiliates and associates (consistent with IMS Health’s existing certificate of incorporation), in addition to those identified by the Bain Shareholders and TPG Shareholders and their affiliates and associates, as currently provided in the existing North Carolina articles of incorporation.

For a more complete description of the provisions of the Delaware certificate of incorporation, see “Description of Capital Stock” beginning on page 157 and “Comparison of Rights of Stockholders” beginning on page 162.

Bylaws of the Surviving Corporation

Upon the effectiveness of the merger, the Delaware bylaws, which will be the bylaws of the Surviving Corporation, will be read in their entirety as set forth in Appendix E to the joint proxy statement/prospectus.

The Delaware bylaws will be substantially similar to IMS Health’s existing amended and restated bylaws, except, among other things, the Delaware bylaws will:

•	adjust the period for advance notice of stockholders nominations or business proposals where the annual meeting date is more than 30 days before or more than 60 days after the prior year’s annual meeting;

•	require director nominees to provide certain written representations and undertakings;

•	provide for a classified board of directors;

•	subject to the Shareholders Agreement, provide for only the board of directors to fill a vacancy created by the death or resignation of a director or the expansion of the board of directors;

•	change who may call a special meetings of directors;

•	specify the duties of the chairman, vice chairman and lead director;

•	set forth various governance requirements contemplated by the merger agreement and the Shareholders Agreement; and

•	provide that, to the fullest extent provided by law, the exclusive forum for litigation relating to the internal affairs of the Surviving Corporation will be a Delaware state court or, if state courts lack jurisdiction, the federal district court for Delaware.

For a more complete description of the provisions of the Delaware bylaws, see “Description of Capital Stock” beginning on page 157 and “Comparison of Rights of Stockholders” beginning on page 162.

Interests of Quintiles Directors and Executive Officers in the Merger

You should be aware that some of Quintiles’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Quintiles shareholders generally. The Quintiles board of directors was aware of the different or additional interests set forth herein and considered these interests, among other matters, in evaluating and negotiating the merger agreement. See “—Quintiles’ Reasons for the Merger; Recommendation of the Quintiles Board of Directors” beginning on page 75.

In addition to those described further below, these interests include that certain of Quintiles’ current directors will continue to serve as directors of the Surviving Corporation following the completion of the merger, as discussed in more detail in the section entitled “—Board of Directors and Executive Officers Following the Merger” beginning on page 102.

Amendment to Employment Agreement with Mr. Pike

On May 3, 2016, Quintiles Transnational Corp., a wholly owned subsidiary of Quintiles, entered into the Amendment to its Executive Employment Agreement, dated April 12, 2012, with Quintiles’ Chief Executive Officer, Thomas Pike. The material key terms of the Amendment are disclosed below.

The Amendment provides that Mr. Pike will serve as Quintiles’ Chief Executive Officer until the closing date of the merger, from which point he will serve as the Vice Chairman of the Surviving Corporation.

Under the Amendment, Mr. Pike will (i) receive an annual base salary of $1.2 million, (ii) participate in Quintiles’ annual performance incentive plan, or successor plans, at a target level of 150% of his then annual base salary, prorated for any partial year of participation (except that for the year 2016 the target level will be $1,616,667), (iii) be eligible to participate in any Company equity incentive plans available to Quintiles’ executive officers, provided that in lieu of any equity award under such plans for the calendar year 2017, immediately prior to the effective time of the merger, Mr. Pike will be provided with an equity award in the form of restricted stock units with a target fair market value of $7 million, which award will vest, subject to acceleration in certain circumstances, in three equal quarterly installments on June 30, September 30, and December 31, 2017 and (iv) if the merger has been completed and Mr. Pike is employed by Quintiles or the Surviving Corporation on any of the following dates, he will receive a cash payment of $600,000 on each such date: December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017. In addition, if the merger has been completed and Mr. Pike is employed by Quintiles or the Surviving Corporation on March 31, 2017, Mr. Pike will receive a Retention Award of $1,875,000 and an Additional Payment of $4,609,000.

The Amendment provides that if Mr. Pike’s employment were terminated due to his death or disability, he would receive (i) unpaid accrued base salary and unreimbursed expenses due, (ii) earned but unpaid annual incentive for the calendar year preceding termination (and if termination occurred after the first quarter, prorated annual incentive for the calendar year of termination based on actual performance), (iii) if such termination is prior to December 31, 2017 and the merger is completed, a pro-rata portion of the total unpaid amount of the Cash Awards (if not previously paid) based on the number of days from the date of the merger agreement to the date of termination and (iv) if the merger is completed (and it has not been previously paid), the Additional Payment.

The Amendment provides that if Mr. Pike voluntarily terminates his employment on or after December 31, 2017, he will be entitled to receive (i) unpaid accrued base salary and unreimbursed expenses due and (ii) earned but unpaid annual incentive for the calendar year preceding termination (and if termination occurs after the first quarter of the year, prorated annual incentive for the calendar year of termination based on actual performance).

In the event Mr. Pike is terminated without “cause” or resigns for “good reason,” contingent upon his compliance with certain provisions of the Employment Agreement, as amended by the Amendment, he will be entitled to receive an amount equal to (i) unpaid accrued base salary and unreimbursed expenses due, (ii) earned but unpaid annual incentive for the calendar year preceding termination (and if termination occurs after the first quarter of the year, prorated annual incentive for the calendar year of termination based on actual performance), (iii) the total of the Cash Awards (if not previously paid), (iv) the Additional Payment (if not previously paid) and (v) continued vesting of certain options over the 24 month period following termination.

Under the terms of the Amendment, Mr. Pike will be subject to non-competition and non-solicitation covenants for a period of 36 months following the termination of his employment.

Mr. Pike has also agreed that, until December 31, 2017, without the written consent of Quintiles, he will not transfer, sell, assign or otherwise dispose of shares of Quintiles common stock representing more than 30% of the shares owned by him as of the date of the merger agreement.

Under the terms of the Amendment, Mr. Pike waives any claims of “good reason” under the terms of any prior employment contract, plan or award as a result of the change in employment status contemplated by the merger agreement.

Change in Control Severance Plan

Except for Dr. Gillings, all of Quintiles’ other executive officers participate in the CIC Plan that Quintiles’ Compensation and Talent Development Committee adopted and approved in November 2015. The merger will constitute a “Sale of the Company” under the CIC Plan. The CIC Plan only applies to Mr. Pike to the extent that contradictory terms do not appear in his employment agreement. Quintiles’ existing employment agreements with Messrs. Gordon, McDonnell and Erlinger do not generally provide for any specific benefits in the event of a change in control. Although such employment agreements do provide certain benefits to the executives in connection with certain termination events, if the merger is completed, the CIC Plan will generally govern the severance payable to them for any termination within the three months preceding the merger or the 24 months following the merger. Any benefits payable under the CIC Plan would be reduced by severance benefits also triggered under the employment agreements. For additional information regarding such severance payments for Messrs. Gordon, McDonnell and Erlinger, please refer to Quintiles’ Proxy Statement on Schedule 14A filed March 21, 2016, under the caption “Executive and Director Compensation—Potential Payments Upon Events of Termination or Change in Control,” which is incorporated by reference though Quintiles’ Annual Report on Form 10-K for the year ended December 31, 2015.

The CIC Plan provides the following benefits if a participant experiences a separation from service as a result of a termination of employment without cause or resignation for good reason (each, as defined in the CIC Plan) within three months prior to or within 24 months immediately following a Sale of the Company (as such term is defined in the CIC Plan): (i) a lump sum payment equal to two times the sum of (x) the participant’s base salary as of the termination date (or if greater, salary in effect on the first occurrence of a Sale of the Company, as such term is defined in the CIC Plan) and (y) the participant’s target annual cash bonus for the year in which the termination occurs; (ii) an additional lump sum payment equal to the projected cost of the continuation of group health insurance coverage for the participant and the participant’s eligible dependents pursuant to COBRA (if such participant is enrolled in the group health insurance offered by Quintiles); (iii) vesting of all outstanding unvested time-based equity awards under Quintiles’ stock incentive plans and continued exercisability of stock options and stock appreciation rights for the remainder of their terms; and (iv) any performance goals or other vesting criteria under any performance-based equity awards will be deemed achieved at target levels. If Benefits under the CIC Plan constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code and would, but for this adjustment, be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the benefits will be the greater of (i) the benefits reduced to the minimum extent necessary to avoid such excise tax, or (ii) the benefits paid in full if such benefits would, after taking into account all taxes, be greater than the reduced benefit described in (i). Benefits provided under the CIC Plan will be reduced by any severance benefits to which an executive officer would otherwise be entitled under any general severance policy or plan of Quintiles or any agreement between the executive officer and Quintiles that provides for severance benefits (unless such policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the CIC Plan), even if the executive officers are not terminated in the manner contemplated by the CIC Plan.

The above benefits under the CIC Plan are payable in a lump sum and conditioned on the executive officer’s execution and non-revocation of a general release of claims in favor of Quintiles.

Treatment of Outstanding Performance Units

On August 3, 2016, Quintiles’ Compensation and Talent Development Committee approved the conversion of performance units granted to senior executives, including Mr. Pike, Mr. Gordon, Mr. McDonnell and Mr. Erlinger, in 2015 and 2016 into restricted stock units, effective upon closing of the merger.

Specifically, any performance units that remain outstanding at the effective time of the merger (and including any performance units that may be accelerated under the CIC Plan or as otherwise disclosed herein due to a termination of employment of an executive within a specified period prior to the effective time) will be converted into time-based restricted stock units at 187% of target for performance units granted in 2015 and at target for performance units granted in 2016 and, unless sooner accelerated under the CIC Plan or as otherwise disclosed herein, the converted time-based restricted stock units will vest in full at the end of their performance periods, subject to continued employment through such dates. If prior to the effective time of the merger, Quintiles’ forecasted adjusted earnings per share for the 2015-2017 performance period varies by more than 5% from the current forecast, the Compensation and Talent Development Committee will review the actual performance versus the target performance and adjust the achievement percentage for the performance units granted in 2015 accordingly.

Treatment of Director Equity Awards

On August 4, 2016, the Quintiles board of directors, upon the recommendation of the Compensation and Talent Development Committee, approved that, following the merger, outstanding unvested time-based equity awards held by the independent directors will become fully vested. This treatment will be extended to the awards held by an independent director regardless of whether such director continues on the board of directors of the Surviving Corporation. The table below sets forth the number of shares of Quintiles common stock underlying unvested restricted stock units and unvested stock options held by Quintiles’ independent directors as of July 31, 2016 and their respective values assuming a price per share of $76.56, the closing price per share of Quintiles common stock on August 8, 2016.

Name	Unvested Stock Options (#)	Weighted Average Exercise Price ($)	Value of Unvested Stock Options ($)	Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)
Michael J. Evanisko	9,442	60.2138	154,341	1,072	82,072
Jack M. Greenberg	13,842	61.5826	207,317	1,556	119,127
John M. Leonard, M.D.	11,356	64.6773	134,940	1,283	98,226
Annie H. Lo	13,700	64.0945	170,777	1,560	119,434
Leonard D. Schaeffer	9,442	60.2138	154,341	1,072	82,072

Indemnification of Quintiles Directors and Officers

The rights of Quintiles’ directors and executive officers to indemnification and directors’ and officers’ liability insurance will survive completion of the merger.

Interests of Dr. Gillings

In connection with the merger, Quintiles entered into a Shareholders Agreement with certain of its largest post-merger stockholders, including the DG Shareholders, pursuant to which (i) the DG Shareholders have received certain registration rights with respect to the Surviving Corporation’s shares and (ii) Quintiles has agreed to use its best efforts to elect Dr. Gillings as a director of the Surviving Corporation until the day after the 2021 annual meeting of stockholders of the Surviving Corporation, including as the Lead Director through the 2018 annual meeting of stockholders of the Surviving Corporation, as further described in “The Shareholders Agreement” beginning on page 127. The DG Shareholders will be subject to transfer restrictions with respect to shares of Quintiles common stock held by them pursuant to a separate letter agreement, as further described in “The Shareholders Agreement” beginning on page 127. Dr. Mireille Gillings, a former director of Quintiles, is married to Dr. Gillings.

Other Interests

Mr. Coslet, a current director of Quintiles, and Dr. Cohen, a former director of Quintiles, are officers or partners of TPG. Affiliates of TPG are beneficial owners of approximately 6.0% of the common stock of Quintiles, although Mr. Coslet and Dr. Cohen disclaim beneficial ownership (except to the extent of their pecuniary interest therein). Affiliates of TPG are also beneficial owners of approximately 33.6% of the common stock of IMS Health. Mr. Coslet recused himself from Quintiles board deliberations regarding the potential transaction with IMS Health.

Certain of Quintiles’ directors may be considered affiliated with the TPG Shareholders and the Bain Shareholders (i) who are parties to the Shareholders Agreement and have board designation rights thereunder and (ii) are beneficiaries of the provisions in the Delaware certification of incorporation renouncing certain corporate opportunities identified by certain of its affiliates, including the TPG Shareholders and the Bain Shareholders and all of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees. For more information see the sections entitled “The Shareholders Agreement” and “Comparison of Rights of Stockholders—Comparison of Rights of Holders of Quintiles Delaware’s Stock and IMS Health’s Stock” beginning on pages 127 and 177, respectively.

Summary of Potential Payments to Quintiles’ Named Executive Officers

As required by Item 402(t) of Regulation S-K, the table below sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of Quintiles may receive that is based on or otherwise related to the merger, assuming that the merger was completed on July 31, 2016 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus) and based on a per share price of Quintiles common stock of $66.04, the average closing price per share of Quintiles common stock for the first five trading days following the public announcement of the merger on May 3, 2016. Dr. Gillings retired as Executive Chairman effective as of December 31, 2015, and is not currently an executive officer or employee of Quintiles.

Except where otherwise noted, the amounts below represent payments that would be payable to Quintiles’ named executive officers if they are terminated without “cause” or for “good reason” (for Mr. Pike, according to the terms of his employment agreement, as amended, and for the other named executive officers, other than Dr. Gillings, according to the terms of the CIC Plan). For benefits to be triggered under the CIC Plan, such termination must occur on or within 24 months following completion of the merger. The table below assumes that all termination events occurred on July 31, 2016. Except whether otherwise noted, all payments indicated are “double trigger” payments, meaning that they are conditioned both on completion of the merger and a qualifying termination event. The amounts below do not reflect certain compensation actions that may occur before the effective time of the merger. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this document. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Total ($) (3) (4)
Thomas H. Pike Chief Executive Officer	10,422,996	19,154,154	29,577,150
Michael R. McDonnell Executive Vice President and Chief Financial Officer	2,436,226	2,944,818	5,381,044
Kevin K. Gordon Executive Vice President and Chief Operating Officer	2,741,470	5,442,283	8,183,753
James H. Erlinger III Executive Vice President, General Counsel and Secretary	1,693,726	2,200,624	3,894,350
Dr. Dennis B. Gillings, CBE	—	—	—

(1)	For Mr. Pike, reflects cash severance payable upon termination without “cause” or for “good reason” at any time following completion of the merger in accordance with his employment agreement, as amended, comprised of (i) $4,875,000 in aggregate retention payments, payable in a lump sum within 45 days following the termination, (ii) an additional cash payment equal to $4,609,000, payable in a lump sum on the first payroll date following the 10th day after the release required by the agreement becomes effective and non-revocable, and (iii) prorated annual incentive for 2016 determined based on an assumed actual performance at target level for 2016, payable in a lump sum at the time such bonus would otherwise be paid to an executive continuing in active employment. Amounts payable are contingent upon Mr. Pike’s compliance with certain terms of his agreement, including compliance with non-competition provisions and the execution and non-revocation of a release agreement. Included in such severance payable are cash retention awards payable to Mr. Pike in connection with the merger that, outside certain termination circumstances, he will only be entitled to receive if he remains employed for certain periods of time, as further described in “—Interests of Quintiles Directors and Executive Officers in the Merger—Amendment to Employment Agreement with Mr. Pike” beginning on page 93. Furthermore, as described in such section, the receipt of the amounts described in (ii) and (iii) above are not dependent upon completion of the merger.

For named executive officers other than Mr. Pike and Dr. Gillings, reflects cash severance payable upon termination without “cause” or for “good reason” in accordance with the CIC Plan, comprised of (i) two times the sum of (a) base salary in effect on the date of termination (assuming there has not been any diminution in salary since the completion of the merger) plus (b) target annual cash bonus for 2016 and (ii) an amount equal to the projected cost of the continuation of any group health insurance coverage in which the officer is enrolled for the officer and his dependents, payable in a lump sum on the 61st day after termination in lieu of provision of continued health plan benefits following termination. Amounts payable are contingent upon the executive’s execution of a release as provided in the CIC Plan.

(2)	For each executive officer, reflects (i) acceleration of all unvested time-based equity awards and (ii) achievement of all unvested performance-based equity awards at target levels, payable in a lump sum on the 61st day following termination without “cause” or for “good reason” in accordance with the CIC Plan. Pursuant to his employment agreement, the acceleration of outstanding options granted to Mr. Pike under such agreement (valued at $8.7 million) would be a “single trigger” event, payable without regard to whether any termination of employment occurs on or following completion of the merger. The amendment to Mr. Pike’s employment agreement also provides that he would receive acceleration and achievement of his equity awards pursuant to the terms of the CIC Plan if the merger were completed and he voluntarily terminated his employment on or after December 31, 2017, as further described in “—Interests of Quintiles Directors and Executive Officers in the Merger—Amendment to Employment Agreement with Mr. Pike” beginning on page 93.

Named Executive Officer	Stock Options ($)	Restricted Stock Units ($)	Performance Units ($)
Thomas H. Pike	8,710,168	7,000,000	3,443,986
Michael R. McDonnell	32,058	2,402,139	510,621
Kevin K. Gordon	2,730,482	1,182,050	1,529,751
James H. Erlinger III	1,187,240	401,523	611,861

(3)	The following table shows, for each named executive officer, the amounts of golden parachute compensation that are “single trigger” or “double trigger” in nature, as the case may be.

Named Executive Officer	Single Trigger Payment ($)	Double Trigger Payment ($)
Thomas H. Pike	8,710,168	20,866,982
Michael R. McDonnell	—	5,381,044
Kevin K. Gordon	—	8,183,753
James H. Erlinger III	—	3,894,350
Dr. Dennis B. Gillings, CBE	—	—

(4)	On August 3, 2016, the Quintiles’ Compensation and Talent Development Committee approved the conversion of performance units to restricted stock units. The effect of the conversion of the performance units granted in 2015 at 187% of target, using the average per share closing price over the first five business days following the May 3, 2016 public announcement of the merger of $66.04, would be to increase the value of the total equity held by each of Quintiles’ named executive officers as follows: $553,060 for Mr. Pike, $442,459 for Mr. Gordon and $176,961 for Mr. Erlinger. Such additional amounts are not reflected in the table since the table assumes that a termination event occurred on July 31, 2016, prior to the determination by the Quintiles’ Compensation and Talent Development Committee.

Because the performance units granted during 2016 are being converted at target, based on the August 3, 2016 determination, there would be no net impact on the total equity held by each named executive officer in connection with the conversion of the performance units granted in 2016 since the table already assumes conversation at target. Therefore, the aggregate effect of the conversion for both the 2015 performance units and the 2016 performance units into restricted stock units would be to increase the “double trigger payment” for each of Quintiles’ named executive officers as follows: $553,060 for Mr. Pike, $442,459 for Mr. Gordon and $176,961 for Mr. Erlinger, which amounts are not reflected in the table.

Interests of IMS Health Directors and Executive Officers in the Merger

You should be aware that some of IMS Health’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of IMS Health stockholders generally. The IMS Health board of directors was aware of the different or additional interests set forth herein and considered these interests, among other matters, in evaluating and negotiating the merger agreement, as well as in recommending to you that you vote for the proposal to adopt the merger agreement. See “—IMS Health’s Reasons for the Merger; Recommendation of the IMS Health Board of Directors” beginning on page 61.

In addition to those described further below, these interests include that certain of IMS Health current directors will continue to serve as directors of the Surviving Corporation following the completion of the merger, as discussed in more detail in the section entitled “—Board of Directors and Executive Officers Following the Merger” beginning on page 102.

Treatment of Outstanding IMS Health Equity Awards

As further described under “The Merger Agreement—Treatment of IMS Health Stock Options and Equity Awards,” beginning on page 118, under the merger agreement, IMS Health equity awards, including awards held by IMS Health executive officers, will be assumed by the Surviving Corporation and converted into corresponding equity awards, with respect to a number of shares of the Surviving Corporation based upon the exchange ratio. In the case of IMS Health performance-based vesting options, such awards will be converted to time-based vesting options, and in the case of performance-based vesting restricted stock units, such awards will be converted to time-based vesting restricted stock units based upon the greater of the target level or actual level of performance under such awards at the effective time of the merger.

The table below sets forth the number of shares of IMS Health common stock underlying unvested restricted stock, certain unvested restricted stock units and unvested stock-settled stock appreciation rights held by Mr. Bousbib as of July 31, 2016 and their respective values assuming a price per share of $24.972, the average per share closing price of IMS Health common stock over the first five business days following the May 3, 2016 public announcement of the merger agreement. Mr. Bousbib’s unvested equity awards listed below are subject to double-trigger vesting as described further below under the heading “—Employment Agreement and Equity Awards for Mr. Bousbib.”

Unvested Equity Awards Subject to Acceleration

	Unvested Restricted Stock (#)	Unvested Restricted Stock ($)	Unvested Restricted Stock Units (#)	Unvested Restricted Stock Units ($)	Unvested SARs (#)	Unvested SARs ($)	Total ($)
Ari Bousbib	923,962	23,073,179	608,412	15,193,264	494,084	655,240	38,921,684

Employment Agreement and Equity Awards for Mr. Bousbib

IMS Health is party to an employment agreement with Mr. Bousbib, the chief executive officer of IMS Health, dated February 12, 2014. The employment agreement generally provides terms and conditions of employment, including annual base salary, annual bonus opportunity, eligibility for health and welfare benefits, and for certain non-competition and other restrictive covenants in favor of IMS Health. The employment agreement also provides that upon a termination of Mr. Bousbib’s employment by IMS Health without “cause,” non-renewal of his employment agreement by IMS Health, or a resignation by Mr. Bousbib for “good reason,” Mr. Bousbib would be entitled to receive an amount equal to two times the sum of his then base salary and annual target bonus. If such termination occurs within 24 months following a “change in control,” the severance payment described in the preceding sentence would be paid in a lump sum (and otherwise would be paid in installments over 24 months). The completion of the merger will constitute a “change in control” under Mr. Bousbib’s employment agreement. Upon the effective time of the merger, the Surviving Corporation will assume and continue Mr. Bousbib’s employment agreement, who will be the chief executive officer of the Surviving Corporation.

Pursuant to the provisions of Mr. Bousbib’s outstanding equity award agreements, stock appreciation rights, restricted stock, restricted stock units and certain performance-based restricted stock units would become fully vested if his employment were terminated by IMS Health without “cause”, non-renewal of his employment agreement, or Mr. Bousbib resigned for “good reason,” (each as defined in Mr. Bousbib’s employment agreement) within two years of a “change in control” (which would include the completion of the merger). The total value of Mr. Bousbib’s unvested equity awards that would become vested based on the foregoing appears under “—Treatment of Outstanding IMS Health Equity Awards—Unvested Equity Awards Subject to Acceleration.”

Employee Protection Plan

All of IMS Health’s United States-based executive officers, including IMS Health’s named executive officers, other than Mr. Bousbib, are participants in the IMS Health Incorporated Employee Protection Plan (the “Employee Protection Plan”). Pursuant to the terms of the plan applicable to these participants, upon an involuntary termination of employment without “cause,” a participant is entitled to receive a minimum of 16 weeks and a maximum of 78 weeks of salary and benefit continuation, based on salary rate and years of service. Participants may also receive outplacement services. The payments and benefits to which the named executive officers of IMS Health could be entitled under this plan are set forth in the table below under the heading “—Summary of Potential Payments to IMS Health’s Named Executive Officers.” The aggregate value of payments and benefits to which all other executive officers, other than IMS Health’s named executive officers, could become entitled pursuant to the Employee Protection Plan, is estimated to be a total of approximately $1,525,000, assuming completion of the merger on July 31, 2016 and an involuntary termination of employment without “cause” at such time.

Retirement Excess Plan

Certain of IMS Health’s United States-based executive officers, including IMS Health’s named executive officers, participate in the IMS Health Incorporated Retirement Excess Plan (the “Excess Plan”), a non-qualified cash-balance pension plan. The Excess Plan provides pension benefits not provided by the tax-qualified IMS Health Incorporated Retirement Plan due to Internal Revenue Code limits. The Excess Plan provides that any participant whose employment is involuntarily terminated by IMS Health other than for “cause” or who resigns for “good reason,” each within two years following a “change in control” will be deemed fully vested in their retirement benefits and such benefits will be paid in a lump sum upon termination. The completion of the merger will constitute a “change in control” under the Excess Plan. The additional value of the benefits to which the named executive officers of IMS Health could be entitled under the Excess Plan are set forth in the table below under the heading “—Summary of Potential Payments to IMS Health’s Named Executive Officers.” The aggregate enhancement in the present value of the accumulated benefit under the Excess Plan for all executive officers, other than IMS Health’s named executive officers, solely due to the fact that the payment of the benefit would be accelerated to the date of termination, is estimated to be a total of approximately $5,000, assuming completion of the merger on July 31, 2016 and an involuntary termination of employment without “cause” or resignation for “good reason” at such time.

Summary of Potential Payments to IMS Health’s Named Executive Officers

As required by Item 402(t) of Regulation S-K, the table below sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of IMS Health may receive that is based on or otherwise related to the merger, assuming that the merger were completed on July 31, 2016 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus) and termination of the employment of each IMS Health named executive officer without “cause” (and in the case of Mr. Bousbib also, upon termination due to non-renewal of his employment agreement by IMS Health or a resignation for “good reason”) on such date. The cash amounts and perquisites/benefits below are conditioned on a qualifying termination event. All other amounts below are attributable to “double-trigger” arrangements, meaning that they are conditioned both on completion of the merger and a qualifying termination event.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this document. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation—IMS Health

Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Pension/Non- Qualified Deferred Compensation ($) (3)	Perquisites/ Benefits ($) (4)	Total ($)
Ari Bousbib	9,600,000	38,921,684	—	—	48,521,684
Ronald E. Bruehlman	765,000	—	—	29,500	794,500
Kevin C. Knightly	612,000	—	—	28,500	640,500
Robert Chu	600,000	—	1,000	28,500	629,500
José Luis Fernández	1,625,000	—	—	8,000	1,633,000

(1)	Reflects the cash severance payable to Mr. Bousbib under his employment agreement upon a termination without “cause,” or resignation for “good reason” or non-renewal of his employment agreement by IMS Health, equal to two times Mr. Bousbib’s base salary and annual bonus.

For IMS Health named executive officers, other than Mr. Bousbib and Mr. Fernández, reflects the cash severance payable under the Employee Protection Plan upon a termination of employment without “cause”:

Mr. Bruehlman—78 weeks of base salary continuation; Mr. Knightly—78 weeks of base salary continuation; Mr. Chu—78 weeks of base salary continuation.

For Mr. Fernández, represents the cash severance of 97 weeks of gross salary continuation payable pursuant to statutory requirements and IMS Health’s severance practice in Spain, based on a formula that takes into account his years of service and compensation, which includes base salary, annual bonus and any other cash payments made to Mr. Fernández over the 12 months prior to the date of termination.

(2)	Other than the IMS Health equity awards held by Mr. Bousbib, which are subject to double trigger vesting pursuant to his award agreements as described under the heading “Employment Agreement and Equity Awards for Mr. Bousbib,” IMS Health equity awards are not subject to single trigger or double trigger accelerated vesting, as a result of the assumption of such awards. The value for Mr. Bousbib was calculated assuming a price per share of $24.972, the average per share closing price of IMS Health common stock over the first five business days following the May 3, 2016 public announcement of the merger agreement.

(3)	Reflects the enhancement in the present value of the accumulated benefit solely due to the fact that the payment of this benefit would be accelerated to the date of termination, rather than be payable at age 55 as a result of a termination without “cause” or resignation for “good reason” within two years following a “change in control” under the Excess Plan. Does not include the following amounts that are payable to the IMS Health named executive officers, other than Mr. Fernández, under the Excess Plan, as such amounts are already vested under the terms of the plan: $2,090,000.

(4)	Reflects estimated value of health and welfare benefit continuation and outplacement services for Mr. Bruehlman—78 weeks of benefit continuation and $6,500 for outplacement services; Mr. Knightly—78 weeks of benefit continuation and $6,500 for outplacement services; and Mr. Chu—78 weeks of benefit continuation and $6,500 for outplacement services. For Mr. Fernández, represents the value of outplacement assistance provided pursuant to IMS Health’s practice in Spain applicable to senior executives.

Indemnification of IMS Health Directors and Officers

Upon completion of the merger, the Surviving Corporation will indemnify directors, officers and employees of IMS Health and its subsidiaries against liability and expenses in connection with any actual or threatened claim relating to (i) the fact that such person was a director, officer or employee of IMS Health or its subsidiaries or (ii) matters existing before the effective time of the merger agreement and the other agreements and transactions contemplated thereby, for a period of six years from the effective date of the merger.

The Surviving Corporation will obtain “tail” insurance policies for directors and officers of IMS Health with a claims period of at least six years from the completion of the merger; provided that the Surviving Corporation will not be required to pay in excess of 300% of the last annual premium in any policy year.

Other Interests

Messrs. Sisitsky and Taylor, current directors of IMS Health, are Managing Director of TPG Capital North America and a partner in TPG’s Technology Group, respectively. Affiliates of TPG are beneficial owners of approximately 33.6% of the common stock of IMS Health, although Messrs. Sisitsky and Taylor disclaim beneficial ownership (except to the extent of their pecuniary interest therein). Affiliates of TPG are also beneficial owners of approximately 6.0% of the common stock of Quintiles. The board of directors of IMS Health formed an independent committee to address aspects of the potential transaction with Quintiles that might implicate the interest of the IMS Health Sponsor Stockholders, including TPG, differently from the interests of IMS Health stockholders generally.

Certain of IMS Health’s directors may be considered affiliated with the TPG Shareholders, the CPP Shareholder and the LGP Shareholders (i) who are parties to the Shareholders Agreement and have board designation rights thereunder and (ii) are beneficiaries of the provisions in the Delaware certification of incorporation renouncing certain corporate opportunities identified by certain of its affiliates, including the TPG

Shareholders, the CPP Shareholder and the LGP Shareholders and all of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees. For more information see the sections entitled “The Shareholders Agreement” and “Comparison of Rights of Stockholders—Comparison of Rights of Holders of Quintiles Delaware’s Stock and IMS Health’s Stock” beginning on pages 127 and 177, respectively.

Board of Directors and Executive Officers Following the Merger

Chairman; Vice Chairman. Upon completion of the merger, Ari Bousbib, IMS Health’s current Chairman, Chief Executive Officer, and President will serve as Chief Executive Officer and Chairman of the board of directors of the Surviving Corporation and Thomas H. Pike, Quintiles’ current Chief Executive Officer, will serve as Vice Chairman of the Surviving Corporation. During Mr. Pike’s service as Vice Chairman, the Vice Chairman will have executive responsibilities. Through the second annual meeting of stockholders of the Surviving Corporation following the completion of the merger, in the event of termination of Mr. Pike’s appointment as Vice Chairman for any reason and the Surviving Corporation board of directors determines that it is in the best interests of the Surviving Corporation to have a Vice Chairman, the Vice Chairman will be a director selected by a majority of the Continuing Quintiles Directors (as such term is defined in the bylaws of the Surviving Corporation).

Board of Directors and Committees. Following the completion of the merger, the Surviving Corporation’s board of directors will be comprised of 12 individuals who will have served as directors of either Quintiles or IMS Health. Under Delaware law, the board of directors of the Surviving Corporation has fiduciary duties to all of the stockholders of the Surviving Corporation.

During the transition period, the board of directors of the Surviving Corporation will be comprised of 12 members—six individuals designated by the IMS Health board of directors (or whose appointment or election is endorsed by at least a majority of the Continuing IMS Health Directors), of whom one will initially be Mr. Bousbib, and six individuals designated by the Quintiles board of directors (or whose appointment or election is endorsed by at least a majority of the Continuing Quintiles Directors), of whom one will initially be Mr. Pike and one of whom will be Dr. Gillings, who will serve as Lead Director. During the transition period, any vacancy in the position of Lead Director will be a director selected by a majority of the Continuing Quintiles Directors. In addition, each of the committees of the Surviving Corporation (i.e. the Audit Committee, the Nominating and Governance Committee and the Leadership Development and Compensation Committee) will be comprised of two Continuing IMS Health Directors and two Continuing Quintiles Directors. The Surviving Corporation’s bylaws provide that during the transition period: (i) each committee of the board of directors will be composed of an equal number of Continuing IMS Health Directors and Continuing Quintiles Directors; (ii) the Continuing IMS Health Directors will designate a Continuing IMS Health Director as the Chair of the Leadership Development and Compensation Committee; (iii) the Continuing Quintiles Directors will designate a Continuing Quintiles Director as Chair of the Nominating and Governance Committee; (iv) the Continuing Quintiles Directors and the Continuing IMS Health Directors will jointly designate the Chair of the Audit Committee; and (v) the Audit Committee will include a Continuing IMS Health Director and a Continuing Quintiles Director who each qualify as an “audit committee financial expert” for purposes of the Exchange Act. During the transition period, the provisions of the Delaware bylaws setting forth the foregoing governance arrangements may be amended only by an affirmative vote of at least two-thirds of the board of directors of the Surviving Corporation.

Other Executive Officers. Upon completion of the merger, certain current executive officers of IMS Health and Quintiles will become executive officers of the Surviving Corporation. The parties will announce these other executive officers of the Surviving Corporation after they are determined, which announcement we expect to occur prior to the completion of the merger.

For a more complete discussion of the directors and executive officers of the Surviving Corporation, see the section entitled “The Merger Agreement—Governance Matters After the Merger” beginning on page 117.

Regulatory Clearances Required for the Merger

Quintiles and IMS Health have each agreed to use their reasonable best efforts to obtain all necessary waivers, consents, approvals, orders and authorizations from governmental entities with respect to the merger agreement required under applicable law. These approvals include notifications to various competition authorities prior to completing the merger. Under the HSR Act, Quintiles and IMS Health were required to file notifications with the FTC and the DOJ and observe a mandatory premerger waiting period before completing the merger. In addition, Quintiles and IMS Health were required to submit notifications with competition authorities in the European Union and several other foreign jurisdictions.

On May 24, 2016, each of Quintiles and IMS Health filed its required notification and report forms under the HSR Act with respect to the merger, commencing the initial 30-calendar-day waiting period. The 30-calendar-day waiting period expired at 11:59 p.m. (U.S. Eastern Time) on June 23, 2016. Quintiles and IMS Health have submitted all mandatory pre-closing notifications to foreign competition authorities, and certain reviews are currently ongoing until expiration of applicable waiting periods or the receipt of approvals from antitrust or other governmental authorities. Although Quintiles and IMS Health believe that the transactions do not raise substantial regulatory concerns and that all requisite regulatory approvals will be obtained on a timely basis, Quintiles and IMS Health cannot be certain when or if these approvals will be obtained.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Quintiles and IMS Health will appoint an exchange agent (the “exchange agent”) to handle the exchange of shares of IMS Health common stock for shares of Surviving Corporation common stock using the exchange ratio. At the effective time of the merger, shares of IMS Health common stock will be converted into the right to receive shares of Surviving Corporation common stock without the need for any action by Quintiles, IMS Health or the stockholders of Quintiles or IMS Health. Prior to or at the effective time of the merger, the Surviving Corporation will deposit (or cause to be deposited) with the exchange agent, in trust for the benefit of holders of shares of IMS Health common stock award immediately prior to the effective time of the merger, book-entry shares (or certificates if requested) representing the shares of Surviving Corporation common stock issuable pursuant to the merger agreement and cash sufficient to make payments in lieu of fractional shares of Surviving Corporation common stock.

As soon as reasonably practicable after the effective time of the merger, the Surviving Corporation will cause the exchange agent to send a letter of transmittal to each IMS Health common stock holder of record immediately prior to the effective time of the merger specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing IMS Health shares will pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering any such certificates in exchange for the merger consideration, any dividends or other distributions, or any cash in lieu of fractional shares payable pursuant to the merger agreement.

With respect to such shares of Surviving Corporation common stock deliverable upon the surrender of IMS Health stock certificates, until holders of such IMS Health stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Surviving Corporation common stock with a record date after the effective time of the merger.

After the effective time of the merger, shares of IMS Health common stock will no longer be outstanding, will be automatically cancelled and will cease to exist and each certificate, if any, that previously represented shares of IMS Health common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of Surviving Corporation common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such shares of Surviving Corporation common stock deliverable upon the surrender of IMS Health stock certificates, until holders of such IMS Health stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Surviving Corporation common stock with a record date after the effective time of the merger.

Treatment of Quintiles Equity-Based Awards

Upon completion of the merger, all outstanding equity-based awards under Quintiles’ equity plans will remain outstanding and subject to the terms of such plans and the applicable individual award agreements; provided, that prior to the effective time of the merger, Quintiles may convert any outstanding Quintiles restricted stock units subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger into Quintiles restricted stock units that vest based upon continued service only determined based on the higher of (x) the actual performance achieved for the applicable performance period as of the effective time of the merger or (y) the target performance level for the applicable performance period. See “—Interests of Quintiles Directors and Executive Officers in the Merger—Treatment of Outstanding Performance Units” beginning on page 94.

Treatment of IMS Health Stock Options and Equity Awards

At the effective time of the merger:

•	each option to purchase shares of IMS Health common stock granted under the IMS Health Holdings, Inc. 2014 Incentive and Stock Award Plan or Healthcare Technology Holdings, Inc. 2010 Equity Incentive Plan (each an “IMS Equity Plan”), whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into an option to acquire shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable under such option as of immediately prior to the effective time of the merger; provided, however, that any IMS Health options subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger will be converted into Surviving Corporation options that vest based upon continued service only. The number of shares of Surviving Corporation common stock subject to each converted option will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health option immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share). The exercise price per share of each Surviving Corporation option will be determined by dividing the per share exercise price of such IMS Health option by the exchange ratio (rounded up, if necessary, to the nearest whole cent);

•

each time-based or performance-based restricted stock unit award of IMS Health granted under an IMS Equity Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a restricted stock unit denominated in shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable under such restricted stock unit award as of immediately prior to the effective time of the merger; provided, however, that the number of shares of Surviving Corporation common stock subject to each converted restricted stock unit will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health restricted stock unit immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share); provided, further, that any outstanding IMS Health restricted stock units subject to performance-based vesting criteria for a performance period that ended prior to or coincident with the effective time of the merger will vest based on the actual performance achieved for the applicable performance period and any outstanding IMS Health restricted stock units subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger will be converted into Surviving Corporation restricted stock units that vest based upon continued service only, with respect to a number of shares of Surviving Corporation common stock determined based on the higher of (x) the actual performance achieved for the applicable performance period as of the effective time of the merger or (y) the target performance level for the applicable performance period, in each case, multiplied by the exchange ratio;

•	each award of IMS Health common stock granted under an IMS Equity Plan subject to time-based vesting restrictions that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a restricted stock award denominated in shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable under such restricted stock award as of immediately prior to the effective time of the merger; provided, however that the number of shares of Surviving Corporation common stock subject to each converted restricted stock award will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health restricted stock award immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share);

•	each stock-settled stock appreciation right of IMS Health granted under an IMS Equity Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a stock-settled stock appreciation right corresponding to shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable under such stock-settled stock appreciation right as of immediately prior to the effective time of the merger; provided, however, that the number of shares of Surviving Corporation common stock subject to each converted stock-settled stock appreciation right will be determined by multiplying the number of shares of IMS Health common stock corresponding to each IMS Health stock-settled stock appreciation right immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share). The exercise price per share of each share of Surviving Corporation common stock covered by a Surviving Corporation stock-settled stock appreciation right will be determined by dividing the per share exercise price of such IMS Health common stock by the exchange ratio (rounded up, if necessary, to the nearest whole cent); and

•	each unit that corresponds to a share of IMS Health common stock under the IMS Health Defined Contribution Executive Retirement Plan that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a unit that corresponds to a share of Surviving Corporation common stock on substantially the same terms and conditions; provided, that the number of shares of Surviving Corporation common stock subject to each converted unit under the IMS Health Defined Contribution Executive Retirement Plan will be determined by multiplying the number of shares of IMS Health common stock corresponding to each such unit immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share).

Dividend Policy

Quintiles does not currently intend to pay dividends on its common stock, and no dividends were declared or paid in 2015 or 2014. However, Quintiles expects to reevaluate its dividend policy on a regular basis going forward and may, subject to compliance with the covenants contained in its credit facilities and other considerations, determine to pay dividends in the future. The declaration, amount and payment of any future dividends on shares of its common stock will be at the sole discretion of its board of directors, which may take into account general and economic conditions, its financial condition and results of operations, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by it to its shareholders or by its subsidiaries to it, and any other factors that its board of directors may deem relevant. Its long-term debt arrangements contain usual and customary restrictive covenants that, among other things, place limitations on its ability to declare dividends.

IMS Health’s board of directors did not pay a dividend on its common stock in 2015 or 2014 and does not currently intend to pay dividends on its common stock in the foreseeable future. However, IMS Health expects to reevaluate its dividend policy on a regular basis and may, subject to compliance with the covenants contained in its credit facilities and other considerations, determine to pay dividends in the future. The declaration, amount and payment of any future dividends on shares of its common stock will be at the sole discretion of its board of directors, which may take into account general and economic conditions, its financial condition and results of operations, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by IMS Health to its stockholders or by its subsidiaries to it, and any other factors that its board of directors may deem relevant. Its long-term debt arrangements contain usual and customary restrictive covenants that, among other things, place limitations on its ability to declare dividends.

The merger agreement includes restrictions on the declaration or payment of dividends or other distributions on capital stock by either company between the date of the merger agreement and the effective time of the merger.

NYSE Listing of Surviving Corporation Common Stock; Delisting and Deregistration of IMS Health Common Stock

It is a condition to the completion of the merger that the shares of Surviving Corporation common stock to be issued to IMS Health stockholders pursuant to the merger be authorized for listing on the NYSE at the effective time of the merger. Upon completion of the merger, shares of IMS Health common stock currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Financing in Connection with the Merger and Indebtedness Following the Merger

In connection with the merger, IMS Health entered into the Commitment Letter with, among others, Goldman Sachs Bank USA (“GS Bank”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Barclays Bank PLC (“Barclays Bank”), Bank of America, N.A. (“Bank of America”), HSBC Bank USA, National Association (“HSBC Bank”), Morgan Stanley Senior Funding, Inc. (“MSSF”) and Wells Fargo Bank, National Association (“Wells Fargo” and, together with GS Bank, JPMorgan, Barclays Bank, Bank of America, HSBC Bank and MSSF, the “Initial Lenders”) for the purposes of providing senior secured incremental credit facilities for (i) the Refinancing and (ii) payment of certain premiums, fees and expenses. The companies may use a combination of cash on hand and the proceeds of the senior secured incremental credit facilities to effectuate the Refinancing.

The Initial Lenders’ obligations to fund their commitments under the Commitment Letter are subject to certain customary terms and conditions precedent for such borrowings as set forth in the Commitment Letter including completion of the merger in accordance with the terms and conditions of the merger agreement and other customary closing conditions. IMS Health is under no obligation to borrow under the commitment letter nor is any planned refinancing a condition to the consummation of the merger.

IMS Health may, at its option, replace some or all of the incremental credit facilities prior to the completion of the merger with financing comprised of the proceeds of a private placement or public offering of senior secured and/or unsecured notes, which, along with any additional cash on hand utilized in the transaction, would reduce the commitments of the Lenders on a dollar-for-dollar basis as provided in the Commitment Letter.

Litigation Relating to the Merger

On May 16, 2016, a putative stockholder class action lawsuit (Chiu v. Bousbib et al., C.A. No. 12340-CB) was filed in the Court of Chancery of the State of Delaware against the members of the IMS Health board. An amended complaint in the Chiu action was filed on June 29, 2016. In general, the complaint alleges that the members of the IMS Health board breached their fiduciary duties to IMS Health stockholders by, among other things, approving the proposed transaction for inadequate consideration and pursuant to an unfair and conflicted process. The amended complaint further alleges that the Registration Statement on Form S-4 filed June 3, 2016 in connection with the proposed transaction is materially misleading. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the transaction, rescissionary damages in the event the proposed transaction is consummated, and an award of attorneys’ fees and expenses. On July 1, 2016, the plaintiff filed a motion for a preliminary injunction seeking to enjoin the defendants from consummating the proposed transaction. On August 8, 2016, the defendants filed a motion to dismiss the amended complaint.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Appendix A and is incorporated herein by reference in its entirety. The rights and obligations of Quintiles and IMS Health are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Quintiles shareholders and IMS Health stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the approval and adoption of the merger agreement and approval of the merger, the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, the reincorporation of Quintiles as a Delaware corporation immediately prior to completion of the merger or the approval of any proposals regarding the Surviving Corporation’s certificate of incorporation in connection with the reincorporation, as applicable.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings Quintiles and IMS Health have made and will make with the SEC. See “Where You Can Find Additional Information” beginning on page 213. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement described below may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. In addition, if specific material facts arise that contradict the representations and warranties in the merger agreement, each of Quintiles or IMS Health, as applicable, will disclose those material facts in the public filings that it makes with the SEC if it determines that it has a legal obligation to do so. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 213.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, IMS Health will merge with and into Quintiles. Following the merger, the separate corporate existence of IMS Health will cease, and Quintiles will continue as the Surviving Corporation.

At the effective time of the merger, each share of IMS Health common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of IMS Health common stock held in treasury, owned, directly or indirectly, by Quintiles, any of its subsidiaries or any subsidiaries of IMS Health immediately prior to the effective time of the merger (the “Excluded Shares”)) will be converted into and become exchangeable for 0.3840 of a share of validly issued, fully paid and non-assessable Surviving Corporation common stock, and IMS Health stock options, restricted stock units, restricted stock, stock appreciation rights and units that correspond to a share of IMS Health common stock under the IMS Health Defined Contribution Executive Retirement Plan will be converted, as appropriate, into the option to acquire or right to receive the appropriate number of shares of Surviving Corporation common stock as determined by the exchange ratio.

As of the effective time of the merger, all shares of IMS Health common stock will no longer be outstanding and will automatically be cancelled and cease to exist and will thereafter only represent the right to receive the merger consideration and any dividends or other distributions pursuant to the merger agreement. Each Excluded Share will also automatically be cancelled and cease to exist, for no consideration. No fractional shares of Surviving Corporation common stock will be issued to former holders of IMS Health common stock in connection with the merger. Instead, the Surviving Corporation will pay to each former holder of IMS Health common stock who otherwise would be entitled to receive a fractional share of Surviving Corporation common stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Surviving Corporation common stock which such holder would otherwise be entitled to receive (taking into account all shares of IMS Health common stock held by such holder) by (ii) the volume weighted average closing price of one share of Quintiles common stock on the NYSE for the five trading days ending on the last trading day immediately prior to the closing date of the merger.

Completion of the Merger

The closing of the merger will take place on the third business day after all conditions to the completion of the merger have been satisfied or waived. The merger will be effective when the parties duly file the certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger.

As of August 12, 2016, upon completion of the merger, IMS Health stockholders will own approximately 51.2% of the Surviving Corporation on a fully diluted basis and Quintiles shareholders will own approximately 48.8% of the Surviving Corporation on a fully diluted basis.

Quintiles and IMS Health currently expect the closing of the merger to occur early in the fourth quarter of 2016. However, as the merger is subject to the satisfaction or waiver of conditions described in the merger agreement, it is possible that factors outside the control of Quintiles and IMS Health could result in the merger being completed at a later time or not at all.

Conversion

The merger agreement provides that, in accordance with the DGCL and NCBCA, immediately prior to the effective time of the merger, Quintiles will convert from a North Carolina corporation to a Delaware corporation.

OpCo Merger

The merger agreement provides that, unless the parties mutually agree otherwise, immediately following the effective time of the merger, Quintiles OpCo will merge with and into IMS Health OpCo. Following the OpCo merger, the separate corporate existence of Quintiles OpCo will cease, and IMS Health OpCo will continue as the surviving corporation.

Quintiles believes that the OpCo Merger should constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a result, Quintiles OpCo should not recognize gain or loss upon its merger into IMS Health OpCo. Quintiles, as the shareholder of Quintiles OpCo, should not recognize gain or loss, and its adjusted bases in its Quintiles OpCo stock should be added to its adjusted basis in IMS Health OpCo stock. IMS Health OpCo should not recognize gain or loss upon receipt of the assets of Quintiles OpCo, and it should take a carryover basis and holding period in such assets. The tax attributes of Quintiles OpCo should carry over to IMS Health OpCo, subject to certain limitations.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties by each of Quintiles and IMS Health, including representations and warranties regarding, among other things:

•	organization, standing and corporate power;

•	capital structure;

•	ownership of subsidiaries;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	required stockholder approval;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC documents, financial statements and internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

•	absence of certain changes and events from December 31, 2015 to the date of the merger agreement;

•	absence of certain litigation;

•	compliance with applicable laws and permits;

•	data security and privacy;

•	benefits matters and compliance with the Employment Retirement Income Security Act;

•	labor matters;

•	environmental matters;

•	tax matters;

•	material contracts;

•	insurance policies;

•	real property;

•	intellectual property;

•	inapplicability of state takeover statutes;

•	transactions, contracts or arrangements with affiliates;

•	compliance with the Foreign Corrupt Practices Act and anti-corruption laws in other jurisdictions;

•	brokers’ fees payable in connection with the merger; and

•	opinions from financial advisors.

IMS Health made additional representations and warranties in the merger agreement in relation to debt financing matters.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, any fact, circumstance, development, event, change, occurrence or effect that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or materially impairs the ability of such party to complete, or prevents or materially delays, the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so, other than any fact, circumstance, development, event, change, occurrence or effect arising out of or resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•	the conditions or general changes or developments in any of the industries in which such party or its subsidiaries operate;

•	any hurricane, tornado, flood, earthquake or other natural disasters or calamities;

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

•	any changes in the market price or trading volume of such party’s common stock, in and of itself (provided, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any failure by such party to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism;

•	the announcement of, or compliance with the terms of, the merger agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the merger agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any clients, suppliers, distributors, partners or employees of such party and its subsidiaries due to the announcement and performance of the merger agreement or the identity of the parties to the merger agreement; or

•	any actions taken (or not taken) at the request of the other party;

provided, however, that the exceptions provided in the first, second, third, fourth and seventh bullet points above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such fact, circumstance, development, event, change, occurrence or effect has had a disproportionate effect on such party and its subsidiaries, taken as a whole, as compared to other participants in the industries in which such party or its subsidiaries operate.

The representations and warranties contained in the merger agreement will not survive the effective time of the merger.

Conduct of Business

Quintiles and IMS Health have each agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of Quintiles and IMS Health has each agreed to conduct its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, assets, rights and properties and keep available the services of its current directors, officers and other key employees and preserve its goodwill and relationships with clients, suppliers, licensors, licensees, distributors and others having business dealings with it.

In addition, IMS Health and Quintiles have each agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	(i) declaring or paying dividends or other distributions on its capital stock or other equity interests, (ii) purchasing, redeeming or otherwise acquiring its own capital stock or other equity interests; or (iii) splitting, combining, reclassifying or otherwise amending the terms of any of its capital stock or other equity interests;

•	issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien shares of its capital stock or other equity interests or rights to acquire any shares of its capital stock or other equity interests;

•	amending its charter, bylaws or equivalent organizational documents;

•	making any acquisition or investment other than (i) in the ordinary course of business consistent with past practice, (ii) transactions involving only wholly-owned subsidiaries or (iii) transactions with respect to which the aggregate consideration does not exceed $150 million;

•	selling, leasing, licensing, transferring, exchanging, disposing, selling or leasing back, abandoning, mortgaging or otherwise encumbering or subjecting to any lien any of its material properties or assets other than (i) in the ordinary course of business consistent with past practice, (ii) assets and properties associated with discontinued operations or (iii) transactions with respect to which the aggregate consideration does not exceed $100 million;

•	adopting or entering into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than to complete internal restructurings or dissolutions of wholly-owned entities;

•	incurring, creating, assuming or otherwise becoming liable for, or repaying or prepaying, any indebtedness, or amending, modifying or refinancing any indebtedness (except for the repayment of any indebtedness existing on the date of the merger agreement that comes due before the effective time of the merger in accordance with its terms), except (i) indebtedness incurred in the ordinary course of business consistent with past practice under such party’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (ii) for any inter-company indebtedness solely involving such party and/or wholly-owned subsidiaries, (iii) incremental indebtedness for borrowed money not to exceed $100 million in the aggregate outstanding at any time incurred by such party other than in accordance with the foregoing clauses (i) and (ii), or (iv) guarantees by such party of indebtedness for borrowed money of its subsidiaries;

•	making any new capital expenditure, except (i) in the ordinary course of business consistent with past practice or (ii) as previously disclosed in such party’s capital expenditures plan;

•	paying, discharging, compromising, settling or satisfying any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or cancelling any material indebtedness owed to such party;

•	materially modifying, materially amending, terminating, canceling, extending or entering into any material contract or waiving, releasing or assigning any material rights or claims thereunder, other than in the ordinary course of business consistent with past practice;

•	commencing any action (other than in the ordinary course of business) or settling any action, other than settlements in the ordinary course of business and consistent with past practice that involve only the payment of money damages not in excess of reserves in an amount of $40 million in the aggregate (net of insurance proceeds), in any case without the imposition of any equitable relief or the admission of wrongdoing;

•	changing its material financial accounting methods, except as required by a change in GAAP, revaluing any material assets, or changing its fiscal year;

•	settling any material tax liability; filing any amended tax return or claim for tax refund; making, revoking or modifying any tax election; filing any tax return other than on a basis consistent with past practice; entering into any tax allocation, sharing or indemnity agreement; or changing any method of accounting for tax purposes;

•	making material changes to its benefit plans or increasing compensation and benefits paid to employees other than in the ordinary course of business consistent with past practice;

•	entering into any new line of business;

•	entering into any contracts with any officer, director or affiliate; or

•	authorizing or agreeing to take any of the foregoing actions.

No Solicitation of Alternative Proposals

The merger agreement requires each of Quintiles and IMS Health to immediately cease, and cause to be terminated, all existing discussions and negotiations with any person conducted prior to the execution of the merger agreement with respect to any acquisition proposal (as defined below) and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

Each of Quintiles and IMS Health has agreed that it will not and will not permit or authorize any subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage (including by way of furnishing information) or take any action to knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal; (ii) other than to inform any person of the existence of the non-solicitation provisions contained in the merger agreement, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal; or (iii) resolve, agree or propose to do any of the foregoing.

An “acquisition proposal” means, with respect to any party, any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of such party and its subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of such party’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of such party and its subsidiaries, taken as a whole; or (ii) 15% or more of any class of capital stock, other equity securities or voting power of such party, any of its respective subsidiaries or any resulting parent company of such party, in each case other than the merger and the other transactions contemplated by the merger agreement.

Notwithstanding the restrictions above, prior to obtaining the relevant stockholder approval, each of Quintiles and IMS Health is permitted to furnish information (pursuant to an acceptable confidentiality agreement) with respect to Quintiles or IMS Health, as applicable, and its subsidiaries, and to participate in discussions or negotiations with a person making an acquisition proposal regarding such acquisition proposal, but only if: (i) the board of directors of such party believes in good faith that the acquisition proposal is bona fide; (ii) such acquisition proposal was unsolicited and did not result from a material breach of the relevant provisions of the merger agreement; (iii) the board of directors of such party determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below); and (iv) the board of directors of such party determines in good faith (after consultation with outside counsel) that the failure to furnish information or participate in discussions regarding such acquisition proposal would be inconsistent with such board of director’s fiduciary duties. A “superior proposal” with respect to any party means any unsolicited bona fide binding written acquisition proposal that is fully financed or has fully committed financing that the board of directors of Quintiles or IMS Health, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, is more favorable to the stockholders of the applicable party from a financial point of view than the merger (including any adjustment to the terms and conditions proposed by the other party in response to such proposal) and reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “superior proposal,” references in the term “acquisition proposal” to “15%” will be deemed to be references to “50%.”

The merger agreement requires that each party notify the other party promptly (and in any event within 24 hours of receipt) of, among other things, the receipt of any acquisition proposal or request for information that is reasonably likely to lead to an acquisition proposal. Any such notification will include the material terms and conditions of any such acquisition proposal. In addition, the merger agreement requires the parties to keep the other party informed in all material respects on a timely basis of the status and details of any such acquisition proposal, including furnishing copies of any written inquiries, correspondence and draft documentation.

Changes in Board Recommendations

Neither the Quintiles board of directors, the IMS Health board of directors nor any committee thereof will (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in a manner adverse to the other party, the approval or recommendation by such board of directors or such committee of the merger agreement, the merger or any of the transactions contemplated thereby, (ii) approve or recommend, or propose publicly to approve or recommend, to such party’s stockholders of any acquisition proposal or (iii) resolve or agree to take any such actions or cause or permit such party or any of its subsidiaries to enter into any agreement relating to an acquisition proposal, or resolve, agree or propose to take any such action.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approval, the board of directors of Quintiles and IMS Health, as applicable, may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, its recommendation or approve or recommend an acquisition proposal in response to a superior proposal or an intervening event (as defined below) if such board of directors determines in good faith (after consultation with its outside counsel) that the failure to do so would be inconsistent with its fiduciary duties, taking into account all adjustments to the terms of the merger agreement that may be offered by the other party. Prior to taking any such action, such party must notify the other party in writing of its decision to change its recommendation and specify the reasons therefor, including the terms and conditions of any superior proposal or written information describing such intervening event, as applicable, and, in any event, allow four business days to elapse following the other party’s receipt of such written notice, during which time the other party may negotiate changes to the merger agreement.

An “intervening event” means, with respect to any party, a material fact, circumstance, development, event, change, occurrence or effect that was not known to, or reasonably foreseeable by, such party’s board of directors prior to the execution of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which becomes known to, or reasonably foreseeable by, such board of directors prior to obtaining the relevant stockholder approval, and that does not relate to (i) an acquisition proposal or (ii) any changes in the market price or trading volume of either party’s common stock, in and of itself.

Efforts to Obtain Required Stockholder Votes

The board of directors of each of Quintiles and IMS Health has adopted resolutions determining that the terms of the merger agreement and the other transactions contemplated thereby, including the merger and, in the case of Quintiles, the reincorporation, and the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, are fair to and in the best interests of such party’s stockholders; approving and declaring advisable the merger agreement in the case of Quintiles, the reincorporation and the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger; directing that the merger agreement and, in the case of Quintiles, the reincorporation, and the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger, be submitted to such party’s stockholders for approval or adoption, as applicable; and resolving to recommend that such party’s stockholders vote in favor of the approval or adoption, as applicable, of the merger agreement and the transactions contemplated thereby, including the merger, and, in the case of Quintiles, the reincorporation, and the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger.

Neither Quintiles nor IMS Health may withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in a manner adverse to the other party, the approval or recommendation by such board of directors of the merger agreement or the transactions contemplated thereby, including the merger, except with respect to certain superior proposals or intervening events. For additional information regarding circumstances in which a party’s board of directors may engage in negotiations and possibly change such recommendation, see the section entitled “—No Solicitation of Alternative Proposals” and “—Changes in Board Recommendations” beginning on pages 113 and 114, respectively.

Efforts to Complete the Merger

Quintiles and IMS Health have agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to:

•	obtain all required consents, approvals or waivers from, or participate in other discussions or negotiations with, third parties, including as required under any material contracts;

•	obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings with and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity with respect to the merger agreement required under applicable law, including the HSR Act and any other applicable antitrust laws; and

•	execute and deliver any additional instruments necessary to complete the transactions contemplated by the merger agreement and to fully carry out its purposes.

Notwithstanding the foregoing, neither Quintiles nor IMS Health will commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of the other party.

Additionally, Quintiles and IMS Health have each agreed to, and to cause its applicable affiliates to:

•	make, and cause to be made, any necessary filings under the HSR Act and any other antitrust laws as soon as reasonably practicable after execution of the merger agreement;

•	comply at the earliest practicable date with any request under the HSR Act or any other antitrust laws to provide information, documents or other materials requested by any governmental entity;

•	request early termination of the waiting period provided for in the HSR Act;

•	coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust laws as promptly as practicable and in any event before March 31, 2017;

•	keep the other party promptly informed of any communication received from any governmental entity regarding any of the transactions contemplated by the merger agreement, and provide outside counsel for the other party with a reasonable opportunity to (i) review in advance any proposed communication by such party with any governmental entity, (ii) consult with the other party prior to any meeting or conference with any governmental entity and (iii) attend and participate in such meetings or conferences;

•	not consent or agree to extend the waiting period under the HSR Act without the prior written consent of the other party;

•	if required to provide competitively sensitive materials to the other party, to reasonably designate such competitively sensitive materials as “outside counsel only”, which will only be provided to the outside counsel of the other party and will not be disclosed to such other party’s employees, officers or directors without its consent or the consent of its outside legal counsel;

•	take, or cause to be taken, all other actions necessary, proper or advisable to complete and make effective the transactions contemplated by the merger agreement, to resolve such objections, if any, as any governmental entity may assert under the HSR Act or any other antitrust laws, and to avoid or eliminate each and every impediment and avoid the institution of any action under any such law that may be asserted by any governmental entity, in each case so as to enable the merger to occur as promptly as possible and in any event before March 31, 2017, including by:

•	proposing, negotiating, committing to and effecting the sale, divestiture or disposition of any assets or businesses of such party or its subsidiaries;

•	terminating existing, or creating new, relationships, contractual rights or obligations of such party or its subsidiaries; or

•	effectuating any other change or restructuring of such party or its subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of such party or its subsidiaries with respect to one or more assets or businesses, to ensure that no governmental entity enters any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or establishes any law preliminarily or permanently restraining, enjoining or prohibiting the completion of the transactions contemplated by the merger agreement;

•	provided, however, that, no such remedy described in the three bullets above shall be (i) required unless contingent upon the occurrence of the merger, (ii) proposed, agreed to or effected by such party without the prior written consent of the other party or (iii) required to be agreed to by such party if, in the reasonable opinion of either party, such remedy would have a material adverse effect on the business, results of operations or financial condition of the parties and their subsidiaries (taken as a whole, after giving effect to the merger).

•	cooperate and use its reasonable best efforts to vigorously contest and resist any action and to have vacated, lifted, reversed or overturned any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that is threatened or in effect and that restricts, prevents or prohibits completion of the transactions contemplated by the merger agreement under the HSR Act or any other antitrust laws, including by vigorously pursuing all available avenues of administrative and judicial appeal; and

•	not enter into any agreement that would reasonably be expected to materially delay or materially and adversely affect the parties’ ability to: (i) obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other antitrust laws as promptly as practicable and in any event before March 31, 2017, and (ii) avoid the entry of, or the commencement of any action seeking the entry of, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that restricts, prevents or prohibits completion of the transactions contemplated by the merger agreement under the HSR Act or any other antitrust laws.

Governance Matters After the Merger

Upon completion of the merger, Mr. Bousbib, IMS Health’s current Chairman, Chief Executive Officer, and President, will serve as Chief Executive Officer and Chairman of the board of directors of the Surviving Corporation. Mr. Pike, Quintiles’ current Chief Executive Officer, will serve as Vice Chairman of the Surviving Corporation. During Mr. Pike’s service as Vice Chairman, the Vice Chairman will have executive responsibilities. Through the second annual meeting of stockholders of the Surviving Corporation following the completion of the merger, in the event of termination of Mr. Pike’s appointment as Vice Chairman for any reason and the Surviving Corporation board of directors determines that it is in the best interests of the Surviving Corporation to have a Vice Chairman, the Vice Chairman will be a director selected by a majority of the Continuing Quintiles Directors (as such term is defined in the Delaware bylaws).

The Surviving Corporation board of directors will consist of 12 individuals, (i) six of whom will be designated by the Quintiles board of directors, of whom one will be Mr. Pike and one will be Dr. Gillings, who will serve as Lead Director and (ii) six of whom will be designated by the IMS Health board of directors, of whom one will be Mr. Bousbib. Pursuant to the Delaware bylaws, the foregoing governance structure will be maintained, with any vacancy resulting from the departure of a former IMS Health director or a former Quintiles director filled by, and each nomination to the board of directors for a directorship previously held by a Continuing IMS Health Director or Continuing Quintiles Director will be, an individual whose appointment or election is endorsed by a majority of the Continuing IMS Health Directors (as such term is defined in the Delaware bylaws) or the Continuing Quintiles Directors, respectively, and any vacancy in the position of Lead Director will be a director selected by a majority of the Continuing Quintiles Directors until the earlier of (x) the day after the second annual meeting of stockholders of the Surviving Corporation following the completion of the merger or (y) such time when two-thirds of the Surviving Corporation board of directors votes to amend the Delaware bylaws to change the structure.

At the effective time of the merger, the Surviving Corporation board of directors will have the following board committees: the Audit Committee; the Nominating and Governance Committee; and the Leadership Development and Compensation Committee. As of the effective time of the merger, each such committee will consist of two members of the Surviving Corporation board of directors designated by each of IMS Health and Quintiles. The Chairs of each such committee will be as follows: (i) the Chair of the Nominating and Governance Committee will be designated by Quintiles; (ii) the Chair of the Leadership Development and Compensation Committee will be designated by IMS Health; and (iii) the Chair of the Audit Committee will be jointly designated by IMS Health and Quintiles. Pursuant to the merger agreement, the parties have agreed that, in addition to qualifying as “independent” directors under any applicable rules of the NYSE, each member of any of these committees will meet any other applicable independence standards set forth in the charter of such committee or contained in applicable rules under the Exchange Act or of the NYSE. The Delaware bylaws provide that until the earlier of (x) the day after the second annual meeting of stockholders of the Surviving Corporation following the completion of the merger or (y) such time when two-thirds of the Surviving Corporation board of directors votes to amend the Delaware bylaws to change the applicable provisions, (i) each committee of the board of directors will be composed of an equal number of Continuing IMS Health Directors and Continuing Quintiles Directors; (ii) the Continuing IMS Health Directors will designate a Continuing IMS Health Director as the Chair of the Leadership Development and Compensation Committee; (iii) the Continuing Quintiles Directors will designate a Continuing Quintiles Director as Chair of the Nominating and Governance Committee; (iv) the Continuing Quintiles Directors and the Continuing IMS Health Directors will jointly designate the Chair of the Audit Committee; and (v) the Audit Committee will include a Continuing IMS Health Director and a Continuing Quintiles Director who each qualify as an “audit committee financial expert” for purposes of the Exchange Act.

The name of the Surviving Corporation will be changed to “Quintiles IMS Holdings, Inc.” as of the effective time of the merger, and the NYSE ticker symbol of the Surviving Corporation will remain as “Q.” Except as contemplated by the OpCo merger, the businesses of each party and its subsidiaries will continue to operate under the name “Quintiles” and “IMS Health” (or such other name(s) as have been utilized), unless and until the Surviving Corporation board of directors following the effective time of the merger approves a name under which the combined businesses will operate.

Immediately following the effective time of the merger, the Surviving Corporation will have dual global headquarters, which will be located in Durham, North Carolina and Danbury, Connecticut.

Employee Benefits Matters

As of the effective time of the merger, the Surviving Corporation will assume sponsorship of and maintain the IMS Health benefit plans under which each employee of IMS Health and its subsidiaries who is employed immediately prior to the closing of the merger and who continues employment with the Surviving Corporation or any of its subsidiaries thereafter will continue to participate after the closing of the merger.

If after the closing of the merger any such employee becomes eligible to participate in an employee benefit plan of the Surviving Corporation or any of its subsidiaries, the Surviving Corporation will use commercially reasonable efforts, to the extent permitted by the terms of the applicable Surviving Corporation benefit plan, to provide such employee with credit for all service with IMS Health or its subsidiaries as if such service were with the Surviving Corporation and its subsidiaries for purposes of determining eligibility, vesting, and level of benefits under Surviving Corporation benefit plans that provide severance, vacation and other benefits determined by the Surviving Corporation, but not benefit accrual under any defined benefit pension plan. Unused vacation days accrued by any such employees under the plans and policies of IMS Health and its subsidiaries will carry over to the Surviving Corporation.

Treatment of IMS Health Stock Options and Equity Awards

Stock Options.

At the effective time of the merger, each option to purchase shares of IMS Health common stock granted under any of the IMS Health 2014 Incentive and Stock Award Plan and the Healthcare Technology Holdings, Inc. 2010 Equity Incentive Plan (collectively, the “IMS Health equity plans”), whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health equity plans into an option to acquire shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable as of immediately prior to the effective time of the merger, subject to the adjustments described below.

Notwithstanding the foregoing, any IMS Health options subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger will be converted into Surviving Corporation options that vest based upon continued service only, in installments on each anniversary of the date of grant of such award and in the same number of shares as were scheduled to vest on each such anniversary under such IMS Health option.

The number of shares of Surviving Corporation common stock subject to each converted option will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health option immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share). The exercise price per share of each Surviving Corporation option will be determined by dividing the per share exercise price of such IMS Health option by the exchange ratio (rounded up, if necessary, to the nearest whole cent).

Restricted Stock Units.

At the effective time of the merger, each time-based or performance-based restricted stock unit award granted under the IMS Health equity plans, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health equity plans into a restricted stock unit denominated in shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable as of immediately prior to the effective time of the merger, subject to the adjustments described below.

The number of shares of Surviving Corporation common stock subject to each converted restricted stock unit will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health restricted stock unit immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share); provided, that any outstanding IMS Health restricted stock units subject to performance-based vesting criteria for a performance period that ended prior to or coincident with the effective time of the merger will vest based on the actual performance achieved for the applicable performance period and any outstanding IMS Health restricted stock units subject to performance-based vesting criteria for which the performance period has not yet been completed as of the effective time of the merger will be converted into Surviving Corporation restricted stock units that vest based upon continued service only at the same times as the expiration of the applicable performance periods under such IMS Health restricted stock unit awards, with respect to a number of shares of Surviving Corporation common stock (rounded down, if necessary, to the nearest whole share) determined based on the higher of (x) the actual performance achieved for the applicable performance period as of the effective time of the merger or (y) the target performance level for the applicable performance period, in each case, multiplied by the exchange ratio.

Restricted Stock.

At the effective time of the merger, each award of IMS Health common stock subject to time-based vesting restrictions that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health equity plans into a restricted stock award denominated in shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable as of immediately prior to the effective time of the merger, subject to the adjustments described below.

The number of shares of Surviving Corporation common stock subject to each converted restricted stock award will be determined by multiplying the number of shares of IMS Health common stock subject to each IMS Health restricted stock award immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share).

Stock Appreciation Rights.

At the effective time of the merger, each stock-settled stock appreciation right of IMS Health, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health equity plans into a stock-settled stock appreciation right corresponding to shares of Surviving Corporation common stock on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health equity plans or applicable award agreement thereunder by reason of the transactions contemplated by the merger agreement) as were applicable as of immediately prior to the effective time of the merger, subject to the adjustments described below.

The number of shares of Surviving Corporation common stock subject to each converted stock-settled stock appreciation right will be determined by multiplying the number of shares of IMS Health common stock corresponding to each IMS Health stock-settled stock appreciation right immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share). The exercise price per share of each share of Surviving Corporation common stock covered by a Surviving Corporation stock-settled stock appreciation right will be determined by dividing the per share exercise price of such IMS Health common stock by the exchange ratio (rounded up, if necessary, to the nearest whole cent).

Units Corresponding to IMS Health Common Stock under the IMS Health Defined Contribution Executive Retirement Plan.

At the effective time of the merger, each unit that corresponds to a share of IMS Health common stock under the IMS Health Defined Contribution Executive Retirement Plan that is outstanding immediately prior to the effective time of the merger will be automatically assumed by the Surviving Corporation and converted into a unit that corresponds to a share of Surviving Corporation common stock on substantially the same terms and conditions as were applicable as of immediately prior to the effective time of the merger, subject to the adjustments described below.

The number of shares of Surviving Corporation common stock subject to each converted unit under the IMS Health Defined Contribution Executive Retirement Plan will be determined by multiplying the number of shares of IMS Health common stock corresponding to each such unit immediately prior to the effective time of the merger by the exchange ratio (rounded down, if necessary, to the nearest whole share).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Quintiles and IMS Health in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	taking all action necessary to eliminate or minimize the effect of takeover laws on the merger and the other transactions contemplated by the merger agreement;

•	notification to the other party of any notices from governmental entities or any actions commenced or threatened in connection with the merger;

•	indemnification of each present and former officer, director and employee of IMS Health and its subsidiaries for a period of six years from the effective time of the merger;

•	delisting of IMS Health common stock from the NYSE and causing the shares of Surviving Corporation common stock to be reserved, issued and approved for listing on the NYSE (subject to official notice of issuance);

•	cooperation between Quintiles and IMS Health in the defense or settlement of any stockholder litigation relating to the merger;

•	the resignation of Quintiles and IMS Health directors who will not be serving as directors of the Surviving Corporation;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of the Internal Revenue Code;

•	cooperation between Quintiles and IMS Health in connection with public announcements;

•	causing any dispositions or acquisitions of Quintiles common stock resulting from the merger by each individual who is or will become subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt from liability under Section 16 under the Exchange Act; and

•	cooperation between Quintiles and IMS Health to obtain debt financing in connection with the transactions contemplated by the merger agreement prior to the closing of the merger, unless the parties mutually agree not to pursue the debt financing.

Conditions to Completion of the Merger

The obligations of Quintiles and IMS Health to complete the merger are subject to the satisfaction of the following conditions:

•	(i) the approval of the merger agreement by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles common stock, (ii) the approval of the issuance of shares of Quintiles common stock in connection with the merger as contemplated by the merger agreement by the affirmative vote of the holders of outstanding Quintiles common stock representing a majority of the votes cast with respect to such approval, (iii) the approval of the reincorporation by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles common stock and (iv) the approval of the Quintiles converted certificate of incorporation in connection with the reincorporation, or one or more of the provisions thereof, by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles common stock;

•	(i) the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding IMS Health common stock entitled to vote upon the adoption of the merger agreement and (ii) to the extent required by applicable law, the approval of the Quintiles converted certificate of incorporation in connection with the reincorporation, or one or more of the provisions thereof, by the affirmative vote of the holders of outstanding IMS Health common stock representing a majority of the votes cast with respect to such approval;

•	(i) any applicable waiting period (or extension thereof) relating to the merger under the HSR Act having expired or been terminated and (ii) any applicable waiting period (or extension thereof) or approval relating to the merger that is required under any antitrust law (other than the HSR Act) prior to the closing of the merger having expired, been terminated, or approval having been obtained or waived and being in full force and effect at the closing of the merger, as the case may be;

•	absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint that prohibits or makes illegal the completion of the merger;

•	approval for the listing on the NYSE of the shares of Surviving Corporation common stock to be issued to IMS Health stockholders and holders of IMS Health options and other equity awards pursuant to the merger, subject to official notice of issuance;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	effectiveness of the Shareholders Agreement and letter agreements with Dr. Gillings and Mr. Bousbib; and

•	effectiveness of the conversion of Quintiles from a North Carolina corporation to a Delaware corporation.

In addition, each of Quintiles’ and IMS Health’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	(i) each of the representations and warranties of the other party relating to organization, standing and power, absence of encumbrances or other outstanding rights on its capital stock, authority and brokers will be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of such earlier date), (ii) each of the representations and warranties of the other party relating to its capitalization and absence of a material adverse effect will be true and correct as of the date of the merger agreement and as of the effective time of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of such earlier date), except for breaches of representations and warranties relating to its capitalization which are de minimis in the aggregate, and (iii) each of the remaining representations and warranties of the other party will be true and correct as of the date of the merger agreement and as of the effective time of the merger (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of such earlier date) except for inaccuracies the circumstances giving rise to which individually or in the aggregate have not had or would not reasonably be expected to have a material adverse effect to the other party;

•	the other party having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	the non-occurrence of any fact, circumstance, event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect to the other party;

•	receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding three bullets; and

•	receipt of a tax opinion from such party’s tax counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Quintiles and IMS Health;

•	by either Quintiles or IMS Health:

•	if the merger is not completed on or before March 31, 2017, provided that neither party may terminate the merger agreement if such party’s failure to fulfill in any material respect any of its obligations under the merger agreement has been the primary cause of, or the primary factor that resulted in, the failure to the merger to be completed by such date;

•	if any court or other governmental entity of competent jurisdiction issues a final and non-appealable order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to contest such order; or

•	if the requisite Quintiles or IMS Health stockholder approvals are not obtained at the respective stockholders meetings; provided that no party may terminate the merger agreement if the failure to obtain the requisite stockholder approval is primarily caused by any action of such party that constitutes a breach of the merger agreement;

•	by IMS Health:

•	if Quintiles has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of Quintiles becomes untrue, such that the conditions to IMS Health’s obligations to complete the merger would not then be satisfied and such breach or failure cannot be or has not been cured by the earlier of March 31, 2017 or thirty days after written notice of such breach; provided that IMS Health may not terminate the merger agreement if it is then in material breach of its covenants or agreements such that Quintiles’ obligations to complete the merger would not then be satisfied;

•	at any time prior to Quintiles’ receipt of its requisite shareholder approval, if (i) the Quintiles board of directors withdraws, qualifies or modifies in any manner adverse to IMS Health its approval or recommendation of the merger agreement and the transactions contemplated thereby or approves or recommends to Quintiles shareholders any acquisition proposal, (ii) Quintiles fails to publicly recommend against a tender or exchange offer relating to Quintiles securities, (iii) Quintiles fails to publicly reaffirm its recommendation with respect to the merger agreement upon a request to do so by IMS Health or (iv) Quintiles breaches or fails to perform in any material respect any of its obligations regarding non-solicitation of acquisition proposals or convening a meeting to obtain stockholder approval. Under any such circumstance, Quintiles will be required to pay to a $250 million termination fee to IMS Health; or

•	at any time prior to IMS Health’s receipt of its requisite stockholder approval, if the IMS Health board of directors (i) withdraws, qualifies or modifies in any manner adverse to Quintiles its approval or recommendation of the merger agreement and the transactions contemplated thereby or approves or recommends to IMS Health stockholders any superior proposal, (ii) enters into a definitive agreement with respect to such superior proposal concurrently with the termination of the merger agreement and (iii) pays a $250 million termination fee to Quintiles;

•	by Quintiles:

•	if IMS Health has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or if any representation or warranty of IMS Health becomes untrue, such that the conditions to Quintiles’ obligations to complete the merger would not then be satisfied and such breach or failure cannot be or has not been cured by the earlier of March 31, 2017 or thirty days after written notice of such breach; provided that Quintiles may not terminate the merger agreement if it is then in material breach of its covenants or agreements such that IMS Health’s obligations to complete the merger would not then be satisfied;

•

at any time prior to IMS Health’s receipt of its requisite stockholder approval, if (i) the IMS Health board of directors withdraws, qualifies or modifies in any manner adverse to Quintiles its approval or recommendation of the merger agreement and the transactions contemplated thereby or approves or recommends to IMS Health stockholders any acquisition proposal, (ii) IMS Health fails to publicly recommend against a tender or exchange offer relating to IMS Health securities, (iii) IMS Health fails to publicly reaffirm its recommendation with respect to the merger agreement upon a request to do so by Quintiles or (iv) IMS Health breaches or fails to perform in any material respect any of its obligations regarding non-solicitation of acquisition proposals or convening a meeting to obtain stockholder approval. Under any such circumstance, IMS Health will be required to pay to a $250 million termination fee to Quintiles; or

•	at any time prior to Quintiles’ receipt of its requisite shareholder approval, if the Quintiles board of directors (i) withdraws, qualifies or modifies in any manner adverse to IMS Health its approval or recommendation of the merger agreement and the transactions contemplated thereby or approves or recommends to Quintiles shareholders any superior proposal, (ii) enters into a definitive agreement with respect to such superior proposal concurrently with the termination of the merger agreement and (iii) pays a $250 million termination fee to IMS Health.

Expenses and Termination Fees

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party, except as expressly set forth therein.

Except as set forth in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement, provided, however that the parties will share equally all fees and expenses in relation to the filing, printing and mailing of this joint proxy statement/prospectus and any filing and other fees paid to the SEC in connection with the merger, in each case except for attorneys’ and accountants’ fees and related expenses.

If the merger agreement is terminated by Quintiles or IMS Health due to failure to obtain stockholder approval or the other party’s breach of the merger agreement, then the party which failed to obtain stockholder approval or the party in breach, as applicable, will pay the other party any and all out-of-pocket fees and expenses actually incurred by such other party in connection with the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement and the transactions contemplated thereby, up to a maximum amount of $15 million.

Quintiles will be obligated to pay to IMS Health a fee of $250 million (less any amount previously paid for fees and expenses up to $15 million) if:

•	(i) following the date of the merger agreement, an acquisition proposal (as defined above, but for purposes of this section, with references to 15% deemed to be a reference to 50%) is made directly to Quintiles shareholders or is otherwise publicly disclosed or communicated to the Quintiles board of directors, (ii) Quintiles or IMS Health terminates the merger agreement due to failure to complete the merger by March 31, 2017 (unless the termination is by IMS Health and Quintiles would have been entitled to terminate the merger agreement due to IMS Health’s breach of the merger agreement) or failure to obtain the requisite approval by the shareholders of Quintiles, or IMS Health terminates due to Quintiles’ breach of the merger agreement, and (iii) within twelve months after such termination, Quintiles enters into a definitive agreement in respect of an acquisition proposal or recommends or submits an acquisition proposal to its shareholders for approval, and a transaction in respect of an acquisition proposal is thereafter completed;

•	the merger agreement is terminated by IMS Health, at any time prior to Quintiles’ receipt of its requisite shareholder approval, in relation to (i) the Quintiles board of directors withdrawing, qualifying or modifying in any manner adverse to IMS Health its approval or recommendation of the merger agreement and the transactions contemplated thereby or approving or recommending to Quintiles shareholders any acquisition proposal, (ii) Quintiles failing to publicly recommend against a tender or exchange offer relating to Quintiles securities, (iii) Quintiles failing to publicly reaffirm its recommendation with respect to the merger agreement upon a request to do so by IMS Health or (iv) Quintiles breaching or failing to perform in any material respect any of its obligations regarding non-solicitation of acquisition proposals or convening a meeting to obtain shareholder approval; or

•	the merger agreement is terminated by Quintiles, at any time prior to Quintiles’ receipt of its requisite shareholder approval, in relation to the Quintiles board of directors (i) withdrawing, qualifying or modifying in any manner adverse to IMS Health its approval or recommendation of the merger agreement and the transactions contemplated thereby or approving or recommending to Quintiles shareholders any superior proposal, and (ii) entering into a definitive agreement with respect to such superior proposal concurrently with the termination of the merger agreement.

IMS Health will be obligated to pay to Quintiles a fee of $250 million (less any amount previously paid for fees and expenses up to $15 million) if:

•	(i) following the date of the merger agreement, an acquisition proposal (as defined above, but for purposes of this section, with references to 15% deemed to be a reference to 50%) is made directly to IMS Health stockholders or is otherwise publicly disclosed or communicated to the IMS Health board of directors, (ii) IMS Health or Quintiles terminates the merger agreement due to failure to complete the merger by March 31, 2017 (unless the termination is by Quintiles and IMS Health would have been entitled to terminate the merger agreement due to Quintiles’ breach of the merger agreement) or failure to obtain the requisite approval by the stockholders of IMS Health, or Quintiles terminates due to IMS Health’s breach of the merger agreement, and (iii) within twelve months after such termination, IMS Health enters into a definitive agreement in respect of an acquisition proposal or recommends or submits an acquisition proposal to its stockholders for approval, and a transaction in respect of an acquisition proposal is thereafter completed;

•	the merger agreement is terminated by Quintiles, at any time prior to IMS Health’s receipt of its requisite stockholder approval, in relation to (i) the IMS Health board of directors withdrawing, qualifying or modifying in any manner adverse to Quintiles its approval or recommendation of the merger agreement and the transactions contemplated thereby or approving or recommending to IMS Health stockholders any acquisition proposal, (ii) IMS Health failing to publicly recommend against a tender or exchange offer relating to IMS Health securities, (iii) IMS Health failing to publicly reaffirm its recommendation with respect to the merger agreement upon a request to do so by Quintiles or (iv) IMS Health breaching or failing to perform in any material respect any of its obligations regarding non-solicitation of acquisition proposals or convening a meeting to obtain stockholder approval; or

•	the merger agreement is terminated by IMS Health, at any time prior to IMS Health’s receipt of its requisite stockholder approval, in relation to the IMS Health board of directors (i) withdrawing, qualifying or modifying in any manner adverse to Quintiles its approval or recommendation of the merger agreement and the transactions contemplated thereby or approving or recommending to IMS Health stockholders any superior proposal, and (ii) entering into a definitive agreement with respect to such superior proposal concurrently with the termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the approvals of the Quintiles or IMS Health stockholders required to complete the merger, except as set forth in the merger agreement.

At any time prior to the effective time of the merger, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Notwithstanding the foregoing, after approval of the merger agreement by the stockholders of Quintiles and/or IMS Health, there may not be, without further approval of such stockholders, any amendment or waiver for which applicable law requires further stockholder approval.

No Third Party Beneficiaries

Nothing in the merger agreement, express or implied, confers upon any person other than Quintiles and IMS Health (and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature, except that (i) for six years from the effective time of the merger, the Surviving Corporation will indemnify each present (as of the effective time of the merger) and former officer, director or employee of IMS Health against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any action pertaining to his or her role or employment with IMS Health and (ii) the sources of the debt financing are beneficiaries of certain provisions related to the debt financing.

For additional information regarding indemnification of IMS Health directors and officers, see the section entitled “The Merger—Summary of Potential Payments to IMS Health’s Named Executive Officers—Indemnification of IMS Health Directors and Officers” beginning on page 101.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that the parties do not perform the provisions of the merger agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of the merger agreement, the parties have agreed that each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

THE SHAREHOLDERS AGREEMENT

In connection with the merger agreement, Quintiles, as the Surviving Corporation has entered into a Shareholders Agreement with the DG Shareholders and the TPG Shareholders, the Bain Shareholders, the CPP Shareholder and the LGP Shareholders which, effective at the effective time of the merger, will supersede and replace the Original Quintiles Shareholders Agreement and the Original IMS Health Shareholders Agreement.

The parties to the Shareholders Agreement, other than the DG Shareholders, have agreed to vote for individuals designated to the Surviving Corporation board of directors upon completion of the merger as follows:

•	Ari Bousbib (as Chief Executive Officer of the Surviving Corporation);

•	Thomas Pike (as Vice Chairman of the Surviving Corporation);

•	one individual designated by the TPG Shareholders (until the time at which the TPG Shareholders beneficially own, as a group, less than 5% of the outstanding common stock of the Surviving Corporation);

•	another individual designated by the TPG Shareholders (until the earlier of (i) the seven year anniversary of completion of the merger and (ii) time at which the TPG Shareholders beneficially own, as a group, 5% or more but less than 12% of the outstanding common stock of the Surviving Corporation);

•	one individual designated by each of the Bain Shareholders, the LGP Shareholders and the CPP Shareholder (each until the earlier of the day after the Surviving Corporation’s 2018 annual meeting of stockholders or the time at which such shareholder group beneficially owns less than 2.5% of the outstanding common stock of the Surviving Corporation); and

•	four individuals who are non-shareholder, independent directors.

Each of the designees of the Bain Shareholders and the CPP Shareholder, as well as one of the designees of the TPG Shareholders, must satisfy applicable independence standards of the SEC and the NYSE. The Shareholders Agreement provides for the means of filling vacancies created by the departure of designees and requiring designees to offer to tender their resignation in certain circumstances.

The Shareholders Agreement provides that Quintiles will use its best efforts to cause Dr. Gillings to be elected a director of the Surviving Corporation so that he may serve as a director until the day after the 2021 annual meeting of stockholders of the Surviving Corporation and to be elected as the Lead Director through the 2018 annual meeting of stockholders of the Surviving Corporation (provided that the DG Shareholders, as a group, continue to beneficially own at least 2.5% of the outstanding common stock of the Surviving Corporation), including using its best efforts to support his nomination for the slate of director nominees for a three-year term at the 2017 and 2020 annual meetings of stockholders of the Surviving Corporation.

The parties to the Shareholders Agreement, other than the DG Shareholders, have agreed that (i) for 90 days following the completion of the merger, no such party or its affiliates will transfer any common stock of the Surviving Corporation (the “Initial Lock-up Period”) and (ii) after the Initial Lock-up Period has ended, no such party or its affiliates will, except for certain pledges, transfers to permitted transferees and certain transfers in connection with underwritten public offerings, (x) transfer more than 1% of the outstanding common stock of the Surviving Corporation in any calendar quarter or (y) transfer any shares of the outstanding common stock of the Surviving Corporation to a third party that, to such shareholder’s knowledge, as a result of such transfer would own 10% or more of the outstanding common stock of the Surviving Corporation.

The parties to the Shareholders Agreement will have certain customary registration rights with respect to their shares of Surviving Corporation common stock. The Shareholders Agreement includes customary indemnification provisions in favor of the shareholders who are party to the agreement, any person who is or might be deemed a control person (within the meaning of the United States Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by the Surviving Corporation under the securities laws relating to any such registration.

The Shareholders Agreement will automatically terminate and have no effect in the event that the merger agreement is terminated. In addition, the Shareholders Agreement will terminate with respect to any party thereto (i) with respect to provisions regarding the Surviving Corporation board of directors, at such time as the party is no longer entitled to designate a nominee, (ii) with respect to the DG Shareholders, when (a) the Surviving Corporation has fully performed its obligations under the provisions regarding the Surviving Corporation board of directors or (b) upon the earlier of (1) the day after the 2021 annual meeting of stockholders of the Surviving Corporation, (2) the date that the DG Shareholders, together with their affiliates, cease to own at least 2.5% of the outstanding common stock of the Surviving Corporation or (3) the date on which the DG Shareholders have withdrawn from the Shareholders Agreement in accordance with its terms, (iii) with respect to provisions regarding registration rights, until such time as the party has sold all of its shares of common stock of the Surviving Corporation or has the ability to sell such shares pursuant to Rule 144 under the Securities Act without volume limitations (provided that the shareholder group to which such party belongs then holds less than 3% of the then outstanding shares of the Surviving Corporation) and (iv) with respect to the remainder of the Shareholders Agreement, at such time as the party no longer holds any shares of common stock of the Surviving Corporation. Any shareholder group may withdraw from the Shareholders Agreement at any time such shareholder group ceases to beneficially own more than 5% of the outstanding common stock of the Surviving Corporation and, upon withdrawal, the provisions of the agreement shall automatically terminate with respect to such shareholder group, except for the provisions relating to the Initial Lock-up Period and the registration rights indemnification, which in each case shall survive any such termination. Contemporaneously with entering the Shareholders Agreement, the DG Shareholders entered into a letter agreement with Quintiles obligating the DG Shareholders to the same transfer restrictions applicable to the other parties to the Shareholders Agreement.

The foregoing summary of the Shareholders Agreement is not complete and is qualified in its entirety by reference to the full text of the Shareholders Agreement, which is filed as Exhibit 10.4 to Quintiles’ Current Report on Form 8-K filed May 3, 2016 and incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 213.

THE VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, Dr. Gillings, the Bain Shareholders and the TPG-Q Funds, who as of the Quintiles record date beneficially owned approximately 10.7%, 8.3% and 6.0% of the Quintiles common stock outstanding, respectively, and the TPG-I Funds, the CPP Shareholder, and the LPG Shareholders, who as of the IMS Health record date beneficially owned approximately 33.6%, 14.1% and 5.8% of IMS Health common stock outstanding, respectively, each entered into a voting agreement with IMS Health and Quintiles, as applicable, pursuant to which, among other things, each Quintiles Sponsor Shareholder and IMS Health Sponsor Stockholder agreed to support the transactions contemplated by the merger agreement, including the merger, by voting the portion of the shares of Quintiles common stock and IMS Health common stock, as applicable, over which such Quintiles Sponsor Shareholder or IMS Health Sponsor Stockholder, as applicable, has the power to vote (i) in favor of the merger and any other matter that is required to facilitate the merger and/or the other transactions contemplated by the merger agreement, and (ii) against any other acquisition proposal or any other action, agreement or proposal that could reasonably be expected to impede, interfere with, delay, postpone, frustrate, prevent, nullify or adversely affect the merger or any of the transactions contemplated by the merger agreement. In addition, each such Quintiles Sponsor Shareholder or IMS Health Sponsor Stockholder granted IMS Health or Quintiles, respectively, an irrevocable proxy to vote such shares in accordance with the terms of the voting agreement.

Each Quintiles Sponsor Shareholder and IMS Health Sponsor Stockholder has agreed under the voting agreements, among other things, that it will not, and will not authorize or permit certain of its affiliates or representatives, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate the making of any acquisition proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any information with respect to, or otherwise cooperate in any way with, any acquisition proposal.

The voting agreements will terminate upon the earliest of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, (iii) written notice of termination of the voting agreement by IMS Health or Quintiles, as applicable, to such stockholder, (iv) the entry into any amendment or modification of the merger agreement without the prior written consent of such stockholder or any waiver of any of IMS Health’s or Quintiles’ rights under the merger agreement, in each case, which (x) results in a change in the amount or form of the merger consideration, (y) results in an extension of the March 31, 2017 outside date under the merger agreement or (z) is materially adverse to any of the Quintiles Sponsor Shareholders or IMS Health Sponsor Stockholders, as applicable and (v) the date on which the Quintiles board of directors or the IMS Health board of directors, as applicable, effects a change of recommendation with respect to the merger.

The foregoing description of the voting agreements is not complete and is qualified in its entirety by reference to the full text of the voting agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 of Quintiles’ Current Report on Form 8-K filed May 3, 2016 and Exhibits 10.1, 10.2 and 10.3 of IMS Health’s Current Report on Form 8-K/A filed May 5, 2016 and incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 213.

THE LETTER AGREEMENTS

In connection with the merger, the DG Shareholders have entered into a letter agreement with Quintiles (the “DG letter agreement”) pursuant to which they have agreed that (i) for 90 days following the completion of the merger, the DG Shareholders will not transfer any common stock of the Surviving Corporation, and (ii) following such period, until the earlier of (1) the day after the Surviving Corporation’s 2021 annual meeting of stockholders (2) the date that the DG Shareholders, together with their affiliates, cease to own at least 2.5% of the outstanding common stock of the Surviving Corporation or (3) the date on which the DG Shareholders have withdrawn from the Shareholders Agreement in accordance with its terms, neither the DG Shareholders nor their affiliates will transfer more than 1% of the outstanding common stock of the Surviving Corporation in any calendar quarter or transfer any shares of the outstanding common stock of the Surviving Corporation to a third party that, to such shareholder’s knowledge, as a result of such transfer would own 10% or more of the outstanding common stock of the Surviving Corporation, in each case except for certain pledges, transfers to permitted transferees and certain transfers in connection with underwritten public offerings.

In connection with the merger, Mr. Bousbib has entered into a letter agreement with Quintiles (together with the DG letter agreement, the “letter agreements”) pursuant to which he has agreed that for 90 days following the completion of the merger, neither he nor his affiliates will transfer any common stock of the Surviving Corporation.

The foregoing summary of the letter agreements is not complete and is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibit 10.5 and 10.6, respectively, to Quintiles’ Current Report on Form 8-K filed May 3, 2016 and incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page 213.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the anticipated material United States federal income tax consequences of the merger generally applicable to United States Holders (as defined below) of IMS Health who hold IMS Health common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion constitutes the tax opinions of Bryan Cave LLP, tax counsel to Quintiles, and Weil, Gotshal & Manges LLP, tax counsel to IMS Health, as to the material United States federal income tax consequences of the merger to the United States holders of IMS Health common stock. This summary description deals only with the United States federal income tax consequences of the merger. No information is provided regarding the tax consequences of the merger under state, local, gift, estate, foreign or other tax laws. This is not intended to be a complete description of all the United States federal income tax consequences of the merger to a particular shareholder in light of such shareholder’s particular circumstances or to a shareholder subject to special treatment under United States federal income tax laws, such as:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or entities treated as partnerships for United States federal income tax purposes (or an investor who holds common stock through an S corporation or entities treated as partnerships for United States federal income tax purposes);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of common stock that received such common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a United States Holder (as defined below);

•	a person that has a functional currency other than the United States dollar; or

•	a holder that holds common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of IMS Health or Quintiles. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances. This discussion is based upon, and subject to, the Internal Revenue Code, the treasury regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. Stockholders are urged to consult a tax advisor regarding the tax consequences of the merger.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of IMS Health common stock that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (including an entity treated as a corporation) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) such trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes or (4) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds common stock generally will depend on the status of the partner and the activities of the partnership. Partnerships holding common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger to them.

Qualification of the Merger as a Reorganization

The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Quintiles’ obligation to complete the merger that Quintiles receive an opinion from Bryan Cave LLP, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to IMS Health’s obligation to complete the merger that IMS Health receive an opinion from Weil, Gotshal & Manges LLP, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The opinions regarding the merger will not address any state, local or foreign tax consequences of the merger or any federal tax consequences (including federal income tax consequences) other than those specifically addressed therein. These opinions will be based on representation letters provided by IMS Health and Quintiles and on customary factual assumptions. The opinions will not be binding on the Internal Revenue Service. IMS Health and Quintiles have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

As discussed above, the merger agreement provides that each share of IMS Health common stock outstanding immediately prior to the effective time will be converted into the right to receive .3840 shares of Surviving Corporation common stock.

Tax Implications to United States Holders

The following discussion summarizes the material United States. federal income tax consequences of the merger to United States Holders assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for Surviving Corporation Common Stock. No gain or loss will be recognized by United States Holders upon the exchange of shares of IMS Health common stock solely for shares of Surviving Corporation common stock pursuant to the merger, except with respect to cash received in lieu of the issuance of a fractional share of Surviving Corporation common stock (as discussed below).

Exchange of Cash in Lieu of Fractional Share. If you receive cash instead of a fractional share of Surviving Corporation common stock, you will be treated as having received the fractional share of Surviving Corporation common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Surviving Corporation common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of the fractional share and your aggregate adjusted tax basis of the IMS Health common stock allocable to your fractional share of Surviving Corporation common stock, determined as described below. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares of IMS Health common stock surrendered therefor is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Basis of Surviving Corporation Common Stock Received in the Merger. The aggregate tax basis in the shares of Surviving Corporation common stock that you receive in the merger, including any fractional share interests deemed received and sold for cash as described above, will equal your aggregate adjusted tax basis in the IMS Health common stock you surrender.

Holding Period of Surviving Corporation Common Stock Received in the Merger. The holding period for any Surviving Corporation common stock received in the merger will include the holding period of the IMS Health common stock surrendered in the exchange.

Backup Withholding and Information Reporting

In general, if you are a non-corporate United States Holder of IMS Health common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive in connection with the merger. You generally will not be subject to backup withholding, however, if (i) you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules, or (ii) provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld from payments to United States Holders of IMS Health common stock under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your applicable United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service. United States Holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, IMS Health stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of non-United States, federal state, local, and other applicable tax laws, and the effect of any proposed changes in the tax laws.

ACCOUNTING TREATMENT

The merger will be accounted for using the acquisition method of accounting with Quintiles considered the acquirer of IMS Health. Quintiles will record assets acquired, including identifiable intangible assets, and liabilities assumed from IMS Health at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 3 of the “Quintiles Unaudited Pro Forma Condensed Combined Financial Statements—Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 139) over the net fair value of such assets and liabilities will be recorded as goodwill.

QUINTILES UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the merger in which IMS Health will merge with and into Quintiles in a “merger of equals.” The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the merger had occurred on June 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2016 and the year ended December 31, 2015 are presented as if the merger had occurred on January 1, 2015, the beginning of the earliest period presented. The unaudited pro forma financial information is based on the historical consolidated financial statements of Quintiles and IMS Health, and the assumptions and adjustments set forth in the accompanying explanatory notes.

The unaudited pro forma financial information for the merger has been developed from and should be read in conjunction with the Quintiles and IMS Health unaudited interim condensed consolidated financial statements contained in the Quintiles and IMS Health Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2016, respectively, and the Quintiles audited consolidated financial statements contained in the Quintiles Annual Report on Form 10-K for the year ended December 31, 2015 and the IMS Health audited consolidated financial statements contained in the IMS Health Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference into this joint proxy statement/prospectus. For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2016, the acquired IMS Health assets, including identifiable intangible assets, and liabilities assumed have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The estimated fair values assigned in this unaudited pro forma financial information are preliminary and represent Quintiles’ current best estimate of fair value and are subject to revision. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Surviving Corporation would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

Upon closing of the merger, each share of IMS Health common stock will be converted into 0.3840 of a share of Surviving Corporation common stock. This exchange ratio will not be adjusted for changes in the market price or number of shares outstanding of either Quintiles common stock or IMS Health common stock between the date of signing the merger agreement and completion of the merger. For purposes of this unaudited pro forma financial information, giving effect to the exchange ratio described above, the estimated aggregate consideration to complete the merger would have been $9.9 billion based upon a per share price of $76.56, the closing price of Quintiles common stock on August 8, 2016 and 329 million shares of IMS Health common stock outstanding as of June 30, 2016. The purchase price also includes the estimated fair value of $251 million for vested (based on a graded vesting attribution model) IMS Health equity awards that will be issued in respect of the equity awards held by employees of IMS Health that will be exchanged for Surviving Corporation equity awards. The accounting standards require that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a total consideration that is different from the amount presented in this unaudited pro forma financial information. Based on the 329 million shares of IMS Health common stock outstanding as of June 30, 2016 and the exchange ratio, each dollar increase (decrease) in the per share price of the Quintiles common stock will result in an $126 million increase (decrease) in the total consideration for the merger, substantially all of which Quintiles expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the merger. The number of outstanding shares of IMS Health common stock will change prior to the closing of the merger due to transactions in the normal course of business, including the vesting and/or exercise of outstanding IMS Health equity awards. This change is not expected to have a material effect on this unaudited pro forma financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2016

(in millions)

	Quintiles	IMS Health	Pro Forma Adjustments	Notes		Pro Forma Surviving Corporation
ASSETS
Current assets:
Cash and cash equivalents	$956	$368	$—			$1,324
Trade accounts receivable and unbilled services, net	1,257	557	—			1,814
Other current assets and receivables	224	218	—			442

Total current assets	2,437	1,143	—			3,580

Property and equipment, net	190	175	—			365
Goodwill	717	3,917	5,111	4	(d)	9,745
Other identifiable intangibles, net	353	2,575	4,533	4	(c)	7,461
Deposits and other assets	266	129	—			395

Total assets	$3,963	$7,939	$9,644			$21,546

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$942	$709	$26	4	(e)	$1,677
Unearned income	609	233	(60)	4	(g)	782
Current portion of long-term debt and obligations held under capital leases	49	82	—			131

Total current liabilities	1,600	1,024	(34)			2,590
Long-term debt and obligations held under capital leases, less current portion	2,398	4,417	66	4	(f)	6,881
Deferred income taxes	13	549	1,454	4	(h)	2,016
Other liabilities	181	203	—			384

Total liabilities	4,192	6,193	1,486			11,871

Shareholders’ (deficit) equity:
Common stock and additional paid-in capital, net of treasury stock	1	1,701	8,223	4	(i)	9,925
(Accumulated deficit) retained earnings	(320)	275	(295)	4	(g)(i)(j)	(340)
Accumulated other comprehensive loss	(139)	(230)	230	4	(i)	(139)

(Deficit) equity attributable to controlling interests	(458)	1,746	8,158			9,446
Non-controlling interests	229	—	—			229

Total shareholders’ (deficit) equity	(229)	1,746	8,158			9,675

Total liabilities and shareholders’ (deficit) equity	$3,963	$7,939	$9,644			$21,546

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2016

(in millions, except per share data)

	Quintiles	IMS Health	Reclassifications 4(a)	Pro Forma Adjustments	Notes	Pro Forma Surviving Corporation
Service revenues	$2,275	$1,576	$—	$(2)	4(b)	$3,849
Reimbursed expenses	768	—	—	—		768

Total revenues	3,043	1,576	—	(2)		4,617
Costs of revenue	1,441	797	32	174	4(c)(j)	2,444
Costs of revenue, reimbursed expenses	768	—	—	—		768
Selling, general and administrative	476	345	143	47	4(b)(c)(e)(j)	1,011
Depreciation and amortization	—	175	(175)	—		—
Restructuring costs	28	67	(2)	—		93
Impairment charges	—	—	2	—		2

Income from operations	330	192	—	(223)		299
Interest income	(1)	(2)	—	—		(3)
Interest expense	48	93	—	(6)	4(f)	135
Other expense, net	2	7	—	—		9

Income before income taxes and equity in losses of unconsolidated affiliates	281	94	—	(217)		158
Income tax expense	80	27	—	(81)	4(h)	26

Income before equity in losses of unconsolidated affiliates	201	67	—	(136)		132
Equity in losses of unconsolidated affiliates	(1)	—	—	—		(1)

Net income	200	67	—	(136)		131
Net income attributable to non-controlling interests	(7)	—	—	—		(7)

Net income attributable to controlling interests	$193	$67	$—	$(136)		$124

Earnings per share attributable to common shareholders:
Basic	$1.62	$0.20				$0.51
Diluted	$1.59	$0.20				$0.50
Weighted average common shares outstanding:
Basic	119	329		(203)	4(l)	245
Diluted	121	336		(207)	4(l)	250

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2015

(in millions, except per share data)

	Quintiles	IMS Health	Reclassifications 4(a)	Pro Forma Adjustments	Notes		Pro Forma Surviving Corporation
Service revenues	$4,326	$2,921	$—	$(3)	4	(b)	$7,244
Reimbursed expenses	1,412	—	—	—			1,412

Total revenues	5,738	2,921	—	(3)			8,656
Costs of revenue	2,725	1,416	60	361	4	(c)(j)	4,562
Costs of revenue, reimbursed expenses	1,412	—	—	—			1,412
Selling, general and administrative	921	712	281	(27)	4	(b)(c)(j)	1,887
Depreciation and amortization	—	341	(341)	—			—
Restructuring costs	31	77	—	—			108
Impairment charges	2	11	—	—			13

Income from operations	647	364	—	(337)			674
Interest income	(4)	(3)	—	—			(7)
Interest expense	102	169	—	(10)	4	(f)	261
Loss on extinguishment of debt	8	—	—	—			8
Other expense (income), net	2	(19)	—	—			(17)

Income before income taxes and equity in earnings of unconsolidated affiliates	539	217	—	(327)			429
Income tax expense (benefit)	159	(200)	—	(123)	4	(h)	(164)

Income before equity in earnings of unconsolidated affiliates	380	417	—	(204)			593
Equity in earnings of unconsolidated affiliates	8	—	—	—			8

Net income	388	417	—	(204)			601
Net income attributable to noncontrolling interests	(1)	—	—	—			(1)

Net income attributable to controlling interests	$387	$417	$—	$(204)			$600

Earnings per share attributable to common shareholders:
Basic	$3.15	$1.26					$2.41
Diluted	$3.08	$1.23					$2.36
Weighted average common shares outstanding:
Basic	123	331		(205)	4	(l)	249
Diluted	126	339		(211)	4	(l)	254

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Merger

On May 3, 2016, Quintiles entered into a merger agreement with IMS Health. If the merger agreement is approved and the other conditions to completing the merger are satisfied or waived, IMS Health will merge with and into Quintiles in a “merger of equals,” with Quintiles continuing as the Surviving Corporation and the separate corporate existence of IMS Health ceasing. Upon completion of the merger, each share of IMS Health common stock outstanding immediately before the merger will be converted into the right to receive 0.3840 of a share of Surviving Corporation common stock. This exchange ratio will not be adjusted for changes in the market price or number of shares outstanding of either Quintiles common stock or IMS Health common stock between the date of signing the merger agreement and completion of the merger. See “The Merger” beginning on page 49 for more information.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements give effect to the merger in which IMS Health will merge with and into Quintiles. The unaudited pro forma financial information is based on the historical consolidated financial statements of Quintiles and IMS Health, and the assumptions and adjustments set forth in these notes. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Surviving Corporation would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

On April 1, 2015, IMS Health completed the acquisition of certain client relationship management and strategic data businesses of Cegedim, SA at a price of €413 million (or $445 million). Accordingly, the acquired assets and liabilities are already reflected in the unaudited pro forma balance sheet. Amounts related to the pro forma statement of income for the period prior to the acquisition were not material and are not presented in the pro forma statements of income.

Merger-related pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial information is presented for informational purposes only and is based on available information and assumptions that Quintiles believes are reasonable.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or revenue synergies that could result from the merger.

The merger will be accounted for using the acquisition method of accounting with Quintiles considered the accounting and legal acquirer. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between Quintiles and IMS Health, due diligence efforts and information available in public filings. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the IMS Health assets acquired and liabilities assumed have not been completed. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include property and equipment, identifiable intangible assets, unearned income and debt obligations. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income tax liabilities, which could be material.

The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the merger had occurred on June 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2016 and the year ended December 31, 2015 are presented as if the merger had occurred on January 1, 2015, the beginning of the earliest period presented.

3. Preliminary Purchase Consideration

The fair value of the merger consideration, or the purchase price, in the unaudited pro forma financial information is estimated to be approximately $9.9 billion. This amount was derived based on the 329 million shares of IMS common stock outstanding on June 30, 2016, the exchange ratio and a per share price of $76.56, which represents the closing price of Quintiles common stock on August 8, 2016. The actual number of shares of Surviving Corporation common stock issued to IMS Health stockholders upon closing of the merger will be based on the actual number of shares of IMS Health common stock outstanding when the merger closes, and the valuation of those shares will be based on the per share price of Quintiles common stock at that time. IMS Health equity awards held by current employees and certain members of the IMS Health board of directors will be converted into Surviving Corporation equity awards after giving effect to the exchange ratio. The terms of these awards, including vesting provisions, will be substantially consistent to those of the historical IMS Health equity awards. The fair value of vested IMS Health equity awards will be considered part of the purchase price. Accordingly, the purchase price includes estimated fair values for IMS Health equity awards of $251 million.

The following table presents the preliminary purchase price as if the merger had closed on June 30, 2016 (in millions, except per share data):

Outstanding shares of IMS Health common stock as of June 30, 2016	329
Exchange ratio	0.3840

Shares of Surviving Corporation to be issued	126

Price per share as of August 8, 2016	$76.56
Fair value of Surviving Corporation common stock to be issued	$9,673
Fair value of vested IMS Health equity awards exchanged for Surviving Corporation equity awards	251

$9,924

The following table presents the preliminary allocation of purchase price to the assets to be acquired and liabilities to be assumed in the merger (in millions):

Assets acquired:
Cash and cash equivalents	$368
Accounts receivable and unbilled services, net	557
Other current assets and receivables	218
Property and equipment	175
Goodwill	9,028
Other identifiable intangibles	7,108
Deposits and other assets	129
Liabilities assumed:
Accounts payable, accrued expenses and other liabilities	(709)
Unearned income	(173)
Current portion of long-term debt and obligations held under capital leases	(82)
Long-term debt and obligations held under capital leases	(4,483)
Deferred income taxes	(2,009)
Other long-term liabilities	(203)

Net assets acquired	$9,924

Upon completion of the fair value assessment following the merger, Quintiles anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed within a one-year measurement period from the acquisition date will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill, which could be material.

4. Merger-Related Pro Forma Adjustments

The unaudited pro forma financial information reflects the following adjustments related to the merger:

(a)	Conforming reclassifications. Certain reclassifications have been made to amounts in the IMS Health statements of income to conform to Quintiles’ presentation, primarily to reclassify depreciation and amortization expense.

(b)	Eliminations. Adjustment of $2 million and $3 million reduction to revenues and selling, general and administrative expenses to eliminate transactions between Quintiles and IMS Health related to Quintiles’ purchase of IMS Health data for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively.

(c)	Intangible assets. Adjustments reflect the estimated fair values of IMS Health’s identifiable intangible assets. The primary assets include client relationships, software and databases, the IMS Health trade name and product trademarks.

The following tables summarizes information about the other identifiable intangible assets (in millions, except useful life information):

		Useful Life
Client relationships	$4,010	30 years
Product trademarks	200	10 years
Trade name	870	Indefinite
Software	220	7 years
Databases	1,808	5 years

Total fair value of intangibles	7,108

Less: IMS Health historical intangibles	2,575

Pro forma adjustment to intangibles	$4,533

The client relationships fair value was estimated using the excess earnings approach which is a hybrid of the income-based and cost-based methodologies and includes an estimate of how long the client will remain a client following the merger which was based upon IMS Health’s historical client attrition rates and a discount rate reflecting the risks inherent in the excess earnings approach. The amortization adjustment for the client relationships asset reflects an accelerated recognition methodology and is based on the expected net cash flows from the acquired IMS Health clients.

The product trademarks and the trade name fair values were estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The trade name is an indefinite-lived intangible asset and will not be amortized but evaluated for impairment annually, or more frequently if events or circumstances indicate an impairment. The amortization adjustment for the product trademarks asset reflects an accelerated recognition methodology which is based on the hypothetical net cash flows from the acquired product trademarks.

The software fair value was estimated using an income-based methodology referred to as the relief-from-royalty method. This method makes use of market participant assumptions regarding the estimated future use of these assets, the hypothetical royalty payments that a market participant would be required to pay if it did not already own these assets, and a discount rate reflecting the risks inherent in the income generation of these assets. The amortization adjustment for the software asset reflects an accelerated recognition methodology which is based on the hypothetical net cash flows from the software.

The databases fair value was estimated using a cost-based methodology based on the historical costs of obtaining the databases and processing costs, estimates of the useful life of the databases, and other relevant characteristics. The amortization adjustment for the databases is on a straight-line basis over the estimated useful life.

The amortization of the software and databases intangible assets are reflected in costs of revenues. The amortization of client relationships and product trademarks are reflected in selling, general and administrative expenses. For the six months ended June 30, 2016, amortization expense in costs of revenue was $192 million and amortization expense in selling, general and administrative expenses was $188 million. For the year ended December 31, 2015, amortization expense in costs of revenues was $393 million and amortization expense in selling, general and administrative expenses was $225 million. Costs of revenue and selling, general and administrative expenses were further adjusted by $18 million and $131 million, respectively, for the six months ended June 30, 2016, and by $35 million and $263 million, respectively, for the year ended December 31, 2015, to eliminate the amortization of intangible assets recorded in IMS Health’s historical Statements of Comprehensive Income (Loss).

(d)	Goodwill. Adjustment to record goodwill resulting from the merger net of elimination of IMS Health’s historical goodwill. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. Goodwill is not amortized but evaluated for impairment annually, or more frequently if events or changes in circumstances indicate an impairment.

(e)	Transaction-related costs. Adjustment to record liabilities of $26 million for advisory, accounting and legal costs expected to be incurred post-closing related to the merger with a corresponding adjustment, net of income taxes to the Surviving Corporation’s stockholders’ equity.

(f)	Long-term debt and obligations held under capital leases. Adjustments to long-term debt to eliminate IMS Health’s unamortized debt issuance costs and original issue discount. The estimated fair value of IMS Health’s long-term debt approximated its principal amount. Interest expense was adjusted to reflect the elimination of amortization of IMS Health’s previously deferred debt issuance costs and debt discount of $6 million and $10 million for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively.

Concurrent with the execution of the merger agreement, IMS Health entered into a commitment letter with the Initial Lenders to provide IMS Health with senior secured incremental credit facilities in an aggregate principal amount of up to $1,250 million to primarily refinance Quintiles’ existing credit agreement immediately prior to the effective time of the merger. IMS Health plans to fund the refinancing from a combination of senior secured incremental credit facilities and/or a private placement or public offering of senior secured and/or unsecured notes, as described in the section entitled “The Merger— Financing in Connection with the Merger and Indebtedness Following the Merger” beginning on page 106. IMS Health is under no obligation to borrow under the commitment letter nor is any planned refinancing required to consummate the merger or as a result of any covenants in existing senior secured credit facilities of either party to the merger. As a result, any refinancing, if it occurs, is not directly as a result of the merger and no pro forma adjustment is provided.

(g)	Unearned income. Adjustments to reflect fair value of the assumed performance obligation using a cost build-up approach. The cost build-up approach is based on a market participant‘s estimate of the costs that will be incurred to fulfill the obligation plus a normal profit margin for the level of effort or assumption of risk by the acquirer after the acquisition date. The unearned income adjustment will be recorded as a reduction to revenues over the period that the underlying performance obligation is satisfied which is expected to be less than 12 months.

(h)	Income taxes. Adjustments to record the deferred income tax impact of acquisition accounting adjustments primarily related to intangible assets, unearned income and share-based compensation. The incremental deferred income tax liabilities were calculated based on the income tax effect of the step-up in book basis of the net assets of IMS Health, excluding the amount attributable to goodwill, using an estimated statutory tax rate of 35%. The income tax expense impact of the pro forma adjustments was determined by applying an estimated statutory tax rate of 35% to the pre-tax amount of the merger related pro forma adjustments. This estimate of deferred income tax assets and liabilities primarily reflects the United States statutory tax rate as the majority of the assets reside within that jurisdiction. The tax adjustments could change based upon Quintiles’ final determination of the fair value of assets acquired and liabilities assumed and the statutory tax rate in the jurisdictions where the fair values are expected to occur.

(i)	Stockholders’ equity. Adjustment to eliminate all IMS Health’s stockholders’ equity, including common stock (net of treasury stock), additional paid in capital, accumulated other comprehensive loss, net and retained earnings. Stockholders’ equity was further adjusted to reflect the issuance of Surviving Corporation common stock in the merger. Transaction costs, net of a $6 million deferred income tax benefit, were adjusted to accumulated deficit.

(j)	Share-based compensation. At completion, IMS Health equity awards will be converted into Surviving Corporation equity awards after giving effect to the exchange ratio. Share-based compensation expense, following the completion of the merger, will reflect the fair value of the awards as of the completion date for the portion that was allocated to post-combination services. Adjustments of $3 million and $16 million to record incremental compensation expense related to converted unvested IMS Health equity awards and the impact of using the graded vesting attribution model for the six months ended June 30, 2016 and the year ended December 31, 2015, respectively. For the year ended December 31, 2015, these adjustments increased costs of revenue by $3 million and selling, general and administrative expenses by $13 million.

(k)	Fair value of cash, receivables and other assets and liabilities. Fair value is assumed to equal IMS Health’s historical carrying value due to either the liquid nature or short duration of the asset or liability, or based upon overall immateriality to the purchase price allocation.

(l)	Earnings per share. The pro forma combined basic and diluted earnings per share for the six months ended June 30, 2016 and the year ended December 31, 2015, are calculated as follows (in millions, except per share data):

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
Pro forma net income attributable to controlling interests	$125	$600

Basic weighted average Quintiles shares outstanding	119	123
IMS Health shares converted to Surviving Corporation shares (1)	126	126

Pro forma basic weighted average shares outstanding	245	249
Dilutive effect of equity awards:
Quintiles equity awards	2	2
IMS Health equity awards converted to Survivor Corporation equity awards (1)	3	3

Pro forma diluted weighted average shares outstanding	250	254

Pro forma basic earnings per share	$0.51	$2.41
Pro forma diluted earnings per share	$0.50	$2.36

(1)	Represents the estimated number of shares of Surviving Corporation common stock to be issued to IMS Health shareholders based on IMS Health’s historical basic and diluted shares outstanding, after giving effect to the exchange ratio, for the six months ended June 30, 2016 and the year ended December 31, 2015.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Quintiles

Quintiles common stock is currently traded on the NYSE under the symbol “Q.” As of the Quintiles record date of August 12, Quintiles had approximately 32 shareholders of record. The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Quintiles common stock. The closing price of Quintiles common stock was $69.10 per share on May 2, 2016, the last trading day before public announcement of the merger.

	High	Low
2016
First Quarter	$67.92	$55.01
Second Quarter	71.44	61.21
Third Quarter (through August 12, 2016)	78.86	65.01

2015
First Quarter	$69.97	$56.46
Second Quarter	73.82	63.63
Third Quarter	80.45	67.47
Fourth Quarter	72.68	63.62

2014
First Quarter	$55.00	$45.25
Second Quarter	53.55	46.27
Third Quarter	58.89	53.03
Fourth Quarter	60.79	51.09

Quintiles does not currently intend to pay dividends on its common stock, and no dividends were declared or paid in 2015 or 2014. However, Quintiles expects to reevaluate its dividend policy on a regular basis going forward and may, subject to compliance with the covenants contained in its credit facilities and other considerations, determine to pay dividends in the future. The declaration, amount and payment of any future dividends on shares of its common stock will be at the sole discretion of its board of directors, which may take into account general and economic conditions, its financial condition and results of operations, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by it to its shareholders or by its subsidiaries to it, and any other factors that its board of directors may deem relevant. Quintiles’ long-term debt arrangements contain usual and customary restrictive covenants that, among other things, place limitations on its ability to declare dividends.

IMS Health

IMS Health common stock is currently traded on the NYSE under the symbol “IMS.” As of the IMS Health record date of August 12, IMS Health had approximately 37 shareholders of record. The following table sets forth, for the periods indicated, the high and low reported sale prices per share of IMS Health common stock, and cash dividends declared per share of IMS Health common stock. The closing price of IMS Health common stock was $26.87 per share on May 2, 2016, the last trading day before public announcement of the merger.

	High	Low
2016
First Quarter	$26.71	$22.36
Second Quarter	27.30	23.71
Third Quarter (through August 12, 2016)	30.53	25.30

2015
First Quarter	$27.18	$24.47
Second Quarter	32.18	26.68
Third Quarter	33.51	27.05
Fourth Quarter	31.59	25.22

2014
Second Quarter (from April 4 on)	$26.56	$21.63
Third Quarter	28.48	25.23
Fourth Quarter	26.68	23.58

IMS Health’s board of directors declared a cash dividend on its common stock of $2.60 per share in 2013. Its board of directors did not pay a dividend on its common stock in 2015 or 2014 and does not currently intend to pay dividends on its common stock in the foreseeable future. However, IMS Health expects to reevaluate its dividend policy on a regular basis and may, subject to compliance with the covenants contained in its credit facilities and other considerations, determine to pay dividends in the future. The declaration, amount and payment of any future dividends on shares of its common stock will be at the sole discretion of its board of directors, which may take into account general and economic conditions, its financial condition and results of operations, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by IMS Health to its stockholders or by its subsidiaries to it, and any other factors that its board of directors may deem relevant. IMS Health’s long-term debt arrangements contain usual and customary restrictive covenants that, among other things, place limitations on its ability to declare dividends.

Comparative Per Share Market Price Information

The following table sets forth the closing price per share of Quintiles common stock and of IMS Health common stock as of May 2, 2016, the last trading day prior to the public announcement of the merger, and August 12, 2016, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration for each share of IMS Health common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Quintiles common stock on the relevant date by the exchange ratio of 0.3840.

	Quintiles Common Stock	IMS Health Common Stock	Implied Per Share Value of Merger Consideration
May 2, 2016	$69.10	$26.87	$26.53
August 12, 2016	$76.40	$29.54	$29.34

The market prices of shares of Quintiles common stock and IMS Health common stock have fluctuated since the date of the announcement of the merger and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Quintiles special meeting, the IMS Health special meeting and the date the merger is completed, and the market price of shares of Surviving Corporation common stock will continue to fluctuate after the completion of the merger. No assurance can be given concerning the market prices of Quintiles common stock or IMS Health common stock before the completion of the merger or the Surviving Corporation common stock after the completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Quintiles common stock (and therefore the value of the merger consideration) when received by IMS Health stockholders after the completion of the merger could be greater than, less than or the same as shown in the table above. Accordingly, Quintiles shareholders and IMS Health stockholders are advised to obtain current market quotations for Quintiles common stock and IMS Health common stock when considering whether to vote for adoption of the merger agreement.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF QUINTILES

The following table sets forth information with respect to the beneficial ownership of Quintiles’ common stock as of July 31, 2016 by (i) each of Quintiles’ directors, (ii) each of Quintiles’ named executive officers, (iii) all of Quintiles’ directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known to Quintiles to beneficially own more than 5% of the outstanding shares of Quintiles common stock.

Except as otherwise indicated, to the knowledge of Quintiles, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the address for each of the named individuals is 4820 Emperor Blvd., Durham, North Carolina 27703.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of stock options held by the respective person or group that may be exercised within 60 days of July 31, 2016. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options exercisable within 60 days after July 31, 2016 are reflected in the table below and included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages of shares outstanding provided in the table are based on a total of 118,710,745 shares of its common stock outstanding on July 31, 2016.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
	Number	Percent
5% or Greater Shareholders
Parties to the existing Shareholders Agreement (1)	29,881,714	25.2%
Dr. Dennis B. Gillings, CBE, and affiliates (2)	12,807,163	10.8%
Bain Capital and related funds (3)	9,944,017	8.4%
TPG-Q Funds (4)	7,130,534	6.0%
The Vanguard Group (5)	6,938,733	5.8%
Winslow Capital Management, LLC (6)	6,425,565	5.4%
Directors and Executive Officers
Thomas H. Pike (7)	877,160	*
Kevin K. Gordon (8)	256,600	*
Michael R. McDonnell	—	—
James H. Erlinger III (9)	79,000	*
John P. Connaughton (10)	—	—
Jonathan J. Coslet (11)	—	—
Michael J. Evanisko (12)	87,432	*
Jack M. Greenberg (13)	104,424	*
John M. Leonard, M.D. (14)	9,877	*
Annie H. Lo	502	*
Leonard D. Schaeffer (15)	227,932	*
All directors and executive officers as a group (12 individuals) (16)	13,410,412	11.2%

*	Less than 1%
(1)	Includes shares of common stock outstanding as of July 31, 2016 directly held by the following persons who are parties to the existing Shareholders Agreement: Dr. Gillings, Dr. Gillings’ daughter, the GFEF Limited Partnership, the Dennis and Mireille Gillings Foundation, GF Investment Associates LP, the Bain Capital Entities and the TPG-Q Funds (each as defined below).

(2)	Includes 11,542,230 shares held directly by Dr. Gillings and the following shares over which Dr. Gillings may be deemed to exercise shared voting and investment control: (a) 121,699 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner and (b) 103,556 shares held by the Dennis and Mireille Gillings Foundation, of which Dr. Gillings is the president and director. Dr. Gillings disclaims beneficial ownership of all shares held by the Dennis and Mireille Gillings Foundation and the GFEF Limited Partnership, except to the extent of his pecuniary interest therein. Certain shares held directly by Dr. Gillings have been pledged as security for a personal loan. The table also includes the following shares over which Susan Gillings Gross (Dr. Gillings’ daughter) may be deemed to have beneficial ownership: (a) 39,678 shares held directly by Ms. Gross and (b) 1,000,000 shares held by GF Investment Associates LP, which is managed by Ms. Gross. Ms. Gross disclaims beneficial ownership of the shares held by GF Investment Associates LP, except to the extent of her pecuniary interest therein.
(3)	Bain Capital and related funds beneficially own 9,944,017 shares, consisting of (a) 9,918,232 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, whose general partner is Bain Capital Investors, LLC, or BCI, (b) 24,395 shares of common stock held by BCIP TCV, LLC, or BCIP TCV, whose administrative member is BCI and (c) 1,390 shares of common stock held by BCIP Associates—G, or BCIP—G, whose managing partner is BCI. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Integral Investors, BCIP TCV and BCIP—G (collectively, the “Bain Capital Entities”). The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board, or GPEB, which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross Loh, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, MA 02116.
(4)	The TPG-Q Funds beneficially own 7,130,534 shares, consisting of (a) 6,775,964 shares held by TPG Quintiles Holdco II, L.P., a Delaware limited partnership, or Holdco II, whose general partner is TPG Advisors V, Inc., a Delaware corporation and (b) 354,570 shares held by TPG Quintiles Holdco III, L.P. a Delaware limited partnership, or Holdco III, whose general partner is TPG Biotech Advisors, Inc., a Delaware corporation. Holdco II and Holdco III are collectively referred to as the TPG-Q Funds. David Bonderman and James G. Coulter are officers and sole shareholders of each of TPG Advisors V, Inc. and TPG Biotech Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG-Q Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG-Q Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors V, Inc., TPG Biotech Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(5)	As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 10, 2016, which reported holdings as of December 31, 2015. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 90,236 shares, shared voting power with respect to 11,500 shares, sole dispositive power with respect to 6,834,797 shares, and shared dispositive power with respect to 103,936 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	As reported by Winslow Capital Management, LLC in a Schedule 13G filed with the SEC on February 10, 2016, which reported holdings as of December 31, 2015. The Schedule 13G states that Winslow Capital Management, LLC has sole voting and dispositive power with respect to 1,608,253 shares and shared voting and dispositive power with respect to 4,169,750 shares. The principal business address of Winslow Capital Management, LLC is 4720 IDS Tower, 80 South Eighth Street, Minneapolis, MN 55402.
(7)	Consists of 38,580 shares purchased by Mr. Pike in May 2012 and 838,580 shares of common stock underlying stock options exercisable within 60 days of July 31, 2016.
(8)	Consists of 256,600 shares of common stock underlying stock options exercisable within 60 days of July 31, 2016.

(9)	Consists of 79,000 shares of common stock underlying stock options exercisable within 60 days of July 31, 2016.
(10)	Does not include shares of common stock held by the Bain Capital Entities. Mr. Connaughton, who is one of Quintiles’ directors, is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 3 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Connaughton is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.
(11)	Mr. Coslet, who is one of Quintiles’ directors, is a Senior Partner and the Chief Investment Officer of TPG. Mr. Coslet has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG-Q Funds. The address of Mr. Coslet is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(12)	Consists of 4,274 shares of common stock issued pursuant to Quintiles’ stock incentive plans and 83,158 shares of common stock underlying stock options exercisable within 60 days of July 31, 2016.
(13)	Consists of 26,374 shares of common stock issued pursuant to Quintiles’ stock incentive plans and 78,050 shares of common stock underlying stock options exercisable within 60 days of July 31, 2016. Of these shares, 25,000 shares of common stock and 26,492 shares of common stock underlying stock options are held for the benefit of members of Mr. Greenberg’s family.
(14)	Consists of 1,033 shares of common stock issued pursuant to Quintiles’ stock incentive plan and 8,844 shares of common stock underlying stock options exercisable within 60 days of July 31, 2016.
(15)	Consists of 100,000 shares of stock held by The Schaeffer Family Revocable Trust (of which Mr. Schaeffer is a trustee), 64,824 shares of stock issued pursuant to Quintiles’ stock incentive plans held directly by Mr. Schaeffer and 63,108 shares of common stock underlying stock options exercisable within 60 days of July 31, 2016. Mr. Schaeffer disclaims beneficial ownership of the shares held by The Schaeffer Family Revocable Trust, except to the extent of his pecuniary interest therein.
(16)	Includes common stock and common stock underlying stock options exercisable within 60 days of July 31, 2016 as described in the above footnotes.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF IMS HEALTH

The following table sets forth information with respect to the beneficial ownership of IMS Health common stock as of July 31, 2016 by (i) each of IMS Health’s directors, (ii) each of IMS Health’s named executive officers, (iii) all of IMS Health’s directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known to IMS Health to beneficially own more than 5% of the outstanding shares of Quintiles common stock.

Except as otherwise indicated, to the knowledge of IMS Health, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the address for each of the named individuals is 83 Wooster Heights Road, Danbury, CT 06810.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of stock options held by the respective person or group that may be exercised and/or restricted stock units which may vest within 60 days of July 31, 2016. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options exercisable and/or restricted stock units vesting within 60 days after July 31, 2016 are reflected in the table below and included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages of shares outstanding provided in the table are based on a total of 329,500,029 shares of IMS Health common stock outstanding on July 31, 2016.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
	Number	Percent
5% or Greater Shareholders
TPG-I Funds (1)	110,731,840	33.6%
CPPIB-PHI (2)	46,456,461	14.1%
LGP Funds (3)	19,091,695	5.8%
GIC Private Limited (4)	30,730,368	9.3%
Wellington Management Group LLP (5)	24,032,912	7.3%

Directors and Executive Officers
Ari Bousbib (6)	6,640,933	2.0%
Ronald E. Bruehlman (7)	438,518	*
Robert Chu (8)	103,613	*
José Luis Fernández (9)	272,080	*
Kevin C. Knightly (10)	300,189	*
John G. Danhakl (3)	—
James A. Fasano	—
Karen L. Katen	5,417	*
Sharad S. Mansukani (11)	86,624	*
Ronald A. Rittenmeyer (12)	186,624	*
Todd B. Sisitsky (13)	—
Bryan M. Taylor (14)	—
All executive officers and directors as a group (15 individuals) (15)	8,414,261	2.5%

*	Less than 1%
(1)	The information relating to the TPG-I Funds is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership at December 31, 2015. Shares shown as beneficially owned by the TPG-I Funds include the following: (a) 46,237,965 shares of IMS Health common stock held by TPG Partners V, L.P., a Delaware limited partnership; (b) 120,959 shares of IMS Health common stock held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 97,538 shares of IMS Health common stock held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 46,273,539 shares of IMS Health common stock held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 182,921 shares of common stock held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 1,909,170 shares of IMS Health common stock held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership; and (g) 15,909,748 shares of IMS Health common stock held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG Partners VI, L.P., TPG FOF VI SPV, L.P. and TPG Biotechnology Partners III, L.P., the “TPG-I Funds”). The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG FOF VI SPV, L.P. and the managing member of TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole stockholders of each of TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG-I Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG-I Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(2)	The information relating to CPPIB-PHI is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership as of December 31, 2015. CPPIB-PHI is a wholly owned subsidiary of the Canada Pension Plan Investment Board, which therefore beneficially owns the shares held by CPPIB-PHI. All shares of the Canada Pension Plan Investment Board were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. Andrea Jeffery and Karen Rowe as authorized directors of CPPIB-PHI have authority to vote or dispose of the shares held by CPPIB-PHI. The address of each of CPPIB-PHI and Andrea Jeffery and Karen Rowe is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.
(3)

The information relating to Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) and related entities is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership at December 31, 2015. Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 14,579,471 shares of IMS Health common stock (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 4,373,491 shares of IMS Health common stock (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 138,733 shares of IMS Health common stock (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. LGP, is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. John G. Danhakl is a Director, Executive Vice

President, and Managing Partner of LGPM, and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC, a Delaware limited liability company (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as a Director, Executive Vice President, and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, McCollum, Cortas and Galashan, and Ms. Wagner may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. The address of each of the LGP Funds, and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(4)	The information concerning GIC Private Limited (“GIC”) is based solely on a Schedule 13G/A filed with the SEC on February 4, 2016, reporting beneficial ownership at December 31, 2015. GIC is a fund manager and only has two clients—the Government of Singapore (“GoS”) and the Monetary Authority of Singapore (“MAS”). Under the investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. As such, GIC has the sole power to vote and power to dispose of the 23,203,381 securities beneficially owned by it. GIC shares power to vote and dispose of 7,526,987 securities beneficially owned by it with MAS. The address of GIC is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(5)	The information concerning Wellington Management Group LLP (“Wellington Management”) is based solely on a Schedule 13G filed with the SEC on February 11, 2016, reporting beneficial ownership at December 31, 2015. This Schedule 13G reported that Wellington Management had shared voting power over 8,813,073 shares and shared dispositive power over 24,032,912 shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts, 02210.
(6)	Includes 4,000,000 shares underlying stock options and 53,937 shares underlying vested stock appreciation rights that are currently exercisable or scheduled to vest within 60 days. Also includes 923,962 shares of restricted stock that are not vested as of July 31, 2016 and are subject to forfeiture.
(7)	Includes 350,000 shares underlying stock options and 11,798 shares underlying vested stock appreciation rights that are currently exercisable or scheduled to vest within 60 days.
(8)	Includes 82,000 shares underlying stock options and 5,393 shares underlying vested stock appreciation rights that are currently exercisable or scheduled to vest within 60 days.
(9)	Includes 225,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 5,393 shares underlying vested stock appreciation rights and 21,253 notional shares held under the Defined Contribution Executive Retirement Plan.
(10)	Includes 240,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 5,393 shares underlying vested stock appreciation rights and 48,349 notional shares held under IMS Health’s Defined Contribution Executive Retirement Plan.
(11)	Includes 50,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(12)	Includes 50,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.
(13)

Todd B. Sisitsky, who is one of IMS Health’s directors, is Managing Director of TPG Capital North America. Mr. Sisitsky has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG-I Funds. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(14)	Bryan M. Taylor, who is one of IMS Health’s directors, is a partner in TPG’s Technology Group. Mr. Taylor has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG-I Funds. The address of Mr. Taylor is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(15)	Includes 5,343,000 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days, 90,678 shares underlying vested stock appreciation rights and 69,602 notional shares held under the Defined Contribution Executive Retirement Plan.

THE REINCORPORATION

References in this section to “Quintiles” refer to Quintiles both as a North Carolina corporation before Reincorporation and to Quintiles as a Delaware corporation following Reincorporation.

General

The Quintiles board of directors has approved and recommends that Quintiles shareholders approve the proposal to change the state of incorporation of Quintiles from the State of North Carolina to the State of Delaware (the “Reincorporation,” and the proposal, the “Reincorporation Proposal”). The Quintiles board of directors has approved a plan of conversion, a copy of which is attached hereto as Appendix F (the “plan of conversion”), to effect the Reincorporation. This proposal to approve the plan of conversion and effect the Reincorporation will be approved by Quintiles shareholders by an affirmative vote of the holders of a majority of the votes entitled to be cast thereon.

If the Quintiles shareholders approve the Reincorporation Proposal, at the effective time of the Reincorporation, which would occur only in connection with the completion of the merger, Quintiles will file with the North Carolina Secretary of State articles of conversion (the “articles of conversion”) and will also file with the Delaware Secretary of State a certificate of conversion (the “certificate of conversion”), a copy of which is attached as Appendix F and the Delaware certificate of incorporation, a copy of which is attached as Appendix D. In addition, assuming that Quintiles shareholders approve this proposal and the articles of conversion, the certificate of conversion and the Delaware certificate of incorporation are filed, the board of directors of Quintiles will adopt the Delaware bylaws, a copy of which is attached as Appendix E. Apart from being governed by the Delaware certificate of incorporation, the Delaware bylaws and the DGCL, for all other purposes, Quintiles as a Delaware corporation (“Quintiles Delaware”), will be the same entity as Quintiles was as a North Carolina corporation immediately prior to the Reincorporation (“Quintiles North Carolina”): Quintiles Delaware will continue with all of the rights, privileges and powers of Quintiles North Carolina; it will possess all of the properties of Quintiles North Carolina; it will continue with all of the debts, liabilities and obligations of Quintiles North Carolina; and it will continue with the same officers and directors of Quintiles North Carolina immediately prior to the merger, as more fully described below. The completion of the Reincorporation is a condition to IMS Health’s obligation to complete the merger.

Quintiles is not required to obtain any regulatory approvals prior to the Reincorporation, and the Reincorporation will not have any material accounting, financial or tax impacts on Quintiles.

Reasons for the Reincorporation

Reincorporation of Quintiles North Carolina into a Delaware corporation is a condition to IMS Health’s obligation to complete the merger. IMS Health is a Delaware corporation. Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more widely used and interpreted than other state corporate laws, including the NCBCA. Delaware courts have developed considerable expertise in dealing with corporate legal issues and produced a substantial body of case law construing the DGCL. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, offering added advantages to Quintiles by allowing the Quintiles board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Reincorporation from North Carolina to Delaware may also make it easier to attract future candidates willing to serve on the Quintiles board of directors, because many such candidates are already familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience. Over 60 percent of Fortune 500 companies are incorporated in Delaware.

Changes as a Result of Reincorporation

If the Reincorporation Proposal is approved at the Quintiles special meeting, the Reincorporation will effect a change in the legal domicile of Quintiles and other changes of a legal nature, the most significant of which are described under “Comparison of Rights of Stockholders” beginning on page 162. While the Reincorporation itself will not result in any change in headquarters, business, trading status on the NYSE, jobs, management, location of any of Quintiles’ offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation), or officers and directors of Quintiles, some of these changes will occur as a result of the merger described in the section entitled “The Merger” beginning on page 49.

Mechanism for Reincorporation into Delaware

The process for reincorporating Quintiles from North Carolina to Delaware calls for the articles of conversion to be filed with the North Carolina Secretary of State and for the certificate of conversion and the Delaware certificate of incorporation to be filed with the Delaware Secretary of State at approximately the time, or with an effective time, desired for the Reincorporation to take effect.

The Plan of Conversion

The Reincorporation will be effected pursuant to the plan of conversion. The plan of conversion provides that Quintiles North Carolina will convert into a Delaware corporation and become subject to Delaware law. By virtue of the Reincorporation, all of the assets, rights, privileges and powers of Quintiles North Carolina, and all property owned by Quintiles North Carolina, all debts due to Quintiles North Carolina, as well as all causes of action belonging to Quintiles North Carolina immediately prior to the Reincorporation, remain vested in Quintiles Delaware following the Reincorporation. In addition, by virtue of the Reincorporation, all debts, liabilities and duties of Quintiles North Carolina immediately prior to the Reincorporation will remain attached to Quintiles Delaware following the Reincorporation. The directors and officers of Quintiles North Carolina immediately prior to the Reincorporation will be the directors and officers of Quintiles Delaware, and the subsidiaries of Quintiles North Carolina will be the subsidiaries of Quintiles Delaware.

At the effective time of the Reincorporation, each then outstanding share of Quintiles North Carolina common stock will automatically be converted into one share of Quintiles Delaware common stock, and each outstanding option or other right to acquire shares of Quintiles North Carolina common stock will constitute an option or other rights to acquire an equal number of shares of Quintiles Delaware common stock. Quintiles shareholders and holders of Quintiles stock options or other rights will not be required to exchange their Quintiles North Carolina stock certificates, stock options, or other documentation, respectively, and should not destroy any stock certificates, stock options or documentation or submit any stock certificates, stock options or other documentation to Quintiles unless they are requested to do so. Any Quintiles North Carolina stock certificates submitted to Quintiles for transfer after the effective time of the Reincorporation will be exchanged automatically for Quintiles Delaware stock certificates.

Effect of Vote for the Reincorporation Proposal

A vote in favor of the Reincorporation Proposal is a vote to approve the plan of conversion, and therefore the Reincorporation. A vote in favor of the Reincorporation Proposal is also effectively a vote in favor of the Delaware certificate of incorporation, as the plan of conversion will authorize Quintiles to file the articles of conversion, the certificate of conversion and the Delaware certificate of incorporation.

Effective Time

If the Reincorporation Proposal is approved, the Reincorporation will become effective upon the filing of, or at the date and time specified in, as applicable, the articles of conversion filed with the Secretary of State of

North Carolina and the certificate of conversion and the Delaware certificate of incorporation filed with the Secretary of State of Delaware, in each case upon acceptance thereof by the North Carolina Secretary of State and the Delaware Secretary of State, as applicable. If the Reincorporation Proposal is approved by the Quintiles shareholders, it is anticipated that the Quintiles board of directors will cause the Reincorporation to be effected immediately prior to the effective time of the merger. However, the Reincorporation may be delayed by the Quintiles board of directors or the plan of conversion may be terminated and abandoned by action of the Quintiles board of directors at any time prior to the effective time of the Reincorporation, whether before or after the approval by Quintiles shareholders, for any reason (with the prior written consent of IMS Health). However, because completion of the Reincorporation is a condition to IMS Health’s obligation to complete the merger, if Quintiles does not complete the Reincorporation, IMS Health may elect to terminate the merger agreement and to not complete the merger.

Effect of Not Obtaining the Required Vote for Approval

If the Reincorporation Proposal fails to obtain the requisite vote for approval, the Reincorporation will not be completed and Quintiles will continue to be incorporated in North Carolina and be subject to the North Carolina articles of incorporation and the North Carolina bylaws. Because completion of the Reincorporation is a condition to IMS Health’s obligation to complete the merger, if the Reincorporation Proposal fails to obtain the requisite vote for approval, IMS Health may elect to terminate the merger agreement and to not complete the merger.

Accounting Treatment of the Reincorporation

The Reincorporation will have no effect from an accounting perspective because there is no change in the entity as a result of the Reincorporation. Accordingly, the historical consolidated financial statements of Quintiles North Carolina previously reported to the SEC as of and for all periods through the date of this joint proxy statement/prospectus will be the consolidated financial statements of Quintiles Delaware following the Reincorporation.

Regulatory Approval

To Quintiles’ knowledge, the only required regulatory or governmental approval or filing necessary in connection with the completion of the Reincorporation will be the filing of the articles of conversion with the Secretary of State of North Carolina and the filing of the certificate of conversion and the Delaware certificate of incorporation with the Secretary of State of Delaware.

United States Federal Income Tax Consequences of the Reincorporation

Quintiles believes that the Reincorporation should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code (the “F Reorganization”). The F Reorganization should not represent a taxable transaction to Quintiles for United States federal income tax purposes. The tax basis and the holding period for each of its assets should remain unchanged, and other tax attributes, such as the earnings and profits account and the net operating loss carryforwards, should also be unaffected, subject to certain limitations. The shareholders of Quintiles should not recognize any gain or loss as a result of the F reorganization. Their tax bases for their shares, and their holding periods of these shares, should be unaffected.

Each Quintiles shareholder should consult its own tax advisor to determine the particular tax consequences to such shareholder of the Reincorporation, including the applicability and effect of United States federal, state, local, foreign and other tax laws.

DESCRIPTION OF CAPITAL STOCK

The following information describes Surviving Corporation common stock and preferred stock and provisions of the Delaware certificate of incorporation and the Delaware bylaws, all as will be in effect upon the completion of the merger, assuming the reincorporation of Quintiles from North Carolina to Delaware and the approval of Quintiles Proposal No. 3. This description is only a summary. You should also refer to the applicable provisions of the DGCL and the Delaware certificate of incorporation and the Delaware bylaws that will govern the Surviving Corporation, which is also referred to as “Quintiles Delaware,” following the merger, attached to this joint proxy statement/prospectus as Appendix D and Appendix E, respectively.

Authorized Capital Stock

Quintiles Delaware’s authorized capital stock will consist of 400,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, all of which are undesignated. As of August 12, 2016, the Quintiles record date, Quintiles North Carolina had 119,041,639 shares of common stock outstanding and 32 shareholders of record. The rights, preferences and privileges of holders of Surviving Corporation common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which Quintiles Delaware may designate and issue in the future. Upon the closing of the merger, there will be no shares of Quintiles Delaware preferred stock outstanding.

Common Stock

Voting Power. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of Quintiles Delaware’s directors and all other matters requiring stockholder action, except with respect to amendments to the Delaware certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders. Except as otherwise provided by law, the Delaware certificate of incorporation or the Delaware bylaws or in respect of the election of directors, all matters to be voted on by Quintiles Delaware’s stockholders must be approved by a majority of the votes cast on the matter affirmatively or negatively. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.

Dividends. Subject to prior rights and preferences, if any, that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Surviving Corporation common stock will be entitled to receive dividends, payable in cash, property or stock, out of assets legally available at the times and in the amounts as Quintiles Delaware’s board of directors may from time to time determine.

Liquidation Distribution. If Quintiles Delaware voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of Surviving Corporation common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them.

Preemptive or Other Rights. Holders of Surviving Corporation common stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Surviving Corporation common stock.

Preferred Stock

The Delaware certificate of incorporation authorizes Quintiles Delaware’s board of directors, without further shareholder action, to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof, without further vote or action by Quintiles Delaware’s stockholders. The rights with respect to a class or series of preferred stock may be greater than the rights attached to Surviving Corporation common stock. It is not possible to state the actual effect of the issuance of any shares of Quintiles Delaware preferred stock on the rights of holders of Surviving Corporation common stock until Quintiles Delaware’s board of directors determines the specific rights attached to that class or series of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law, the Delaware Certificate of Incorporation, the Delaware Bylaws and the Shareholders Agreement

Delaware Anti-Takeover Statute. Quintiles Delaware will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Quintiles Delaware is not “opting out” of this provision although it has adopted a resolution approving the merger pursuant to which shares of common stock of the Surviving Corporation will be acquired by, among others, the TPG Funds. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Quintiles Delaware’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Quintiles Delaware’s stockholders.

Classified Board. The Delaware certificate of incorporation provides that Quintiles Delaware’s board of directors is to be divided into three classes. The directors in the first of the three classes will have terms expiring at the first annual meeting of stockholders following the effectiveness of the Delaware certificate of incorporation. The directors in the second of the three classes will have terms expiring at the second annual meeting of stockholders following the effectiveness of the Delaware certificate of incorporation, and the directors in the third of the three classes will have terms expiring at the third annual meeting of stockholders following the effectiveness of the Delaware certificate of incorporation. Commencing with the first annual meeting of stockholders following the effectiveness of the Delaware certificate of incorporation, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. The Delaware bylaws provide that at any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. The classified board provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Quintiles Delaware.

Removal of Directors. The Delaware certificate of incorporation provides that the stockholders of Quintiles Delaware may only remove directors for cause and only by affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Surviving Corporation common stock. However, whenever a director has been elected by a voting group of stockholders, only the stockholders from that voting group may participate in the vote to remove him or her, and such vacancy may be filled only by the stockholders of that voting group. Upon the request of the party that nominated a director, the parties to the Shareholders Agreement (other than the DG Shareholders) have agreed to vote for the removal of such director.

Amendments to Bylaws. The Delaware bylaws may be amended, adopted, altered or repealed by Quintiles Delaware’s board of directors or by the affirmative vote of holders of at least seventy-five percent (75%) of the outstanding shares of Surviving Corporation common stock, voting together as a class, entitled to vote on the matter.

Size of Board and Vacancies. The Delaware certificate of incorporation and Delaware bylaws provide that the number of directors on the Quintiles Delaware board of directors will be fixed exclusively by its board of directors at a number of directors not less than five (5) and not more than seventeen (17). Subject to the Shareholders Agreement and the Delaware bylaws, any vacancies created in its board of directors resulting from any increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the directors then in office, even if less than a quorum is present. Any director appointed to fill a vacancy on Quintiles Delaware’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified or until his earlier resignation or removal. The Shareholders Agreement provides that a vacancy created by the death, disability, retirement or removal of a director nominated pursuant to its terms may be filled only by the shareholder group that nominated the director, or, until the 2018 annual meeting of the Surviving Corporation, with respect to certain other vacancies, the continuing Quintiles directors or the continuing IMS Health directors, as applicable.

Shareholder Action by Written Consent. The Delaware certificate of incorporation provides that stockholders may not take action by written consent in lieu of a meeting.

Special Shareholder Meetings. The Delaware certificate of incorporation provides that special meetings of Quintiles Delaware’s stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by Quintiles Delaware’s board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. In addition, the limited ability of the Quintiles stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Requirements for Advance Notification of Shareholder Nominations and Proposals. The Delaware bylaws provide that, except as provided in the Shareholders Agreement, stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to Quintiles Delaware’s principal executive offices not later than 90 days nor earlier than 120 days prior to the date of Quintiles Delaware’s annual meeting in the preceding year, subject to changes if the annual meeting date is advanced more than 30 days before or delayed more than 60 days after the anniversary date of the preceding year’s annual meeting. The Delaware bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting. The Delaware certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the board of directors or influence the board’s decision regarding a takeover.

Undesignated Preferred Stock. The authority of Quintiles Delaware’s board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Quintiles Delaware’s board of directors will be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Corporate Opportunities. The Delaware certificate of incorporation provides that Quintiles Delaware renounces any interest or expectancy in the business opportunities of the TPG Shareholders, the Bain Shareholders, the CPP Shareholder and the LGP Shareholders and their affiliates (other than Quintiles Delaware and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees, and each such person will have no obligation to offer Quintiles Delaware their opportunities. This provision applies to these stockholders (and associated parties) only for so long as a nominee designated by the stockholder under the Shareholders Agreement continues to serve on the board. Stockholders will be deemed to have notice of and have consented to this provision of the Delaware certificate of incorporation.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The DGCL authorizes corporations to eliminate or limit the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Delaware certificate of incorporation includes such an exculpation provision. The Delaware certificate of incorporation includes provisions that require Quintiles Delaware to indemnify, to the fullest extent allowable under the DGCL, the directors and officers of Quintiles Delaware or any of its subsidiaries. The Delaware certificate of incorporation also provides that Quintiles Delaware must pay the expenses incurred by the indemnified person in defending or otherwise participating in any proceeding in advance of its final disposition, subject to Quintiles Delaware’s receipt of an undertaking from the indemnified party that such party will repay such amount if it is ultimately determined that such party is not entitled to be indemnified by Quintiles Delaware. The Delaware certificate of incorporation expressly authorizes Quintiles Delaware to carry insurance to protect Quintiles Delaware’s directors and officers against liability asserted against them or incurred by them in any such capacity.

The limitation of liability and indemnification provisions in the Delaware certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Quintiles Delaware’s directors and officers, even though such an action, if successful, might otherwise benefit Quintiles Delaware and its stockholders. However, these provisions do not limit or eliminate Quintiles Delaware’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, investments in Quintiles Delaware may be adversely affected to the extent that, in a class action or direct suit, the company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, Quintiles believes that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Exclusive Forum

The Delaware bylaws provide that unless the board of directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Quintiles Delaware, any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer of Quintiles Delaware to Quintiles Delaware or Quintiles Delaware stockholders, creditors or other constituents, any action asserting a claim against Quintiles Delaware or any current or former director or officer of Quintiles Delaware arising pursuant to any provision of the DGCL, the Delaware certificate of incorporation or the Delaware bylaws, or any action asserting a claim against Quintiles Delaware or any current or former director or officer of Quintiles Delaware that relates to the internal affairs or governance of Quintiles Delaware that arises under or by virtue of the laws of the State of Delaware. However, if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, the action may be brought in another state court sitting in the State of Delaware. This provision may limit a stockholder’s ability to bring a claim in a judicial forum (other than in a Delaware court) that it finds preferable for disputes with Quintiles and its directors, officers or other employees.

Authorized but Unissued Shares

The authorized but unissued shares of Quintiles Delaware common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and “poison pill” rights plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Quintiles by means of a proxy contest, tender offer, merger or otherwise. Quintiles currently has no plans to issue shares, other than in connection with the merger, the transactions contemplated thereby and in the ordinary course of business.

Listing

Quintiles North Carolina common stock is, and Surviving Corporation common stock will be, listed on the NYSE under the symbol “Q.”

Transfer Agent and Registrar

The transfer agent and registrar for Quintiles North Carolina common stock is and Surviving Corporation common stock will be American Stock Transfer & Trust Company LLC:

American Stock Transfer & Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

(800)937-5449

www.amstock.com

For more information regarding the rights of holders of Surviving Corporation common stock, see “Comparison of Rights of Stockholders” beginning on page 162.

COMPARISON OF RIGHTS OF STOCKHOLDERS

Comparison of Quintiles Shareholders’ Rights Before and After the Reincorporation

Because of differences between the NCBCA and the DGCL, as well as differences between Quintiles’ governing documents before and after the reincorporation, the Reincorporation will effect certain changes in the rights of Quintiles shareholders. Summarized below are the most significant differences between the rights of Quintiles shareholders before and after the Reincorporation, as a result of the differences among the NCBCA and the DGCL and the differences between the North Carolina articles of incorporation and the North Carolina bylaws and the Delaware certificate of incorporation and the Delaware bylaws to be adopted as part of the Reincorporation. The summary below is not an exhaustive list of all differences or a complete description of the differences described, and is qualified in its entirety by reference to the NCBCA, the DGCL, the North Carolina articles of incorporation, the North Carolina bylaws, the Delaware certificate of incorporation, and the Delaware bylaws.

	Quintiles North Carolina	Quintiles Delaware
Authorized Capital	The North Carolina articles of incorporation authorize Quintiles North Carolina to issue 301,000,000 shares: 300,000,000 of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value of $0.01 per share.	The Delaware certificate of incorporation authorizes Quintiles Delaware to issue 401,000,000 shares: 400,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock; Issuance of Additional Shares

As of August 12, 2016, there were 119,041,639 shares of Quintiles North Carolina’s common stock and no shares of Quintiles North Carolina preferred stock issued and outstanding.

Quintiles North Carolina’s board of directors may authorize the issuance of additional shares of common stock or preferred shares up to the amounts authorized in the North Carolina articles of incorporation, without shareholder approval, subject only to the restrictions of the NCBCA and the North Carolina articles of incorporation.

Assuming Reincorporation and effectiveness of the merger as of August 12, 2016, there would be 245,607,584 shares of Quintiles Delaware common stock outstanding. As of the date the Reincorporation is completed, no shares of preferred stock will be outstanding.

Quintiles Delaware’s board of directors may authorize the issuance of additional shares of common stock or preferred shares up to the amounts authorized in the Delaware certificate of incorporation, without stockholder approval, subject only to the restrictions of the DGCL and the Delaware certificate of incorporation.

Size and Qualifications of the Board of Directors	The NCBCA provides that a corporation’s board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. The NCBCA further provides that directors need not be residents of the State of North Carolina or shareholders of the corporation unless the corporation’s articles of incorporation or bylaws so provide. The articles of incorporation and bylaws may also prescribe other qualifications for directors.

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors shall be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation and bylaws to prescribe qualifications for directors.

	Quintiles North Carolina	Quintiles Delaware
	The North Carolina articles of incorporation provide that the number constituting the board of directors shall not be less than nine (9) nor more than fifteen (15). The North Carolina bylaws provide that the number of directors within this variable range may be fixed or changed from time to time by the board of directors. Quintiles North Carolina’s board of directors is currently comprised of nine (9) members.	The Delaware certificate of incorporation and the Delaware bylaws provide that the number constituting the board of directors shall not be less than five (5) nor more than seventeen (17). The Delaware bylaws provide that the number of directors within this variable range may be fixed or changed from time to time by the board of directors. Quintiles Delaware’s board of directors will be initially comprised of twelve (12) members.

Classification of the Board of Directors

The NCBCA permits, but does not require, a classified board of directors and provides that the board of directors of the corporation may be divided into one, two, three or four classes with as equal in number as may be possible, with the term of office of one class expiring each year.

Quintiles North Carolina has a classified board with three classes of directors and each class of directors consisting, as nearly as possible, of one-third of the number of directors constituting the entire board of directors.

The DGCL permits, but does not require, a classified board of directors, which can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

Quintiles Delaware will have a classified board with three classes of directors and each class of directors consisting, as nearly as possible, of one-third of the number of directors constituting the entire board of directors.

Election of the Board of Directors

The NCBCA provides that, unless otherwise provided in the articles of incorporation or a valid shareholders agreement, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The NCBCA provides that cumulative voting is generally not permissible in the election of directors unless a corporation’s articles of incorporation provide otherwise.

The North Carolina articles of incorporation and the North Carolina bylaws contain provisions consistent with the NCBCA relating to the election of directors and do not provide for cumulative voting.

The DGCL provides that unless the certificate of incorporation or bylaws provide otherwise, the directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders’ meeting at which a quorum is present. The DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting.

The Delaware certificate of incorporation and the Delaware bylaws contain provisions consistent with the DGCL relating to the election of directors and do not provide for cumulative voting.

Removal of Directors	The NCBCA provides that unless the articles of incorporation or a bylaw adopted by shareholders provide otherwise, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of a majority	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise; in the

	Quintiles North Carolina	Quintiles Delaware

of the votes entitled to be cast at any election of directors. However, if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him.

The North Carolina articles of incorporation provide that the shareholders may remove directors only for cause and only by the affirmative vote of holders of at least seventy-five percent (75%) of outstanding shares of common stock, and if a director has been elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him.

Additionally, a director may not be removed by the shareholders at a meeting unless the notice of the meeting specifies such removal as one of its purposes. If any directors are removed, new directors may be elected at the same meeting.

case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause.

The Delaware certificate of incorporation provides that the stockholders may remove any directors or the entire board of directors only for cause and only by the affirmative vote of holders of at least seventy-five percent (75%) of outstanding shares of common stock and fill the vacancy or vacancies, and if a director has been elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove him or her, and the vacancy may be filled by holders of shares of that group.

Additionally, a director may not be removed by the stockholders at a meeting unless the notice of the meeting specifies such removal as one of its purposes. If any directors are removed, new directors may be elected at the same meeting.

Vacancies on the Board of Directors

The NCBCA provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on a board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the shareholders to elect the full authorized number of directors, the shareholders may fill the vacancy, or the board of directors may fill the vacancy, or if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors, or by the sole director, remaining in office.

The North Carolina articles of incorporation and the North Carolina bylaws provide that vacancies resulting from removal for cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, except as provided in the Shareholders Agreement.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

The Delaware certificate of incorporation provides that stockholders may fill a vacancy at the same meeting where they have removed a director for cause, provided that whenever any director has been elected by a voting group of stockholders, such vacancy may be filled only by the holders of shares of that voting group

If stockholders do not fill the vacancy caused by removal of a director, or for newly created directorships resulting from

	Quintiles North Carolina	Quintiles Delaware
Directors chosen to fill such a vacancy hold office for a term expiring at the next meeting of the shareholders at which directors are elected and until such director’s successor shall have been duly elected and qualified.

any increase in the authorized number of directors, the vacancy may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, except as provided in the Delaware bylaws. Directors chosen to fill such a vacancy hold office for a term expiring at the next election of the class for which such director has been chosen and until such director’s successor shall have been duly elected and qualified.

The Delaware bylaws do not alter these provisions, except to provide that during the period through the day after the second annual meeting of stockholders following effectiveness of the merger agreement, vacancies resulting from the cessation of service by any Continuing Quintiles Director shall be filled by an individual whose appointment or election is endorsed by at least a majority of Continuing Quintiles Directors then in office, and vacancies resulting from the cessation of service by any Continuing IMS Health Director shall be filled by an individual whose appointment or election is endorsed by at least a majority of Continuing IMS Health Directors then in office. Additionally, subject to the Shareholders Agreement, the shareholder who designated the nominee that created the vacancy may designate a new nominee to fill that vacancy.

Control Share Acquisitions and Business Combinations

The North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations.

Quintiles North Carolina has elected not to be covered by the restrictions imposed by these statutes. As a result, these statutes do not apply to Quintiles North Carolina or to the merger.

However, Quintiles North Carolina’s Articles of Incorporation provide that Quintiles must not engage in any “business

Section 203 of the DGCL is Delaware’s business combination statute. Section 203 is designed to protect publicly traded Delaware corporations, such as Quintiles Delaware, from hostile takeovers, by prohibiting a Delaware corporation from engaging in a “business combination,” such as a merger or consolidation with any “interested stockholder,” with a person beneficially owning 15% or more of the corporation’s voting stock or his or her affiliates for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL with an express provision in its

	Quintiles North Carolina	Quintiles Delaware
combination” with an “interested shareholder” for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares that resulted in a shareholder becoming an interested shareholder is approved in a prescribed manner or the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested shareholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested shareholder status did own) 15% or more of a corporation’s voting stock, except that the DG Shareholders, the TPG-Q Funds and the Bain Shareholders are excluded from the definition of an “interested shareholder.”

original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

Quintiles Delaware has not opted out of the protections of Section 203 of the DGCL.

Notice of Shareholders’ Meetings

The NCBCA provides that a corporation must notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than 10 or more than 60 days before the meeting date.

The North Carolina bylaws provide that written or printed notice stating the time and place of the meeting shall be delivered not less than 10 nor more than 60 days before the date of any shareholders’ meeting. All notices of shareholder meetings must state the purpose or purposes for which the meeting is called and must be sent either personally, by electronic transmission or by mail.

A notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

The Delaware bylaws provide that written notice of an annual or special meeting must be served upon or mailed to each stockholder entitled to vote at such meeting at least 10 but not more than 60 days prior to the meeting. Such notice must state the location, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting.

The Delaware bylaws further require that all notices of stockholder meetings be sent either personally, by electronic transmission or by mail.

	Quintiles North Carolina	Quintiles Delaware
Shareholder Action Without a Meeting	Under the NCBCA, shareholders of public corporations may not take action by written consent, and the North Carolina articles of incorporation specifically provides that shareholders may not act by written consent.

The DGCL provides that unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Delaware certificate of incorporation provides that stockholders may not act by written consent.

Shareholder Voting Provisions

The NCBCA provides that, unless the articles of incorporation provide otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders’ meeting, except that absent special circumstances, the shares of a corporation are not entitled to vote if they are owned, directly or indirectly, by a second corporation, domestic or foreign, and the first corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation.

The NCBCA further provides that unless the articles of incorporation, a bylaw adopted by the shareholders or the NCBCA provides otherwise, if a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

The North Carolina articles of incorporation and the North Carolina bylaws contain provisions consistent with the NCBCA.

The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders’ meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present.

The Delaware bylaws provide that except as otherwise provided by law, its certificate of incorporation or its bylaws, all matters to be voted on by its stockholders, except for the election of directors must be approved by a majority of the votes cast on the matter affirmatively or negatively.

Special Meetings of Shareholders	The NCBCA provides that a corporation will hold a special meeting of shareholders if called for by its board of directors or the	Under the DGCL, special stockholder meetings of a corporation may be called by the corporation’s board of directors, or by

	Quintiles North Carolina	Quintiles Delaware

person or persons authorized to do so by the articles of incorporation or the bylaws. Only business within the purpose or purposes described in the meeting notice required by the NCBCA may be conducted at the special meeting of shareholders.

The North Carolina articles of incorporation provide that special meetings of shareholders may be called only by the chairman of the board of directors, by the chief executive officer or by a majority vote of the entire board of directors.

The North Carolina articles of incorporation provide that only such business shall be conducted or considered, as shall have been properly brought before the special meeting pursuant to Quintiles North Carolina’s notice of meeting. To be properly brought before a special meeting, (i) proposals of business must be specified in Quintiles North Carolina’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors or (ii) all shareholders must be present in person or by proxy.

any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

The Delaware certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of the board of directors, by the chief executive officer or by a majority vote of the entire board of directors.

The Delaware certificate of incorporation provides that only such business shall be conducted or considered, as shall have been properly brought before the special meeting pursuant to Quintiles Delaware’s notice of meeting. To be properly brought before a special meeting, (i) proposals of business must be specified in Quintiles Delaware’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors or (ii) all stockholders must be present in person or by proxy.

Shareholder Quorum

The NCBCA provides that unless the articles of incorporation, a bylaw adopted by the shareholders or the NCBCA provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.

The North Carolina bylaws provide that generally holders of a majority of the outstanding shares of common stock entitled to cast a vote shall constitute a quorum. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series constitutes a quorum.

The DGCL generally provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

The Delaware bylaws provide that generally holders of a majority of the outstanding shares of common stock entitled to cast a vote of all outstanding shares entitled to vote generally in the election of directors constitutes a quorum. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series constitutes a quorum.

Indemnification of Directors and Officers; Limitation on Liabilities	The NCBCA provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and expenses incurred in a proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably	The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or

Quintiles North Carolina	Quintiles Delaware

believed to be, with respect to conduct in his or her official capacity with the corporation, in the best interests of the corporation, with respect to all other conduct, not opposed to the best interests of the corporation, and with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The NCBCA further provides that no indemnification is available in respect of a claim in connection with a proceeding by or in the right of the corporation in which the person has been adjudged to be liable to the corporation or in connection with any other proceeding charging impersonal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her. Under the NCBCA, unless limited by its articles of incorporation, a corporation must indemnify its present or former directors and officers who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against any reasonable expenses incurred by him or her in connection with such proceeding.

The NCBCA provides that a director of a corporation shall not be liable for any action taken as a director or any failure to take any action, if he or she performed the duties of his or her office in compliance with the NCBCA. The NCBCA also provides that a corporation may, in its articles of incorporation, limit or eliminate a director’s personal liability arising out of an action whether by or in the right of the corporation for monetary damages for breach of duty as a director, except with respect to acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, any liability for unlawful distributions, any transaction from which the director derived an improper personal benefit, or acts or omissions occurring prior to the date such provisions of the NCBCA became effective.

investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

	Quintiles North Carolina	Quintiles Delaware
The North Carolina articles of incorporation and the North Carolina bylaws contain provisions consistent with the NCBCA on the limitation of liability and indemnification of directors. The North Carolina bylaws require Quintiles to indemnify its directors and officers to the fullest extent permitted under the NCBCA.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

The Delaware certificate of incorporation provides that its directors, officers and other agents will be indemnified by Quintiles Delaware to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director, officer or other agent on behalf of the corporation.

Advancement of Expenses	The North Carolina bylaws provide that expenses incurred by a director or officer in connection with an action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by Quintiles North Carolina.	The Delaware certificate of incorporation provides that expenses incurred by a director or officer in connection with an action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by Quintiles Delaware.

Amendment of Charter	The NCBCA provides that an amendment to a corporation’s articles of incorporation generally requires that, after adopting an amendment, the board of directors must submit the amendment to the shareholders for their approval and that the amendment must be approved by either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, in the case of an amendment that would create appraisal rights, unless in either case the articles of incorporation, a bylaw adopted by the shareholders or the board of directors require a greater vote. If the amendment affects the shares of a certain class or series of stock in a particular way, that class or series must approve the amendment separately. In accordance with the NCBCA, the board of directors may condition the

The DGCL provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Delaware certificate of incorporation and the Delaware bylaws generally provide for amendment as provided by statute. However, the Shareholders Agreement also provides that the parties to the Shareholders Agreement (other than the DG Shareholders) agree not to, and agree to cause their respective nominees not to take any action to, amend the Delaware certificate of

	Quintiles North Carolina	Quintiles Delaware

proposed amendment’s submission to the shareholders on any basis.

While the North Carolina articles of incorporation generally allows shareholders to amend the North Carolina articles of incorporation as provided by statute, the North Carolina articles of incorporation requires the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all outstanding shares in order to amend or repeal certain provisions, including provisions related to the size and classified nature of the board and the power to fill vacancies on the board.

Additionally, the parties to the Original Quintiles Shareholders Agreement, have agreed not to, and have agreed to cause their respective nominees not to take any action to, amend the North Carolina articles of incorporation or North Carolina bylaws in any manner inconsistent with the governance provisions of the Shareholders Agreement incorporation or Delaware bylaws in any manner inconsistent with the governance provisions of the Shareholders Agreement.

Amendment of Bylaws

The NCBCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws, except to the extent otherwise provided in the articles of incorporation, a bylaw adopted by the shareholders or the NCBCA, and except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally. The NCBCA also provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

While the North Carolina articles of incorporation generally allow the board of directors to alter, amend or repeal the bylaws, the North Carolina articles of incorporation require the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The Delaware certificate of incorporation and the Delaware bylaws generally provide that the Delaware bylaws may be amended by the board of directors, but during the transition period, certain governance provisions may be amended only by an affirmative vote of at least two-thirds of the board of directors.

Additionally, any amendment, alteration, change, addition or repeal of the Delaware bylaws by the stockholders of Quintiles Delaware will require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Quintiles Delaware, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

	Quintiles North Carolina	Quintiles Delaware
outstanding shares to approve any amendment, alteration, change, addition or repeal of the North Carolina bylaws.

Nomination of Director Candidates by Shareholders and Shareholder Proposals

The North Carolina bylaws provide that in order to make a nomination or bring a proposal before the annual meeting of shareholders, a shareholder must be a shareholder of record at the time of giving of notice of such annual meeting by or at the direction of the board of directors and at the time of the annual meeting, must be entitled to vote at such annual meeting, must comply with the procedures in the North Carolina bylaws as to such nominations, including by giving timely updates and supplements to the secretary of Quintiles North Carolina and such proposal must otherwise be a proper matter for shareholder action.

To be timely, a shareholder’s notice must generally be delivered to the secretary at Quintiles North Carolina’ principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

In the event that the number of directors to be elected to the board of directors is increased by the board of directors, and there is no public announcement by Quintiles North Carolina naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice is also considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Quintiles North Carolina not later than the close of business on the 10th day following the day on which such public announcement is first made.

A shareholder’s notice must set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: the

The Delaware bylaws provide that in order to make a nomination or bring a proposal before the annual meeting of stockholders, a stockholder must be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the board of directors and at the time of the annual meeting, must be entitled to vote at such annual meeting, must comply with the procedures in the bylaws as to such nominations, including by giving timely updates and supplements to the secretary of Quintiles Delaware and such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must generally be delivered to the secretary at Quintiles Delaware’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

In the event that the number of directors to be elected to the board of directors is increased by the board of directors, and there is no public announcement by Quintiles Delaware naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice is also considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Quintiles Delaware not later than the close of business on the 10th day following the day on which such public announcement is first made.

A stockholder’s notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: the name and address of such stockholder, as they appear on Quintiles Delaware’s books, of

Quintiles North Carolina	Quintiles Delaware

name and address of such shareholder, as they appear on Quintiles North Carolina’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, the class or series and number of shares of Quintiles North Carolina which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, certain details about all ownership interests in Quintiles North Carolina capital stock by the shareholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote Quintiles North Carolina capital stock, any significant equity interests or any derivative or short interests in any principal competitor of Quintiles North Carolina held by such shareholder, any direct or indirect interest of such shareholder in any contract with Quintiles North Carolina, any affiliate of Quintiles North Carolina or any principal competitor of Quintiles North Carolina, any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and representations provided by the shareholder.

As to any proposed nominee, the shareholder’s notice must also set forth: all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a description of all direct and indirect compensation and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, the class or series and number of shares of Quintiles Delaware which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, certain details about all ownership interests in Quintiles Delaware capital stock by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote Quintiles Delaware capital stock, any significant equity interests or any derivative or short interests in any principal competitor of Quintiles Delaware held by such stockholder, any direct or indirect interest of such stockholder in any contract with Quintiles Delaware, any affiliate of Quintiles Delaware or any principal competitor of Quintiles Delaware and any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

As to any proposed nominee, the stockholder’s notice must also set forth: all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a description of all direct and indirect compensation and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand and a

	Quintiles North Carolina	Quintiles Delaware

proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand and identifying information on the nominee, including, among other things, information on the nominee’s background and qualifications, the class and number of shares of stock of the corporation which are beneficially owned by the nominee and representations concerning such nominee’s compliance with Quintiles North Carolina’s corporate governance policies, voting commitments, reimbursement arrangements, and other matters.

If the shareholder’s notice relates to a proposal of business other than a director nomination, such notice shall also set forth: a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and beneficial owner, if any.

questionnaire completed by the proposed nominee containing, among other things, information on the nominee’s background and qualifications and representations concerning such nominee’s compliance with Quintiles Delaware’s corporate governance policies, voting commitments, reimbursement arrangements, and other matters.

If the stockholder’s notice relates to a proposal of business other than a director nomination, such notice shall also set forth a brief description of the business proposed, the reasons for conducting such business, any material interest of such stockholder and beneficial owner, if any, in such business, the text of the proposal and a description of all agreements, arrangements and understandings between the stockholder, the beneficial owners, if any, and any other person related to such business proposal.

Declaration and Payment of Dividends

The NCBCA provides that, subject to any restrictions in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and the corporation may make distributions to its shareholders provided that the corporation is able to pay its debts as they become due in the usual course of business, and the corporation’s total assets are greater than the sum of its liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The North Carolina articles of incorporation provide that the board of directors shall have power to declare and pay dividends upon shares of stock of the corporation, but only out of funds available for the payment of dividends as provided by law

The DGCL permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid-in par value of shares or stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may not redeem or repurchase its shares if such redemption or repurchase would impair the capital of the corporation.

The Delaware certificate of incorporation provides that holders of shares of common stock are entitled to receive dividends payable either in cash, in property, or in shares of capital stock, when and if declared by the Quintiles Delaware board of directors at any annual or special meeting.

	Quintiles North Carolina	Quintiles Delaware
Dissent and Appraisal Rights

The NCBCA provides that a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions: (i) consummation of a merger to which the corporation is a party if either (shareholder approval is required for the merger under the NCBCA and the shareholder is entitled to vote on the merger, except that appraisal rights will not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after completion of the merger, or the corporation is a 90% subsidiary and the merger is governed by the NCBCA’s rules for merger with a 90% subsidiary, (ii) consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged, (iii) consummation of a disposition of assets other than in the regular course of business if the shareholder is entitled to vote on the disposition, (iv) certain amendments of the articles of incorporation, (v) any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, (vi) certain conversions to a foreign corporation pursuant to the NCBCA, (vii) consummation of a conversion of the corporation to non-profit status pursuant to the NCBCA and (viii) consummation of a conversion of the corporation to an unincorporated entity status pursuant to the NCBCA.

In addition, the NCBCA states that no appraisal rights are available in connection with the circumstances described in clauses i, ii, iii, iv, vi, and viii of the preceding paragraph to holders of shares of any class or series of shares that are any of the following: (i) a covered security under section 18(b)(1)(A) or (B) of the Securities

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

	Quintiles North Carolina	Quintiles Delaware
Act of 1933, as amended, (ii) traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000) (exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10% of such shares), or (iii) issued by an open-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value. However, the above paragraph will not be applicable and appraisal rights will be available for transactions that satisfy the standards set forth in the first paragraph of this section if: (i) the holders of any class or series of shares are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity or (ii) the corporate action is an interested transaction.

Forum Selection; Exclusive Jurisdiction	The North Carolina bylaws provide that to the fullest extent provided by law, the sole and exclusive forum for all litigation relating to the internal affairs of Quintiles North Carolina, including without limitation (i) any derivative action or proceeding brought on behalf of Quintiles North Carolina, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Quintiles North Carolina to Quintiles North Carolina or the shareholders of the Quintiles North Carolina, (iii) any action asserting a claim arising pursuant to any provision of the NCBCA, the North Carolina articles of incorporation or the North Carolina bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the State of North Carolina, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. In any such action where the NCBCA specifies the division or	The Delaware bylaws provide that to the fullest extent permitted by law, unless Quintiles Delaware consents in writing to the selection of an alternate forum, the sole and exclusive forum for all litigation relating to the internal affairs of Quintiles Delaware, including without limitation (i) any derivative action or proceeding brought on behalf of Quintiles Delaware, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Quintiles Delaware to Quintiles Delaware or the stockholders of Quintiles Delaware, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Delaware certificate of incorporation or the Delaware bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, is a state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the

	Quintiles North Carolina	Quintiles Delaware
	county wherein the action must be brought, the action shall be brought in such division or county. This provision may limit a shareholder’s ability to bring a claim in a judicial forum (other than in a North Carolina court) that it finds preferable for disputes with Quintiles North Carolina and its directors, officers or other employees.	District of Delaware. This provision may limit a stockholder’s ability to bring a claim in a judicial forum (other than in a Delaware court) that it finds preferable for disputes with Quintiles Delaware and its directors, officers or other employees.

Renouncement of Corporate Opportunity

Under the NCBA, a corporation is able to renounce in advance any interest in specific corporate opportunities or classes or categories of corporate opportunities, which in effect permits a corporation to limit the scope of the opportunities to which it lays claim, even in advance of when those opportunities arise.

The North Carolina articles of incorporation provide that the Bain Shareholders and the TPG-Q Funds, each of whom have rights to designate nominees to the board of directors pursuant to the Original Quintiles Shareholders Agreement, and certain of their affiliates, shall not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Quintiles North Carolina or any of its subsidiaries. The North Carolina articles of incorporation further provide that Quintiles North Carolina, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to the Bain Shareholders or the TPG-Q Funds, or their affiliates.

The DGCL permits a corporation to renounce in advance, either in its certificate of incorporation or by action of the board of directors, any interest in specific corporate opportunities or classes or categories of corporate opportunities, which in effect permits a corporation to limit the scope of the opportunities to which it lays claim, even in advance of when those opportunities arise.

The Delaware certificate of incorporation provides that the TPG Shareholders, the Bain Shareholders, the CPP Shareholder and the LGP Shareholders, each of whom have rights to designate nominees to the board of directors pursuant to the Shareholders Agreement, and certain of their affiliates, shall not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Quintiles Delaware or any of its subsidiaries. The Delaware certificate of incorporation further provide that Quintiles Delaware, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to the TPG Shareholders, the Bain Shareholders, the CPP Shareholders, or the LGP Shareholders, or their affiliates.

Comparison of Rights of Holders of Quintiles Delaware’s Stock and IMS Health’s Stock

IMS Health is and Quintiles Delaware will be organized under the laws of the State of Delaware. As a result of the merger, IMS Health stockholders will become stockholders of Quintiles Delaware. The following is a summary of the material differences between (a) the current rights of IMS Health stockholders under IMS Health’s certificate of incorporation and bylaws, each as amended to date, and (b) the rights that stockholders of Quintiles Delaware will have under the Delaware certificate of incorporation and the Delaware bylaws, assuming completion of the Reincorporation. The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. While IMS Health believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences between being a stockholder of IMS Health and being a stockholder of Quintiles Delaware. This summary is qualified in its entirety by reference to IMS Health’s and Quintiles Delaware’s constituent documents, which IMS Health stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC, and a copy of the Delaware certificate of incorporation and the Delaware bylaws are attached as Appendix D and E, respectively. To find out where copies of these documents can be obtained, see “Where You Can Find Additional Information” beginning on page 213.

	Quintiles Delaware	IMS Health
Authorized Capital	The Delaware certificate of incorporation authorizes Quintiles Delaware to issue 401,000,000 shares: 400,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.	The IMS Health certificate of incorporation authorizes IMS Health to issue 750,000,000 shares: 700,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Capital Stock; Issuance of Additional Shares

Assuming Reincorporation and effectiveness of the merger as of August 12, 2016, there would be 245,607,584 shares of Quintiles Delaware common stock outstanding. As of the date the Reincorporation is completed, no shares of preferred stock will be outstanding.

Quintiles Delaware’s board of directors may authorize the issuance of additional shares of common stock or preferred shares up to the amounts authorized in the Delaware certificate of incorporation, without stockholder approval, subject only to the restrictions of the DGCL and the Delaware certificate of incorporation.

Effective as of August 12, 2016, there were (i) 329,598,816 shares of IMS Health common stock outstanding and (ii) no shares of preferred stock outstanding.

IMS Health’s board of directors may authorize the issuance of additional shares of common stock or preferred shares up to the amounts authorized in the certificate of incorporation, without stockholder approval, subject only to the restrictions of the DGCL and the certificate of incorporation.

	Quintiles Delaware	IMS Health
Size and Qualifications of the Board of Directors

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors shall be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation and bylaws to prescribe qualifications for directors.

The Delaware certificate of incorporation and the Delaware bylaws provide that the number constituting the board of directors shall not be less than five (5) nor more than seventeen (17). The Delaware bylaws provide that the number of directors within this variable range may be fixed or changed from time to time by the board of directors. Quintiles Delaware’s board of directors will be initially comprised of twelve (12) members.

The DGCL provides that a corporation’s board of directors must consist of one or more individuals, with the number fixed by the bylaws or the certificate of incorporation, and where the number is fixed by the certificate of incorporation, a change in the number of directors shall be made only by amendment of the certificate.

The DGCL permits the certificate of incorporation and bylaws to prescribe qualifications for directors.

IMS Health’s certificate of incorporation and the bylaws provide that the number constituting the board of directors shall not be fewer than three (3) nor more than seventeen (17), each of whom shall be a natural person. IMS Health’s bylaws provide that the number of directors within this variable range may be fixed or changed from time to time by the board of directors. IMS Health’s board of directors is comprised of eights (8) members. IMS Health’s certificate of incorporation provides that subject to special rights of the holders of any series of preferred stock, the number of directors shall be fixed exclusively pursuant to a resolution adopted by the board of directors of IMS Health.

Classification of the Board of Directors

The DGCL permits, but does not require, a classified board of directors, which can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

Quintiles Delaware will have a classified board with three classes of directors and each class of directors consisting, as nearly as possible, of one-third of the number of directors constituting the entire board of directors.

The DGCL permits, but does not require, a classified board of directors, which can be divided into two or three classes with staggered terms of office, with only one class of directors standing for election each year.

IMS Health has a classified board with three classes of directors and each class of directors consists, as nearly as possible, of one-third of the number of directors constituting the entire board of directors.

Election of the Board of Directors	The DGCL provides that unless the certificate of incorporation or bylaws provide otherwise, the directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders’ meeting at	The DGCL provides that unless the certificate of incorporation or bylaws provide otherwise, the directors of a corporation are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election at a stockholders’ meeting at

	Quintiles Delaware	IMS Health

which a quorum is present. The DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting.

The Delaware certificate of incorporation and the Delaware bylaws contain provisions consistent with the DGCL relating to the election of directors and do not provide for cumulative voting.

which a quorum is present. The DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting.

IMS Health’s certificate of incorporation and bylaws contain provisions consistent with the DGCL relating to the election of directors and do not provide for cumulative voting.

Vacancies on the Board of Directors

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

The Delaware certificate of incorporation provides that stockholders may fill a vacancy at the same meeting where they have removed a director for cause, provided that whenever any director has been elected by a voting group of stockholders, such vacancy may be filled only by the holders of shares of that voting group.

If stockholders do not fill the vacancy caused by removal of a director, or for newly created directorships resulting from any increase in the authorized number of directors, the vacancy may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, except as provided in the Delaware bylaws. Directors chosen to fill such a vacancy hold office for a term expiring at the next election of the class for which such director has been chosen and until such director’s successor shall have been duly elected and qualified.

The Delaware bylaws do not alter these provisions, except to provide that during the transition period, vacancies resulting from the cessation of service by any Continuing

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

The IMS Health certificate of incorporation provides that stockholders may fill a vacancy at the same meeting where they have removed a director for cause, provided that whenever any director has been elected by a voting group of stockholders, such vacancy may be filled only by the holders of shares of that voting group.

If stockholders do not fill the vacancy caused by removal of a director, or for newly created directorships resulting from any increase in the authorized number of directors, the vacancy may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, except as provided in the IMS Health bylaws. Directors chosen to fill such a vacancy hold office for a term expiring at the next election of the class for which such director has been chosen and until such director’s successor shall have been duly elected and qualified.

The IMS Health certificate of incorporation provides that a vacancy in the board of directors may also be filled by a sole

	Quintiles Delaware	IMS Health
	Quintiles Director shall be filled by an individual whose appointment or election is endorsed by at least a majority of Continuing Quintiles Directors then in office, and vacancies resulting from the cessation of service by any Continuing IMS Health Director shall be filled by an individual whose appointment or election is endorsed by at least a majority of Continuing IMS Health Directors then in office. Additionally, subject to the Shareholders Agreement, the shareholder who designated the nominee that created the vacancy may designate a new nominee to fill that vacancy.	remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall only be filled by vote of a majority of the outstanding shares of common stock. Prior to such time that the IMS Health Sponsor Stockholders cease to beneficially own more than 50% of the outstanding shares of IMS Health common stock (the “Trigger Date”), any vacancy created by the removal of a director designated or nominated by an IMS Health Sponsor Stockholder, shall be filled exclusively by such IMS Health Sponsor Stockholder. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Removal of Directors

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise; in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause.

The Delaware certificate of incorporation provides that the stockholders may remove any directors or the entire board of directors only for cause and only by the affirmative vote of holders of at least seventy-five percent (75%) of outstanding shares of common stock and fill the vacancy or vacancies, and if a director has been elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove him or her, and the vacancy may be filled by holders of shares of that group.

Additionally, a director may not be removed by the stockholders at a meeting unless the notice of the meeting specifies such removal as one of its purposes. If any directors are removed, new directors may be elected at the same meeting.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise; in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause.

The IMS Health certificate of incorporation provides that prior to the Trigger Date, directors may be removed with or without cause by a vote of the majority of shares of IMS Health common stock entitled to vote on such matter; however, after the Trigger Date, directors may be removed only for cause and only by the affirmative vote of at least seventy-five percent (75%) of the shares of IMS Health common stock entitled to vote on such matter.

	Quintiles Delaware	IMS Health
Control Share Acquisitions and Business Combinations

Section 203 of the DGCL is Delaware’s business combination statute. Section 203 is designed to protect publicly traded Delaware corporations, such as Quintiles Delaware, from hostile takeovers, by prohibiting a Delaware corporation from engaging in a “business combination,” such as a merger or consolidation with any “interested stockholder,” with a person beneficially owning 15% or more of the corporation’s voting stock or his or her affiliates for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

Quintiles Delaware has not opted out of the protections of Section 203 of the DGCL.

Section 203 of the DGCL is Delaware’s business combination statute. Section 203 is designed to protect publicly traded Delaware corporations, such as IMS Health, from hostile takeovers, by prohibiting a Delaware corporation from engaging in a “business combination,” such as a merger or consolidation with any “interested stockholder,” with a person beneficially owning 15% or more of the corporation’s voting stock or his or her affiliates for three years following the time that person becomes a 15% beneficial owner, with certain exceptions. A corporation may elect not to be governed by Section 203 of the DGCL with an express provision in its original certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

IMS Health has opted out of Section 203 of the DGCL. However, the IMS Health certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide the IMS Health Sponsor Stockholders and their transferees will not be deemed to be “interested stockholders,” and accordingly will not be subject to such restrictions.

Notice of Stockholders’ Meetings

The Delaware bylaws provide that written notice of an annual or special meeting must be mailed to each stockholder entitled to vote at such meeting at least 10 but not more than 60 days prior to the meeting. Such notice must state the location, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting. A notice of a special meeting must describe the order of business to be addressed at the meeting.

The Delaware bylaws further require that all notices of stockholder meetings be sent either personally, by electronic transmission or by mail.

IMS Health’s bylaws provide that written notice of each meeting of stockholders, shall be mailed not less than 10 nor more than 60 days before the date of such meeting to each stockholder entitled to vote thereat. The IMS Health bylaws further provide that all notices of stockholder meetings state the date and time of the meeting, contain the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of all remote communications, in any, by which stockholders and proxy holders may be deemed present and vote, and, in the case of all special meetings of stockholders, the purpose or purposes of the meeting shall be given.

	Quintiles Delaware	IMS Health
Stockholder Action Without a Meeting

The DGCL provides that unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Delaware certificate of incorporation provides that stockholders may not act by written consent.

The IMS Health certificate of incorporation provides that prior to the Trigger Date, shareholder action by written consent is permitted. After the Trigger Date, shareholder action by written consent is not permitted.

Stockholder Voting Provisions

The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by the DGCL or by the certificate of incorporation or bylaws, under the DGCL, all matters brought before a stockholders’ meeting require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at a stockholders’ meeting at which a quorum is present.

The Delaware bylaws provide that except as otherwise provided by law, its certificate of incorporation or its bylaws, all matters to be voted on by its stockholders, except for the election of directors must be approved by a majority of the votes cast on the matter affirmatively or negatively.

According to the IMS Health certificate of incorporation, each holder of IMS Health common stock is entitled to one vote for each share of common stock held of record, provided that, except as otherwise required by law, holders of IMS Health common stock shall not be entitled to vote on any amendment to the IMS Health certificate of incorporation that relates solely to the terms of one of more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation or the DGCL.

IMS Health’s bylaws provide that except as otherwise provided by law, its certificate of incorporation or its bylaws, all matters to be voted on by IMS Health stockholders, except for the election of directors must be approved by a majority of the votes cast on the matter affirmatively or negatively.

Special Meetings of Stockholders	Under the DGCL, special stockholder meetings of a corporation may be called by the corporation’s board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.	Under the DGCL, special stockholder meetings of a corporation may be called by the corporation’s board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

	Quintiles Delaware	IMS Health

The Delaware certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of the board of directors, by the chief executive officer or by a majority vote of the entire board of directors.

The Delaware certificate of incorporation provides that only such business shall be conducted or considered, as shall have been properly brought before the special meeting pursuant to Quintiles Delaware’s notice of meeting. To be properly brought before a special meeting, (i) proposals of business must be specified in Quintiles Delaware’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors or (ii) all stockholders must be present in person or by proxy.

The IMS Health certificate of incorporation provides that special meetings of stockholders may be called only (i) by or at the direction of the chairman or vice-chairman of the board of directors, (ii) by the chief executive officer, (iii) by the board of directors pursuant to a written resolution adopted by a majority of the total number of directors which IMS Health would have if there were no vacancies, or (iv) prior to the Trigger Date, by the Corporate Secretary of IMS Health at the request of the holders of 50% or more of the outstanding shares of IMS Health common stock.

The IMS Health certificate of incorporation provides that only such business shall be conducted or considered, as shall have been properly brought before the special meeting pursuant to the notice of meeting. To be properly brought before a special meeting, (i) proposals of business must be specified in IMS Health’s notice of meeting (or any supplement thereto) given by or at the direction of the board of directors or (ii) all stockholders must be present in person or by proxy.

Stockholder Quorum

The DGCL generally provides that a quorum for a stockholders’ meeting consists of a majority of shares entitled to vote present in person or represented by proxy at such meeting, unless the certificate of incorporation or bylaws of the corporation provide otherwise.

The Delaware bylaws provide that generally holders of a majority of the outstanding shares of common stock entitled to cast a vote of all outstanding shares entitled to vote generally in the election of directors constitutes a quorum. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series constitutes a quorum.

The IMS Health bylaws provide that the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock in IMS Health entitled to vote generally in the election of directors, present in person or by proxy, constitutes a quorum for a meeting of stockholders, unless a larger number is required by applicable law or the certificate of incorporation.

	Quintiles Delaware	IMS Health
Indemnification of Directors and Officers; Limitation on Liabilities

The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the

The DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL further provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the

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extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

The Delaware certificate of incorporation provides that its directors, officers and other agents will be indemnified by Quintiles Delaware to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director, officer or other agent on behalf of the corporation.

extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Under the DGCL, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

The IMS Health certificate of incorporation provides that its directors, officers and other agents may be indemnified IMS Health to the fullest extent authorized by Delaware law as it now exists or may in the future be amended to provide additional indemnification, against all expenses, liabilities and loss incurred in connection with their service as a director, officer or other agent on behalf of the corporation. The IMS Health certificate of incorporation further specifies that IMS Health directors, officers and other agents will be indemnified against liability and loss suffered.

Advancement of Expenses	The Delaware certificate of incorporation provides that expenses incurred by a director or officer in connection with an action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by Quintiles Delaware.	The IMS Health certificate of incorporation and bylaws do not provide for advancement of expenses incurred in connection with an action, suit or proceeding.

	Quintiles Delaware	IMS Health
Amendment of Certificate of Incorporation

The DGCL provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Delaware certificate of incorporation and the Delaware bylaws generally provide for amendment as provided by statute. However, the Shareholders Agreement also provides that the parties to the Shareholders Agreement (other than the DG Shareholders) agree not to, and agree to cause their respective nominees not to take any action to, amend the Delaware certificate of incorporation or Delaware bylaws in any manner inconsistent with the governance provisions of the Shareholders Agreement.

The DGCL provides that an amendment to a corporation’s certificate of incorporation must be adopted by the board of directors through a resolution setting forth the proposed amendment and that the stockholders must approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The IMS Health certificate of incorporation and the IMS Health bylaws generally provide that prior to the Trigger Date, a vote of the majority of outstanding shares of IMS Health common stock is required to amend the IMS Health certificate of incorporation, which must include at least sixty-five percent (65%) of the shares of IMS Health common stock held by the IMS Health Sponsor Stockholders.

After the Trigger Date, a supermajority vote of seventy-five percent (75%) of the outstanding shares of IMS Health common stock is required to amend the IMS Health certificate of incorporation.

Amendment of Bylaws

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The Delaware certificate of incorporation and the Delaware bylaws generally provide that the Delaware bylaws may be amended by the board of directors, but during the transition period certain governance provisions may be amended only by an affirmative vote of at least two-thirds of the board of directors.

Additionally, any amendment, alteration, change, addition or repeal of the Delaware bylaws by the stockholders of Quintiles Delaware will require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Quintiles Delaware, voting together as a class,

The DGCL provides that the stockholders, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

The IMS Health certificate of incorporation and the IMS Health bylaws generally provide that prior to the Trigger Date, a vote of the majority of outstanding shares of IMS Health common stock is required to amend the IMS Health bylaws, which must include at least sixty-five percent (65%) of the shares of IMS Health common stock held by the IMS Health Sponsor Stockholders.

After the Trigger Date, a supermajority vote of seventy-five percent (75%) of the outstanding shares of IMS Health common stock is required to amend the IMS Health bylaws.

	Quintiles Delaware	IMS Health
entitled to vote on such amendment, alteration, change, addition or repeal.

Nomination of Director Candidates by Stockholders and Stockholder Proposals

The Delaware bylaws provide that in order to make a nomination or bring a proposal before the annual meeting of stockholders, a stockholder must be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the board of directors and at the time of the annual meeting, must be entitled to vote at such annual meeting, must comply with the procedures in the bylaws as to such nominations, including by giving timely updates and supplements to the secretary of Quintiles Delaware and such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must generally be delivered to the secretary at Quintiles Delaware’s principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

In the event that the number of directors to be elected to the board of directors is increased by the board of directors, and there is no public announcement by Quintiles Delaware naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice is also considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Quintiles Delaware not later than the close of business on the 10th day following the day on which such public announcement is first made.

A stockholder’s notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: the

IMS Health’s bylaws provide that in order to make a nomination or bring a proposal before the annual meeting of stockholders, a stockholder must be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the board of directors and at the time of the annual meeting, must be entitled to vote at such annual meeting, must comply with the procedures in the bylaws as to such nominations, including by giving timely updates and supplements to the secretary of IMS Health and such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must generally be delivered to the secretary at IMS Health’s principal executive offices (i) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, or (ii) if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement.

Pursuant to IMS Health’s bylaws, a stockholder’s notice must set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: the name and address of such stockholder of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, the class or series and number of shares of IMS Health stock which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, certain details about all ownership interests in IMS

Quintiles Delaware	IMS Health

name and address of such stockholder, as they appear on Quintiles Delaware’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert with them, the class or series and number of shares of Quintiles Delaware which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, certain details about all ownership interests in Quintiles Delaware capital stock by the stockholder and any beneficial owner, including any hedging, derivative, short or other economic interests and any rights to vote Quintiles Delaware capital stock, any significant equity interests or any derivative or short interests in any principal competitor of Quintiles Delaware held by such stockholder, any direct or indirect interest of such stockholder in any contract with Quintiles Delaware, any affiliate of Quintiles Delaware or any principal competitor of Quintiles Delaware and any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

As to any proposed nominee, the stockholder’s notice must also set forth: all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a description of all direct and indirect compensation and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each

Health’s capital stock by the stockholder and any beneficial owner and their respective affiliates or associates or others acting in concert with them, including any hedging, derivative, short or other economic interests and any rights to vote IMS Health capital stock, any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any beneficial owner, or their respective affiliates or associates or others acting in concert with them, has a right to vote any securities of IMS Health, any proportionate interest in shares of IMS Health or Derivative Instruments (as defined in IMS Health’s bylaws) held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner, or such respective affiliates or associates or others acting in concert with them, is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, any performance-related fees (other than an asset-based fee) that such stockholder or such beneficial owner, or their respective affiliates or associates, are entitled to based on any increase or decrease in the value of the shares of stock of IMS Health or Derivative Instruments, any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of IMS Health entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, a certification as to whether or not the stockholder and the beneficial owner, if any, and their respective affiliates or associates or others acting in concert with them, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and each beneficial owner’s acquisition of shares of

Quintiles Delaware	IMS Health

proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand and a questionnaire completed by the proposed nominee containing, among other things, information on the nominee’s background and qualifications and representations concerning such nominee’s compliance with Quintiles Delaware’s corporate governance policies, voting commitments, reimbursement arrangements, and other matters.

If the stockholder’s notice relates to a proposal of business other than a director nomination, such notice shall also set forth a brief description of the business proposed, the reasons for conducting such business, any material interest of such stockholder and beneficial owner, if any, in such business, the text of the proposal and a description of all agreements, arrangements and understandings between the stockholder, the beneficial owners, if any, and any other person related to such business proposal.

capital stock or other securities of IMS Health and the stockholder’s and each beneficial owner’s acts or omissions as a stockholder (or beneficial owner of securities) of IMS Health, and whether either the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of IMS Health’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of IMS Health’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination.

As to any proposed nominee, pursuant to IMS Health’s bylaws, the stockholder’s notice must also set forth: all information relating to such nominee as would be required to be disclosed in a proxy statement or other filing required in connection with a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and such nominee’s written consent to serve as a director if elected, a description of all direct and indirect compensation, other material monetary arrangements, agreements or understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand and a questionnaire in a form provided by IMS Health, executed by the proposed nominee and delivered within 10 days of the date that IMS Health makes the form available to the stockholder, which contains such information as may reasonably requested by the IMS Health to determine the eligibility of the proposed nominee to

	Quintiles Delaware	IMS Health

serve as an independent director of IMS Health or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The stockholder must be supplement this within 10 days after the record date for the determination of stockholders entitled to notice of the meeting to disclose.

If the stockholder’s notice relates to a proposal of business other than a director nomination, such notice shall also set forth a brief description of the business proposed, the reasons for making such proposal, any material interest of such stockholder and beneficial owner, if any, in such business, the text of the proposal, as well as any resolutions proposed for consideration or any proposed amendment to the certificate of incorporation and any material interest that the stockholder has in the proposal.

Unless otherwise required by law, pursuant to IMS Health’s bylaws, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of IMS Health to present a nomination or proposed business or does not provide the required information set out in the bylaws, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by IMS.

Declaration and Payment of Dividends	The DGCL permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid-in par value of shares or stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may not redeem	The DGCL permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid-in par value of shares or stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may not redeem

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or repurchase its shares if such redemption or repurchase would impair the capital of the corporation.

The Delaware certificate of incorporation provides that holders of shares of common stock are entitled to receive dividends payable either in cash, in property, or in shares of capital stock, when and if declared by the Quintiles Delaware board of directors at any annual or special meeting.

or repurchase its shares if such redemption or repurchase would impair the capital of the corporation.

Except as otherwise provided under the DGCL, IMS Health’s certificate of incorporation provides that holders of shares of common stock are entitled to receive and share equally any dividends payable either in cash, in shares of capital stock or otherwise, when and if declared by IMS Health’s board of directors, and subject to any preferential dividend rights of any then outstanding preferred stock.

Dissent and Appraisal Rights

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

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Forum Selection; Exclusive Jurisdiction

The Delaware bylaws provide that to the fullest extent permitted by law, unless Quintiles Delaware consents in writing to the selection of an alternate forum, the sole and exclusive forum for all litigation relating to the internal affairs of Quintiles Delaware, including without limitation (i) any derivative action or proceeding brought on behalf of Quintiles Delaware, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Quintiles Delaware to Quintiles Delaware or the stockholders of Quintiles Delaware, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Delaware certificate of incorporation or the Delaware bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, is a state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware. This provision may limit a stockholder’s ability to bring a claim in a judicial forum (other than in a Delaware court) that it finds preferable for disputes with Quintiles Delaware and its directors, officers or other employees.

The IMS Health certificate of incorporation provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of IMS Health, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the IMS Health to IMS Health or the IMS Health stockholders, (iii) any action asserting a claim against IMS Health arising pursuant to any provision of the DGCL or the IMS Health certificate of incorporation or bylaws or (iv) any action asserting a claim against IMS Health governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

	Quintiles Delaware	IMS Health
Renouncement of Corporate Opportunity

The DGCL permits a corporation to renounce in advance, either in its certificate of incorporation or by action of the board of directors, any interest in specific corporate opportunities or classes or categories of corporate opportunities, which in effect permits a corporation to limit the scope of the opportunities to which it lays claim, even in advance of when those opportunities arise.

The Delaware certificate of incorporation provides that the TPG Shareholders, the Bain Shareholders, the CPP Shareholder and the LGP Shareholders, each of whom have rights to designate nominees to the board of directors pursuant to the Shareholders Agreement, and certain of their affiliates, shall not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Quintiles Delaware or any of its subsidiaries. The Delaware certificate of incorporation further provide that Quintiles Delaware, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to the TPG Shareholders, the Bain Shareholders, the CPP Shareholders or the LGP Shareholders, or their affiliates.

The DGCL permits a corporation to renounce in advance, either in its certificate of incorporation or by action of the board of directors, any interest in specific corporate opportunities or classes or categories of corporate opportunities, which in effect permits a corporation to limit the scope of the opportunities to which it lays claim, even in advance of when those opportunities arise.

The IMS Health certificate of incorporation provides that the TPG-I Funds, the CPP Shareholder, and the LPG Shareholders, each of whom have rights to designate nominees to the board of directors pursuant to the Original IMS Health Shareholders Agreement, and certain of their affiliates, shall not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as IMS Health or any of its subsidiaries. The IMS Health certificate of incorporation further provide that IMS Health, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to the TPG-I Funds, the CPP Shareholder or the LPG Shareholders, or their affiliates.

APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Therefore, because IMS Health common stock is listed on the NYSE, and will receive in the merger only shares of Quintiles common stock, which will be publicly listed on the NYSE, and cash in lieu of fractional shares, holders of IMS Health common stock will not be entitled to appraisal rights in the merger with respect to their shares of IMS Health common stock.

Under the NCBCA, the holders of Quintiles common stock are not entitled to appraisal rights in connection with the share issuance proposal. See the section entitled “Comparison of Rights of Stockholders” beginning on page 162 for additional information.

LEGAL MATTERS

The validity of the shares of common stock that Quintiles will issue in exchange for IMS Health common stock pursuant to the merger agreement will be passed upon for Quintiles by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. The material federal income tax consequences of the merger will be passed upon for Quintiles by Bryan Cave LLP and for IMS Health by Weil, Gotshal & Manges LLP.

EXPERTS

Quintiles

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this joint proxy statement/prospectus and Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

IMS Health

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this joint proxy statement/prospectus and Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Cegedim business IMS Health acquired during 2015) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements and financial statement schedules of the customer relationship management and strategic data business of Cegedim for the three years in the period ended December 31, 2014 incorporated by reference in this joint proxy statement/prospectus and Registration Statement have been so incorporated in reliance on the report of Mazars, independent accountants, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

Surviving Corporation

If the merger is completed, Quintiles and IMS Health stockholders will become stockholders of the Surviving Corporation.

Following the merger, any eligible stockholder of the Surviving Corporation wishing to have a proposal considered for inclusion in the Surviving Corporation’s 2017 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 of the Exchange Act must set forth such proposal in writing and submit it to the Surviving Corporation’s Corporate Secretary at the Surviving Corporation’s principal executive offices at 4820 Emperor Boulevard, Durham, North Carolina 27703 on or before November 21, 2016. The Surviving Corporation’s board of directors will review proposals from eligible stockholders if they are received by November 21, 2016 and will determine whether such proposals will be included in its 2017 proxy solicitation materials. Under Rule 14a-8 a stockholder is eligible to present proposals to the board of directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of company securities entitled to be voted at the 2017 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8.

Following the merger, if a stockholder desires to have a proposal presented or nominate a director candidate at the Surviving Corporation’s 2017 annual meeting of stockholders and the proposal is not intended to be included in the company’s 2017 proxy solicitation materials, the stockholder must give advance notice to the Surviving Corporation in accordance with the Delaware bylaws. In order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Surviving Corporation’s Corporate Secretary at the company’s principal executive offices not after February 3, 2017 and not before January 5, 2017. All stockholder proposals must include the information required by the company’s bylaws. Stockholders may contact the Surviving Corporation’s Corporate Secretary at the address set forth above for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.

Quintiles

In case the merger is not completed, any eligible shareholder of Quintiles wishing to have a proposal considered for inclusion in its 2017 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 must set forth such proposal in writing and submit it to the Quintiles’ Corporate Secretary at Quintiles principal executive offices at 4820 Emperor Boulevard, Durham, North Carolina 27703 on or before November 21, 2016. The Quintiles board of directors will review proposals from eligible shareholders if they are received by November 21, 2016 and will determine whether such proposals will be included in its 2017 proxy solicitation materials. Under Rule 14a-8, a shareholder is eligible to present proposals to the board of directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of company securities entitled to be voted at the 2016 annual meeting of shareholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8.

In the case the merger is not completed, if a shareholder desires to have a proposal presented or nominate a director candidate at the Quintiles’ 2017 annual meeting of shareholders and the proposal is not intended to be included in the company’s 2017 proxy solicitation materials, the shareholder must give advance notice to Quintiles’ in accordance with the Quintiles’ bylaws. In order for a shareholder proposal to be properly brought before any meeting of shareholders, the shareholder must give notice of the proposal in writing to Quintiles’ Corporate Secretary at the company’s principal executive offices no after February 3, 2017 and not before January 5, 2017. All shareholder proposals must include the information required by the company’s bylaws.

Shareholders may contact Quintiles’ Corporate Secretary at the address set forth above for a copy of the bylaw provisions that set forth the requirements for making shareholder proposals and nominating director candidates.

IMS Health

If the merger is completed, there will be no IMS Health annual meeting of stockholders for 2017. In that case, stockholder proposals must be submitted to the Surviving Corporation’s Corporate Secretary in accordance with procedures described above.

In case the merger is not completed, proposals of stockholders intended to be presented at the 2017 annual meeting of stockholders of IMS Health must be received by IMS Health marked to the attention of Harvey A. Ashman, Corporate Secretary, at its principal executive offices at 83 Wooster Heights Road, Danbury, Connecticut 06810 by October 25, 2016. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion. Under IMS Health’s bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an IMS Health annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of IMS at 83 Wooster Heights Road, Danbury, Connecticut 06810. IMS Health must receive the notice of the stockholder’s intention to introduce a nomination or proposed item of business at its 2017 annual meeting of stockholders no earlier than December 9, 2016, and no later than January 8, 2017. If, however, the date of IMS Health’s 2017 annual meeting of stockholders is more than 30 days before or after the anniversary date of IMS Health’s 2016 annual meeting, IMS Health must receive notice on or before ten days after the day on which the date of IMS Health’s 2017 annual meeting of stockholders is first disclosed in a public announcement.

QUINTILES PROPOSAL NO. 1—APPROVAL OF THE MERGER AGREEMENT

As discussed throughout this joint proxy statement/prospectus, Quintiles is asking its shareholders to approve the proposal to approve the merger agreement. Holders of shares of Quintiles common stock should read carefully this joint proxy statement/prospectus in its entirety, including the Appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of Quintiles common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

The affirmative vote of a majority of the outstanding shares of the Quintiles common stock entitled to be cast on the proposal is required to approve the merger agreement. The vote on the approval of the merger agreement is conditioned on the approval of the issuance of shares of Surviving Corporation common stock in the merger, approval of the Reincorporation Proposal, and approval of the two proposals regarding the Delaware certificate of incorporation.

The Quintiles board of directors recommends a vote “FOR” the proposal to approve the merger agreement.

QUINTILES PROPOSAL NO. 2—ISSUANCE OF SHARES TO IMS HEALTH STOCKHOLDERS

It is a condition to completion of the merger that Quintiles issue shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger agreement. Upon completion of the merger, each share of IMS Health common stock outstanding immediately before the merger will be converted into the right to receive 0.3840 of a share of Surviving Corporation common stock. This exchange ratio is fixed and will not be adjusted to reflect share price changes prior to closing.

Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Based on the assumptions described in “The Merger—Effects of the Merger,” if the merger is completed, it is currently estimated that Quintiles will issue approximately 126,565,945 shares of Surviving Corporation common stock in connection with the merger based on the shares outstanding of IMS Health as of August 12, 2016. On an as-converted basis, the aggregate number of shares of Surviving Corporation common stock to be issued in the merger will exceed 20% of the shares of Surviving Corporation common stock outstanding before such issuance and for this reason Quintiles must obtain the approval of Quintiles shareholders for the issuance of shares of Surviving Corporation common stock to IMS Health stockholders in connection with the merger.

The issuance of shares of Surviving Corporation common stock to IMS Health stockholders is necessary to complete the merger and the approval of the share issuance proposal is required for completion of the merger.

The affirmative vote of a majority of the votes cast on Quintiles Proposal No. 2 is required to approve the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger. The vote on the issuance of Surviving Corporation common stock to IMS Health stockholders is conditioned on the approval of the merger agreement, the Reincorporation Proposal, and the two proposals regarding the Delaware certificate of incorporation.

The Quintiles board of directors recommends a vote “FOR” the approval of the issuance of shares of Surviving Corporation common stock to IMS Health stockholders pursuant to the merger.

QUINTILES PROPOSAL NO. 3—REINCORPORATION PROPOSAL: CHANGE OF QUINTILES’ STATE OF INCORPORATION FROM NORTH CAROLINA TO DELAWARE

As discussed under “The Reincorporation” beginning on page 154, Quintiles is asking its shareholders to approve the proposal to change the state of incorporation of Quintiles from the State of North Carolina to the State of Delaware. It is a condition to completion of the merger that Quintiles shareholders approve the Reincorporation Proposal.

A vote in favor of the Reincorporation Proposal is a vote to approve the plan of conversion and, therefore, the Reincorporation. A vote in favor of the Reincorporation Proposal is also effectively a vote in favor of the Delaware certificate of incorporation, as the plan of conversion will authorize Quintiles to file the articles of conversion, the certificate of conversion and the Delaware certificate of incorporation.

If the Reincorporation Proposal fails to obtain the requisite vote for approval, the Reincorporation will not be completed and Quintiles will continue to be incorporated in North Carolina and be subject to the North Carolina articles of incorporation and the North Carolina bylaws. Because completion of the Reincorporation is a condition to IMS Health’s obligation to complete the merger, if the Reincorporation Proposal fails to obtain the requisite vote for approval, IMS Health may elect to terminate the merger agreement and to not complete the merger.

The affirmative vote of the holders of a majority of the outstanding shares of Quintiles common stock entitled to be cast thereon is required for approval of the Reincorporation Proposal. A vote for the Reincorporation Proposal will be a vote for the Reincorporation and a vote for the Delaware certificate of incorporation.

The vote on the Reincorporation Proposal is conditioned on the approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger and the two proposals regarding the Delaware certificate of incorporation.

The Quintiles board of directors recommends a vote “FOR” the approval of Quintiles’ reincorporation in Delaware.

QUINTILES PROPOSAL NO. 4—CERTIFICATE OF INCORPORATION: NUMBER OF AUTHORIZED SHARES

As discussed throughout this joint proxy statement/prospectus, Quintiles is asking its shareholders to approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation. Although a separate vote on this provision is not required to effect the reincorporation under applicable North Carolina or Delaware law, it is a condition to completion of the merger that Quintiles shareholders approve the Delaware certificate of incorporation or one or more provisions thereof. The 400,000,000 authorized shares of common stock in the Delaware certificate of incorporation represent an increase from the existing authorization of 300,000,000 shares of common stock in the North Carolina articles of incorporation. Such increase is less than the number of shares of Surviving Corporation common stock expected to be issued in connection with the merger.

Based on the shares outstanding and reserved for issuance of both Quintiles and IMS Health as of August 12, 2016, it is anticipated that there will be approximately 126,565,945 shares of common stock issued in the merger, resulting in approximately 245,607,584 shares outstanding immediately following the merger, with an additional 31,032,358 shares reserved for issuance under equity plans.

Although Quintiles currently has authorized but unissued shares of common stock sufficient to complete the merger, its board of directors has determined that the increase in authorized common stock is desirable and in the best interests of shareholders because it will enhance the Surviving Corporation’s flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the merger. Although there is no present intention to issue any shares beyond those contemplated by the merger, the transactions contemplated thereby and in the ordinary course of business, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since stockholders of the Surviving Corporation will have no preemptive rights, the board of directors would be able to issue the increased number of shares at any time without further authorization from such stockholders, except to the extent otherwise required by law or NYSE rules. The terms upon which any such securities may be issued will be determined by the board of directors of the Surviving Corporation.

The additional shares of common stock would have rights as described in “Description of Capital Stock” beginning on page 157 and “Comparison of Rights of Stockholders” beginning on page 162 Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting rights of existing holders of common stock and lower earnings per share. The Surviving Corporation could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of common stock of the Surviving Corporation.

The determination of the number of authorized shares of common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, shareholders should be aware that, while not the current intention, approval of this proposal could facilitate future efforts by the Surviving Corporation to deter or prevent changes in control of the Surviving Corporation, including transactions the board of directors determines are not in the best interests of the Surviving Corporation or its stockholders. For example, without further stockholder approval, the board of directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

The affirmative vote of a majority of the outstanding shares of the Quintiles common stock entitled to be cast on the proposal is required to approve the number of authorized shares of common stock contained in the

Delaware certificate of incorporation. The vote on the approval of Quintiles Proposal No. 4 is conditioned on the adoption and/or approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the Reincorporation Proposal, and the other proposal regarding the Delaware certificate of incorporation.

The Quintiles board of directors recommends a vote “FOR” the proposal to approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation.

QUINTILES PROPOSAL NO. 5—CERTIFICATE OF INCORPORATION: ELIMINATION OF SUPERMAJORITY VOTING

As discussed throughout this joint proxy statement/prospectus, Quintiles is asking its shareholders to approve a provision in the Delaware certificate of incorporation that would have the effect of eliminating certain supermajority voting provisions currently contained in the North Carolina articles of incorporation following its reincorporation in Delaware. Although a separate vote on this provision is not required to effect the reincorporation under applicable North Carolina or Delaware law, it is a condition to completion of the merger that Quintiles shareholders approve the Delaware certificate of incorporation or one or more provisions thereof.

The North Carolina articles of incorporation provide that the affirmative vote of at least seventy-five percent (75%) of the voting power of all outstanding shares entitled to vote generally in the election of directors, voting as a single class, is required to adopt any provision inconsistent with, to amend or repeal any provision of, or adopt a bylaw inconsistent with Articles 4, 6, 7, 8, 10, 11, 12, 15, 16, and 17, which generally relate to:

•	corporate purpose;

•	prohibition of action by written consent and restriction on the calling of special meetings of shareholders;

•	registered shareholders;

•	the board of directors, including its classification and terms of office;

•	removal of directors, filling of vacancies on the board;

•	limitations of liability of directors;

•	the amendment of the articles of incorporation;

•	the inapplicability of the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act;

•	regulation of certain types of business combinations; and

•	the renouncement of corporate opportunities.

For more information regarding provisions contained in the North Carolina articles of incorporation, see “Comparison of Rights of Stockholders” beginning on page 162.

The Delaware certificate of incorporation does not require supermajority approval by stockholders for the amendment of any provisions of the certificate of incorporation.

The affirmative vote of a majority of the outstanding shares of the Quintiles common stock entitled to be cast on the proposal is required to approve Quintiles Proposal No. 5. The vote on the approval of Proposal No. 5 is conditioned on the adoption and/or approval of the merger agreement, the issuance of shares of Surviving Corporation common stock in the merger, the Reincorporation Proposal, and the other proposal regarding the Delaware certificate of incorporation.

The Quintiles board of directors recommends a vote “FOR” the proposal to approve the elimination of supermajority voting in certain provisions of the Delaware certificate of incorporation.

QUINTILES PROPOSAL NO. 6—ADVISORY VOTE ON SPECIFIC COMPENSATORY ARRANGEMENTS RELATING TO THE MERGER

In accordance with Section 14(A)(b) of the Exchange Act, Quintiles is providing its shareholders with the opportunity to cast an advisory (non-binding) vote at the Quintiles special meeting to approve the compensation that may be paid or become payable to Quintiles’ named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or has become payable in connection with the merger, as disclosed under “The Merger—Interests of Quintiles Directors and Executive Officers in the Merger” and “—Summary of Potential Payments to Quintiles’ Named Executive Officers.” This non-binding, advisory proposal relates only to the contractual obligations of Quintiles that exist as of the completion of the merger (including arrangements that will only become effective if the merger is completed) that may result in a payment to Quintiles’ named executive officers in connection with the completion of the merger (regardless of the timing of payment) and does not relate to any new compensation or other arrangements following the merger.

As required by those rules, Quintiles is asking its shareholders to vote on the approval, on an advisory (non-binding) basis, of the specific compensatory arrangements between Quintiles and its named executive officers related to the merger.

Accordingly, Quintiles is requesting that holders of Quintiles common stock approve the following resolution:

RESOLVED, that the shareholders of Quintiles Transnational Holdings Inc. approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K and as further described in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Quintiles Directors and Executive Officers in the Merger” and “—Summary of Potential Payments to Quintiles’ Named Executive Officers.”

The advisory vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger agreement and the Reincorporation. Accordingly, Quintiles shareholders may vote to approve the compensation that may be paid or become payable to Quintiles’ named executive officers in connection with the merger and vote to not approve the merger agreement and the Reincorporation and vice versa. The proposal to approve such compensation will be approved if the votes cast for approval exceed the votes cast against approval. Because the vote is advisory in nature only, it will not be binding on Quintiles or the Surviving Corporation, will not overrule any decision of the board of directors of Quintiles or the Surviving Corporation and will not create or imply any additional fiduciary duties on the board of directors of Quintiles or the Surviving Corporation or any member thereof. If the merger is completed, Quintiles will be contractually obligated to pay the compensation payable under such arrangements, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The approval of the merger agreement, approval of the Reincorporation, or any of the other Quintiles proposals, are not conditioned on the approval of Quintiles Proposal No. 6.

The Quintiles board of directors recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the specific compensatory arrangements between Quintiles and its named executive officers relating to the merger.

QUINTILES PROPOSAL NO. 7—ADJOURNMENT

The Quintiles special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies for any proposal if necessary to obtain additional votes in favor of Quintiles Proposals Nos. 1-5.

If, at the Quintiles special meeting, the number of shares of Quintiles common stock present or represented and voting in favor of any of the proposals is insufficient to approve such proposal, Quintiles may to move to adjourn the Quintiles special meeting in order to enable the Quintiles board of directors to solicit additional proxies for any proposal if necessary to obtain additional votes in favor of Quintiles Proposals Nos. 1-5.

In the Quintiles adjournment proposal, Quintiles is asking its shareholders to authorize the holder of any proxy solicited by the Quintiles board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Quintiles special meeting to another time and place for the purpose of soliciting additional proxies. If the Quintiles shareholders approve the proposal to adjourn the special meeting, Quintiles could adjourn the Quintiles special meeting and any adjourned session of the Quintiles special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Quintiles shareholders who have previously voted, for any proposal.

The affirmative vote of a majority of the votes cast with respect to Quintiles Proposal No. 7 special meeting is required to approve such proposal.

The Quintiles board of directors recommends a vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

IMS HEALTH PROPOSAL NO. 1—ADOPTION OF MERGER AGREEMENT

As discussed throughout this joint proxy statement/prospectus, IMS Health is asking its stockholders to adopt the merger agreement. Holders of shares of IMS Health common stock should read carefully this joint proxy statement/prospectus in its entirety, including the Appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of IMS Health common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

The affirmative vote of a majority of the total number of shares of IMS Health common stock outstanding and entitled to vote is required for IMS Health to complete the merger. The proposal to adopt the merger is conditioned on the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (i.e., IMS Health Proposals Nos. 2 and 3).

The IMS Health board of directors recommends a vote “FOR” the proposal to adopt the merger agreement.

IMS HEALTH PROPOSAL NO. 2—CERTIFICATE OF INCORPORATION: ELIMINATION OF SUPERMAJORITY VOTING

As discussed throughout this joint proxy statement/prospectus, IMS is asking its stockholders to approve a provision in the Delaware certificate of incorporation that would have the effect of eliminating certain supermajority voting provisions currently contained in the North Carolina articles of incorporation following Quintiles’ reincorporation in Delaware. Although a separate vote on this provision is not required to effect the reincorporation under applicable North Carolina or Delaware law, it is a condition to completion of the merger that IMS Health stockholders approve the Delaware certificate of incorporation or one or more provisions thereof.

The Delaware certificate of incorporation does not require supermajority approval by stockholders for the amendment of any provisions of the certificate of incorporation.

The affirmative vote of a majority of the votes cast on the proposal affirmatively or negatively is required to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation. IMS Health Proposal No. 2 is conditioned on the adoption of the merger agreement and the proposal regarding the authorized common stock contained in the Delaware certificate of incorporation (i.e., IMS Health Proposals Nos. 1 and 3).

The IMS Health board of directors recommends a vote “FOR” the proposal to approve the elimination of supermajority voting in certain provisions of the Delaware certificate of incorporation.

IMS HEALTH PROPOSAL NO. 3—CERTIFICATE OF INCORPORATION:

NUMBER OF AUTHORIZED SHARES

As discussed throughout this joint proxy statement/prospectus, IMS Health is asking its stockholders to approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation. It is a condition to completion of the merger that IMS Health stockholders approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation. The 400,000,000 authorized shares of common stock in the Delaware certificate of incorporation represent an increase from the existing authorization of 300,000,000 shares of common stock in the North Carolina articles of incorporation. Such increase is less than the number of shares of Surviving Corporation common stock expected to be issued in connection with the merger.

Based on the shares outstanding and reserved for issuance of both Quintiles and IMS Health as of August 12, 2016, it is anticipated that there will be approximately 126,565,945 shares of common stock issued in the merger, resulting in approximately 245,607,584 shares outstanding immediately following the merger, with an additional 31,032,358 shares reserved for issuance under equity plans.

Although Quintiles currently has authorized but unissued shares of common stock sufficient to complete the merger, IMS Health’s board of directors has determined that the increase in authorized common stock is desirable and in the best interests of stockholders because it will enhance the Surviving Corporation’s flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the merger.

Although there is no present intention to issue any shares beyond those contemplated by the merger, the transactions contemplated thereby and in the ordinary course of business, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since stockholders of the Surviving Corporation will have no preemptive rights, the board of directors would be able to issue the increased number of shares at any time without further authorization from such stockholders, except to the extent otherwise required by law or NYSE rules. The terms upon which any such securities may be issued will be determined by the board of directors of the Surviving Corporation.

The additional shares of common stock would have rights as described in “Description of Capital Stock” beginning on page 157 and “Comparison of Rights of Stockholders” beginning on page 162. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting rights of existing holders of common stock and lower earnings per share. The Surviving Corporation could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of common stock of the Surviving Corporation.

The determination of the number of authorized shares of common stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of this proposal could facilitate future efforts by the Surviving Corporation to deter or prevent changes in control of the Surviving Corporation, including transactions the board of directors determines are not in the best interests of the Surviving Corporation or its stockholders. For example, without further stockholder approval, the board of directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

The affirmative vote of a majority of the votes cast on the proposal affirmatively or negatively is required to approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation. IMS Health Proposal No. 3 is conditioned on the adoption of the merger agreement and the approval of the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation (i.e., IMS Health Proposals Nos. 1 and 2).

The IMS Health board of directors recommends a vote “FOR” the proposal to approve the number of authorized shares of common stock contained in the Delaware certificate of incorporation.

IMS HEALTH PROPOSAL NO. 4—ADVISORY VOTE ON SPECIFIC COMPENSATORY ARRANGEMENTS RELATING TO THE MERGER

In accordance of Section 14(A)(b) of the Exchange Act, IMS Health is providing its stockholders with the opportunity to cast an advisory (non-binding) vote at the IMS Health special meeting to approve the compensation that may be paid or become payable to IMS Health’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or has become payable in connection with the merger, as disclosed under “The Merger—Interests of IMS Health Directors and Executive Officers in the Merger.” This non-binding advisory proposal relates only to the contractual obligations of IMS Health that exist as of the completion of the merger (including arrangements that may only become effective if the merger is completed) that may result in a payment to IMS Health’s named executive officers in connection with the completion of the merger (regardless of the timing of payment) and does not relate to any new compensation or other arrangements in connection with or following the merger.

As required by those rules, IMS Health is asking its stockholders to vote on the approval, on an advisory (non-binding) basis of the specific compensatory arrangements between IMS Health and its named executive officers related to the merger.

Accordingly, IMS Health is requesting that holders of IMS Health common stock approve the following resolution:

RESOLVED, that the shareholders of IMS Health Holdings, Inc. approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K and as further described in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of IMS Health Directors and Executive Officers in the Merger” and “—Summary of Potential Payments to IMS Health’s Named Executive Officers.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, IMS Health stockholders may vote to approve the compensation that may be paid or become payable to IMS Health’s named executive officers in connection with the merger and vote to not approve the merger and vice versa. The affirmative vote of a majority of the votes cast on the proposal affirmatively or negatively is required to approve such compensatory arrangements, but because the vote is advisory in nature only, it will not be binding on IMS Health or the IMS Health board of directors or any of its committees. Accordingly, if the merger is completed, IMS Health and/or Quintiles will be contractually obligated to pay the compensation payable under such arrangements, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The approval of IMS Health Proposals Nos. 1, 2 and 3 are not conditioned on the approval of this proposal.

The IMS Health board of directors recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the specific compensatory arrangements between IMS Health and its named executive officers relating to the merger.

IMS HEALTH PROPOSAL NO. 5—ADJOURNMENT

The IMS Health special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies for any proposal if necessary to obtain additional votes for IMS Health Proposals Nos. 1, 2 and 3.

If, at the IMS Health special meeting, the number of shares of IMS Health common stock present or represented and voting in favor of the proposal to adopt the merger agreement or the proposal to approve the elimination of the supermajority voting requirements to amend the Delaware certificate of incorporation is insufficient to approve such proposal, IMS Health intends to move to adjourn the IMS Health special meeting in order to solicit additional proxies for approval of the proposal to adopt the merger agreement and/or the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation.

In the IMS Health adjournment proposal, IMS Health is asking its stockholders to authorize the holder of any proxy solicited by IMS Health to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the IMS Health special meeting to another time and place for the purpose of soliciting additional proxies for any proposal if necessary to obtain votes for IMS Health Proposals Nos. 1, 2 and 3. If the IMS Health stockholders approve the proposal to adjourn the special meeting, IMS Health could adjourn the IMS Health special meeting and any adjourned session of the IMS Health special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from IMS Health stockholders who have previously voted.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to adjourn the IMS Health special meeting.

The IMS Health board of directors recommends a vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Quintiles has filed a registration statement on Form S-4 with the SEC that registers the Quintiles common stock to be issued in the merger to IMS Health stockholders. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Quintiles and a joint proxy statement of Quintiles and IMS Health for their respective special meetings. As allowed by SEC rules and regulations, this joint proxy statement/prospectus does not contain all of the information in the registration statement.

Each of Quintiles and IMS Health file reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including Quintiles’ and IMS Health’s filings. The internet address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by Quintiles and IMS Health at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. IMS Health’s internet address is www.imshealth.com. Quintiles’ internet address is www.quintiles.com. The information on IMS Health’s and Quintiles’ websites is not part of this joint proxy statement/prospectus. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by IMS Health and Quintiles through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of IMS Health or Quintiles at the following:

IMS Health	Quintiles
ir@imshealth.com	InvestorRelations@quintiles.com
+1.203.448.4600	+1.919.998.2590
Investor Relations	4820 Emperor Boulevard
83 Wooster Heights RD	PO Box 13979
Danbury, CT, 06810	Durham, North Carolina 27703

The SEC allows Quintiles and IMS Health to “incorporate by reference” the information that each files with the SEC, which means that Quintiles and IMS Health can disclose important information to you by referring to their respective filings with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, and certain information that Quintiles and IMS Health file later with the SEC will automatically update and supersede the information in this joint proxy statement/prospectus.

Quintiles incorporates by reference the following documents Quintiles has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-35907), other than information in these documents that is not deemed to be filed with the SEC:

•	Quintiles’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 11, 2016;

•	Quintiles’ Quarterly Reports on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 3, 2016 and for the period ended June 30, 2016, filed with the SEC on July 27, 2016;

•	Quintiles’ Current Reports on Form 8-K* filed with the SEC on March 4, 2016, May 3, 2016, and May 6, 2016;

•	The description of Quintiles capital stock contained in the Registration Statement on Form 8-A, filed with the SEC on May 2, 2013 and any amendment or report filed with the SEC for the purpose of updating such description; and

* This joint proxy statement/prospectus does not incorporate and will not incorporate by reference past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

•	Any document Quintiles may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and before the later of (i) the date of the Quintiles special meeting or (ii) the date of the IMS Health special meeting.

* This joint proxy statement/prospectus does not incorporate and will not incorporate by reference past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

IMS Health incorporates by reference the following documents IMS Health has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-36381), other than information in these documents that is not deemed to be filed with the SEC:

•	IMS Health’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 19, 2016;

•	IMS Health’s Quarterly Reports on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 6, 2016 and for the period ended June 30, 2016, filed with the SEC on July 28, 2016;

•	IMS Health’s Current Reports on Form 8-K* filed with the SEC on April 1, 2015 (as amended by the Current Report on Form 8-K/A, filed with the SEC on May 4, 2015) January 21, 2016, April 8, 2016 and IMS Health’s Current Report on Form 8-K/A filed with the SEC on May 5, 2016; and

•	Any document IMS Health may file* under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this document and before the later of (i) the date of the Quintiles special meeting or (ii) the date of the IMS Health special meeting.

* This joint proxy statement/prospectus does not incorporate and will not incorporate by reference past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

If you would like to request documents, please do so by September 15, 2016 to receive them before the Quintiles special meeting, or by September 15, 2016 to receive them before the IMS Health special meeting.

Quintiles has supplied all of the information relating to Quintiles, and IMS Health has supplied all of the information contained in this joint proxy statement/prospectus relating to IMS Health.

Stockholders should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to Quintiles and IMS Health stockholders in connection with the merger. No one is authorized to provide information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 15, 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance of Quintiles common stock as contemplated by the merger agreement will create any implication to the contrary.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

IMS HEALTH HOLDINGS, INC.

and

QUINTILES TRANSNATIONAL HOLDINGS INC.

Dated as of May 3, 2016

i

(Continued)

(Continued)

INDEX OF DEFINED TERMS

Defined Term	Location
2016 Stockholders Agreement	Recitals
Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(h)(i)
Action	8.3
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)(ii)
Alternative Financing	5.18(e)
Anti-Bribery Laws	3.22
Antitrust Laws	8.3
Book-Entry Shares	2.3(b)
Business Day	8.3
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(vi)
Code	Recitals
Commitment Letter	8.3
Confidentiality Agreement	5.5(b)
Continuing Employee	5.7(a)
Contract	8.3
control	8.3
Conversion	Recitals
Conversion Effective Time	8.3
Converted Entity Charter	3.4(a)
Debt Financing	8.3
Debt Financing Sources	8.3
Delaware Secretary of State	1.3
DGCL	Recitals
Effect	8.3
Effective Time	1.3
Environmental Law	8.3
ERISA	8.3
Exchange Act	8.3
Exchange Agent	2.3(a)
Exchange Agent Agreement	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	2.1(b)
Excluded Shares	2.1(c)
FCPA	8.3
Fee Letter	8.3
Financing Disclosure	5.16
Form S-4	5.4(a)
GAAP	8.3
Governance Matters	1.9
Governmental Entity	8.3
Hazardous Substance	8.3
HSR Act	8.3

Defined Term	Location
IMS Health	Preamble
IMS Health Adverse Recommendation Change	5.3(b)(i)
IMS Health Benefit Plans	5.7(a)
IMS Health Board	3.4(b)
IMS Health Bylaws	3.1(b)
IMS Health Charter	3.1(b)
IMS Health Common Stock	2.1(b)
IMS Health Disclosure Letter	Article III
IMS Health Employees	3.13(a)
IMS Health Equity Plans	8.3
IMS Health Expenses	7.3(b)(iv)
IMS Health Financial Advisor	3.23
IMS Health Intellectual Property	3.19
IMS Health Material Adverse Effect	8.3
IMS Health Material Contract	3.16
IMS Health OpCo	1.11
IMS Health Option	3.2(a)
IMS Health Plan	3.12(a)
IMS Health Preferred Stock	3.2(a)
IMS Health Public Contracts	3.16(a)
IMS Health Recommendation	5.4(d)
IMS Health Registered Intellectual Property	3.19
IMS Health Registration and Preemptive Rights Agreement	8.3
IMS Health Restricted Stock	2.2(c)
IMS Health RSUs	3.2(a)
IMS Health SARs	3.2(a)
IMS Health SEC Documents	3.6(a)
IMS Health Shareholders’ Agreement	8.3
IMS Health Stockholder Approval	3.4(a)
IMS Health Stockholders	Recitals
IMS Health Stockholders Meeting	5.4(a)
IMS Health Termination Fee	7.3
IMS Health Voting Agreements	Recitals
Indebtedness	8.3
Indemnified Parties	5.10(a)
Intervening Event	5.2(h)(iii)
IRS	8.3
Joint Proxy Statement/Prospectus	5.4(a)
knowledge	8.3
Law	8.3
Lenders	8.3
Liens	3.2(a)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(b)
NCBCA	Recitals
North Carolina Secretary of State	4.5(b)
NYSE	8.3
OpCo Merger	1.11
Outside Date	7.1(b)(i)
PBGC	3.12(c)(iv)

v

Defined Term	Location
Pension Plan	3.12(b)
Permit	8.3
Permitted Liens	8.3
Person	8.3
Plan of Conversion	Recitals
Privacy Rights	8.3
Quintiles	Preamble
Quintiles Adverse Recommendation Change	5.2(b)(i)
Quintiles Board	4.4(b)
Quintiles Bylaws	4.1(b)
Quintiles Charter	4.1(b)
Quintiles Common Stock	2.1(a)
Quintiles Disclosure Letter	Article IV
Quintiles Employees	4.13(a)
Quintiles Equity Plans	8.3
Quintiles Expenses	7.3(c)(iv)
Quintiles Financial Advisor	4.23
Quintiles Intellectual Property	4.19
Quintiles Material Adverse Effect	8.3
Quintiles Material Contract	4.16
Quintiles OpCo	1.11
Quintiles Option	4.2(a)
Quintiles Plan	4.12(a)
Quintiles Preferred Stock	4.2(a)
Quintiles PSUs	4.2(a)
Quintiles Public Contracts	4.16(a)
Quintiles Recommendation	5.4(c)
Quintiles Registered Intellectual Property	4.19
Quintiles Registration Rights Agreement	8.3
Quintiles RSUs	4.2(a)
Quintiles SARs	4.2(a)
Quintiles SEC Documents	4.6(a)
Quintiles Shareholders’ Agreement	8.3
Quintiles Stockholder Approval	4.4(a)
Quintiles Stockholders	Recitals
Quintiles Stockholders Meeting	5.4(a)
Quintiles Termination Fee	7.3
Quintiles Voting Agreements	Recitals
Representatives	5.2(a)
Required Financial Information	5.18(b)(viii)
Sarbanes-Oxley Act	8.3
SEC	8.3
Securities Act	8.3
Stockholder Arrangements	Recitals
Subsidiary	8.3
Superior Proposal	5.2(h)(ii)
Surviving Corporation	1.1
Surviving Corporation Benefit Plans	5.7(a)
Surviving Corporation Board	1.6(a)
Surviving Corporation Bylaws	1.5(b)
Surviving Corporation Charter	1.5(a)

Defined Term	Location
Surviving Corporation Common Stock	2.1(a)
Surviving Corporation Option	2.2(a)
Surviving Corporation Restricted Stock	2.2(c)
Surviving Corporation RSU	2.2(b)
Surviving Corporation SAR	2.2(d)
Takeover Laws	3.20
Tax Return	8.3
Taxes	8.3
WARN Act	3.13(d)
Willful Breach	8.3

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 3, 2016, by and between IMS Health Holdings, Inc., a Delaware corporation (“IMS Health”), and Quintiles Transnational Holdings Inc., a North Carolina corporation (“Quintiles”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of IMS Health with and into Quintiles, with Quintiles surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of IMS Health has approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and determined that the Merger is advisable;

WHEREAS, the Board of Directors of Quintiles has approved this Agreement and the Merger in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the DGCL and determined that the Merger is advisable;

WHEREAS, for federal income tax purposes, IMS Health and Quintiles intend that (i) the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, immediately prior to the Effective Time, Quintiles intends to effect the conversion (the “Conversion”) of Quintiles from a North Carolina corporation to a Delaware corporation, on the terms and subject to the conditions set forth herein and in the Plan of Conversion set forth in Exhibit A hereto (the “Plan of Conversion”);

WHEREAS, the Board of Directors of Quintiles has approved the Plan of Conversion and the Conversion in accordance with the NCBCA and determined that the Conversion is advisable;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Quintiles’ willingness to enter into this Agreement, certain stockholders of IMS Health (collectively, the “IMS Health Stockholders”) are entering into agreements with Quintiles (the “IMS Health Voting Agreements”) pursuant to which each IMS Health Stockholder has agreed, among other things, to vote the shares of IMS Health Common Stock held by such IMS Health Stockholder in favor of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to IMS Health’s willingness to enter into this Agreement, certain stockholders of Quintiles (collectively, the “Quintiles Stockholders”) are entering into agreements with IMS Health (the “Quintiles Voting Agreements”) pursuant to which each Quintiles Stockholder has agreed, among other things, to vote the shares of Quintiles Common Stock held by such Quintiles Stockholder in favor of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Quintiles’ and IMS Health’s willingness to enter into this Agreement, Quintiles, the Quintiles Stockholders and the IMS Health Stockholders are entering into a Shareholders Agreement (the “2016 Stockholders Agreement”), effective only as of the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Quintiles’ and IMS Health’s willingness to enter into this Agreement, (i) the Chief Executive Officer of IMS Health and (ii) Dr. Dennis Gillings, together with certain of his Affiliates, each are entering into a Lock-Up Agreement with Quintiles (together with the 2016 Stockholders Agreement, the “Stockholder Arrangements”); and

WHEREAS, IMS Health and Quintiles desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, IMS Health and Quintiles hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, IMS Health shall be merged with and into Quintiles. Following the Effective Time, the separate corporate existence of IMS Health shall cease, and Quintiles shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by electronic exchange of documents unless another date, time or place is agreed to in writing by IMS Health and Quintiles. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date following the Conversion Effective Time, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger is duly filed with, and accepted by, the Delaware Secretary of State or at such later date and time as IMS Health and Quintiles shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IMS Health and Quintiles shall vest in the Surviving Corporation, and all debts, liabilities and duties of IMS Health and Quintiles shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Charter; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Quintiles (after giving effect to the Conversion) shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Quintiles IMS Holdings, Inc.”) (the “Surviving Corporation Charter”) until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of IMS Health or Quintiles, the bylaws of Quintiles (after giving effect to the Conversion) shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors and Officers.

(a) Unless otherwise agreed by IMS Health and Quintiles prior to the Effective Time, IMS Health and Quintiles shall cause the Board of Directors of the Surviving Corporation (the “Surviving Corporation Board”) to consist, at the Effective Time, of the persons set forth in Exhibit B hereto, including the Chairman and Vice Chairman as designated therein.

(b) In accordance with and subject to the Surviving Corporation Bylaws, at the Effective Time, the Surviving Corporation Board shall constitute the following committees of the Surviving Corporation Board: (i) the Audit Committee, (ii) the Nominating and Governance Committee and (iii) the Leadership Development and Compensation Committee. As of the Effective Time, the charters of the Audit Committee, Nominating and Governance Committee and Leadership Development and Compensation Committee shall each be in a form reasonably acceptable to the parties. Each such committee shall consist of two members of the Surviving Corporation Board designated by IMS Health and two members of the Surviving Corporation Board designated by Quintiles. The Chairs of each such committee shall be as follows: (i) the Chair of the Nominating and Governance Committee shall be designated by Quintiles; (ii) the Chair of the Leadership Development and Compensation Committee shall be designated by IMS Health; and (iii) the Chair of the Audit Committee shall be jointly designated by IMS Health and Quintiles. The parties agree that, in addition to qualifying as “independent” directors under any applicable rules of the NYSE, each member of any of these committees shall meet any other applicable independence standards set forth in the charter of such committee or contained in applicable rules under the Exchange Act or of the NYSE.

(c) In accordance with and subject to the Surviving Corporation Bylaws, at the Effective Time, the officers of the Surviving Corporation shall consist of the Chief Executive Officer set forth in Exhibit B hereto, and the other officers designated in accordance with the procedures set forth in Section 1.6(c) of the IMS Health Disclosure Letter, each until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified. The duties, powers and responsibilities of such officers shall be as set forth in the Surviving Corporation Bylaws.

Section 1.7 Name and Trading Symbol. The parties shall cause (a) the name of the Surviving Corporation to be changed to “Quintiles IMS Holdings, Inc.” as of the Effective Time and (b) the NYSE ticker symbol of the Surviving Corporation to remain as “Q” as of the Effective Time. Notwithstanding the foregoing, except as contemplated by the OpCo Merger, the businesses of IMS Health and its Subsidiaries shall continue to operate under the name “IMS Health” (or such other name(s) as shall have been utilized), and the businesses of Quintiles and its Subsidiaries shall continue to operate under the name “Quintiles” (or such other name(s) as shall have been utilized), unless and until the Surviving Corporation Board following the Effective Time shall approve a name under which the combined businesses shall operate.

Section 1.8 Headquarters. Immediately following the Effective Time, the Surviving Corporation shall have dual global headquarters, which shall be located in Durham, North Carolina and Danbury, Connecticut.

Section 1.9 Governance Matters. Each of IMS Health, Quintiles, the Surviving Corporation and their respective Boards of Directors shall take all actions reasonably necessary to cause the matters set forth in Sections 1.5, 1.6, 1.7 and 1.8 (together with the Stockholder Arrangements, the “Governance Matters”) to occur as of the Effective Time, and as soon as reasonably practicable after the Effective Time, the Surviving Corporation Board shall adopt resolutions ratifying the Governance Matters.

Section 1.10 The Conversion. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Plan of Conversion and in accordance with the DGCL and NCBCA, immediately prior to the Effective Time on the Closing Date, Quintiles shall consummate the Conversion in accordance with the Plan of Conversion. For the avoidance of doubt, from and after the Conversion Effective Time, references herein to “Quintiles” shall include Quintiles after giving effect to the Conversion (i.e., the “Converted Entity” as defined in the Plan of Conversion). For federal income tax purposes, the parties intend for the Conversion to be treated as a “reorganization” under Section 368(a)(1)(F) of the Code.

Section 1.11 Post-Closing Restructuring. Unless the parties mutually agree otherwise, immediately following the Effective Time on the Closing Date, the parties shall cause Quintiles Transnational Corp., a North Carolina corporation (the “Quintiles OpCo”), to merge (the “OpCo Merger”) with and into IMS Heath Incorporated, a Delaware corporation (the “IMS Health OpCo”). In connection with the OpCo Merger, (i) all of the outstanding capital stock of the Quintiles OpCo shall be cancelled and shall cease to exist, (ii) all of the outstanding capital stock of IMS Health OpCo shall remain outstanding and (iii) the separate corporate existence of the Quintiles OpCo shall cease to exist and the IMS Health OpCo shall continue as the surviving corporation. For federal income tax purposes, the parties intend that (i) the OpCo Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE

OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of IMS Health, Quintiles or the holders of any shares of capital stock of IMS Health or Quintiles:

(a) Each share of common stock, par value $0.01 per share, of Quintiles (“Quintiles Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding (as of the Effective Time, the “Surviving Corporation Common Stock”).

(b) Subject to Section 2.3(f), each share of common stock, par value $0.01 per share, of IMS Health (“IMS Health Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall thereupon be converted into and become exchangeable for 0.3840 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Surviving Corporation Common Stock (the “Merger Consideration”). As of the Effective Time, all such shares of IMS Health Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest.

(c) Each share of IMS Health Common Stock held in treasury or owned, directly or indirectly, by Quintiles, any of its Subsidiaries or any Subsidiaries of IMS Health immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Quintiles Common Stock or IMS Health Common Stock, reorganization, recapitalization, reclassification or other like change with respect to Quintiles Common Stock or IMS Health Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.1(d) shall be construed to permit Quintiles or IMS Health to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Effective Time, each IMS Health Option granted under any of the IMS Health Equity Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of IMS Health Common Stock and shall be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into an option to acquire shares of Surviving Corporation Common Stock (a “Surviving Corporation Option”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health Option as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(a); provided, that any IMS Health Options subject to performance-based vesting criteria for which the performance period has not yet been completed as of the Effective Time, shall be converted into Surviving Corporation Options that vest based upon continued service only, in installments on each anniversary of the date of grant of such award and in the same number of shares as were scheduled to vest on each such anniversary under such IMS Health Option. The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation Option shall be equal to (i) the number of shares of IMS Health Common Stock subject to each IMS Health Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock, and such Surviving Corporation Option shall have an exercise price per share equal to (A) the exercise price per share of IMS Health Common Stock otherwise purchasable pursuant to such IMS Health Option divided by (B) the Exchange Ratio, rounded up, if necessary, to the nearest whole cent; provided, that in the case of any IMS Health Option to which Section 421 of the Code applies as of the Effective Time (taking into account the effect of any accelerated vesting thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Surviving Corporation Common Stock subject to such option and the terms and conditions of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that the exercise price, the number of shares of Surviving Corporation Common Stock subject to, and the terms and conditions of each Surviving Corporation Option shall also be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) At the Effective Time, each time-based or performance-based IMS Health RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into a restricted stock unit denominated in shares of Surviving Corporation Common Stock (each, a “Surviving Corporation RSU”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health RSU as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(b). The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation RSU shall be equal to (i) the number of shares of IMS Health Common Stock subject to each IMS Health RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock; provided, that any outstanding IMS Health RSUs subject to performance-based vesting criteria for a performance period that ended prior to or coincident with the Effective Time shall vest based on the actual performance achieved for the applicable performance period and any outstanding IMS Health RSUs subject to performance-based vesting criteria for which the performance period has not yet been completed as of the Effective

Time, shall be converted into Surviving Corporation RSUs that vest based upon continued service only at the same times as the expiration of the applicable performance periods under such IMS Health RSU awards, with respect to a number of shares of Surviving Corporation Common Stock, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock, determined based on the higher of (x) the actual performance achieved for the applicable performance period as of the Effective Time or (y) the target performance level for the applicable performance period, in each case, multiplied by the Exchange Ratio.

(c) At the Effective Time, each award of IMS Health Common Stock subject to time-based vesting restrictions (each a “IMS Health Restricted Stock”), that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into a restricted stock award denominated in shares of Surviving Corporation Common Stock (each a “Surviving Corporation Restricted Stock”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health Restricted Stock as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(c). The number of shares of Surviving Corporation Common Stock subject to each such Surviving Corporation Restricted Stock shall be equal to (i) the number of shares of IMS Health Common Stock subject to each IMS Health Restricted Stock immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock.

(d) At the Effective Time, each IMS Health SAR, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically assumed by the Surviving Corporation and converted under the applicable IMS Health Equity Plans into a stock appreciation right corresponding to shares of Surviving Corporation Common Stock (each, a “Surviving Corporation SAR”), on substantially the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration or other deemed satisfaction thereof pursuant to the existing terms of the relevant IMS Health Equity Plans or applicable award agreement thereunder by reason of the transactions contemplated hereby) as were applicable under such IMS Health SAR as of immediately prior to the Effective Time, subject to adjustment as provided in this Section 2.2(d). The number of shares of Surviving Corporation Common Stock corresponding to each such Surviving Corporation SAR shall be equal to (i) the number of shares of IMS Health Common Stock corresponding to each IMS Health SAR immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Surviving Corporation Common Stock, and the per share exercise price for each share of Surviving Corporation Common Stock covered by the Surviving Corporation SAR shall be equal to (A) the exercise price per share of IMS Health Common Stock immediately before the Effective Time divided by (B) the Exchange Ratio, rounded up, if necessary, to the nearest whole cent; provided however, that the exercise price, the number of shares of Surviving Corporation Common Stock covered by the Surviving Corporation SAR and the terms and conditions of each Surviving Corporation SAR shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(e) Prior to the Effective Time, IMS Health shall provide such notice, if any, to the extent required under the terms of the applicable IMS Health Equity Plans, obtain any necessary consents, waivers or releases, adopt applicable resolutions, amend the terms of the IMS Health Equity Plans or any outstanding awards, obtain required shareholder approval with respect to any such amendment, and take all other appropriate actions to effectuate the provisions of this Section 2.2. At the Effective Time, the Surviving Corporation shall assume the IMS Health Equity Plans, provided, that all references to “Company” in the applicable IMS Health Equity Plan and the documents governing the assumed and converted Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs after the Effective Time shall be deemed references to Surviving Corporation and the number of shares of Surviving Corporation Common Stock available for awards under the IMS Health Equity Plans shall be determined by adjusting the number of shares of IMS Health Common Stock available for awards under the IMS Health Equity Plans immediately before the Effective Time in accordance with the Exchange Ratio and the provisions of this Section 2.2.

(f) The Surviving Corporation shall reserve for issuance a number of shares of Surviving Corporation Common Stock at least equal to the number of shares of Surviving Corporation Common Stock that will be subject to Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs as a result of the actions contemplated by this Section 2.2. As soon as practicable following the Effective Time, the Surviving Corporation shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms, including Form S-3) with respect to the shares of Surviving Corporation Common Stock subject to such Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Surviving Corporation Options, Surviving Corporation RSUs and Surviving Corporation SARs remain outstanding and are required to be registered.

Section 2.3 Exchange and Payment.

(a) Prior to the Closing, Quintiles shall appoint a U.S.-based nationally recognized bank or trust company, which shall be reasonably acceptable to IMS Health, to act as exchange agent (the “Exchange Agent”) for the issuance and payment of the Merger Consideration to the holders of shares of IMS Health Common Stock as provided in Section 2.1, including any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). Quintiles will enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) on terms reasonably acceptable to IMS Health and Quintiles prior to the Closing. Prior to or at the Closing, the Surviving Corporation shall deposit (or cause to be deposited) with the Exchange Agent, in trust for the benefit of holders of shares of IMS Health Common Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares), book-entry shares (or certificates if requested) representing the shares of Surviving Corporation Common Stock issuable pursuant to Section 2.1(b) and cash sufficient to make payments in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). In addition, the Surviving Corporation shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.3(d). All certificates representing shares of Surviving Corporation Common Stock, dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall make payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Exchange Agent Agreement. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of IMS Health Common Stock that were converted into the right to receive the Merger Consideration, any dividends or distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as IMS Health and Quintiles may reasonably agree or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f). Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the shares of IMS Health Common Stock formerly represented by such Certificate (other than Excluded Shares) (A) that number of whole shares of Surviving Corporation Common Stock (after taking into account all shares of IMS Health Common Stock then held by such holder under all Certificates so surrendered (or affidavits of loss in lieu thereof so delivered)) to which such holder of IMS Health Common Stock shall have become entitled pursuant to Section 2.1(b) (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 2.3(d) and (C) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of IMS Health Common Stock represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, (1) that number of whole shares of Surviving Corporation Common Stock to which such holder of Book-Entry Shares shall have become entitled pursuant to the provisions of Section 2.1(b) (which shall be in book-entry form unless a physical certificate is requested), (2) any dividends or other distributions payable pursuant to Section 2.3(d) and (3) any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f).

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of the Surviving Corporation that such Tax is not applicable.

(d) (i) No dividends or other distributions with respect to Surviving Corporation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Surviving Corporation Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until the holder thereof shall surrender such Certificate (or deliver an affidavit of loss in lieu thereof) in accordance with this Article II. Following the surrender of a Certificate (or delivery of an affidavit of loss in lieu thereof) in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender (or delivery), the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock and the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender (or delivery) and a payment date subsequent to such surrender (or delivery) payable with respect to such whole shares of Surviving Corporation Common Stock.

(ii) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Surviving Corporation Common Stock under this Article II shall be paid (A) at the time of payment of such Surviving Corporation Common Stock by the Exchange Agent under Section 2.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Surviving Corporation Common Stock, and the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.3(b) payable with respect to such whole shares of Surviving Corporation Common Stock.

(e) The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f) issued and paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of IMS Health Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of IMS Health shall be closed and there shall be no further registration of transfers of the shares of IMS Health Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or affidavits of loss in lieu thereof) are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) Notwithstanding anything to the contrary contained herein, no certificates representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Surviving Corporation Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former stockholder of IMS Health who otherwise would be entitled to receive a fractional share of Surviving Corporation Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Surviving Corporation Common Stock which such holder would otherwise be entitled to receive (taking into account all shares of IMS Health Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(b) by (ii) the volume weighted average closing price of one share of Quintiles Common Stock on the NYSE for the five trading days ending on the last trading day immediately prior to the date on which the Effective Time shall occur, as such price is reported on the NYSE Composite Transactions Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, any unpaid dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Surviving Corporation Common Stock, dividends or other distributions with respect thereto or cash in lieu of fractional shares of Surviving Corporation Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to such date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of Surviving Corporation Common Stock and any cash in lieu of fractional shares of Surviving Corporation Common Stock pursuant to this Article II) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to the Surviving Corporation, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Surviving Corporation Common Stock payable pursuant to Section 2.3(f).

Section 2.4 Withholding Rights. The Surviving Corporation and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of shares of IMS Health Common Stock or otherwise pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, and shall pay over, or cause to be paid over, such deducted and withheld amounts to the appropriate Governmental Entity. To the extent that amounts are so deducted and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IMS HEALTH

Except (a) as disclosed or reflected in the IMS Health SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by IMS Health to Quintiles prior to the execution of this Agreement (the “IMS Health Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the IMS Health Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), IMS Health represents and warrants to Quintiles as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of IMS Health and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (i) only as it relates to Subsidiaries and clauses (ii) and (iii), for any such failures to have such power or authority or to be so qualified or licensed or in good standing, individually or in the aggregate, as have not had and would not reasonably be expected to have an IMS Health Material Adverse Effect.

(b) IMS Health has previously furnished or otherwise made available to Quintiles true and complete copies of IMS Health’s certificate of incorporation (the “IMS Health Charter”) and bylaws (the “IMS Health Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of IMS Health consists of 700,000,000 shares of IMS Health Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “IMS Health Preferred Stock”). As of the close of business on April 27, 2016 (the “Measurement Date”), (i) 329,877,234 shares of IMS Health Common Stock were issued and outstanding (excluding treasury shares), (ii) 12,599,771 shares of IMS Health Common Stock were held by IMS Health in its treasury, (iii) no shares of IMS Health Preferred Stock were issued and outstanding, (iv) 39,518,678 shares of IMS Health Common Stock were reserved and available for issuance pursuant to IMS Health Equity Plans; of which 15,814,212 shares of IMS Health Common Stock were subject to issuance pursuant to outstanding equity awards of IMS Health granted pursuant to IMS Health Equity Plans, comprised of (A) 10,243,600 IMS Health Common Stock were subject to issuance pursuant to the exercise of outstanding options (each, an “IMS Health Option”) to purchase shares of IMS Health Common Stock granted under the IMS Health Equity Plans, (B) restricted stock unit awards (“IMS Health RSUs”) representing the right to receive up to 1,904,270 shares of IMS Health Common Stock were outstanding and (C) 3,596,740 shares of IMS Health Common Stock were underlying outstanding IMS Health stock appreciation rights (“IMS Health SARs”) and (v) 69,602 shares of IMS Health Common Stock reserved for issuance under the IMS Health Defined Contribution Executive Retirement Plan. All outstanding shares of capital stock of IMS Health are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the IMS Health Charter, the IMS Health Bylaws or any Contract to which IMS Health is a party or is otherwise bound. No shares of capital stock of IMS Health are owned by any Subsidiary of IMS Health. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of IMS Health have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by IMS Health, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).

(b) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the IMS Health Equity Plans outstanding on such date, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of IMS Health, (B) securities of IMS Health convertible into or exchangeable for shares of capital stock or voting securities of IMS Health or (C) options or other rights to acquire from IMS Health, and no obligation of IMS Health to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IMS Health, (ii) there are no outstanding obligations of IMS Health to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IMS Health and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of IMS Health or any of its Subsidiaries to which IMS Health or any of its Subsidiaries is a party.

Section 3.3 Subsidiaries. Exhibit 21 to the Annual Report on Form 10-K filed by IMS Health with the SEC on February 19, 2016 (without giving effect to any amendment filed on or after the date hereof) sets forth a true and complete list of each material Subsidiary of IMS Health. All outstanding shares of capital stock, or other equity or voting interests in, each Subsidiary of IMS Health are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, its certificate of incorporation or bylaws or comparable organizational documents, or any Contract to which IMS Health is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, IMS Health does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

Section 3.4 Authority.

(a) IMS Health has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by IMS Health and the consummation by IMS Health of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IMS Health and no other corporate proceedings on the part of IMS Health are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger and the other transactions contemplated hereby, to (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding IMS Health Common Stock entitled to vote upon the adoption of this Agreement and (ii) to the extent required by applicable Law, the approval of the certificate of incorporation of the Converted Entity (the “Converted Entity Charter”), in connection with the Conversion, or one or more of the provisions thereof, by the affirmative vote of the holders of outstanding IMS Health Common Stock representing a majority of the votes cast with respect to such approval; provided, however, that any such approvals referred to in the foregoing clauses (i) and (ii) shall be unbundled into separate proposals to the extent required by applicable Law (the “IMS Health Stockholder Approval”). This Agreement has been duly executed and delivered by IMS Health and, assuming the due authorization, execution and delivery by Quintiles, constitutes a valid and binding obligation of IMS Health, enforceable against IMS Health in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of IMS Health (the “IMS Health Board”), at a meeting duly called and held at which all directors of IMS Health were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of IMS Health’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of IMS Health for adoption and (iv) resolving to recommend that IMS Health’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c) The votes comprising the IMS Health Stockholder Approval are the only votes of the holders of any class or series of IMS Health’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of IMS Health’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by IMS Health other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by IMS Health does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by IMS Health with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of IMS Health or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the IMS Health Charter or IMS Health Bylaws,

or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of IMS Health, (ii) any Contract to which IMS Health or any of its Subsidiaries is a party or by which IMS Health or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to receipt of the IMS Health Stockholder Approval and the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of the NYSE applicable to IMS Health or any of its Subsidiaries or by which IMS Health or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to IMS Health or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by IMS Health or the consummation by IMS Health of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of NYSE and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have an IMS Health Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements; Internal Controls.

(a) IMS Health has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by IMS Health since January 1, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “IMS Health SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the IMS Health SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the IMS Health SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the IMS Health SEC Documents (i) have been prepared in a manner consistent with the books and records of IMS Health and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of IMS Health and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2015, IMS Health has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of IMS Health and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) IMS Health has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. IMS Health’s disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by IMS Health in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to IMS Health’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. IMS Health’s management has completed an assessment of the effectiveness of IMS Health’s disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable IMS Health SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on IMS Health’s management’s most recently completed evaluation of the IMS Health’s internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of IMS Health, IMS Health had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect IMS Health’s ability to record, process, summarize and report financial information and (ii) IMS Health does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in IMS Health’s internal control over financial reporting.

(d) To the knowledge of IMS Health, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of IMS Health.

Section 3.7 No Undisclosed Liabilities. Neither IMS Health nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent disclosed, reflected, accrued or reserved against in the audited consolidated balance sheet of IMS Health and its Subsidiaries as at December 31, 2015 included in the Annual Report on Form 10-K filed by IMS Health with the SEC on February 19, 2016 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 that would not, individually or in the aggregate, reasonably be expected to have an IMS Health Material Adverse Effect.

Section 3.8 Certain Information. None of the information supplied or to be supplied by or on behalf of IMS Health specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement/Prospectus will not, at the time it is first mailed to IMS Health’s stockholders, at the time of any amendments or supplements thereto and at the time of the IMS Health Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, IMS Health makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by or on behalf of Quintiles specifically for inclusion or incorporation by reference therein.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2015 through the date of the Agreement: (a) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an IMS Health Material Adverse Effect, and (b) except as otherwise contemplated or permitted by this Agreement, (i) IMS Health and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and (ii) neither IMS Health nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.10 Litigation. As of the date hereof, there is no Action (or basis therefor) pending or, to the knowledge of IMS Health, threatened against or affecting IMS Health or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. As of the date hereof, neither IMS Health nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have an IMS Health Material Adverse Effect. As of the date hereof, there is no Action pending or, to the knowledge of IMS Health, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws; Permits.

(a) IMS Health and each of its Subsidiaries are and, at all times since January 1, 2013 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including all healthcare Laws, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. None of IMS Health or any of its Subsidiaries has received, since January 1, 2013, a notice or other written communication alleging or relating to a possible material violation of any Law, including any healthcare Law, applicable to their businesses, operations, properties or assets, which alleged violation has not been materially resolved and which, individually or in the aggregate has had or would reasonably be expected to have an IMS Health Material Adverse Effect. IMS Health and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have an IMS Health Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an IMS Health Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as, individually or the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, IMS Health (i) does not itself and does not permit or assist any third party to violate the rights of any Person, or the contractual obligations of IMS Health or any of its Subsidiaries, with respect to confidential, personally identifiable or personal health information, including all Privacy Rights, (ii) has implemented reasonable technical, physical, and administrative safeguards necessary to protect the privacy, confidentiality, integrity and security of its software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper use, access or disclosure and (iii) maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all of its obligations under applicable Law. There have been no breaches of either the data privacy policies or the system and data security policies of IMS Health or any of its Subsidiaries and neither IMS Health nor any of its Subsidiaries has experienced any data breach that would violate the Privacy Rights of any Person or any Laws, except, in each case, for those, individually or in the aggregate, which have not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. The use, transfer and disclosure of, and access to, any and all data and information concerning individuals by IMS Health is in compliance with all applicable IMS Health privacy policies, terms of use, customer agreements and Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect.

(c) To the knowledge of IMS Health, neither IMS Health nor any of its Subsidiaries, Affiliates, directors, shareholders, officers or employees has, directly or indirectly, (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present customer, physician, health care provider, supplier, contractor or third party in order to induce or directly or indirectly obtain business or payments from such person, including any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program, in violation of any Law, (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including in money, property or services, but not including services rendered in the ordinary course for which fair market value payment was made by the recipient) to any past, present or potential customer, medical director, physician, health care provider, supplier or potential supplier, contractor or any other person in violation of any Law, (iii) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on any of its books or records for any reason or (iv) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

Section 3.12 Benefit Plans.

(a) IMS Health has furnished or made available to Quintiles a true and complete list of, to the extent material, each IMS Health Plan. For purposes of this Agreement, “IMS Health Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), stock purchase, stock option, phantom stock or other equity-based, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance or dependent care plan, agreement (including any standard employment agreement or executive employment agreement), program, policy or other arrangement and each other employee benefit plan, agreement, program, policy or other arrangement, in each case, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any current or former employee, director, independent contractor or consultant of IMS Health or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or IMS Health or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. With respect to each IMS Health Plan and to the extent applicable, IMS Health has provided or made available to Quintiles a current, accurate and complete copy of (i) the plan documents and amendments thereto, (ii) any related trust agreement or other funding instrument, (iii) the most recent determination letter of the IRS, (iv) summary plan description, including any summary of material modifications, and (v) the Form 5500 for the most recent plan year, including all schedules, financial statements and actuarial valuation reports.

(b) Neither IMS Health, its Subsidiaries nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, and no liability (contingent or otherwise) has been incurred by any of IMS Health, its Subsidiaries or any member of their Controlled Group with respect to the foregoing that could become a material liability of the Surviving Corporation.

(c) With respect to the IMS Health Plans:

(i) each IMS Health Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) except as would not reasonably be expected to result in liability material to IMS Health and its Subsidiaries taken as a whole, no reportable event, as defined in Section 4043 of ERISA, non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred in the past six (6) years with respect to any IMS Health Plan;

(iii) each IMS Health Plan intended to be qualified under Section 401(a) of the Code is currently covered by a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of IMS Health, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such IMS Health Plan;

(iv) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of IMS Health, threatened, relating to the IMS Health Plans, any fiduciaries thereof with respect to their duties to the IMS Health Plans or the assets of any of the trusts under any of the IMS Health Plans (other than routine claims for benefits) nor, to the knowledge of IMS Health, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of IMS Health, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect material liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any IMS Health Plan that is subject to Title IV of ERISA, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi) none of the IMS Health Plans currently provides any material post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of IMS Health, its Subsidiaries or any members of their Controlled Group has any material liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by COBRA;

(vii) each IMS Health Plan which is a group health plan (as such term is defined in Code Section 5001(b) or ERISA 733, as applicable, including any plans of affiliates of IMS Health that must be taken into account under Code Sections 4980B and 4980D) is in compliance in all material respects with the applicable requirements of Code Sections 4980B, 9801, 9802, 9803, 9811, 9812, 9813, and 9815.1, Title I, Part 6 of ERISA and Section 1862(b)(1)(A)(i) of the Social Security Act and IMS Health does not have any material liability for any excise tax imposed by Code Section 5000 or 4980D; and

(viii) each IMS Health Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2005 (or, if later, the date of its adoption), and has been in documentary compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2009, and neither IMS Health nor any of its Subsidiaries has any (A) material liability for withholding Taxes or penalties due under Code Section 409A or 4999 or (B) indemnity obligation for any Taxes imposed under Code Sections 409A.

(d) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director, independent contractor or consultant of IMS Health or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment or any other payment, including pursuant to any retention arrangement entered into prior to or in connection with this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due or require IMS Health or any of its Subsidiaries to segregate any amount from its general assets in respect of any such employee, officer, director, independent contractor or consultant.

(e) Neither IMS Health nor any of its Subsidiaries is a party to any agreement, contract, plan or arrangement that could reasonably be expected, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), to result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former director, officer, employee, independent contractor or consultant of IMS Health or any of its Subsidiaries is entitled to any gross-up, make-whole or any other payment from IMS Health or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or Section 4999 of the Code)) or any interest or penalty related thereto.

Section 3.13 Labor Matters.

(a) Except as would not reasonably be expected to be material to IMS Health and its Subsidiaries taken as a whole, (i) there are no strikes or lockouts pending or, to the knowledge of IMS Health, threatened with respect to any employees of IMS Health or any of its Subsidiaries (“IMS Health Employees”), and there have been no such activities in the past three (3) years, (ii) to the knowledge of IMS Health, there is no union organizing effort pending or, to the knowledge of IMS Health, threatened against IMS Health or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iii) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of IMS Health, threatened against IMS Health or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iv) there is no slowdown or work stoppage in effect or, to the knowledge of IMS Health, threatened with respect to IMS Health Employees, and there have been no such activities in the past three (3) years, (v) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of IMS Health or any of its Subsidiaries, and (vi) there is no charge, complaint, or investigation pending or, to the knowledge of IMS Health, threatened by any Governmental Entity against IMS Health or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification.

(b) Section 3.13(b) of the IMS Health Disclosure Letter sets forth all material U.S. and non-U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization in effect that covers any employees of IMS Health or any of its Subsidiaries or to which IMS Health or any of its Subsidiaries is a party or otherwise bound.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an IMS Health Material Adverse Effect, IMS Health and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, and employee classification.

(d) Except as would not reasonably be expected to result in material liability to IMS Health and its Subsidiaries taken as a whole, neither IMS Health nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) or any similar state or local Law as a result of any action taken by IMS Health (other than at the written direction of Quintiles).

Section 3.14 Environmental Matters. Neither IMS Health nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved) from any federal, state, local, foreign or provincial Governmental Entity or any other Person (and to the knowledge of IMS Health, none are threatened) asserting that IMS Health or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law, and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, (i) IMS Health and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) IMS Health and its Subsidiaries have obtained, maintained and are and have been in compliance with all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by IMS Health or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of IMS Health or any of its Subsidiaries under applicable Environmental Laws; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by IMS Health or any of its Subsidiaries and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to IMS Health or any of its Subsidiaries under any Environmental Law; and (v) neither IMS Health, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of IMS Health, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 3.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an IMS Health Material Adverse Effect:

(i) all Tax Returns required to be filed by or on behalf of IMS Health and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all such filed Tax Returns are complete and accurate,

(ii) all Taxes required to be paid by or on behalf of IMS Health and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in IMS Health’s financial statements included in IMS Health’s SEC Documents or have been incurred in the ordinary course of business since the date of the most recent period covered by the financial statements included in IMS Health’s SEC Documents,

(iii) all deficiencies asserted or assessed by a Governmental Entity against IMS Health or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP,

(iv) there are no pending or, to the knowledge of IMS Health, threatened Actions relating to Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes,

(v) there are no Liens for Taxes on any of the assets of IMS Health or any of its Subsidiaries other than Permitted Liens,

(vi) neither IMS Health nor any of its Subsidiaries has any liability for Taxes of any other person (other than IMS Health and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract, and

(vii) IMS Health and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Laws.

(b) Neither IMS Health nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code.

(c) During the five-year period ending on the date hereof, neither IMS Health nor any of its Subsidiaries has been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which IMS Health or any of its Subsidiaries was the common parent).

(d) Neither IMS Health nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements).

(e) Neither IMS Health nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither IMS Health nor any of its Subsidiaries has taken or agreed to take (or failed to take or agreed to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.16 Contracts.

(a) Section 3.16 of the IMS Health Disclosure Letter lists each Contract, other than any Contract that is listed as an exhibit to IMS Health’s annual report on Form 10-K for the year ended December 31, 2015 or IMS Health’s quarterly report on Form 10-Q for the quarter ended March 31, 2016, in each case, without giving effect to any amendment thereto filed on or after the date hereof (such contracts, the “IMS Health Public Contracts”), of the following types to which IMS Health or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any partnership, joint venture, strategic alliance or collaboration Contract which is material to IMS Health and its Subsidiaries, taken as a whole;

(ii) any non-competition agreement, exclusivity, non-solicitation or any other agreement or obligation which purports to limit or restrict in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of IMS Health and its Subsidiaries, taken as a whole, is or would be conducted;

(iii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $10,000,000, other than Contracts solely among IMS Health and/or wholly-owned Subsidiaries of IMS Health;

(iv) each Contract relating to the acquisition or disposition of assets or stock that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $10,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract between IMS Health, on the one hand, and any officer, director or affiliate (other than a wholly-owned Subsidiary of IMS Health) of IMS Health or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which IMS Health has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any shareholders, investor rights, registration rights or similar agreement or arrangement of IMS Health or any of its Subsidiaries;

(vii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $10,000,000;

(viii) any collective bargaining agreement or other Contract with any labor union, works council or other employee representative organization;

(ix) any lease or amendment to the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000,000; and

(x) any Contract that would be required to be filed by IMS Health as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by IMS Health on a Current Report on Form 8-K.

Each IMS Health Public Contract, together with any contract of the type described in clauses (i) through (x), is referred to herein as an “IMS Health Material Contract.”

(b) (i) Each IMS Health Material Contract is valid and binding on IMS Health and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of IMS Health, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect; (ii) IMS Health and each of its Subsidiaries, and, to the knowledge of IMS Health, each other party thereto, has performed all obligations required to be performed by it under each IMS Health Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect; and (iii) there is no default under any IMS Health Material Contract by IMS Health or any of its Subsidiaries or, to the knowledge of IMS Health, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of IMS Health or any of its Subsidiaries or, to the knowledge of IMS Health, any other party thereto under any such IMS Health Material Contract, nor has IMS Health or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect. IMS Health has made available to Quintiles true and complete copies of all IMS Health Material Contracts, including all amendments thereto.

(c) The reasonably expected future payments of IMS Health and its Subsidiaries pursuant to all Contracts for the acquisition or disposition of assets or stock that contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) to which IMS Health or any of its Subsidiaries is a party, does not exceed $30,000,000 in the aggregate.

Section 3.17 Insurance. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have an IMS Health Material Adverse Effect, with respect to each insurance policy covering IMS Health and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither IMS Health nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the knowledge of IMS Health, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby and (e) the insurance policies are sufficient for compliance by IMS Health with all applicable Laws or obligations with respect to IMS Health Material Contracts to maintain insurance to which IMS Health is a party.

Section 3.18 Properties. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, (a) IMS Health and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (b) all such real property (i) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Permits and applicable Laws with respect to IMS Health and its Subsidiaries, (c) there are no existing (or to the knowledge of IMS Health threatened in writing) condemnation proceedings with respect to any such real property and (d) with respect to all such leased real property, IMS Health and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither IMS Health nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 3.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, either IMS Health or a Subsidiary of IMS Health owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “IMS Health Intellectual Property”). No single item of IMS Health Intellectual Property owned by IMS Health or any of its Subsidiaries is material to the operation of their businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, IMS Health or one of its Subsidiaries is listed as the owner of record for each item of registered IMS Health Intellectual Property, and pending applications therefor, that IMS Health and its Subsidiaries owns or purports to own (collectively, the “IMS Health Registered Intellectual Property”) with the relevant patent, trademark, copyright, domain name, or other authority in the United States or foreign jurisdiction, as the case may be. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, all of the IMS Health Registered Intellectual Property is valid, enforceable and subsisting and there are no challenges to the ownership, use, validity or enforceability of the IMS Health Registered Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an IMS Health Material Adverse Effect, (a) there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or dilution by IMS Health or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of IMS Health and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither IMS Health nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with IMS Health Intellectual Property; (d) to the knowledge of IMS Health, no Person is infringing, misappropriating or diluting any IMS Health Intellectual Property; (e) IMS Health and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of IMS Health’s or any Subsidiaries’ rights or obligations under, any agreement under which IMS Health or any of its Subsidiaries grants to any Person, or any Person grants to IMS Health or any of its Subsidiaries, a license or right under or with respect to any IMS Health Intellectual Property.

Section 3.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of IMS Health has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the IMS Health Charter or IMS Health Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.21 Affiliate Transactions. There are no transactions or Contracts between IMS Health or any of its Subsidiaries, on the one hand, and any of IMS Health’s Affiliates (other than wholly-owned Subsidiaries of IMS Health), on the other hand, that would be required to be disclosed by IMS Health under Item 404 of Regulation S-K under the Securities Act that have not been disclosed in the IMS Health SEC Documents.

Section 3.22 Anti-Bribery Laws. IMS Health and its Affiliates, directors, officers and employees have complied in all material respects with the FCPA, the Anti-Kickback Act of 1986, as amended, the U.K. Bribery Act 2010, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other international anti-bribery conventions, and all other anti-corruption and bribery Laws (including any applicable written standards, requirements, directives or policies of any Governmental Entity) (collectively, the “Anti-Bribery Laws”). IMS Health and its Affiliates have developed and implemented an Anti-Bribery Law compliance program which includes corporate policies and procedures designed to ensure compliance in all material respects with the Anti-Bribery Laws. Except for “facilitating payments” (as such term is defined in the FCPA and other applicable Laws), to the knowledge of IMS Health, neither IMS Health nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (c) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (d) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (e) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

Section 3.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. (the “IMS Health Financial Advisor”), the fees and expenses of which will be paid by IMS Health, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IMS Health or any of its Affiliates.

Section 3.24 Opinion of Financial Advisor. The IMS Health Board has received an oral opinion (to be confirmed in writing) of the IMS Health Financial Advisor, dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion of the IMS Health Financial Advisor, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of IMS Health Common Stock. A signed true and complete copy of such opinion has been or will promptly be provided to Quintiles for informational purposes following receipt thereof by the IMS Health Board.

Section 3.25 Debt Financing.

(a) IMS Health has delivered to Quintiles true, correct and complete copies, as of the date of this Agreement, of the Commitment Letter and the Fee Letter to provide the Debt Financing. As of the date of this Agreement (i) the Commitment Letter and the Fee Letter have not been amended or modified, and no such amendment or modification is contemplated (except as expressly provided therein), and (ii) the obligations and commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect. As of the date hereof, the Commitment Letter is (x) a valid and binding obligation of IMS Health and, to the knowledge of IMS Health, of each of the other parties thereto, in each case, except (A) to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and principles of equity and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought and (y) in full force and effect.

(b) As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute (i) a default or breach on the part of IMS Health or, to the knowledge of IMS Health, any other parties thereto, under the Commitment Letter, in each case, that would adversely affect or delay in any material respect the availability of the Debt Financing at Closing or (ii) assuming (x) no breach by Quintiles or its Subsidiaries of their respective representations and/or obligations, in either case, such that the closing conditions set forth in Section 6.3(a) or 6.3(b) would fail to be satisfied, (y) compliance by Quintiles and its Subsidiaries with Section 5.18(b) and (z) the satisfaction of the conditions set forth in Section 6.1, any failure to satisfy a condition precedent under the Commitment Letter. As of the date of this Agreement, the Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to IMS Health on the terms therein and all of the provisions that would permit the Lenders to reduce the total amount of the Debt Financing. As of the date of this Agreement, other than the Commitment Letter and the Fee Letter, there are no side letters or other agreements, contracts or arrangements to which IMS Health or any of its affiliates is a party related to the funding of the full amount of the Debt Financing provided under the Commitment Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF QUINTILES

Except (a) as disclosed or reflected in the Quintiles SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by Quintiles to IMS Health prior to the execution of this Agreement (the “Quintiles Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Quintiles Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Quintiles represents and warrants to IMS Health as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Quintiles and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or equivalent) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (i) only as it relates to Subsidiaries and clauses (ii) and (iii), for any such failures to have such power or authority or to be so qualified or licensed or in good standing, individually or in the aggregate, as have not had and would not reasonably be expected to have a Quintiles Material Adverse Effect.

(b) Quintiles has previously furnished or otherwise made available to IMS Health true and complete copies of Quintiles’ articles of incorporation (the “Quintiles Charter”) and bylaws (the “Quintiles Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Quintiles consists of 300,000,000 shares of Quintiles Common Stock (except, as of the Closing Date, as may otherwise be set forth in the Converted Entity Charter) and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Quintiles Preferred Stock”). As of the close of business on the Measurement Date, (i) 119,668,726 shares of Quintiles Common Stock were issued and outstanding, (ii) no shares of Quintiles Preferred Stock were issued and outstanding, (iii) 14,148,064 shares of Quintiles Common Stock were reserved and available for issuance pursuant to Quintiles Equity Plans; of which

7,909,896 shares of Quintiles Common Stock were subject to issuance pursuant to outstanding equity awards of Quintiles pursuant to Quintiles Equity Plans, comprised of (A) 7,142,729 shares of Quintiles Common Stock were subject to issuance pursuant to the exercise of outstanding options (each, a “Quintiles Option”) to purchase shares of Quintiles Common Stock granted under the Quintiles Equity Plans, (B) restricted stock unit awards (“Quintiles RSUs”) representing the right to receive up to 597,661 shares of Quintiles Common Stock were outstanding and (C) performance units (“Quintiles PSUs”) representing the right to receive up to 169,506 shares of Quintiles Common Stock were outstanding, and (iv) 2,311,117 shares of Quintiles Common Stock were reserved and available for issuance under the Quintiles’ employee stock purchase plan. Additionally, as of the close of business on the Measurement Date, 555,901 shares of Quintiles Common Stock were underlying outstanding Quintiles stock appreciation rights (“Quintiles SARs”), which Quintiles SARs are settled in cash. All outstanding shares of capital stock of Quintiles are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, the Quintiles Charter, the Quintiles Bylaws or any Contract to which Quintiles is a party or is otherwise bound. No shares of capital stock of Quintiles are owned by any Subsidiary of Quintiles. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Quintiles have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Quintiles, free and clear of all Liens.

(b) Except as set forth above and except for changes since the Measurement Date resulting from the exercise or vesting of awards made under the Quintiles Equity Plans outstanding on such date, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Quintiles, (B) securities of Quintiles convertible into or exchangeable for shares of capital stock or voting securities of Quintiles or (C) options or other rights to acquire from Quintiles, and no obligation of Quintiles to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Quintiles, (ii) there are no outstanding obligations of Quintiles to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Quintiles and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Quintiles or any of its Subsidiaries to which Quintiles or any of its Subsidiaries is a party.

Section 4.3 Subsidiaries. Exhibit 21.1 to the Annual Report on Form 10-K filed by Quintiles with the SEC on February 11, 2016 (without giving effect to any amendment filed on or after the date hereof) sets forth a true and complete list of each material Subsidiary of Quintiles. All outstanding shares of capital stock, or other equity or voting interests in, each Subsidiary of Quintiles are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NCBCA, its articles of incorporation or bylaws or comparable organizational documents, or any Contract to which Quintiles is a party or is otherwise bound. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Quintiles does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

Section 4.4 Authority.

(a) Quintiles has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Quintiles and the consummation by Quintiles of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Quintiles and no other corporate proceedings on the part of Quintiles are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger and the other transactions contemplated hereby, to (i) the approval of this Agreement by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles Common Stock, (ii) the approval of the issuance of shares of Quintiles Common Stock in connection with the Merger as contemplated by this Agreement by the affirmative vote of the holders of outstanding Quintiles Common Stock representing a majority of the votes cast with respect to such approval, (iii) the approval of the Plan of Conversion by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles Common Stock and (iv) the approval of the Converted Entity Charter in connection with the Conversion, or one or more of the provisions thereof, by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Quintiles Common Stock; provided, however, that any such approvals referred to in the foregoing clauses (i) - (iv) shall be unbundled into separate proposals to the extent required by applicable Law (collectively, the “Quintiles Stockholder Approval”). This Agreement has been duly executed and delivered by Quintiles and, assuming the due authorization, execution and delivery by IMS Health, constitutes a valid and binding obligation of Quintiles, enforceable against Quintiles in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Board of Directors of Quintiles (the “Quintiles Board”), at a meeting duly called and held at which all directors of Quintiles were present, duly and unanimously (of those voting) adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby, including the Plan of Conversion and the Conversion, are fair to and in the best interests of Quintiles’ stockholders, (ii) approving and declaring advisable this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, including the Merger and the Conversion, (iii) directing that this Agreement and the Plan of Conversion be submitted to the stockholders of Quintiles for approval and (iv) resolving to recommend that Quintiles’ stockholders vote in favor of the approval of this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, including the Merger and the Conversion, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The votes comprising the Quintiles Stockholder Approval are the only votes of the holders of any class or series of Quintiles’ capital stock or other securities required in connection with the consummation of the Merger and the Conversion. No vote of the holders of any class or series of Quintiles’ capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Quintiles other than the Merger and the Conversion.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Quintiles does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Quintiles with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Quintiles or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Quintiles Charter or Quintiles Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Quintiles, (ii) any Contract to which Quintiles or any of its Subsidiaries is a party or by which Quintiles or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to receipt of the Quintiles Stockholder Approval and the governmental filings and other matters referred to in Section 4.5(b), any Law or any rule or regulation of the NYSE applicable to Quintiles or any of its Subsidiaries or by which Quintiles or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Quintiles or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Quintiles or the consummation by Quintiles of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) as required under the HSR Act or under any other applicable Antitrust Law, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, as required by the DGCL, (iv) the filing of the Certificate of Conversion (as defined in the Plan of Conversion) with the Delaware Secretary of State, as required by the DGCL, and the Articles of Conversion (as defined in the Plan of Conversion) with the Secretary of State of the State of North Carolina (the “North Carolina Secretary of State”), as required by the NCBCA, (v) any filings and approvals required under the rules and regulations of NYSE and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had or would not reasonably be expected to have a Quintiles Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements; Internal Controls.

(a) Quintiles has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Quintiles since January 1, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Quintiles SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Quintiles SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Quintiles SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Quintiles SEC Documents (i) have been prepared in a manner consistent with the books and records of Quintiles and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Quintiles and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2015, Quintiles has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Quintiles and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Quintiles has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Quintiles’ disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by Quintiles in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Quintiles’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Quintiles’ management has completed an assessment of the effectiveness of Quintiles’ disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable Quintiles SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation. Based on Quintiles’ management’s most recently completed evaluation of Quintiles’ internal control over financial reporting prior to the date of this Agreement, (i) to the knowledge of Quintiles, Quintiles had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Quintiles’ ability to record, process, summarize and report financial information and (ii) Quintiles does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Quintiles’ internal control over financial reporting.

(d) To the knowledge of Quintiles, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Quintiles.

Section 4.7 No Undisclosed Liabilities. Neither Quintiles nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent disclosed, reflected, accrued or reserved against in the audited consolidated balance sheet of Quintiles and its Subsidiaries as at December 31, 2015 included in the Annual Report on Form 10-K filed by Quintiles with the SEC on February 11, 2016 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 that would not, individually or in the aggregate, reasonably be expected to have a Quintiles Material Adverse Effect.

Section 4.8 Certain Information. None of the information supplied or to be supplied by or on behalf of Quintiles specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement/Prospectus will not, at the time it is first mailed to Quintiles’ stockholders, at the time of any amendments or supplements thereto and at the time of the Quintiles Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Quintiles makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by or on behalf of IMS Health specifically for inclusion or incorporation by reference therein.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2015 through the date of the Agreement: (a) there has not been any change, occurrence, state of fact, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Quintiles Material Adverse Effect, and (b) except as otherwise contemplated or permitted by this Agreement, (i) Quintiles and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice; and (ii) neither Quintiles nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 4.10 Litigation. As of the date hereof, there is no Action (or basis therefor) pending or, to the knowledge of Quintiles, threatened against or affecting Quintiles or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. As of the date hereof, neither Quintiles nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Quintiles Material Adverse Effect. As of the date hereof, there is no Action pending or, to the knowledge of Quintiles, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.11 Compliance with Laws; Permits.

(a) Quintiles and each of its Subsidiaries are and, at all times since January 1, 2013 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including all healthcare Laws, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. None of Quintiles or any of its Subsidiaries has received, since January 1, 2013, a notice or other written communication alleging or relating to a possible material violation of any Law, including any healthcare Law, applicable to their businesses, operations, properties or assets, which alleged violation has not been materially resolved and which, individually or in the aggregate has had or would reasonably be expected to have a Quintiles Material Adverse Effect. Quintiles and each of its Subsidiaries have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Quintiles Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Quintiles Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as, individually or the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, Quintiles (i) does not itself and does not permit or assist any third party to violate the rights of any Person, or the contractual obligations of Quintiles or any of its Subsidiaries, with respect to confidential, personally identifiable or personal health information, including all Privacy Rights, (ii) has implemented reasonable technical, physical, and administrative safeguards necessary to protect the privacy, confidentiality, integrity and security of its software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper use, access or disclosure and (iii) maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all of its obligations under applicable Law. There have been no breaches of either the data privacy policies or the system and data security policies of Quintiles or any of its Subsidiaries and neither Quintiles nor any of its Subsidiaries has experienced any data breach that would violate the Privacy Rights of any Person or any Laws, except, in each case, for those, individually or in the aggregate, which have not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. The use, transfer and disclosure of, and access to, any and all data and information concerning individuals by Quintiles is in compliance with all applicable Quintiles privacy policies, terms of use, customer agreements and Law, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect.

(c) To the knowledge of Quintiles, neither Quintiles nor any of its Subsidiaries, Affiliates, directors, shareholders, officers or employees has, directly or indirectly, (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present customer, physician, health care provider, supplier, contractor or third party in order to induce or directly or indirectly obtain business or payments from such person, including any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program, in violation of any Law, (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including in money, property or services, but not including services rendered in the ordinary course for which fair market value payment was made by the recipient) to any past, present or potential customer, medical director, physician, health care provider, supplier or potential supplier, contractor or any other person in violation of any Law, (iii) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on any of its books or records for any reason or (iv) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

Section 4.12 Benefit Plans.

(a) Quintiles has furnished or made available to IMS Health a true and complete list of, to the extent material, each Quintiles Plan. For purposes of this Agreement, “Quintiles Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), stock purchase, stock option, phantom stock or other equity-based, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance or dependent care plan, agreement (including any standard employment agreement or executive employment agreement), program, policy or other arrangement and each other employee benefit plan, agreement, program, policy or other arrangement, in each case, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any current or former employee, director, independent contractor or consultant of Quintiles or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Quintiles or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. With respect to each Quintiles Plan and to the extent applicable, Quintiles has provided or made available to IMS Health a current, accurate and complete copy of (i) the plan documents and amendments thereto, (ii) any related trust agreement or other funding instrument, (iii) the most recent determination letter of the IRS, (iv) summary plan description, including any summary of material modifications, and (v) the Form 5500 for the most recent plan year, including all schedules, financial statements and actuarial valuation reports.

(b) Neither Quintiles, its Subsidiaries, nor any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) sponsors, maintains, contributes to or is required to contribute to or within the past six (6) years has sponsored, maintained, contributed to or been required to contribute to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, and no liability (contingent or otherwise) has been incurred by any of Quintiles, its Subsidiaries or any member of their Controlled Group with respect to the foregoing that could become a material liability of the Surviving Corporation.

(c) With respect to the Quintiles Plans:

(i) each Quintiles Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) except as would not reasonably be expected to result in liability material to Quintiles and its Subsidiaries taken as a whole, no reportable event, as defined in Section 4043 of ERISA, non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred in the past six (6) years with respect to any Quintiles Plan;

(iii) each Quintiles Plan intended to be qualified under Section 401(a) of the Code is currently covered by a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Quintiles, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the qualified status of such Quintiles Plan;

(iv) there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Quintiles, threatened, relating to the Quintiles Plans, any fiduciaries thereof with respect to their duties to the Quintiles Plans or the assets of any of the trusts under any of the Quintiles Plans (other than routine claims for benefits) nor, to the knowledge of Quintiles, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of Quintiles, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect material liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Quintiles Plan that is subject to Title IV of ERISA, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi) none of the Quintiles Plans currently provides material post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Quintiles, its Subsidiaries or any members of their Controlled Group has any material liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by COBRA;

(vii) each Quintiles Plan which is a group health plan (as such term is defined in Code Section 5001(b) or ERISA 733, as applicable, including any plans of affiliates of Quintiles that must be taken into account under Code Sections 4980B and 4980D) is in compliance in all material respects with the applicable requirements of Code Sections 4980B, 9801, 9802, 9803, 9811, 9812, 9813, and 9815.1, Title I, Part 6 of ERISA, and Section 1862(b)(1)(A)(i) of the Social Security Act and Quintiles does not have any material liability for any excise tax imposed by Code Section 5000 or 4980D; and

(viii) each Quintiles Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2005 (or, if later, the date of its adoption), and has been in documentary compliance in all material respects with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2009, and neither Quintiles nor any of its Subsidiaries has any (A) material liability for withholding Taxes or penalties due under Code Section 409A or 4999 or (B) indemnity obligation for any Taxes imposed under Code Sections 409A.

(d) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director, independent contractor or consultant of Quintiles or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment or any other payment, including, pursuant to any retention arrangement entered into prior to or in connection with this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due or require Quintiles or any of its Subsidiaries to segregate any amount from its general assets in respect of any such employee, officer, director, independent contractor or consultant.

(e) Neither Quintiles nor any of its Subsidiaries is a party to any agreement, contract, plan or arrangement that could reasonably be expected, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), to result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former director, officer, employee, independent contractor or consultant of Quintiles or any of its Subsidiaries is entitled to any gross-up, make-whole or any other payment from Quintiles or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or Section 4999 of the Code)) or any interest or penalty related thereto.

Section 4.13 Labor Matters.

(a) Except as would not reasonably be expected to be material to Quintiles and its Subsidiaries taken as a whole, (i) there are no strikes or lockouts pending or, to the knowledge of Quintiles, threatened with respect to any employees of Quintiles or any of its Subsidiaries (“Quintiles Employees”), and there have been no such activities in the past three (3) years, (ii) to the knowledge of Quintiles, there is no union organizing effort pending or, to the knowledge of Quintiles, threatened against Quintiles or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iii) there is no labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Quintiles, threatened against Quintiles or any of its Subsidiaries, and there have been no such activities in the past three (3) years, (iv) there is no slowdown or work stoppage in effect or, to the knowledge of Quintiles, threatened with respect to Quintiles Employees, and there have been no such activities in the past three (3) years, (v) no petition has been filed or proceeding instituted by or on behalf of any labor union, works council or other employee representative organization with any Governmental Entity seeking recognition or certification of a bargaining representative of any employees of Quintiles or any of its Subsidiaries, and (vi) there is no charge, complaint, or investigation pending or, to the knowledge of Quintiles, threatened by any Governmental Entity against Quintiles or any of its Subsidiaries concerning any alleged violation of any applicable Law respecting employment or employment practices, including, workplace health and safety, terms and conditions of employment, wages and hours, unfair labor practices, or employee classification.

(b) Section 4.13(b) of the Quintiles Disclosure Letter sets forth all material U.S. and non-U.S. employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements or other agreements with a labor union, works council or other employee representative organization in effect that covers any employees of Quintiles or any of its Subsidiaries or to which Quintiles or any of its Subsidiaries is a party or otherwise bound.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Quintiles Material Adverse Effect, Quintiles and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including, workplace health and safety, terms and conditions of employment and wages and hours, unfair labor practices, and employee classification.

(d) Except as would not reasonably be expected to result in material liability to Quintiles and its Subsidiaries taken as a whole, neither Quintiles nor any of its Subsidiaries has any liabilities or is in breach of any obligations under the WARN Act or any similar state or local Law as a result of any action taken by Quintiles (other than at the written direction of IMS Health).

Section 4.14 Environmental Matters.

(a) Neither Quintiles nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved) from any federal, state, local, foreign or provincial Governmental Entity or any other Person (and to the knowledge of Quintiles, none are threatened) asserting that Quintiles or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law, and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, (i) Quintiles and each of its Subsidiaries are and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Quintiles and its Subsidiaries have obtained, maintained and are and have been in compliance with all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Quintiles or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Quintiles or any of its Subsidiaries under applicable Environmental Laws; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Quintiles or any of its Subsidiaries and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Quintiles or any of its Subsidiaries under any Environmental Law; and (v) neither Quintiles, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of Quintiles, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 4.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Quintiles Material Adverse Effect:

(i) all Tax Returns required to be filed by or on behalf of Quintiles and each of its Subsidiaries have been prepared and timely filed with the appropriate Governmental Entity (taking into account any valid extensions of time within which to file) and all such filed Tax Returns are complete and accurate,

(ii) all Taxes required to be paid by or on behalf of Quintiles and each of its Subsidiaries have been timely paid with the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP in Quintiles’ financial statements included in Quintiles’ SEC Documents or have been incurred in the ordinary course of business since the date of the most recent period covered by the financial statements included in Quintiles’ SEC Documents,

(iii) all deficiencies asserted or assessed by a Governmental Entity against Quintiles or any of its Subsidiaries have been paid in full or are adequately reserved in accordance with GAAP,

(iv) there are no pending or, to the knowledge of Quintiles, threatened Actions relating to Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes,

(v) there are no Liens for Taxes on any of the assets of Quintiles or any of its Subsidiaries other than Permitted Liens,

(vi) neither Quintiles nor any of its Subsidiaries has any liability for Taxes of any other person (other than Quintiles and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract, and

(vii) Quintiles and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and withholding of Taxes and paid over to the appropriate Governmental Entity all amounts required to be so withheld or collected and paid under all applicable Laws.

(b) Neither Quintiles nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part) that was purported or intended to be governed by Section 355 of the Code.

(c) During the five-year period ending on the date hereof, neither Quintiles nor any of its Subsidiaries has been included in a “consolidated,” “unitary” or “combined” Tax Return under U.S. federal, state, local or foreign Law with respect to Taxes for any taxable period (other than a group of which Quintiles or any of its Subsidiaries was the common parent).

(d) Neither Quintiles nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements).

(e) Neither Quintiles nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither Quintiles nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.16 Contracts.

(a) Section 4.16 of the Quintiles Disclosure Letter lists each Contract, other than any Contract that is listed as an exhibit to Quintiles’ annual report on Form 10-K for the year ended December 31, 2015 or Quintiles’ quarterly report on Form 10-Q for the quarter ended March 31, 2016, in each case without giving effect to any amendment thereto filed on or after the date hereof (such contracts, the “Quintiles Public Contracts”), of the following types to which Quintiles or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any partnership, joint venture, strategic alliance or collaboration Contract which is material to Quintiles and its Subsidiaries, taken as a whole;

(ii) any non-competition agreement, exclusivity, non-solicitation or any other agreement or obligation which purports to limit or restrict in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Quintiles and its Subsidiaries, taken as a whole, is or would be conducted (other than customer Contracts entered into by Quintiles or its Subsidiaries in the ordinary course of business);

(iii) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $10,000,000, other than Contracts solely among Quintiles and/or wholly-owned Subsidiaries of Quintiles;

(iv) each Contract relating to the acquisition or disposition of assets or stock that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $10,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract between Quintiles, on the one hand, and any officer, director or affiliate (other than a wholly-owned Subsidiary of Quintiles) of Quintiles or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Quintiles has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any shareholders, investor rights, registration rights or similar agreement or arrangement of Quintiles or any of its Subsidiaries;

(vii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $10,000,000;

(viii) any collective bargaining agreement or other Contract with any labor union, works council or other employee representative organization;

(ix) any lease or amendment to the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000,000; and

(x) any Contract that would be required to be filed by Quintiles as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Quintiles on a Current Report on Form 8-K.

Each Quintiles Public Contract, together with any contract of the type described in clauses (i) through (x), is referred to herein as a “Quintiles Material Contract.”

(b) (i) Each Quintiles Material Contract is valid and binding on Quintiles and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Quintiles, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect; (ii) Quintiles and each of its Subsidiaries, and, to the knowledge of Quintiles, each other party thereto, has performed all obligations required to be performed by it under each Quintiles Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect; and (iii) there is no default under any Quintiles Material Contract by Quintiles or any of its Subsidiaries or, to the knowledge of Quintiles, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Quintiles or any of its Subsidiaries or, to the knowledge of Quintiles, any other party thereto under any such Quintiles Material Contract, nor has Quintiles or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect. Quintiles has made available to IMS Health true and complete copies of all Quintiles Material Contracts, including all amendments thereto.

(c) The reasonably expected future payments of Quintiles and its Subsidiaries pursuant to all Contracts for the acquisition or disposition of assets or stock that contain representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations), to which Quintiles or any of its Subsidiaries is a party, does not exceed $30,000,000 in the aggregate.

Section 4.17 Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, with respect to each insurance policy covering Quintiles and its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Quintiles nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the knowledge of Quintiles, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby and (e) the insurance policies are sufficient for compliance by Quintiles with all applicable Laws or obligations with respect to Quintiles Material Contracts to maintain insurance to which Quintiles is a party.

Section 4.18 Properties. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, (a) Quintiles and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (b) all such real property (i) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (ii) has sufficient access to a public road and (iii) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Permits and applicable Laws with respect to Quintiles and its Subsidiaries, (c) there are no existing (or to the knowledge of Quintiles threatened in writing) condemnation proceedings with respect to any such real property and (d) with respect to all such leased real property, Quintiles and each of its Subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Quintiles nor any of its Subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

Section 4.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, either Quintiles or a Subsidiary of Quintiles owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Quintiles Intellectual Property”). No single item of Quintiles Intellectual Property owned by Quintiles or any of its Subsidiaries is material to the operation of their businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, Quintiles or one of its Subsidiaries is listed as the owner of record for each item of registered Quintiles Intellectual Property, and pending applications therefor, that Quintiles and its Subsidiaries owns or purports to own (collectively, the “Quintiles Registered Intellectual Property”) with the relevant patent, trademark, copyright, domain name, or other authority in the United States or foreign jurisdiction, as the case may be. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, all of the Quintiles Registered Intellectual Property is valid, enforceable and subsisting and there are no challenges to the ownership, use, validity or enforceability of the Quintiles Registered Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Quintiles Material Adverse Effect, (a) there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or dilution by Quintiles or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of Quintiles and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither Quintiles nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with Quintiles Intellectual Property; (d) to the knowledge of Quintiles, no Person is infringing, misappropriating or diluting any Quintiles Intellectual Property; (e) Quintiles and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of Quintiles’ or any Subsidiaries’ rights or obligations under, any agreement under which Quintiles or any of its Subsidiaries grants to any Person, or any Person grants to Quintiles or any of its Subsidiaries, a license or right under or with respect to any Quintiles Intellectual Property.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Quintiles Board has taken all actions so that the restrictions applicable to business combinations contained in The North Carolina Shareholder Protection Act (NCBCA Art. 9) and The North Carolina Control Share Acquisition Act (NCBCA Art. 9A) are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other Takeover Laws or any similar anti-takeover provision in the Quintiles Charter or Quintiles Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 Affiliate Transactions. There are no transactions or Contracts between Quintiles or any of its Subsidiaries, on the one hand, and any of Quintiles’ Affiliates (other than wholly-owned Subsidiaries of Quintiles), on the other hand, that would be required to be disclosed by Quintiles under Item 404 of Regulation S-K under the Securities Act that have not been disclosed in the Quintiles SEC Documents.

Section 4.22 Anti-Bribery Laws. Quintiles and its Affiliates, directors, officers and employees have complied in all material respects with the Anti-Bribery Laws. Quintiles and its Affiliates have developed and implemented an Anti-Bribery Law compliance program which includes corporate policies and procedures designed to ensure compliance in all material respects with the Anti-Bribery Laws. Except for “facilitating payments” (as such term is defined in the FCPA and other applicable Laws), to the knowledge of Quintiles, neither Quintiles nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (c) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (d) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (e) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

Section 4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. (the “Quintiles Financial Advisor”), the fees and expenses of which will be paid by Quintiles, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Quintiles or any of its Affiliates.

Section 4.24 Opinion of Financial Advisor. The Quintiles Board has received an oral opinion (to be confirmed in writing) of the Quintiles Financial Advisor, dated on or about the date of this Agreement, to the effect that, subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion of the Quintiles Financial Advisor, as of such date, from a financial point of view, the Exchange Ratio to be paid by Quintiles in the Merger is fair to Quintiles. A signed true and complete copy of such opinion has been or will promptly be provided to IMS Health for informational purposes following receipt thereof by the Quintiles Board.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Conduct of Business by Quintiles. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by IMS Health or as otherwise specifically required by this Agreement, Quintiles shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current directors, officers and other key employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(a) of the Quintiles Disclosure Letter or as specifically required by this Agreement, Quintiles shall not, and shall cause its Subsidiaries not to, take any of the following actions without IMS Health’s prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Quintiles to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Quintiles or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the vesting or exercise of awards outstanding under the Quintiles Equity Plans on the Measurement Date in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Quintiles on a deferred basis or other rights linked to the value of shares of Quintiles Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the grant of Quintiles Options, Quintiles RSUs, Quintiles PSUs and Quintiles SARs in the ordinary course of business; provided, that the aggregate number of shares of Quintiles Common Stock subject to issuance or underlying the same shall not exceed 1,440,000 shares of Quintiles Common Stock, and (B) the issuance of shares of Quintiles Common Stock upon the exercise of Quintiles Options or settlement of Quintiles RSUs or Quintiles PSUs (x) outstanding on the Measurement Date in accordance with their terms as in effect on such date or (y) issued pursuant to clause (A) above);

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its articles of incorporation or bylaws (or similar organizational documents), the Quintiles Shareholders’ Agreement or the Quintiles Registration Rights Agreement, except as specifically required by this Agreement;

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets, real property, or personal property that are otherwise material to Quintiles and its Subsidiaries, except (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned Subsidiaries of Quintiles, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $150,000,000, in each case subject to the restrictions set forth in Section 5.6;

(v) directly or indirectly sell, lease, license, transfer, exchange, dispose of, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $100,000,000;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than to complete internal restructurings or dissolutions of wholly-owned entities;

(vii) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness (except for the repayment of any Indebtedness existing on the date of this Agreement that comes due following the date hereof, in accordance with its terms) except (A) for Indebtedness incurred in the ordinary course of business and consistent with past practice under Quintiles’ current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company Indebtedness solely involving Quintiles and/or direct or indirect wholly-owned Subsidiaries, (C) incremental Indebtedness for borrowed money not to exceed $100,000,000 in the aggregate outstanding at any time incurred by Quintiles or any of its Subsidiaries other than in accordance with clauses (A) and (B), or (D) guarantees by Quintiles of Indebtedness for borrowed money of its Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.1(a)(vii);

(viii) except in the ordinary course of business consistent with past practice, or as disclosed in Quintiles’ capital expenditures plan previously provided to IMS Health, make any new capital expenditure or expenditures, or commit to do so;

(ix) other than as permitted by Section 5.1(a)(xi), (A) pay, discharge, compromise, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Quintiles included in the Quintiles SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to Quintiles or any of its Subsidiaries;

(x) other than in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(a), (A) materially modify, materially amend, terminate, cancel or extend any Quintiles Material Contract or waive, release or assign any material rights or claims thereunder, or (B) enter into any Contract that if in effect on the date hereof would be a Quintiles Material Contract;

(xi) commence any Action (other than (A) in the ordinary course of business or (B) an Action as a result of an Action commenced against Quintiles or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of reserves reflected on Quintiles’ financial statements included in the Quintiles SEC Documents in an amount of $40,000,000 in the aggregate (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Quintiles;

(xii) change its material financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii) settle or compromise any material liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; enter into any Tax allocation, sharing or indemnity agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements); or change any method of accounting for Tax purposes;

(xiv) change its fiscal year;

(xv) except as required to comply with any applicable Law or except as required to comply with any Quintiles Plan, as in effect as of the date hereof, or the terms of this Agreement, (A) with respect to any current or former director, employee, independent contractor or consultant of Quintiles, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, employee, independent contractor or consultant of Quintiles any severance, change in control, retention, termination or similar compensation or benefit, or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Quintiles Plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of Quintiles, except as required to comply with any applicable Law or any Quintiles Plan in effect as of the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to amend a Quintiles Plan or Contract in any material respect or accelerate the vesting, funding or payment of any compensation or benefit under any Quintiles Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement that would otherwise be considered a Quintiles Plan if in effect of the date of this Agreement, other than as required by applicable Law;

(xvi) enter into any new line of business outside of its existing business;

(xvii) enter into any Contracts with any officer, director or affiliate (other than a wholly-owned Subsidiary of Quintiles) of Quintiles or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any Contract pursuant to which Quintiles has an obligation to indemnify such officer, director, affiliate or family member; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Conduct of Business by IMS Health. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Quintiles or as otherwise specifically required by this Agreement, IMS Health shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current directors, officers and other key employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(b) of the IMS Health Disclosure Letter or as specifically required by this Agreement, IMS Health shall not, and shall cause its Subsidiaries not to, take any of the following actions without Quintiles’ prior written consent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of IMS Health to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of IMS Health or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (other than in connection with the vesting or exercise of awards outstanding under the IMS Health Equity Plans on the Measurement Date in accordance with their terms as in effect on such date) or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of IMS Health on a deferred basis or other rights linked to the value of shares of IMS Health Common Stock, including pursuant to Contracts as in effect on the date hereof (other than (A) the grant of IMS Health Options, IMS Health RSUs, IMS Health SARs and IMS Health Restricted Stock in the ordinary course of business; provided, that the aggregate number of shares of IMS Health Common Stock subject to issuance or underlying the same shall not exceed 3,960,000 shares of IMS Health Common Stock, and (B) the issuance of shares of IMS Health Common Stock upon the exercise of IMS Health Options or settlement of IMS Health RSUs or IMS Health SARs (x) outstanding on the Measurement Date in accordance with their terms as in effect on such date or (y) issued pursuant to clause (A) above);

(iii) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents), the IMS Health Shareholders’ Agreement or the IMS Health Registration and Preemptive Rights Agreement, except as specifically required by this Agreement;

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets, real property, or personal property that are otherwise material to IMS Health and its Subsidiaries, except (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned Subsidiaries of IMS Health, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $150,000,000, in each case subject to the restrictions set forth in Section 5.6;

(v) directly or indirectly sell, lease, license, transfer, exchange, dispose of, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, other than (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $100,000,000;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than to complete internal restructurings or dissolutions of wholly-owned entities;

(vii) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness (except for the repayment of any Indebtedness existing on the date of this Agreement that comes due following the date hereof, in accordance with its terms) except (A) for Indebtedness incurred in the ordinary course of business and consistent with past practice under IMS Health’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company Indebtedness solely involving IMS Health and/or direct or indirect wholly-owned Subsidiaries, (C) incremental Indebtedness for borrowed money not to exceed $100,000,000 in the aggregate outstanding at any time incurred by IMS Health or any of its Subsidiaries other than in accordance with clauses (A) and (B), or (D) guarantees by IMS Health of Indebtedness for borrowed money of its Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.1(b)(vii);

(viii) except in the ordinary course of business consistent with past practice, or as disclosed in IMS Health’s capital expenditures plan previously provided to Quintiles, make any new capital expenditure or expenditures, or commit to do so;

(ix) other than as permitted by Section 5.1(b)(xi), (A) pay, discharge, compromise, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of IMS Health included in the IMS Health SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (B) cancel any material Indebtedness owed to IMS Health or any of its Subsidiaries;

(x) other than in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(b), (A) materially modify, materially amend, terminate, cancel or extend any IMS Health Material Contract or waive, release or assign any material rights or claims thereunder or (B) enter into any Contract that if in effect on the date hereof would be an IMS Health Material Contract;

(xi) commence any Action (other than (A) in the ordinary course of business or (B) an Action as a result of an Action commenced against IMS Health or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of reserves reflected on IMS Health’s financial statements included in the IMS Health SEC Documents in an amount of $40,000,000 in the aggregate (in each case, net of insurance proceeds), in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, IMS Health;

(xii) change its material financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii) settle or compromise any material liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; enter into any Tax allocation, sharing, or indemnity agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, such as leases, vendor and customer agreements, credit agreements and purchase agreements); or change any method of accounting for Tax purposes;

(xiv) change its fiscal year;

(xv) except as required to comply with any applicable Law or except as required to comply with any IMS Health Plan, as in effect as of the date hereof, or the terms of this Agreement, (A) with respect to any current or former director, employee, independent contractor or consultant of IMS Health, grant any such individual any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any such individual not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any such individual, other than increases in compensation or benefits or the payment of bonuses in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, employee, independent contractor or consultant of IMS Health any severance, change in control, retention, termination or similar compensation or benefit, or modifications thereto or increases therein, other than severance payments in the ordinary course of business consistent with past practice, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any IMS Health Plan or awards made thereunder) to any current or former director, employee, independent contractor or consultant of IMS Health, except as required to comply with any applicable Law or any IMS Health Plan in effect as of the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to amend an IMS Health Plan or Contract in any material respect or accelerate the vesting, funding or payment of any compensation or benefit under any IMS Health Plan or other Contract or (F) adopt any new employee benefit or compensation plan or arrangement that would otherwise be considered an IMS Health Plan if in effect of the date of this Agreement, other than as required by applicable Law;

(xvi) enter into any new line of business outside of its existing business;

(xvii) enter into any Contracts with any officer, director or affiliate (other than a wholly-owned Subsidiary of IMS Health) of IMS Health or any of their respective “associates” or “immediate family”

members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), including any Contract pursuant to which IMS Health has an obligation to indemnify such officer, director, affiliate or family member; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 Covenants of Quintiles Regarding No Solicitation; Recommendation of the Merger

(a) Quintiles shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of Quintiles or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage (including by way of furnishing information) or take any action to knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.2, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. Quintiles shall, and shall cause each of its Subsidiaries and the Representatives of Quintiles and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Quintiles Stockholder Approval, (1) Quintiles receives a written Acquisition Proposal that the Quintiles Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of this Section 5.2, (3) the Quintiles Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (4) the Quintiles Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law, then Quintiles may (x) furnish information with respect to Quintiles and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the disclosing party than, those set forth in the Confidentiality Agreement (excluding any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (I) Quintiles shall provide IMS Health a non-redacted copy of each confidentiality agreement Quintiles has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to IMS Health or shall be provided to IMS Health prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Quintiles shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on Quintiles, which procedures shall be consistent in all material respects with Quintiles’ practices in dealing with the disclosures of such information to IMS Health or its Representatives.

(b) Neither the Quintiles Board nor any committee thereof shall:

(i) (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to IMS Health, the approval or recommendation by such

Quintiles Board or such committee of this Agreement, the Merger or any of the transactions contemplated hereby, (B) approve or recommend, or propose publicly to approve or recommend, to the Quintiles stockholders of any Acquisition Proposal, or (C) resolve or agree to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as a “Quintiles Adverse Recommendation Change”); or

(ii) except as expressly contemplated by Section 7.1(d)(iii), cause or permit Quintiles or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement, in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Quintiles Stockholder Approval, the Quintiles Board may, if the Quintiles Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by IMS Health pursuant to this Section 5.2, make a Quintiles Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event; provided, however, that Quintiles may not make a Quintiles Adverse Recommendation Change in response to a Superior Proposal unless:

(A) Quintiles notifies IMS Health in writing at least four (4) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Quintiles and an additional two (2) Business Day period); and

(B) if IMS Health makes a proposal during such period to adjust the terms and conditions of this Agreement, the Quintiles Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by IMS Health, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Quintiles Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law; provided, further, that the Quintiles Board may not make a Quintiles Adverse Recommendation Change in response to an Intervening Event unless:

(1) Quintiles provides IMS Health with written information describing such Intervening Event in reasonable detail;

(2) Quintiles keeps IMS Health reasonably informed of developments with respect to such Intervening Event;

(3) Quintiles notifies IMS Health in writing at least four (4) Business Days before making a Quintiles Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if IMS Health makes a proposal during such period to adjust the terms and conditions of this Agreement, the Quintiles Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by IMS Health, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Quintiles Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of Quintiles under applicable Law.

During the period prior to its effecting a Quintiles Adverse Recommendation Change as referred to above, Quintiles shall, and shall cause its financial and legal advisors to, negotiate with IMS Health in good faith (to the extent IMS Health seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by IMS Health. Notwithstanding anything to the contrary contained herein, neither Quintiles nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement or submit to the vote of its stockholders any Acquisition Proposal (other than the Merger) unless this Agreement has been terminated in accordance with its terms.

(c) In addition to the obligations of Quintiles set forth in Section 5.2(a) and Section 5.2(b), Quintiles promptly (and in any event within 24 hours of receipt) shall advise IMS Health in writing in the event Quintiles or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. Quintiles shall keep IMS Health informed in all material respects on a timely basis of the status and details of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting any of the foregoing, Quintiles shall promptly (and in any event within 24 hours) notify IMS Health orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or Section 5.2(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Quintiles agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of Quintiles or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Quintiles or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Quintiles.

(e) Quintiles shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Quintiles’ ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Quintiles shall not take any action to exempt any Person (other than IMS Health and its respective Affiliates) from the restrictions on “business combinations” contained in The North Carolina Shareholder Protection Act (NCBCA Art. 9) or The North Carolina Control Share Acquisition Act (NCBCA Art. 9A) (or any similar provision of any other Takeover Law or the Quintiles Charter or the Quintiles Bylaws) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless this Agreement has been terminated in accordance with its terms (including the payment of the Quintiles Termination Fee pursuant to Section 7.3(b), if applicable).

(g) Nothing contained in this Agreement shall prohibit Quintiles or the Quintiles Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Quintiles Board has reasonably determined in good faith after consultation with Quintiles’ outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Quintiles Board under applicable Law; provided, that this Section 5.2(g) shall not permit the Quintiles Board to make a Quintiles Adverse Recommendation Change except to the extent permitted by Section 5.2(b).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means, with respect to any party, any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of such party and its respective Subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of such party’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of such party and its respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of such party, any of its respective Subsidiaries or any resulting parent company of such party, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Quintiles Board or the IMS Health Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (A) more favorable to the stockholders of the applicable party from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the other party in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and

(iii) “Intervening Event” means a material Effect that was not known to, or reasonably foreseeable by, the Quintiles Board or the IMS Health Board, as applicable, prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Quintiles Board or the IMS Health Board, as applicable, prior to the receipt of the Quintiles Stockholder Approval or the IMS Health Stockholder Approval, as applicable, and that does not relate to (A) an Acquisition Proposal or (B) any changes in the market price or trading volume of IMS Health Common Stock or Quintiles Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change may be taken into account when determining an Intervening Event).

Section 5.3 Covenants of IMS Health Regarding No Solicitation; Recommendation of the Merger

(a) IMS Health shall not, and shall not permit or authorize any of its Subsidiaries or any Representatives of IMS Health or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage (including by way of furnishing information) or take any action to knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) other than to inform any Person of the existence of the provisions contained in this Section 5.3, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. IMS Health shall, and shall cause each of its Subsidiaries and the Representatives of IMS Health and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the IMS Health Stockholder Approval, (1) IMS Health receives a written

Acquisition Proposal that the IMS Health Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of this Section 5.3, (3) the IMS Health Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (4) the IMS Health Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law, then IMS Health may (x) furnish information with respect to IMS Health and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) IMS Health shall provide Quintiles a non-redacted copy of each confidentiality agreement IMS Health has executed in accordance with this Section 5.3 and (II) that any non-public information provided to any such Person shall have been previously provided to Quintiles or shall be provided to Quintiles prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. IMS Health shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.3(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on IMS Health, which procedures shall be consistent in all material respects with IMS Health’s practices in dealing with the disclosures of such information to Quintiles or its Representatives.

(b) Neither the IMS Health Board nor any committee thereof shall:

(i) (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Quintiles, the approval or recommendation by such IMS Health Board or such committee of this Agreement, the Merger or any of the transactions contemplated hereby, (B) approve or recommend, or propose publicly to approve or recommend, to the IMS Health stockholders of any Acquisition Proposal, or (C) resolve, or agree to take any such actions (each such action set forth in this Section 5.3(b)(i) being referred to herein as an “IMS Health Adverse Recommendation Change”); or

(ii) except as contemplated by Section 7.1(c)(iii), cause or permit IMS Health or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the IMS Health Stockholder Approval, the IMS Health Board may, if the IMS Health Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Quintiles pursuant to this Section 5.3, make an IMS Health Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event; provided, however, that IMS Health may not make an IMS Health Adverse Recommendation Change in response to a Superior Proposal unless:

(A) IMS Health notifies Quintiles in writing at least four (4) Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by IMS Health and an additional two (2) Business Day period); and

(B) if Quintiles makes a proposal during such period to adjust the terms and conditions of this Agreement, the IMS Health Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Quintiles, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an IMS Health Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law; provided further, that the IMS Health Board may not make an IMS Health Adverse Recommendation Change in response to an Intervening Event unless:

(1) IMS Health provides Quintiles with written information describing such Intervening Event in reasonable detail;

(2) IMS Health keeps Quintiles reasonably informed of developments with respect to such Intervening Event;

(3) IMS Health notifies Quintiles in writing at least four (4) Business Days before making an IMS Health Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4) if Quintiles makes a proposal during such period to adjust the terms and conditions of this Agreement, the IMS Health Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Quintiles, continues to determine in good faith (after consultation with outside counsel) that the failure to make such IMS Health Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of IMS Health under applicable Law.

During the period prior to its effecting an IMS Health Adverse Recommendation Change as referred to above, IMS Health shall, and shall cause its financial and legal advisors to, negotiate with Quintiles in good faith (to the extent Quintiles seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Quintiles. Notwithstanding anything to the contrary contained herein, neither IMS Health nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement or submit to the vote of its stockholders any Acquisition Proposal unless this Agreement has been terminated in accordance with its terms.

(c) In addition to the obligations of IMS Health set forth in Section 5.3(a) and Section 5.3(b), IMS Health promptly (and in any event within 24 hours of receipt) shall advise Quintiles in writing in the event IMS Health or any of its Subsidiaries or Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. IMS Health shall keep Quintiles informed in all material respects on a timely basis of the status and details of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting any of the foregoing, IMS Health shall promptly (and in any event within 24 hours) notify Quintiles orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(a) or Section 5.3(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) IMS Health agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative of IMS Health or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of IMS Health or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by IMS Health.

(e) IMS Health shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict IMS Health’s ability to comply with any of the terms of this Section 5.3, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) IMS Health shall not take any action to exempt any Person (other than Quintiles and its respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law or the IMS Health Charter or the IMS Health Bylaws) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless this Agreement has been terminated in accordance with its terms (including the payment of the IMS Health Termination Fee pursuant to Section 7.3(c), if applicable).

(g) Nothing contained in this Agreement shall prohibit IMS Health or the IMS Health Board from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Quintiles Board has reasonably determined in good faith after consultation with IMS Health’s outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the IMS Health Board under applicable Law; provided, that this Section 5.3(g) shall not permit the IMS Health Board to make an IMS Health Adverse Recommendation Change except to the extent permitted by Section 5.3(b).

Section 5.4 Preparation of Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a) As promptly as practicable after the date of this Agreement, IMS Health and Quintiles shall jointly prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the special meeting of IMS Health’s stockholders (the “IMS Health Stockholders Meeting”) and the special meeting of Quintiles’ stockholders (the “Quintiles Stockholders Meeting”). As promptly as practicable following the date of this Agreement, Quintiles shall prepare (with IMS Health’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Surviving Corporation Common Stock to be issued in the Merger. Quintiles shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Quintiles shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Surviving Corporation Common Stock in the Merger. Each of Quintiles and IMS Health shall furnish all information concerning Quintiles and the holders of Quintiles Common Stock and IMS Health and the holders of IMS Health Common Stock, as applicable, as may be reasonably requested in connection with any such action. Each of Quintiles and IMS Health shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Quintiles’ stockholders and IMS Health’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(b) No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by IMS Health or Quintiles, as applicable, without providing the other a reasonable opportunity to review and comment thereon and without the other’s prior approval (which shall not be unreasonably withheld). IMS Health or Quintiles, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If at any time prior to the Effective Time any information relating to Quintiles or IMS Health, or any of their respective Affiliates, officers or directors, should be discovered by Quintiles or IMS Health that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and Quintiles and IMS Health shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required under applicable Law, in disseminating the information contained in such amendment or supplement to Quintiles’ stockholders and IMS Health’s stockholders; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(c) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, Quintiles shall duly call, give notice of, convene and hold the Quintiles Stockholders Meeting solely for the purpose of obtaining the Quintiles Stockholder Approval, any other matters required under applicable Law to be considered at the Quintiles Stockholders Meeting, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, if applicable, and to adjourn the Quintiles Stockholders Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the other proposals. Such Quintiles Stockholders Meeting shall in any event be no later than sixty (60) calendar days after (i) the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC if by such date the SEC has not informed Quintiles that it intends to review the Joint Proxy Statement/Prospectus or (ii) if the SEC has, by the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC, informed Quintiles that it intends to review the Joint Proxy Statement/Prospectus, the date on which the SEC confirms that it has no further comments on the Joint Proxy Statement/Prospectus. Quintiles may postpone or adjourn the Quintiles Stockholders Meeting solely (i) with the consent of IMS Health; (ii) (A) due to the absence of a quorum or (B) if Quintiles has not received proxies representing a sufficient number of shares for the Quintiles Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Quintiles Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Quintiles’ stockholders prior to the Quintiles Stockholders Meeting; provided, that Quintiles may not postpone or adjourn the Quintiles Stockholders Meeting more than a total of two times pursuant to clause (ii) (A) and/or clause (ii) (B) of this Section 5.4(c). Notwithstanding the foregoing, Quintiles shall, at the request of IMS Health, to the extent permitted by Law, adjourn the Quintiles Stockholders Meeting to a date specified by IMS Health for the absence of a quorum or if Quintiles has not received proxies representing a sufficient number of shares for the Quintiles Stockholder Approval; provided, that Quintiles shall not be required to adjourn the Quintiles Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) Business Days. Except in the case of a Quintiles Adverse Recommendation Change specifically permitted by Section 5.2(b), Quintiles, through the Quintiles Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby (the “Quintiles Recommendation”) and (ii) include the Quintiles Recommendation in the Joint Proxy Statement/Prospectus.

(d) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, IMS Health shall duly call, give notice of, convene and hold the IMS Health Stockholders Meeting solely for the purpose of obtaining the IMS Health Stockholder Approval, any other matters required under applicable Law to be considered at the IMS Health Stockholders Meeting, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, if applicable, and to adjourn the IMS Health Stockholders Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the other proposals. Such IMS Health Stockholders Meeting shall in any event be no later than sixty (60) calendar days after (i) the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC if by such date the SEC has not informed IMS Health that it intends to review the Joint Proxy Statement/Prospectus or (ii) if the SEC has, by the tenth (10th) calendar day after the preliminary Joint Proxy Statement/Prospectus therefor has been filed with the SEC, informed IMS Health that it intends to review the Joint Proxy Statement/Prospectus, the date on which the SEC confirms that it has no further comments on the

Joint Proxy Statement/Prospectus. IMS Health may postpone or adjourn the IMS Health Stockholders Meeting solely (i) with the consent of Quintiles; (ii) (A) due to the absence of a quorum or (B) if IMS Health has not received proxies representing a sufficient number of shares for the IMS Health Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the IMS Health Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by IMS Health’s stockholders prior to the IMS Health Stockholders Meeting; provided, that IMS Health may not postpone or adjourn the IMS Health Stockholders Meeting more than a total of two times pursuant to clause (ii) (A) and/or clause (ii) (B) of this Section 5.4(d). Notwithstanding the foregoing, IMS Health shall, at the request of Quintiles, to the extent permitted by Law, adjourn the IMS Health Stockholders Meeting to a date specified by Quintiles for the absence of a quorum or if IMS Health has not received proxies representing a sufficient number of shares for the IMS Health Stockholder Approval; provided, that IMS Health shall not be required to adjourn the IMS Health Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding fifteen (15) Business Days. Except in the case of an IMS Health Adverse Recommendation Change specifically permitted by Section 5.3(b), IMS Health, through the IMS Health Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby (the “IMS Health Recommendation”) and (ii) include the IMS Health Recommendation in the Joint Proxy Statement/Prospectus.

(e) IMS Health and Quintiles shall use reasonable best efforts to hold the IMS Health Stockholders Meeting and the Quintiles Stockholders Meeting on the same date.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, Quintiles and IMS Health shall each, and shall use its reasonable best efforts to cause each of their respective Subsidiaries, officers, directors and representative to, afford to the other reasonable access during normal business hours, consistent with applicable Law, to each of its respective officers, employees, properties, offices, other facilities and books and records, and shall furnish the other with all financial, operating and other data and information as the other shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit the other or its respective officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the other party of their normal duties. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or (iii) otherwise violate any applicable Law, including any Antitrust Law.

(b) The parties will hold and treat and will cause its respective Representatives to hold and treat in confidence all documents and information concerning the other furnished to each other in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated December 18, 2015, between IMS Health and Quintiles (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms. In addition, notwithstanding anything herein or in the Confidentiality Agreement, each of the parties hereto agrees that IMS Health shall be permitted to disclose information to the Debt Financing Sources, rating agencies and/or prospective lenders or purchasers, subject to such Debt Financing Sources, ratings agencies and/or prospective lenders or purchasers being informed of the confidential nature of such information.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Quintiles Material Contract or IMS Health Material Contract, as applicable, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings with and make all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity with respect to this Agreement required under applicable Law, including the HSR Act and any other applicable Antitrust Laws and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither Quintiles, IMS Health nor any of their respective Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of the other party.

(b) Quintiles and IMS Health agree to make, and to cause their respective Affiliates to make, any necessary filings under the HSR Act and any other Antitrust Laws as soon as reasonably practicable after execution of this Agreement. Quintiles and IMS Health shall, and shall cause their respective Affiliates to, comply at the earliest practicable date with any request under the HSR Act or any other Antitrust Laws to provide information, documents or other materials requested by any Governmental Entity.

(c) Quintiles and IMS Health shall each request early termination of the waiting period provided for in the HSR Act. Quintiles and IMS Health shall, and shall cause their respective Affiliates to, coordinate and cooperate in connection with their respective efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the Outside Date. In connection with any investigation or other inquiry, Quintiles and IMS Health shall, and shall cause their respective Affiliates to, unless prohibited by applicable Law or a Governmental Entity, (i) keep the other party promptly informed of any communication received by such party or any of its Affiliates from any Governmental Entity regarding any of the transactions contemplated hereby, and (ii) provide outside counsel for the other party with a reasonable opportunity to (A) review in advance any proposed communication by such party or its Affiliates with any Governmental Entity, (B) consult with the other party prior to any meeting or conference with any Governmental Entity, and (C) attend and participate in such meetings or conferences. Without the prior written consent of the other party, Quintiles and IMS Health will not, and will not permit their respective Affiliates to consent or agree to extend the waiting period under the HSR Act or enter into any agreement with any Governmental Entity with respect to the transactions contemplated by this Agreement.

(d) Each of Quintiles and IMS Health may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Quintiles or IMS Health, as the case may be, or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, Quintiles and IMS Health shall, and shall cause their respective Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, to resolve such objections, if any, as any Governmental Entity may assert under the HSR Act or any other Antitrust Laws with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment and avoid the institution of any Action under any such Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, in each case so as to enable the Merger to occur as promptly as possible and in any event before the Outside Date, including by (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries, (ii) terminating existing, or creating new, relationships, contractual rights or obligations of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries or (iii) effectuating any other change or restructuring of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries or otherwise taking or committing to take any actions that limit the freedom of action of Quintiles or its Subsidiaries or IMS Health or its Subsidiaries with respect to, or ability to retain, one or more assets or businesses, to ensure that no Governmental Entity enters any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or establishes any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, or to ensure that no Governmental Entity with the authority to authorize or approve such consummation fails to do so as promptly as practicable and in any event before the Outside Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, no such remedy shall be (A) required unless contingent upon the occurrence of the Merger, (B) proposed, agreed to or effected by Quintiles or its Subsidiaries or IMS Health or its Subsidiaries without the prior written consent of the other party or (C) required to be agreed to by Quintiles or its Subsidiaries or IMS Health or its Subsidiaries if, in the reasonable opinion of either party, such remedy would have a material adverse effect on the business, results of operations or financial condition of Quintiles, IMS Health and their Subsidiaries (taken as a whole, after giving effect to the Merger).

(f) Each of Quintiles and IMS Health shall, and shall cause its Affiliates to, cooperate and use their respective reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that is threatened or in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws, including by vigorously pursuing all available avenues of administrative and judicial appeal; provided, however, that such obligation to contest and resist any Action in no way limits the obligation of Quintiles and IMS Health to, and to cause their Affiliates to, take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and in any event before the Outside Date in accordance with Section 5.6(e).

(g) Neither Quintiles nor IMS Health shall, and neither Quintiles nor IMS Health shall permit any of its Affiliates to, enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect the parties’ ability to: (i) obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act and any other Antitrust Laws as promptly as practicable and in any event before the Outside Date; and (ii) avoid the entry of, the commencement of any Action seeking the entry of, or effect the dissolution of, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Laws.

Section 5.7 Employment and Employee Benefits Matters.

(a) As of the Effective Time, the Surviving Corporation shall assume sponsorship of and maintain the IMS Health Plans sponsored and maintained by IMS Health immediately prior to the Closing Date (“IMS Health Benefit Plans”) under which each employee of IMS Health and its Subsidiaries who is employed immediately prior to the Closing and who continues employment with the Surviving Corporation or any of its Subsidiaries thereafter (each such employee, a “Continuing Employee”) will continue to participate on and after the Closing Date. If after Closing a Continuing Employee becomes eligible to participate in an employee benefit plan, program or policy of the Surviving Corporation or any of its Subsidiaries (“Surviving Corporation Benefit Plans”), the Surviving Corporation shall use commercially reasonable efforts, to the extent permitted by the terms of the applicable Surviving Corporation Benefit Plan, to provide such Continuing Employee with credit for all service with IMS Health or its Subsidiaries as if such service were with the Surviving Corporation and its Subsidiaries for purposes of determining eligibility, vesting, and level of benefits under Surviving Corporation Benefit Plans that provide severance, vacation and other benefits determined by the Surviving Corporation, but not benefit accrual under any defined benefit pension plan. Unused vacation days accrued by Continuing Employees under the plans and policies of IMS Health and its Subsidiaries shall carry over to the Surviving Corporation. This Section 5.7(a) shall not operate to duplicate any benefit provided to any Continuing Employee under an IMS Health Benefit Plan or prohibit the termination of employment of any specific employee following the Effective Time.

(b) Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any benefit plan, program, agreement, policy or arrangement or (ii) alter or limit the ability of the Surviving Corporation, IMS Health, Quintiles or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement, policy or arrangement at any time assumed, established, sponsored or maintained by any of them. This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of Quintiles and IMS Health and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.9 Notification of Certain Matters. Quintiles and IMS Health shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder; provided, further, that failure to give prompt notice pursuant to clause (d) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure. The parties agree and acknowledge that neither Quintiles’ nor IMS Health’s compliance or failure of compliance with this Section 5.9 shall be taken into account for purposes of determining whether the conditions referred to in Section 6.2(b) or Section 6.3(b) shall have been satisfied.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or IMS Health Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of IMS Health and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of IMS Health or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from the Surviving Corporation to the fullest extent permitted under applicable Law within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, IMS Health and Quintiles agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of IMS Health and its Subsidiaries or in any indemnification agreement between such Indemnified Party and IMS Health or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) For a period of six years from the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by IMS Health and its Subsidiaries or provide substitute policies or purchase a “tail policy,” in any case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by IMS Health prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At IMS Health’s option, IMS Health may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by IMS Health and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that such insurance policies in respect of any one policy year annual premiums shall not exceed 300% of the last annual premium paid by IMS Health prior to the date hereof. If such tail prepaid policy has been obtained by IMS Health prior to the Effective Time, the Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and shall honor all obligations thereunder.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.10.

Section 5.11 Delisting. Each of IMS Health and Quintiles agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the IMS Health Common Stock from the NYSE and terminate its registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.12 Stock Exchange Listing. Quintiles shall use its reasonable best efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger, and such other shares of Surviving Corporation Common Stock to be reserved for issuance in connection with the Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.13 Stockholder Litigation. Quintiles shall give IMS Health the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Quintiles and/or its officers or directors, and IMS Health shall give Quintiles the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against IMS Health and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. Neither Quintiles nor IMS Health shall enter into any settlement agreement in respect of any stockholder litigation against it and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.14 Director Resignations.

(a) IMS Health shall use its reasonable best efforts to cause to be delivered to Quintiles, at or prior to the Effective Time, the resignations executed by each of its directors that will not be serving as directors of the Surviving Corporation effective upon the Effective Time.

(b) Quintiles shall use its reasonable best efforts to cause to be delivered to IMS Health, at or prior to the Effective Time, the resignations executed by each of its directors that will not be serving as directors of the Surviving Corporation effective upon the Effective Time.

Section 5.15 Certain Tax Matters. Quintiles and IMS Health each agrees to (i) not, and to not permit any of their Subsidiaries to, take or cause to be taken any action on or before the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (ii) file (and agree to cause their respective Subsidiaries to file) all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16 Public Announcements. Quintiles and IMS Health shall reasonably consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, Financing Disclosure or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release, Financing Disclosure or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of IMS Health and Quintiles in a form that is mutually agreed. Notwithstanding the foregoing, (a) any such press release, Financing Disclosure or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the first sentence of this Section 5.16 shall not apply with respect to a Quintiles Adverse Recommendation Change (or any responses thereto) or an IMS Health Adverse Recommendation Change (or any responses thereto), (c) the first sentence of this Section 5.16 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the first sentence of this Section 5.16 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 5.16, to the extent replicated in whole or in part in any subsequent press release or other announcement, and (e) the first sentence of this Section 5.16 shall not apply to any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 5.16 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. As used above, “Financing Disclosure” means any reference to, or information in connection with, the Merger and the transactions contemplated hereby that is included in any documents to be filed with any Person (including the SEC), issued, published and/or distributed by Quintiles or IMS Health in connection with any financing transaction to be entered into by either such party.

Section 5.17 Section 16 Matters. Prior to the Effective Time, each of IMS Health and Quintiles shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Quintiles Common Stock (including derivative securities with respect to such Quintiles Common Stock) or acquisitions of Surviving Corporation Common Stock (including derivative securities with respect to such Surviving Corporation Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Quintiles or will become subject to such reporting requirements with respect to the Surviving Corporation to be exempt from liability under Section 16 under the Exchange Act

Section 5.18 Financing Cooperation. Unless the parties mutually agree not to pursue the Debt Financing, each of Quintiles and IMS Health agrees as follows:

(a) Prior to the Closing, IMS Health shall not agree to, permit or consent to any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letter or the definitive agreements relating to the Debt Financing without the prior written consent of Quintiles (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that IMS Health may, without the prior written consent of Quintiles, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or the definitive agreements relating to the Debt Financing, if such amendment, replacement, supplement or other modification or waiver (A) does not reduce the aggregate principal amount of the Debt Financing, (B) would not reasonably be expected to prevent, delay or impede in any material respect the consummation of all or a portion of the Debt Financing or the Merger and (C) does not adversely change in any material respect or impose new or additional conditions or otherwise expand or adversely amend in any material respect any of the financing conditions from those set forth in the Commitment Letter on the date of this Agreement, in each case in a manner that would reasonably be expected to prevent, delay or impede in any material respect the consummation of all or a portion of the Debt Financing or the Merger; and (ii) amend, replace, supplement or otherwise modify the Commitment Letter or the definitive agreements relating to the Debt Financing (x) to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement (but not make any other changes) or (y) in respect of the implementation or exercise of any “flex” provisions provided in the Fee Letter.

(b) At all times from and after the date hereof to and through the Closing Date, each of Quintiles and IMS Health shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of each of Quintiles and IMS Health and its Subsidiaries to, provide to the other party such cooperation as may be reasonably requested by Quintiles or IMS Health, as applicable, that is necessary, proper or advisable in connection with the Debt Financing and in causing the conditions (including with respect to timeliness) set forth in the Commitment Letter and the Fee Letter to be satisfied, including:

(i) making senior management and advisors of each of Quintiles and IMS Health and each of their respective Subsidiaries reasonably available to assist in preparation for and participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with the Debt Financing Sources and other proposed lenders, legal counsel, underwriters, initial purchasers, placement agents and potential investors, and in sessions with rating agencies, subject to customary confidentiality provisions;

(ii) assisting with the preparation of pro forma financial information and pro forma financial statements and materials, including pro forma cost savings, synergies, capitalization and other pro forma adjustments required or desirable, for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents used in connection with the Debt Financing and providing customary estimates and other forward-looking financial information regarding the future performance of the business of each of Quintiles and IMS Health and each of their respective Subsidiaries to the extent reasonably requested by the Debt Financing Sources, and providing customary authorization and management representation letters in connection therewith;

(iii) using commercially reasonable efforts to cause its independent accountants to provide such assistance and cooperation, including participating in a reasonable number of drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the documents referred to in Section 5.18(a)(ii), providing consents to use their audit reports relating to Quintiles or IMS Health, as the case may be, and providing any customary “comfort letters”, which accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities);

(iv) assisting in the preparation of and executing and delivering definitive financing documents, including interest hedging arrangements, guarantees, pledge and security documents, and certificates and other documents and back-up for legal opinions, in each case as applicable and to the extent reasonably requested by the other party, and otherwise reasonably facilitating the pledging of collateral;

(v) requesting and cooperating in obtaining customary lien terminations relating to any Indebtedness of each of Quintiles and IMS Health and its Subsidiaries;

(vi) providing reasonable access during normal business hours by the other party and any Debt Financing Sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and representatives of Quintiles or IMS Health, as applicable, and its Subsidiaries;

(vii) assisting with due diligence activities relating to Quintiles’ or IMS Health’s financial information;

(viii) furnishing to the Debt Financing Sources all financial and other information regarding Quintiles or IMS Health, as applicable, and its Subsidiaries as may be necessary in connection with any Debt Financing and reasonably requested by Quintiles or IMS Health, as applicable, as promptly as practicable following such request to consummate the Debt Financing, including (A) all historical financial statements, historical financial data and pro forma financial data regarding Quintiles or IMS Health, as applicable, and its Subsidiaries, in each case (1) prepared in accordance with GAAP and (2)

that would be required by the Securities Act (including Regulation S-K and Regulation S-X thereunder and other accounting rules and regulations of the SEC) to be included in a registration statement to be filed with the SEC with respect to debt securities of IMS Health (as of and for the periods required thereby) (other than pursuant to Item 402(b) of Regulation S-K and Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X), and (B) such information (1) that is otherwise customarily included in private placement memoranda relating to offerings under Rule 144A of the Securities Act or bank information memoranda, as applicable, in each case of the type contemplated by the Debt Financing, and (2) as is otherwise reasonably necessary or advisable in order to receive customary “comfort” (including as to “negative assurance” comfort and change period) from Quintiles’ or IMS Health’s independent accountants in connection with offerings of debt securities (all such information described in clauses (A) and (B) of this clause (viii), together with any replacements or restatements thereof and any supplements thereto if any such information would go stale and, if necessary, approval of Quintiles’ or IMS Health’s auditors to make customary use of applicable information in connection with the Debt Financing, the “Required Financial Information”);

(ix) taking all actions reasonably requested to permit the prospective Debt Financing Sources involved in the Debt Financing to evaluate each of Quintiles’ and IMS Health’s and each of their respective Subsidiaries’ assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements;

(x) providing at least five (5) Business Days prior to the Closing all documentation and other information about each of Quintiles and IMS Health and each of their respective Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act to the extent requested at least ten (10) Business Days prior to the anticipated Closing;

(xi) obtaining a certificate of the chief financial officer of Quintiles and/or IMS Health in substantially the form required pursuant to the Commitment Letter (including any commitment letter for any Alternative Financing) with respect to solvency matters; and

(xii) subject to the occurrence of the Closing, taking all corporate actions necessary to permit consummation of the Debt Financing;

provided, in each case under this clause (a), that nothing herein shall require (1) such cooperation to the extent it would unreasonably interfere in any material respect with the business or operations of Quintiles or IMS Health, as applicable, or their respective Subsidiaries, (2) the taking of any action that would conflict with or violate, (x) the certificate of incorporation or bylaws or comparable organizational documents of Quintiles or IMS Health or their respective Subsidiaries, in each case that are not contingent upon the Effective Time or (y) any applicable Law, (3) Quintiles or any of their respective Subsidiaries to pay any commitment or other similar fee or incur or assume any other liability or obligation under any definitive document in respect of the Debt Financing prior to the Effective Time (or, if the Debt Financing is funded into escrow before the Effective Time, the initial funding thereof), (4) the directors or managers of Quintiles or any of its Subsidiaries, acting in such capacity, to execute, deliver or enter into or perform any agreement, certificate, document or instrument with respect to the Debt Financing that would be effective prior to the Effective Time or (5) the officers or employees of Quintiles or its Subsidiaries to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Debt Financing that would be effective prior to the Effective Time. Quintiles hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage Quintiles or the reputation and goodwill of Quintiles.

(c) Quintiles shall deliver to IMS Health prior to the Closing Date, a payoff letter with respect to that certain Credit Agreement, dated as of May 12, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof) by and among Quintiles OpCo, as Borrower, the lenders party thereto, J.P. Morgan Chase Bank, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, Morgan Stanley Senior Funding, Inc., as Swing Line Lender and L/C Issuer and Barclays Bank PLC, as L/C Issuer, which payoff letter shall substantially provide (subject to customary exceptions) that, in each case, upon receipt of the payoff amount set forth in the applicable payoff letter (and, if applicable, providing for letters of credit or cash collateral), (x) the respective Indebtedness incurred thereunder and related instruments shall be automatically terminated and (y) all Liens (and guarantees), if any, in connection therewith relating to the assets and properties of Quintiles or any of its Subsidiaries securing such Indebtedness, shall be, be automatically released and terminated).

(d) Quintiles will use its commercially reasonable efforts to, and will cause its Subsidiaries to use commercially reasonable efforts to, update any Required Financial Information (to the extent it is available) included in any offering document to be used in connection with the Debt Financing or offering of securities in connection with the Debt Financing to the extent that such Required Financial Information would, when taken as a whole in the absence of such an update, contain untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. In addition, if IMS Health reasonably requests Quintiles to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Quintiles, which IMS Health reasonably determines to include in a customary offering memorandum for the Debt Financing, then Quintiles shall file a Current Report on Form 8-K or similar document containing such material non-public information.

(e) IMS Health, in its reasonable discretion, shall be permitted to obtain alternative financing from another source (the “Alternative Financing”) than those contained in the Commitment Letter and the Fee Letter that the Alternative Financing would replace, on terms that, unless otherwise consented to by Quintiles, (i) not materially less favorable, taken as a whole (taking into account any flex provisions), to Surviving Corporation than the terms contained in the Commitment Letter, and (ii) would not reasonably be expected to prevent, delay or impede in any material respect the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Quintiles Stockholder Approval and the IMS Health Stockholder Approval shall have each been obtained.

(b) Regulatory Approvals. (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated and (ii) any applicable waiting period (or extension thereof) or approval relating to the Merger that is required under any Antitrust Law (other than the HSR Act) prior to Closing, including such approvals set forth in Section 6.1(b) of the IMS Health Disclosure Letter, shall have expired, been terminated, or approval shall have been obtained or waived and shall be in full force and effect at the Closing, as the case may be.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(d) NYSE Listing. The shares of Surviving Corporation Common Stock issuable to the stockholders of IMS Health and to holders of IMS Health Options, IMS Health RSUs, IMS Health Restricted Stock and IMS Health SARs as provided for in Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

(f) Stockholder Arrangements. The Stockholder Arrangements shall be in full force and effect.

(g) Conversion. The Conversion Effective Time shall have occurred.

Section 6.2 Conditions to the Obligations of Quintiles. The obligation of Quintiles to effect the Merger is also subject to the satisfaction, or waiver by Quintiles, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of IMS Health set forth in Section 3.1, Section 3.2(b), Section 3.4 and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of IMS Health set forth in Section 3.2(a) and Section 3.9(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of the representations and warranties of IMS Health set forth in Section 3.2(a), for breaches of such representations and warranties which are de minimis in the aggregate; and (iii) each of the remaining representations and warranties of IMS Health set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have an IMS Health Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “IMS Health Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of IMS Health. IMS Health shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have an IMS Health Material Adverse Effect.

(d) Officers’ Certificate. Quintiles shall have received a certificate signed by an executive officer of IMS Health certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e) Tax Opinion. Quintiles shall have received an opinion from Bryan Cave LLP, counsel to Quintiles, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a “reorganization” under Section 368(a) of the Code. In rendering such opinion, Bryan Cave LLP may rely upon representations contained in certificates of Quintiles and IMS Health, which certificates shall be effective as of the date of such tax opinion, and the parties hereto agree to provide Bryan Cave LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 6.3 Conditions to the Obligations of IMS Health. The obligation of IMS Health to effect the Merger is also subject to the satisfaction, or waiver by IMS Health, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Quintiles set forth in Section 4.1, Section 4.2(b), Section 4.4 and Section 4.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of Quintiles set forth in Section 4.2(a) and Section 4.9(a) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of the representations and warranties of Quintiles set forth in Section 4.2(a), for breaches of such representations and warranties which are de minimis in the aggregate; and (iii) each of the remaining representations and warranties of Quintiles set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have a Quintiles Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Quintiles Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Quintiles. Quintiles shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Quintiles Material Adverse Effect.

(d) Officers’ Certificate. IMS Health shall have received a certificate signed by an executive officer of Quintiles certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

(e) Tax Opinion. IMS Health shall have received an opinion from Weil, Gotshal & Manges LLP, counsel to IMS Health, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a “reorganization” under Section 368(a) of the Code. In rendering such opinion, Weil, Gotshal & Manges LLP may rely upon representations contained in certificates of IMS Health and Quintiles, which certificates shall be effective as of the date of such tax opinion, and the parties hereto agree to provide Weil, Gotshal & Manges LLP with such certificates as it may reasonably request in connection with rendering its opinion.

Section 6.4 Frustration of Closing Conditions. Neither Quintiles nor IMS Health may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Quintiles Stockholder Approval or the IMS Health Stockholder Approval has been obtained:

(a) by mutual written consent of Quintiles and IMS Health;

(b) by either Quintiles or IMS Health:

(i) if the Merger shall not have been consummated on or before March 31, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6;

(iii) if the Quintiles Stockholder Approval shall not have been obtained at the Quintiles Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that Quintiles shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain such Quintiles Stockholder Approval is primarily caused by any action or failure to act of Quintiles that constitutes a breach of this Agreement; or

(iv) if the IMS Health Stockholder Approval shall not have been obtained at the IMS Health Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that IMS Health shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iv) if the failure to obtain such IMS Health Stockholder Approval is primarily caused by any action or failure to act of IMS Health that constitutes a breach of this Agreement;

(c) by IMS Health:

(i) if Quintiles shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.4(c), as to which Section 7.1(c)(ii)(D) will apply), or if any representation or warranty of Quintiles shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Quintiles of such breach or failure; provided, that IMS Health shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if IMS Health is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied;

(ii) at any time prior to obtaining the Quintiles Stockholder Approval, if (A) a Quintiles Adverse Recommendation Change shall have occurred, (B) Quintiles shall, within ten (10) Business Days of a tender or exchange offer relating to securities of Quintiles having been commenced (or, if earlier, prior to the date of the Quintiles Stockholders Meeting), fail to publicly recommend against such tender or exchange offer, (C) Quintiles shall have failed to publicly reaffirm the Quintiles Recommendation within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to Quintiles’ stockholders (or, if earlier, prior to the date of the Quintiles Stockholders Meeting) upon a request to do so by IMS Health (it being agreed that IMS Health may make only one (1) such request with respect to any such Acquisition Proposal and each material modification thereto), (D) Quintiles shall have breached or failed to perform in any material respect any of its obligations set forth in Section 5.2 or Section 5.4(c), or (E) Quintiles or the Quintiles Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(iii) at any time prior to the receipt of the IMS Health Stockholder Approval, if the IMS Health Board shall have (A) effected an IMS Health Adverse Recommendation Change in accordance with Section 5.3(b) in respect of a Superior Proposal, (B) entered into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(c)(iii) and (C) paid the IMS Health Termination Fee to Quintiles in accordance with Section 7.3(c)(iii);

(d) by Quintiles:

(i) if IMS Health shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3 or Section 5.4(d), as to which Section 7.1(d)(ii)(D) will apply), or if any representation or warranty of IMS Health shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to IMS Health of such breach or failure; provided, that Quintiles shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Quintiles is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied;

(ii) at any time prior to obtaining the IMS Health Stockholder Approval, if (A) an IMS Health Adverse Recommendation Change shall have occurred, (B) IMS Health shall, within ten (10) Business Days of a tender or exchange offer relating to securities of IMS Health having been commenced (or, if earlier, prior to the date of the IMS Health Stockholders Meeting), fail to publicly recommend against such tender or exchange offer, (C) IMS Health shall have failed to publicly reaffirm the IMS Health Recommendation within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to IMS Health’s stockholders (or, if earlier, prior to the date of the IMS Health Stockholders Meeting) upon a request to do so by Quintiles (it being agreed that Quintiles may make only one (1) such request with respect to any such Acquisition Proposal and each material modification thereto), (D) IMS Health shall have breached or failed to perform in any material respect any of its obligations set forth in Section 5.3 or Section 5.4(d), or (E) IMS Health or the IMS Health Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(iii) at any time prior to the receipt of the Quintiles Stockholder Approval, if the Quintiles Board shall have (A) effected a Quintiles Adverse Recommendation Change in accordance with Section 5.2(b) in respect of a Superior Proposal, (B) entered into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with this Section 7.1(d)(iii) and (C) paid the Quintiles Termination Fee to IMS Health in accordance with Section 7.3(b)(iii).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Quintiles or IMS Health, provided, that:

(a) the Confidentiality Agreement (as amended hereby) and the provisions of Sections 3.23 and 4.23 (Brokers), Section 5.16 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII shall survive the termination hereof;

(b) either Quintiles or IMS Health may have liability as provided in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Form S-4, the Joint Proxy Statement/Prospectus, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Quintiles and IMS Health.

(b) Quintiles Termination Fee. In the event that:

(i) (A) following the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal (whether or not conditional) is made directly to Quintiles’ stockholders or is otherwise publicly disclosed or otherwise communicated to the Quintiles Board, (B) this Agreement is terminated by Quintiles or IMS Health pursuant to Section 7.1(b)(i) (unless the termination is by IMS Health and Quintiles would have been entitled to terminate this Agreement pursuant to Section 7.1(d)(i) but for such termination pursuant to Section 7.1(b)(i)) or Section 7.1(b)(iii) or by IMS Health pursuant to Section 7.1(c)(i), and (C) within twelve (12) months after the date of such termination, Quintiles enters into a definitive agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for approval, and a transaction in respect of any such any such Acquisition Proposal is thereafter consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by IMS Health pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Quintiles pursuant to Section 7.1(d)(iii);

then, in any such event, Quintiles shall pay to IMS Health a fee of $250,000,000 (the “Quintiles Termination Fee”), it being understood that in no event shall Quintiles be required to pay the Quintiles Termination Fee on more than one occasion; provided, that the payment by Quintiles of the Quintiles Termination Fee pursuant to this Section 7.3 shall not relieve Quintiles from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(iv) If either IMS Health or Quintiles terminates this Agreement pursuant to Section 7.1(b)(iii) or IMS Health terminates this Agreement pursuant to Section 7.1(c)(i), Quintiles shall pay or cause to be paid to IMS Health any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by IMS Health or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “IMS Health Expenses”), up to a maximum amount of $15,000,000; provided, that the payment by Quintiles of the IMS Health Expenses pursuant to this Section 7.3(b)(iv) shall not relieve Quintiles of any subsequent obligation to pay the Quintiles Termination Fee pursuant to Section 7.3(b)(i) except to the extent indicated in such section, and (ii) shall not relieve Quintiles from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. The IMS Health Expenses shall be paid by Quintiles within three (3) Business Days of such termination by wire transfer of same day funds to the account designated by IMS Health. To the extent a Quintiles

Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(b)(iv) shall be credited against such obligation of Quintiles to pay the Quintiles Termination Fee.

(c) IMS Health Termination Fee. In the event that:

(i) (A) following the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal (whether or not conditional) is made directly to IMS Health’s stockholders or is otherwise publicly disclosed or otherwise communicated to the IMS Health Board, (B) this Agreement is terminated by IMS Health or Quintiles pursuant to Section 7.1(b)(i) (unless the termination is by Quintiles and IMS Health would have been entitled to terminate this Agreement pursuant to Section 7.1(c)(i) but for such termination pursuant to Section 7.1(b)(i)) or Section 7.1(b)(iv) or by Quintiles pursuant to Section 7.1(d)(i), and (C) within twelve (12) months after the date of such termination, IMS Health enters into a definitive agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, and a transaction in respect of any such any such Acquisition Proposal is thereafter consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Quintiles pursuant to Section 7.1(d)(ii); or

(iii) this Agreement is terminated by IMS Health pursuant to Section 7.1(c)(iii);

then, in any such event, IMS Health shall pay to Quintiles a fee of $250,000,000 (the “IMS Health Termination Fee”), it being understood that in no event shall IMS Health be required to pay the IMS Health Termination Fee on more than one occasion; provided, that the payment by IMS Health of the IMS Health Termination Fee pursuant to Section 7.3 shall not relieve IMS Health from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(iv) If either IMS Health or Quintiles terminates this Agreement pursuant to Section 7.1(b)(iv) or Quintiles terminates this Agreement pursuant to Section 7.1(d)(i), IMS Health shall pay or cause to be paid to Quintiles any and all out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) actually incurred by Quintiles or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Quintiles Expenses”), up to a maximum amount of $15,000,000; provided, that the payment by the IMS Health of the Quintiles Expenses pursuant to this Section 7.3(c)(iv) shall not relieve IMS Health of any subsequent obligation to pay the IMS Health Termination Fee pursuant to Section 7.3(c)(i) except to the extent indicated in such section, and (ii) shall not relieve IMS Health from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. The Quintiles Expenses shall be paid by IMS Health within three (3) Business Days of such termination by wire transfer of same day funds to the account designated by Quintiles. To the extent an IMS Health Termination Fee becomes payable, any payment previously made pursuant to this Section 7.3(c)(iv) shall be credited against such obligation of IMS Health to pay the IMS Health Termination Fee.

(d) Payment of the Quintiles Termination Fee or IMS Health Termination Fee shall be made by wire transfer of same day funds to the accounts designated by IMS Health or Quintiles, respectively, (i) prior to or concurrently with the consummation of a transaction contemplated by an Acquisition Proposal, in the case of a Quintiles Termination Fee payable pursuant to Section 7.3(b)(i) or an IMS Health Termination Fee payable pursuant to Section 7.3(c)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by IMS Health pursuant to Section 7.1(c)(ii) or by Quintiles pursuant to Section 7.1(d)(ii) or (iii) concurrently with such termination in the case of termination by IMS Health pursuant to Section 7.1(c)(iii) or by Quintiles pursuant to Section 7.1(d)(iii).

(e) Each of Quintiles and IMS Health acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Quintiles nor IMS Health would enter into this Agreement. Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the first party for the amounts set forth in this Section 7.3, the first party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Each of the Quintiles Termination Fee, the IMS Health Termination Fee, the Quintiles Expenses and the IMS Health Expenses is non-refundable and, except as set forth herein, shall not be set off by or credited against any other payment.

(f) Upon termination of this Agreement in accordance with its terms, IMS Health’s right, if any, to receive the Quintiles Termination Fee or the IMS Health Expenses pursuant to Section 7.3(b), and Quintiles’ right, if any, to receive the IMS Health Termination Fee or the Quintiles Expenses pursuant to Section 7.3(c), and the amounts described in Section 7.3(a) and Section 7.3(e), shall be the sole and exclusive remedy of IMS Health or Quintiles, as the case may be, and their respective Affiliates against the parties and their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such Quintiles Termination Fee or IMS Health Termination Fee, as the case may be, and any applicable amount described in Section 7.3(a) and Section 7.3(e), none of the parties or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement; provided, that, nothing in this Section 7.3(f) shall relieve any party from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Quintiles Stockholder Approval or the IMS Health Stockholder Approval has been obtained; provided, however, that after the Quintiles Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Quintiles without such further approval or adoption; provided, further, that after the IMS Health Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of IMS Health without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. In the event that any party seeks an amendment to or waiver of Sections 7.4 (Amendment or Supplement), 8.6 (No Third Party Beneficiaries), 8.8 (Submission to Jurisdiction) or 8.12 (Waiver of Jury Trial) that is adverse to the Debt Financing Sources, the prior written consent of the Debt Financing Sources shall be required before any such amendment or waiver may become effective.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Quintiles Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Quintiles without such further approval or adoption;

provided, further, that after the IMS Health Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of IMS Health without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Quintiles, to:

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Attention: James H. Erlinger III

Facsimile: (919) 948-4038

E-mail: James.Erlinger@quintiles.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: William F. Seabaugh

Attention: James M. Attonito

Facsimile: (314) 259-2020

E-mail: wfseabaugh@bryancave.com

E-mail: james.attonito@bryancave.com

(ii)	if to IMS Health, to:

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, Connecticut 06810

Attn: General Counsel

Fax: (203) 448-4690

Email: buscon@imshealth.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Attention: Matthew J. Gilroy

Facsimile: (212) 310-8007

E-mail: michael.aiello@weil.com

E-mail: matthew.gilroy@weil.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Action” means any action, suit, claim, arbitration, investigation, inquiry, audit, examination, grievance or other proceeding by or before a Governmental Entity.

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(e) “Commitment Letter” means an executed debt financing commitment letter, dated as of the date of this Agreement (as amended, restated, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement, in compliance with Section 5.18 from the Lenders).

(f) “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written.

(g) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(h) “Conversion Effective Time” means the Conversion Effective Time (as defined in the Plan of Conversion).

(i) “Debt Financing” means the debt financing contemplated by the Commitment Letter together with any Alternative Financing.

(j) “Debt Financing Sources” shall mean the entities that are expected to provide, purchase or arrange all or any part of the Debt Financing, the Alternative Financing or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents, equity holders and representatives and their respective successors and assigns.

(k) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances; provided, however, that Environmental Laws shall not include healthcare Laws.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(o) “Fee Letter” means the fee letter referred to in the Commitment Letter (as amended, restated, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.18).

(p) “GAAP” means generally accepted accounting principles in the United States.

(q) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

(r) “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

(s) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(t) “IMS Health Equity Plans” means the IMS Health 2014 Incentive and Stock Award Plan and the IMS Health 2010 Equity Incentive Plan.

(u) “IMS Health Material Adverse Effect” means any Effect that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of IMS Health and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of IMS Health to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so, other than any Effect arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) the conditions or general changes or developments in any of the industries in which Quintiles or its Subsidiaries operate, (C) any hurricane, tornado, flood, earthquake or other natural disasters or calamities, (D) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) any changes in the market price or trading volume of IMS Health Common Stock, in and of itself (provided, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “IMS Health Material Adverse Effect” may be taken into account in determining whether there has been an IMS Health Material Adverse Effect), (F) any failure by IMS Health to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “IMS Health Material Adverse Effect” may be taken into account in determining whether there has been an IMS Health Material Adverse Effect), (G) any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism, (H) the announcement of, or compliance with the terms of, this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of IMS Health and its Subsidiaries due to the announcement and performance of this

Agreement or the identity of the parties to this Agreement or (I) any actions taken (or not taken) at the request of Quintiles; provided, however, that any Effect referred to in clauses (A), (B), (C), (D) and (G) immediately above shall be taken into account in determining whether an IMS Health Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has had a disproportionate effect on IMS Health and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which IMS Health or its Subsidiaries operate.

(v) “IMS Health Registration and Preemptive Rights Agreement” means that certain Registration and Preemptive Rights Agreement, dated as of February 26, 2010, by and among IMS Health and each of the managers and manager designees named therein, as amended.

(w) “IMS Health Shareholders’ Agreement” means that certain Amended and Restated Shareholders’ Agreement, dated April 9, 2014, by and among IMS Health and the stockholders identified therein.

(x) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others, (vii) all indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof) and (ix) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon.

(y) “IRS” means the Internal Revenue Service.

(z) “knowledge” means (i) with respect to Quintiles, the actual knowledge after due inquiry of the persons listed in Section 8.3(z) of the Quintiles Disclosure Letter, and (ii) with respect to IMS Health, the actual knowledge of after due inquiry the persons listed in Section 8.3(z) of the IMS Health Disclosure Letter.

(aa) “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

(bb) “Lenders” means any lender who is a party to the Commitment Letter (including any lenders who become party thereto by joinder),

(cc) “NYSE” means the New York Stock Exchange.

(dd) “Permit” means any permit, license, variance, exemption, approval, authorization, consent, operating certificate, franchise or order of any Governmental Entity.

(ee) “Permitted Liens” mean all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Quintiles SEC Documents or IMS Health SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Quintiles or IMS Health, as the case may be, with respect to which Quintiles or IMS Health, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Quintiles or IMS Health, as the case may be, in accordance with GAAP; (ii) Liens for Taxes, assessments or other governmental charges that are (A) not yet overdue or subject to penalties for nonpayment or (B) being contested in good faith by appropriate proceedings diligently conducted, and in either case for which adequate reserves with respect thereto are maintained on the books of Quintiles or IMS Health, as the case may be, in accordance with GAAP; (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired; (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant; (v) Liens arising from non-exclusive licenses of Quintiles Intellectual Property or IMS Health Intellectual Property, as the case may be; (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Quintiles or IMS Health, as the case may be, in the ordinary course of business; (vii) leases, subleases, licenses and occupancy agreements by Quintiles or IMS Health, as the case may be, as landlord, sublandlord or licensor; (viii) Liens disclosed on any title insurance policy held by Quintiles or IMS Health, as the case may be, in existence on the date of this Agreement; and (ix) with respect to leased property, all Liens existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(ff) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(gg) “Privacy Rights” means rights (i) provided under applicable U.S., state and foreign Laws (including the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated under Title II, Subtitle F - Administrative Simplification thereof), (ii) under contractual agreements and policies binding upon Quintiles or its Subsidiaries or IMS Health or its Subsidiaries, as the case may be, and (iii) that relate to the obtaining, storing, using or transmitting of confidential, personally identifiable, prescriber identifiable or personal health information of any type.

(hh) “Quintiles Equity Plans” means the Quintiles 2013 Stock Incentive Plan, the Quintiles 2008 Stock Incentive Plan and the Quintiles 2003 Stock Incentive Plan.

(ii) “Quintiles Material Adverse Effect” means any fact, circumstance, development, event, change, occurrence or effect (each, an “Effect”) that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Quintiles and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of Quintiles to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so, other than any, Effect arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) the conditions or general changes or developments in any of the industries in which Quintiles or its Subsidiaries operate, (C) any hurricane, tornado, flood, earthquake or other natural disasters or calamities, (D) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, proposal or change in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (E) any changes in the market price or trading volume of Quintiles Common Stock, in and of itself (provided, the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Quintiles Material Adverse Effect” may be taken into account in determining whether there has been a Quintiles Material Adverse Effect), (F) any failure by Quintiles to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Quintiles Material Adverse Effect” may be taken into account in determining whether there has been a Quintiles Material Adverse Effect), (G) any outbreak or escalation of hostilities, geopolitical conditions or any acts of war or terrorism, (H) the announcement of, or compliance with the terms of, this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Quintiles and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement or (I) any actions taken (or not taken) at the request of IMS Health; provided, however, that any Effect referred to in clauses (A), (B), (C), (D) and (G) immediately above shall be taken into account in determining whether a Quintiles Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such Effect has had a disproportionate effect on Quintiles and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Quintiles or its Subsidiaries operate.

(jj) “Quintiles Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated May 14, 2013, among Quintiles and the stockholders identified therein, as amended.

(kk) “Quintiles Shareholders’ Agreement” means that certain Amended and Restated Shareholders Agreement, dated February 5, 2015, among Quintiles and the stockholders identified therein.

(ll) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(mm) “SEC” means the Securities and Exchange Commission.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

(pp) “Tax Return” means any return, declaration, report, certificate, election, estimate, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Tax authority with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(qq) “Taxes” means (i) all federal, state, local, city, county, municipal, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, recapture, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of transferee or successor liability; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(rr) “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. For the avoidance of doubt, references to “transactions contemplated by this Agreement” or words of similar import shall include the Plan of Conversion and the Conversion.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Quintiles Disclosure Letter, the IMS Health Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.10.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) Notwithstanding anything to the contrary herein, each Debt Financing Source is an express third-party beneficiary of Sections 7.4 (Amendment or Supplement), 8.6 (No Third Party Beneficiaries), 8.8 (Submission to Jurisdiction) and 8.12 (Waiver of Jury Trial).

Section 8.7 Governing Law. Except for the fiduciary duties of the Quintiles Board and the validity of any corporate action on the part of Quintiles, which shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of North Carolina, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding involving any Debt Financing Source arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing shall be brought and determined in the Supreme Court of the State of New York, County of New York; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Debt Financing Source arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Debt Financing Source relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Debt Financing Source arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Commitment Letter, the Debt Financing, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE COMMITMENT LETTER, ANY ALTERNATIVE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING THE DEBT FINANCING SOURCES.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 Facsimile or pdf. Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Quintiles and IMS Health acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:	/s/ Thomas H. Pike
Name:	Thomas H. Pike
Title:	Chief Executive Officer

IMS HEALTH HOLDINGS, INC.

By:	/s/ Harvey Ashman
Name:	Harvey Ashman
Title:	Senior Vice President and General Counsel

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

The Plan of Conversion referenced as Exhibit A is set forth as Appendix F to this joint proxy statement/prospectus.

Exhibit B

Surviving Corporation Board of Directors & Officers

The Surviving Corporation Board and Officers are set forth below. The Surviving Corporation Board shall consist of 12 directors, (i) six of whom shall be persons designated by IMS Health (the “IMS Health Designees”) and (ii) six of whom shall be persons designated by Quintiles (the “Quintiles Designees”), one of whom shall be designated by Quintiles as the Lead Director. The IMS Health Designees and the Quintiles Designees shall serve as the class of directors as set forth next to their name below.

Surviving Corporation Board

IMS Health Designees

1.	Current independent director of IMS Health to be designated by IMS Health (Class to be elected at the 2017 Annual Meeting (“Class I”))

2.	Current director of IMS Health or Quintiles to be designated by the TPG Shareholders (as defined in the 2016 Stockholders Agreement) (Class I)

3.	Current director of IMS Health or Quintiles to be designated by the TPG Shareholders (Class to be elected at the 2018 Annual Meeting (“Class II”))

4.	IMS Health Chief Executive Officer, who shall also serve as Chairman and Chief Executive Officer (Class II)

5.	Current director of IMS Health to be designated by the LPG Shareholder (as defined in the 2016 Stockholders Agreement) (Class to be elected at the 2019 Annual Meeting (“Class III”))

6.	Current director of IMS Health to be designated by the CPP Shareholder (as defined in the 2016 Stockholders Agreement) (Class III)

Quintiles Designees

7.	Dr. Dennis Gillings, who shall also serve as Lead Director (Class I)

8.	Current independent director of Quintiles to be designated by Quintiles (Class I)

9.	Quintiles Chief Executive Officer, who shall also serve as Vice Chairman (Class II). The Vice Chairman shall have both Board and executive responsibilities.

10.	Current independent director of Quintiles to be designated by Quintiles (Class II)

11.	Current director of Quintiles who shall be designated by the Bain Shareholder (as defined in the 2016 Stockholders Agreement) (Class III)

12.	Current independent director of Quintiles to be designated by Quintiles (Class III)

Appendix B

745 Seventh Avenue
New York, NY 10019
United States

May 3, 2016

Board of Directors

Quintiles Transnational Holdings, Inc.

4820 Emperor Boulevard

Durham, North Carolina 27703

Members of the Board of Directors:

We understand that Quintiles Transnational Holdings, Inc., a North Carolina corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with IMS Health Holdings, Inc., a Delaware corporation (“IMS”), pursuant to which IMS will merge with and into the Company (the “Merger”). We further understand that, upon the effectiveness of the Merger, (i) the separate corporate existence of IMS will cease, and the Company will continue as the surviving corporation in the Merger, and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of IMS (“IMS Common Stock”) (other than any Excluded Shares, as defined in the Agreement (as defined below)) will be converted into the right to receive 0.384 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and between the Company and IMS (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of May 2, 2016, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and IMS that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and IMS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) financial and operating information with respect to the business, operations and prospects of IMS prepared by management of IMS, furnished to us by the Company, including financial projections of IMS prepared by management of IMS, furnished to us by management of the Company; (5) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings and operating synergies expected by management of the Company to result from the combination of the businesses of IMS and the Company (collectively, the “Expected Synergies”), and the anticipated impact of the Proposed Transaction on the Company’s pro forma adjusted earnings per share; (6) a trading history of each of the Company Common Stock and IMS Common Stock from May 1, 2015 to May 2, 2016 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (7) a comparison of the historical and projected financial results and present financial condition of the Company and IMS with each other and with those of other companies that we deemed relevant; (8) the relative contributions of the Company and IMS to the historical and future financial condition and performance of the combined company on a pro forma basis; and (9) published estimates of independent research analysts with respect to the future financial performance of the Company and IMS; and price targets of the Company Common Stock and IMS Common Stock. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of IMS, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IMS as to the future financial performance of IMS and that IMS will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates (including the Expected Synergies) or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or IMS and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or IMS. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock would trade following the announcement of the Proposed Transaction or following the consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform, in all material respects relevant to our opinion, to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and IMS in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (A) for the Company (i) in May 2015, as lead left bookrunner for the Company’s $770.6 million Registered Block Trade; (ii) in May 2015, as lead left bookrunner for the Company’s $800 million Senior Secured Notes Offering; (iii) in May 2015, as joint bookrunner and joint lead arranger on the Company’s $1,950 million Senior Secured Credit Facilities; (iv) in March 2014, as active bookrunner on the Company’s $897 million Follow-On Offering; and (v) as lender under the Company’s existing credit facilities; and (B) for IMS (i) in May 2015, as joint bookrunner on IMS’s $1,590 million Follow-On Offering; (ii) in March 2015, as joint bookrunner on IMS’s €275 million Senior Notes Offering; (iii) in April 2014, as joint bookrunner on IMS’s $1,495 million Initial Public Offering; (iv) in February 2014, as joint bookrunner on IMS’s $1,000 million Senior Secured Credit Facilities; (v) engaged in various foreign exchange risk management activities; and (vi) as lender under IMS’s existing credit facilities. In addition, we and our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking services to TPG Capital Management, L.P. (“TPG”), a shareholder of the Company and IMS, Bain Capital, LLC (“Bain”), a shareholder of the Company, and Leonard Green & Partners, L.P., the Canada Pension Plan Investment Board, and GIC Private Limited, each a shareholder of IMS (together with TPG and Bain, the “Sponsors”), and certain of their respective affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to certain of such Sponsors and certain of their respective portfolio companies and affiliates in connection with certain merger and acquisition transactions; (ii) having acted or acting as arranger, bookrunner and/or lender for certain of such Sponsors and certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions; and (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaking by certain of such Sponsors and certain of their respective portfolio companies and affiliates.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and IMS for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

Appendix C

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 3, 2016

Board of Directors

IMS Health Holdings, Inc.

83 Wooster Heights Road

Suite 501

Danbury, CT 06810

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Quintiles Transnational Holdings, Inc. (“Quintiles”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of IMS Health Holdings, Inc. (the “Company”) of the exchange ratio of 0.3840 shares of common stock, par value $0.01 per share (the “Quintiles Common Stock”), of Quintiles to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of May 3, 2016 (the “Agreement”), by and between Quintiles and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Quintiles, any of their respective affiliates and third parties, including TPG Global, LLC, an affiliate of significant stockholders of the Company and of a shareholder of Quintiles (“TPG”), and Canada Pension Plan Investment Board (“CPPIB”), an affiliate of a significant stockholder of the Company, and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a public offering by IMS Health Incorporated,

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

IMS Health Holdings, Inc.

May 3, 2016

a subsidiary of the Company, of its 4.125% Senior Notes due 2023 (aggregate principal amount €275,000,000) in March 2015; and as lead bookrunner with respect to a public offering of 51,100,000 Shares in May 2015. We also have provided certain financial advisory and/or underwriting services to Quintiles and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the public offering by Quintiles Transnational Corp., a wholly-owned subsidiary of Quintiles, of its 4.875% Senior Notes due 2023 (aggregate principal amount $800,000,000) in May 2015. We also have provided certain financial advisory and/or underwriting services to TPG and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including, among others, having acted as joint lead manager with respect to a public offering of 1,073,900,000 shares of common stock of Healthscope Limited, a portfolio company of TPG, in July 2014; as financial advisor to TPG Capital Management, LP, an affiliate of TPG, in connection with its acquisition of Life Time Fitness, Inc. in June 2015; as joint bookrunner with respect to a private placement by LTF Merger Sub, Inc., an affiliate of TPG, of its 8.500% Senior Notes due 2023 (aggregate principal amount $450,000,000) in June 2015; as financial advisor to Sabre Corporation, a portfolio company of TPG, in connection with its acquisition of an interest in Abacus International Pte Ltd in July 2015; and as financial advisor to Petco Animal Supplies, Inc., a portfolio company of TPG, in connection with its sale to CVC Capital Partners Ltd. and CPPIB in February 2016. We also have provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including, among others, having acted as financial advisor to CPPIB in connection with its acquisition of Wilton Re Holdings Ltd in June 2014; as financial advisor to CPPIB in connection with the sale of Gates Global Inc., a former portfolio company of CPPIB, in July 2014; as joint bookrunner with respect to the private offering by Halcon Resources Corporation, a portfolio company of CPPIB, of its 8.625% Senior Secured Notes due 2020 (aggregate principal amount $700,000,000) in April 2015; as joint bookrunner with respect to the public offering of 25,746,604 shares of common stock of Markit Limited, a portfolio company of CPPIB, in June 2015; as joint bookrunner with respect to the offering by Italics Merger Sub Inc., an affiliate of CPPIB, of its 7.125% Senior Notes due 2023 (aggregate principal amount $650,000,000) in August 2015; and as joint bookrunner with respect to the offering by Altice US Finance I Corporation, a portfolio company of CPPIB, of its 5.5% Senior Secured Notes due 2026 (aggregate principal amount $1,500,000,000) in April 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Quintiles, TPG, CPPIB and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with TPG, CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of TPG from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two

Board of Directors

IMS Health Holdings, Inc.

May 3, 2016

years ended December 31, 2015; the Registration Statement on Form S-1, including the prospectus contained therein dated March 24, 2014 relating to the initial public offering of the Shares; annual reports to shareholders and Annual Reports on Form 10-K of Quintiles for the three years ended December 31, 2015; the Registration Statement on Form S-1, including the prospectus contained therein dated May 5, 2013 relating to the initial public offering of shares of Quintiles Common Stock; certain other communications from the Company to its stockholders and Quintiles to its shareholders; certain publicly available research analyst reports for the Company and Quintiles; certain Institutional Brokers’ Estimate System consensus estimates for the Company for the fiscal years ending December 31, 2016, 2017 and 2018 (the “I/B/E/S Estimates”); certain internal financial analyses and forecasts for the Company for the fiscal years ending December 31, 2016 through 2021 that were prepared by the Company based upon, or by extrapolating from, the I/B/E/S Estimates and certain internal financial analyses and forecasts for Quintiles, as prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”); and certain synergies projections for the combined company following consummation of the Transaction that were prepared and approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Quintiles regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Quintiles and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the shares of Quintiles Common Stock; compared certain financial and stock market information for the Company and Quintiles with similar information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared and reflect the best currently available estimates and judgments of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Quintiles or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Quintiles or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

IMS Health Holdings, Inc.

May 3, 2016

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Quintiles and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Quintiles, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Quintiles Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Quintiles or the ability of the Company or Quintiles to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Quintiles and its affiliates) of Shares.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Appendix D

QUINTILES IMS HOLDINGS, INC.

CERTIFICATE OF INCORPORATION

Quintiles IMS Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Certificate of Incorporation has been duly adopted in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and that:

1. The name of the corporation is “Quintiles IMS Holdings, Inc.” (hereinafter referred to as the “Corporation”).

2. The street address and county of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

3. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capitalization.

A. Authorized Shares. The Corporation shall have authority to issue four hundred and one million (401,000,000) shares, consisting of (a) four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”); and (b) one million (1,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B. Common Stock. All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same preferences, limitations and relative rights.

1. Voting Rights. On all matters to be voted on by the Corporation’s stockholders, each holder of record of shares of Common Stock will be entitled to one vote per share so held.

2. Dividends. When and as dividends are declared or paid on shares of Common Stock, whether in cash, property or securities of the Corporation, each holder of record of shares of Common Stock will be entitled to a ratable portion of such dividend, based upon the number of shares of Common Stock then held of record by each such holder.

3. Liquidation. The holders of the Common Stock will be entitled to share ratably, on the basis of the number of shares of Common Stock then held by each such holder, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation.

C. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, the shares of each such series to have such designations, preferences, relative rights and powers, including voting powers (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation. Authority is expressly granted to the Board of Directors, subject to the provisions hereof and to any limitations provided under the DGCL, to authorize the issuance of one or more series within the class of Preferred Stock, and with respect to each such series to determine and fix by resolution or resolutions the designations, preferences, relative rights and powers, including voting powers, full or limited, or no voting power, of such shares, or the qualifications, limitations or restrictions of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority permitted under the DGCL.

5. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

Subject to the requirements of applicable law, a special meeting of the stockholders of the Corporation may be called at any time (i) by a majority of the members of the Board of Directors or (ii) by the Chairman of the Board or Chief Executive Officer of the Corporation. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or outside the State of Delaware as the Corporation may designate. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. No business may be transacted and no corporate action may be taken at a special meeting other than business within the purpose or purposes stated in the notice of the meeting unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

6. The Corporation shall be entitled to treat the person in whose name any shares are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

7. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than seventeen (17), and shall be fixed in such a manner as may be prescribed by the Bylaws. The directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class appointed or elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective initial class.

8. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation. Any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

9. Subject to the Bylaws of the Corporation, the stockholders may, at any meeting the notice of which shall state that it is called for that purpose, remove, only for cause and with the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Corporation, voting together as a class, any Director, or the entire Board of Directors, and fill the vacancy or vacancies; in each case provided that whenever any director shall have been elected by a voting group of stockholders, only the stockholders from that voting group may participate in the vote to remove him or her, and such vacancy may be filled only by the holders of shares of that voting group. Subject to the Bylaws of the Corporation, vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill any such vacancy or newly created directorship shall hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Subject to the Bylaws of the Corporation, when one or more directors shall resign effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

10. Limitation of Director Liability; Indemnification

(A) Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article 10 shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article 10, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(B) Indemnification.

1. Nature of Indemnity. The Corporation shall indemnify any person (an “Indemnitee”) who at any time serves or has served as a director or officer of the Corporation, or at the request of the Corporation is or was serving as a director, officer, partner, member, trustee, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, or as a trustee or administrator under any employee benefit plan of the Corporation or any wholly owned subsidiary thereof (any such entity, an “Other Entity”), to the fullest extent from time to time permitted by law in the event he or she is or is threatened to be involved as a party, witness or otherwise in any threatened, pending or completed action, demand, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other and whether formal or informal, including but not limited to any investigation, inquiry, hearing or alternative dispute resolution process, whether or not brought by or on behalf of the Corporation, by reason of the fact that he or she is or was acting in such capacity; provided, however, that the Corporation shall not indemnify any such Indemnitee against liability or expenses such person may incur on account of his or her activities which were, at the time taken, known or believed by him or her to be clearly in conflict with the best interests of the Corporation. The rights of those receiving indemnification hereunder shall, to the fullest extent from time to time permitted by law, cover (1) reasonable expenses, including without limitation all reasonable attorneys’ fees actually incurred by him or her in connection with any such action, suit or proceeding; (2) all payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty, or settlement for which he or she may have become liable in such action, suit or proceeding; and (3) all reasonable expenses incurred in enforcing the indemnification rights provided herein. The rights granted herein shall not be limited by the provisions contained in Section 145 of the DGCL.

2. Determination That Indemnification Is Proper. The Board of Directors shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by Article 10(B)(1), including without limitation making a determination that indemnification is permissible in the circumstances and a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him or her. The Board of Directors may appoint a committee or special counsel to make such determination and evaluation. The Board of Directors may give notice to, and obtain approval by, the stockholders of the Corporation for any decision to indemnify.

3. Advance Payment of Expenses. Expenses incurred by a director or an officer in connection with an action, suit or proceeding referred to in Article 10(B)(1) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation pursuant to this Article 10(B); provided, however, that the Corporation shall have no obligation to advance expenses incurred by a director or officer with respect to any claim initiated by such director or officer without the prior written consent of or authorization of the Board of Directors (other than a claim brought by a director or officer to enforce his or her or rights under this Article 10). Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation’s legal counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

4. No Duplication of Payments. The Corporation shall not be liable under this Article 10(B) to make any payment in connection with any claim made against any Indemnitee to the extent such person has otherwise received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise payable as indemnity hereunder; provided, however, that the Corporation agrees that, as between the Corporation, on the one hand, and any Sponsor Stockholder with whom a director is or was affiliated and any insurer providing insurance coverage to such Sponsor Stockholder, on the other hand, the Corporation (1) is the indemnitor of first resort under this Article 10 (i.e., its obligations under this Article 10 are primary and any indemnification or advancement obligations of any Sponsor Stockholder with whom a director is or was affiliated and the obligations of any insurer of such Sponsor Stockholder to provide insurance coverage with respect to the same obligations are secondary), (2) shall be required to advance the full amount of expenses incurred by the director and shall be liable for the full amount of indemnification obligations as required by the terms of this Certificate of Incorporation and any other agreements the Corporation may have with the director, without regard to any rights the director may have against such Sponsor Stockholder, and (c) unconditionally and irrevocably waives, relinquishes, releases such Sponsor Stockholder from and agrees not to exercise any rights that it may have with respect to any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. For purposes of this Article 10, “Sponsor Stockholder” means any current or former stockholder that is or was party to the Stockholders Agreement (as defined below), any Affiliate (as defined in the Stockholders Agreement) of such stockholder (other than the Corporation and its subsidiaries), and/or any other investment entity or related management company that is advised by the same investment adviser as any of the foregoing entities or by an Affiliate (as defined in the Stockholders Agreement) of such investment adviser.

5. Subrogation. Subject to the limitations set forth in Article 10(B)(4), in the event of payment of indemnification to an Indemnitee, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce any such recovery.

(C) Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, member or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee, member or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 10 or the DGCL.

(D) Non-Exclusivity of Rights. The rights conferred on any Indemnitee by this Article 10 are not exclusive of other rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. The Corporation may enter into an agreement with any of its directors, officers, employees or agents providing for indemnification and advancement of expenses, including attorneys’ fees, that may change, enhance, qualify or limit any right to indemnification or advancement of expenses created by this Article 10.

(E) Survival; Amendment or Repeal. The foregoing provisions of this Article 10 shall be deemed to be a contract between the Corporation and each Indemnitee at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of the Indemnitee.

(F) Other Indemnification. This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to Indemnitees or persons other than Indemnitees when and as authorized by appropriate corporate action, including without limitation by separate agreement with the Corporation.

11. Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

12. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

13. The stockholders of the Corporation shall have no right to cumulate their votes for the election of directors.

14. Renouncement of Corporate Opportunity

A. Scope. The provisions of this Article 14 are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation and, to the extent applicable, its stockholders, with respect to certain classes or categories of business opportunities. “Exempted Person” means each of the Bain Shareholders, the TPG Shareholders, the CPP Shareholder and the LG Shareholders (each as defined in the Shareholders Agreement, dated as of May 3, 2016, by and among the Corporation and certain of its stockholders named therein, as such agreement existed as of May 3, 2016 (the “Stockholders Agreement”)), their respective Affiliates (other than the Corporation and its subsidiaries), TPG Global, LLC and Bain Capital, LLC and their Affiliates and all of their respective partners, principals, directors, officers, members, managers, managing directors and/or employees, including any of the foregoing who serve as officers or directors of the Corporation. Solely for purposes of this Article 14, references to “Affiliate”, “Nominee”, and “Stockholder Group” have the meaning ascribed to such terms in the Stockholders Agreement.

B. Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or, to the extent applicable, any of its or their stockholders, for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

C. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 14, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D. Effect of Stockholders Agreement. The provisions of Sections B and C of this Article 14 (i) shall be subject to compliance with any procedures regarding corporate opportunities specified in the Stockholders Agreement and (ii) shall continue with respect to an Exempted Person until the first date that both of the following conditions are true (a) such Exempted Person’s applicable Stockholder Group is not entitled to designate at least one (1) Nominee to the Board of Directors of the Corporation pursuant to the Stockholders Agreement, and (b) no individual is serving on the Board who has at any time been designated as a Nominee by such Exempted Person’s applicable Stockholder Group.

E. Amendment of this Article 14. No amendment or repeal of this Article 14 in accordance with the provisions of Article 11 shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article 14 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation of the Corporation, the Corporation’s bylaws or applicable law.

Appendix E

BYLAWS

OF

QUINTILES IMS HOLDINGS, INC.

SECTION 1 - STOCKHOLDERS

Section 1.1. Annual Meeting.

An annual meeting of the stockholders of Quintiles IMS Holdings, Inc., a Delaware corporation (the “Corporation”), for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the Board of Directors of the Corporation (the “Board of Directors”) shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation.

Section 1.2. Advance Notice of Nominations and Proposals of Business.

(a) Nominations of persons for election to the Board of Directors and proposals for other business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or any committee thereof or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 1.2. Subject to Section 1.2(i) and except as otherwise required by law, clause (iii) of this Section 1.2(a) shall be the exclusive means for a stockholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Act”) and the rules and regulations of the Securities and Exchange Commission thereunder) before an annual meeting of stockholders.

(b) Except as otherwise required by law, for nominations or proposals to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c) including, where applicable, delivery to the Corporation of timely and completed questionnaires as contemplated by Section 1.2(c), and (ii) the business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (the “DGCL”). The notice requirements of this Section 1.2 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Act and such stockholder’s proposal has been included in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting.

(c) To be timely for purposes of Section 1.2(b), a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation on a date (i) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting or (ii) if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) 10 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Act, including such person’s written consent to being named in the proxy statement as a nominee and serving as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, any Stockholder Associated Person (as defined below) or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand; (ii) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment) and any material interest that the stockholder has in the proposal; and (iii) (A) the name and address of the stockholder giving the notice and the Stockholder Associated Persons, if any, on whose behalf the nomination or proposal is made, (B) the class (and, if applicable, series) and number of shares of stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation of the stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments, (G) any other information relating to such stockholder or any Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Act and the rules and regulations of the Securities and Exchange Commission thereunder, (H) a representation that the stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (I) a certification as to whether or not the stockholder and all Stockholder Associated Persons, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and each Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and the stockholder’s and each Stockholder Associated Person’s acts or omissions as a stockholder (or beneficial owner of securities) of the Corporation, and (J) whether either the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. For purposes of these bylaws, a “Stockholder Associated Person” of any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act) of such stockholder, (ii) any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with any such Stockholder Associated Person referred to in clause (i) or (ii) above, and (iv) any person acting in concert in respect of any matter involving the Corporation or its securities with either such stockholder or any beneficial owner of any capital stock or other securities of the Corporation owned of record or beneficially by such stockholder. In addition, in order for a nomination to be properly brought before an annual or special meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), subject to Section 1.2(i), any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, and deliver a signed copy of such completed questionnaire to the Corporation within 10 days of the date that the Corporation makes available to the stockholder seeking to make such nomination or such nominee the form of such questionnaire and shall deliver a written and signed statement that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed in the notice required by this Section 1.2, and (iii) in such person’s individual capacity and on behalf of any person, entity or group on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed codes of ethics and conduct, corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may require any proposed nominee to furnish such other information as may be reasonably requested by the Corporation to determine the eligibility of the proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice pursuant to this Section 1.2(c) shall be provided as of the date of such notice and shall be supplemented by the stockholder not later than 10 days after the record date for the determination of stockholders entitled to notice of the meeting to disclose any changes to such information as of the record date. If any of the facts set forth in any notice provided pursuant to this Section 1.2(c) changes between the date that such notice is sent and the date of the annual meeting to which such notice pertains, the stockholder must deliver to the Secretary of the Corporation at the principal executive offices of the Corporation, by the earlier of (i) the close of business on the date that is five days after the event giving rise to such change, or (ii) the commencement of such annual meeting, a supplemental notice providing such revised information. The information required to be included in a notice pursuant to this Section 1.2(c) shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice required by this Section 1.2(c) on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner. For purposes of these bylaws, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Act.

(d) Subject to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), Section 1.2(i) and applicable law, only persons nominated in accordance with procedures stated in this Section 1.2 shall be eligible for election as and to serve as members of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the nomination or proposal shall be disregarded.

(e) For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Act.

(f) Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with applicable requirements of the Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of nominations or proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Act.

(g) Notwithstanding the foregoing provisions of this Section 1.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business or does not provide the information required by Section 1.2 (c), including any required supplement thereto, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(h) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.2 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting upon such election and who complies with the notice procedures set forth in this Section 1.2. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (b) of this Section 1.2 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting or (y) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(i) All provisions of this Section 1.2 are subject to, and nothing in this Section 1.2 shall in any way limit the exercise, or the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, including without limitation, such rights contained in the Stockholders Agreement, which rights may be exercised without compliance with the provisions of this Section 1.2. For purposes of these bylaws, “Stockholders Agreement” has the meaning ascribed to it in the Certificate of Incorporation.

Section 1.3. Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the Certificate of Incorporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose or purposes of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

Section 1.4. Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose or purposes of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which such meeting is to be held, to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time, date or place, if any, notice of the place (if any), date and time of the postponed meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed to a date that is not more than 60 days after the date that the initial notice of the meeting was provided in conformity with this Section 1.4.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, or if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting the Board of Directors shall fix a new record date for notice of such adjourned meeting in conformity herewith and such notice shall be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Section 1.5. Quorum.

At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the Certificate of Incorporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

Section 1.6. Organization.

The Chairman of the Board or, in his or her absence, the Vice Chairman of the Board, or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the President of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares of capital stock entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chairman of the meeting. In the absence of the Secretary or any Assistant Secretary of the Corporation, the secretary of the meeting shall be the person the chairman appoints.

Section 1.7. Conduct of Business.

The chairman of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter of business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.8. Proxies; Inspectors.

(a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law.

(b) Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors. The inspectors shall have the duties prescribed by applicable law.

Section 1.9. Voting.

Except as otherwise required by the rules or regulations of any stock exchange applicable to the Corporation or pursuant to any law or regulation applicable to the Corporation or its securities or by the Certificate of Incorporation or these bylaws, all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively. All elections of directors shall be determined by a plurality of the votes cast.

Section 1.10. Action by Written Consent.

Stockholders may not take any action by written consent in lieu of a meeting of stockholders.

Section 1.11. Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least 10 days before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before such meeting date. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Except as otherwise provided by law, the stock ledger shall be the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

SECTION 2 - BOARD OF DIRECTORS

Section 2.1. General Powers and Qualifications of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these bylaws expressly confer upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by the DGCL or by the Certificate of Incorporation or by these bylaws required to be exercised or done by the stockholders. Directors need not be stockholders of the Corporation to be qualified for election or service as a director of the Corporation.

Section 2.2. Number; Classes.

Subject to the Stockholders Agreement and Section 5 hereof, the number of directors shall be fixed from time to time by resolution of the Board of Directors. The Board of Directors shall be divided into classes, as set forth in the Certificate of Incorporation.

Section 2.3. Removal; Resignation; Vacancies.

The directors of the Corporation may be removed in accordance with the Certificate of Incorporation and the DGCL. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation. Subject to the Stockholders Agreement and Section 5 hereof, any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill any such vacancy or newly created directorship shall hold office until the next election of the class for which such director has been chosen and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.4. Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place (if any), on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.5. Special Meetings.

Special meetings of the Board of Directors may be called by (i) the Chairman of the Board, (ii) the Lead Director, (iii) any two directors or (iv) the chief executive officer of the Corporation, and shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Notice of the place, if any, date and time of each special meeting shall be given to each director either (a) by mailing written notice thereof not less than five days before the meeting, or (b) by telephone, facsimile or other means of electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.6. Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.7. Participation in Meetings By Conference Telephone or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

Section 2.8. Chairman; Vice Chairman.

Subject to Section 5 hereof, in its sole discretion based on current circumstances, the Board of Directors shall annually elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of Chairman of the Board with a director at such time and in such manner as the board shall determine. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he shall be present. Subject to Section 5 hereof, the Board of Directors may designate from its membership a Vice Chairman of the Board, who shall preside at all meetings of the stockholders and of the Board of Directors if the Chairman is not present (other than executive sessions of the Board of Directors when only non-management or independent members of the Board of Directors are present) as well as perform such functions and duties as may be prescribed by the Board of Directors or requested by the Chairman of the Board. A director may be removed from the position of Chairman of the Board or Vice Chairman of the Board at any time by the affirmative vote of a majority of the Board of Directors. Subject to Section 5 hereof, the Chairman of the Board and the Vice Chairman of the Board may but need not be officers or be employed in an executive or any other capacity by the Corporation.

Section 2.9. Lead Director.

The Board of Directors may designate a director as Lead Director. The responsibilities of the Lead Director shall include: (i) liaising between non-management directors and management; (ii) presiding at executive sessions of independent directors, and at meetings of the Board of Directors when the Chairman is not present; (iii) consulting with the Chairman regarding agendas, schedules and information sent to the Board of Directors for meetings of the Board of Directors; (iv) consulting with the Chairman on other matters pertinent to the Corporation and the Board of Directors; (v) consulting with major shareholders upon their request; and (vi) such other responsibilities as the Board of Directors may determine from time to time.

Section 2.10. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, provided a quorum is present at the time such matter is acted upon, except as otherwise provided in the Certificate of Incorporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11. Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as the Board of Directors determines. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees shall have their expenses, if any, of attendance of each meeting of such committee reimbursed and may be paid compensation as the Board of Directors determines for attending committee meetings or being a member of a committee.

SECTION 3 - COMMITTEES

Section 3.1. Committees of the Board of Directors.

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. All provisions of this Section 3.1 are subject to Section 5 hereof, and are subject to, and nothing in this Section 3.1 shall in any way limit the exercise, or method or timing of the exercise of, the rights of any person granted by the Corporation with respect to the existence, duties, composition or conduct of any committee of the Board of Directors including without limitation, such rights contained in the Stockholders Agreement.

SECTION 4 - OFFICERS

Section 4.1. Generally.

The officers of the Corporation shall consist of a Chief Executive Officer or President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Chief Financial Officer and other officers as may from time to time be appointed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The compensation of officers appointed by the Board of Directors shall be determined from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

Section 4.2. President.

Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.3. Vice President.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.4. Secretary and Assistant Secretaries.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary, (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

Section 4.5. Chief Financial Officer, Treasurer and Assistant Treasurers.

The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 4.6. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.7. Removal.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause.

Section 4.8. Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the President, or any officer of the Corporation authorized by the President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

SECTION 5 – CERTAIN GOVERNANCE MATTERS

Section 5.1. Definitions. The following definitions shall apply to this Section 5 and otherwise as applicable in these bylaws:

(a) “Continuing IMS Health Directors” means (i) directors as of the Effective Time designated by IMS Health Holdings, Inc. and named in Exhibit B of the Merger Agreement and (ii) any director who takes office after the Effective Time designated by the Continuing IMS Health Directors pursuant to these bylaws.

(b) “Continuing Quintiles Directors” means (i) directors as of the Effective Time designated by Quintiles Transnational Holdings Inc. and named in Exhibit B of the Merger Agreement and (ii) any director who takes office after the Effective Time designated by the Continuing Quintiles Directors pursuant to these bylaws.

(c) “Effective Time” has the meaning specified in the Merger Agreement.

(d) “Merger Agreement” means that certain Agreement and Plan of Merger, dated May 3, 2016, by and between Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc, as amended, restated or otherwise modified from time to time.

(e) “Specified Period” means the period beginning at the Effective Time and ending on the date following the second annual meeting of stockholders of the Corporation following the Effective Time.

Section 5.2. Composition of the Board of Directors.

(a) During the Specified Period, the Board of Directors shall be comprised of 12 directors, of which six (6) directors shall be Continuing Quintiles Directors and six (6) directors shall be Continuing IMS Health Directors. The Continuing IMS Health Directors and Continuing Quintiles Directors shall be apportioned among the classes of the Board of Directors as nearly as evenly as possible.

(b) In any case subject to, and following compliance with, the right of a particular Shareholder Group (as defined in the Stockholders Agreement) or other persons to fill any vacancies or directorships pursuant to the Stockholders Agreement, during the Specified Period, vacancies resulting from the cessation of service by any Continuing Quintiles Director shall be filled by, and each nomination for election to the Board of Directors for a directorship previously held by a Continuing Quintiles Director shall be, an individual whose appointment or election is endorsed by at least a majority of Continuing Quintiles Directors then in office.

(c) In any case subject to, and following compliance with, the right of a particular Shareholder Group (as defined in the Stockholders Agreement) or other persons to fill any vacancies or directorships pursuant to the Stockholders Agreement, during the Specified Period, vacancies resulting from the cessation of service by any Continuing IMS Health Director shall be filled by, and each nomination for election to the Board of Directors for a directorship previously held by a Continuing IMS Health Director shall be, an individual whose appointment or election is endorsed by at least a majority of Continuing IMS Health Directors then in office.

(d) The Board of Directors shall at all times comply with the Certificate of Incorporation, these bylaws and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange with respect to the qualification of directors serving on the Board of Directors.

Section 5.3. Composition of Committees of the Board of Directors. During the Specified Period, each committee of the Board of Directors shall be composed of an equal number of Continuing IMS Health Directors and Continuing Quintiles Directors. With respect to each committee: (i) the Continuing IMS Health Directors shall designate a Continuing IMS Health Director as the chairperson of the Leadership Development and Compensation Committee; (ii) the Continuing Quintiles Directors shall designate a Continuing Quintiles Director as the chairperson of the Nominating and Governance Committee; (iii) the Continuing Quintiles Directors and the Continuing IMS Health Directors shall jointly designate the chairperson of the Audit Committee. During the Specified Period, the Audit Committee shall include a Continuing IMS Health Director and a Continuing Quintiles Director who shall each qualify as an “audit committee financial expert” for purposes of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act. Without limiting the foregoing, any director shall have the right to attend the meeting of any committee of the Board of Directors.

Section 5.4. Lead Director. Effective as of the Effective Time and during the Specified Period, Dr. Dennis Gillings shall serve as the Lead Director. During the Specified Period, in the event of the termination of Dr. Gillings’ appointment as Lead Director for any reason (whether resignation, death or removal), the Lead Director shall be a director selected by a majority of the Continuing Quintiles Directors. Following the expiration of the Specified Period, the Lead Director, if any, shall be a director selected by a majority of the Board of Directors.

Section 5.5. Vice Chairman. Effective as of the Effective Time, Thomas Pike shall become and serve as Vice Chairman of the Board of Directors and during Thomas Pike’s service as Vice Chairman, the Vice Chairman shall have executive responsibilities. During the Specified Period, in the event of the termination of Thomas Pike’s appointment as Vice Chairman for any reason (whether resignation, death or removal) and the Board determines that it is in the best interests of the Corporation to continue to have a Vice Chairman, the Vice Chairman shall be a director selected by a majority of the Continuing Quintiles Directors. Following the expiration of the Specified Period, the Vice Chairman, if any, shall be a director selected by a majority of the Board of Directors.

Section 5.6. Amendments. During the Specified Period, the provisions of this Section 5 may be amended only by an affirmative vote of at least two-thirds (2/3) of the Board of Directors.

SECTION 6 - STOCK

Section 6.1. Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates shall be signed by, or in the name of the Corporation by, (i) the Chairman of the Board (if any) or the Vice Chairman of the Board (if any), the President or a Vice President, and (ii) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, or the Chief Financial Officer, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile.

Section 6.2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 6.3. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity, if deemed appropriate.

Section 6.4. Regulations.

The issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 6.5. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which shall not be more than 60 days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 7 - NOTICES

Section 7.1. Notices.

Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 7.2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 8 - MISCELLANEOUS

Section 8.1. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary, Assistant Treasurer or the Chief Financial Officer.

Section 8.2. Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors so designated, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 8.3. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors. If the Board makes no determination to the contrary, the fiscal year of the Corporation shall be the twelve months ending with December 31 in each year.

Section 8.4. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 8.5. Exclusive Forum.

To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternate forum, the sole and exclusive forum for all litigation relating to the internal affairs of the Corporation, including without limitation (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the stockholders of the Corporation, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware.

Section 8.6. Trading Symbol.

The Corporation’s ticker symbol on the New York Stock Exchange (or any other exchange or quotation system on which the Corporation’s equity securities are then listed or quoted), to the extent available, shall be “Q”.

SECTION 9 - AMENDMENTS

Except as otherwise provided herein, these bylaws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the DGCL.

Appendix F

PLAN OF CONVERSION

This Plan of Conversion (this “Plan of Conversion”), dated as of May 3, 2016, provides for the conversion of Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Converting Corporation”), into Quintiles Transnational Holdings Inc., a Delaware corporation (the “Converted Corporation”), pursuant to Sections 55-11A-10 through 55-11A-13 of the North Carolina Business Corporation Act (the “NCBCA”) and Section 265 of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, concurrently herewith, the Converting Corporation and IMS Health are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Plan of Conversion shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and upon the terms and subject to the conditions set forth therein) IMS Health will be merged with and into the Converting Corporation, with the Converting Corporation continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, the parties intend for (i) the Conversion (as defined below) to be treated as a “reorganization” under Section 368(a)(1)(F) of the Code, and (ii) this Plan of Conversion to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the Board of Directors of Quintiles has approved the Plan of Conversion and the Conversion (as defined below) in accordance with the NCBCA and the DGCL and determined that the Conversion is advisable;

NOW, THEREFORE, the Converting Corporation hereby approves this Plan of Conversion and agrees as follows:

1. Conversion and Continuing Existence. Immediately prior to the Effective Time on the Closing Date, in accordance with this Plan of Conversion, the NCBCA and the DGCL, the Converting Corporation shall convert into a Delaware corporation, with the Converted Corporation as the resulting corporation (the “Conversion”), and the existence of the Converting Corporation shall continue in the organizational form of the Converted Corporation. The Converted Corporation shall be incorporated, formed and organized as a Delaware corporation pursuant to the DGCL.

2. Conditions. The Conversion shall be conditioned upon this Plan of Conversion being approved by the stockholders of the Converting Corporation in accordance with the requirements of the NCBCA and the DGCL, which approval shall be obtained as part of the Quintiles Stockholder Approval.

3. Conversion Effective Time. Upon the terms and subject to the provisions of this Plan of Conversion, immediately prior to the Effective Time on the Closing Date, the parties shall cause the Conversion to be consummated by filing (a) a certificate of conversion (the “Certificate of Conversion”) and certificate of incorporation with the Delaware Secretary of State, meeting the requirements of, and executed in accordance with, the relevant provisions of the DGCL, and (b) articles of conversion (the “Articles of Conversion”) with the North Carolina Secretary of State, meeting the requirements of, and executed in accordance with, the relevant provisions of the NCBCA. The Conversion shall become effective at the later of the time the Certificate of Conversion is duly filed with, and accepted by, the Delaware Secretary of State and the Articles of Conversion are duly filed with, and accepted by, the North Carolina Secretary of State or at such later date and time as IMS Health and the Converting Corporation shall agree in writing and shall specify in the Certificate of Conversion and the Articles of Conversion (the time the Conversion becomes effective being the “Conversion Effective Time”).

4. Effect of the Conversion. The Conversion shall have the effects set forth in this Plan of Conversion, the Merger Agreement and in the relevant provisions of the DGCL and NCBCA. Pursuant to Section 265(f) of the DGCL, upon the Conversion Effective Time the Converted Corporation shall for all purposes of the laws of the State of Delaware be deemed to be the same entity as the Converting Corporation.

5. Conversion of Capital Stock. At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the Converting Corporation, Converted Corporation, the holders of any shares of capital stock of the Converting Corporation or any other person, each share of common stock, par value $0.01 per share, of the Converting Corporation (“Converting Corporation Common Stock”) issued and outstanding immediately prior to the Conversion Effective Time, shall thereupon be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Converted Corporation (“Converted Corporation Common Stock”). As of the Conversion Effective Time, all such shares of Converting Corporation Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent shares of Converted Corporation Common Stock.

6. Charter; Bylaws.

(a) At the Conversion Effective Time, the certificate of incorporation of the Converted Entity shall be as set forth on Annex I attached hereto and shall be the certificate of incorporation of the Converted Entity until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Conversion Effective Time, the bylaws of the Converted Entity shall be as set forth on Annex II attached hereto and shall be the bylaws of the Converted Entity until thereafter amended in accordance with its terms, the certificate of incorporation of the Converted Entity and as provided by applicable Law.

7. Directors and Officers. The directors and officers of the Converting Entity immediately prior to the Conversion Effective Time shall be the directors and officers of the Converted Entity until their successors shall have been duly elected and qualified.

8. Equity Compensation Plans. All equity compensation plans of the Converting Entity and all outstanding equity-based awards issued thereunder (including those equity-based awards assumed by the Converting Entity pursuant to Section 2.2 of the Merger Agreement) shall be assumed by the Converted Entity and to the extent that any such plan or award provides for the issuance of Converting Corporation Common Stock, at the Conversion Effective Time, such plan or award shall be deemed to provide for the issuance of Converted Corporation Common Stock.

9. Stock Certificates. From and after the Conversion Effective Time, all of the outstanding certificates that prior to that time represented shares of the Converting Corporation Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Converted Corporation Common Stock. The registered owner on the books and records of the Converted Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Converted Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Converted Corporation evidenced by such outstanding certificate as provided above.

10. Governing Law. This Plan of Conversion shall be governed and construed in accordance with the laws of the State of Delaware and, so far as applicable, the conversion provisions of the NCBCA.

11. Abandonment. At any time before the Conversion Effective Time, this Plan of Conversion may be terminated and the Conversion may be abandoned for any reason whatsoever by the Board of Directors of the Converting Entity (with the prior written consent of IMS Health), notwithstanding the approval of this Plan of Conversion by the stockholders of the Converting Entity.

12. Amendment. The Board of Directors of the Converting Entity (with the prior written consent of IMS Health) may amend this Plan of Conversion at any time prior to the filing of a Certificate of Conversion with the Delaware Secretary of State or the Articles of Conversion with the North Carolina Secretary of State.

13. Tax Treatment. The parties intend for (i) the Conversion to be treated as a “reorganization” under Section 368(a)(1)(F) of the Code, and (ii) this Plan of Conversion to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

[Signature Page Follows]

IN WITNESS WHEREOF, this Plan of Conversion has been adopted as of the date first written above.

QUINTILES TRANSNATIONAL HOLDINGS INC.
a North Carolina Corporation

By:	/s/ Thomas H. Pike
Name:	Thomas H. Pike
Title:	Chief Executive Officer

Annexes

Form of the certificate of incorporation of the Converted Entity referenced as Annex I is set forth as Appendix D to this joint proxy statement/prospectus.

Form of the bylaws of the Converted Entity referenced as Annex I is set forth as Appendix E to this joint proxy statement/prospectus.

IMS HEALTH HOLDINGS, INC.

83 WOOSTER HEIGHTS ROAD

DANBURY, CT 06810

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E12523-TBD	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  IMS HEALTH HOLDINGS, INC.

The IMS Health Holdings, Inc. Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

1.     To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of May 3, 2016, by and between IMS Health Holdings, Inc. (“IMS Health”) and Quintiles Transnational Holdings, Inc. (“Quintiles”).*

	☐	☐	☐

2. To consider and vote on the proposal to approve the elimination of the supermajority voting requirement to amend certain provisions of the Delaware certificate of incorporation.*	☐	☐	☐

3. To consider and vote on the proposal to approve the authorized number of shares of common stock contained in the Delaware certificate of incorporation.*	☐	☐	☐

4.     To consider and vote on the proposal to approve, on an advisory (non-binding) basis, specific compensatory arrangements between IMS Health and its named executive officers relating to the merger with Quintiles.

	☐	☐	☐

5.     To consider and vote on the proposal to adjourn the IMS Health special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposals.

	☐	☐	☐

* Proposals 1, 2 and 3 are cross-conditioned on the approval by IMS Health stockholders of all such proposals. Each of Proposals 1, 2 and 3 will not be deemed approved unless the others are approved.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The notice of meeting and joint proxy statement/prospectus are available at www.proxyvote.com.

PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

ADMISSION TICKET

Bring this ticket and photo ID with you if you plan on attending the meeting.

Please check the meeting materials for any special requirements for meeting attendance.

E12524-TBD

IMS HEALTH HOLDINGS, INC.

Special Meeting of Stockholders

September 22, 2016

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Ari Bousbib, Ronald E. Bruehlman and Harvey A. Ashman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of IMS HEALTH HOLDINGS, INC. that the stockholders are entitled to vote at the Special Meeting of Stockholders to be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut on September 22, 2016, at 9:00 a.m., local time, and any adjournment or postponement thereof.

On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposals 1-5.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side